     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 1999
                                                      REGISTRATION NO. 333-
                                                   REGISTRATION NO. 333-     -01
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

          LODGIAN, INC.                 LODGIAN CAPITAL TRUST I
  (Exact name of registrant as       (Exact name of registrant as
    specified in its charter)          specified in its charter)
            DELAWARE                           DELAWARE
 (State or other jurisdiction of    (State or other jurisdiction of
 incorporation or organization)     incorporation or organization)
              7011                                N/A
(Primary Standard Industrial Code  (Primary Standard Industrial Code
     Classification Number)             Classification Number)
           52-2093696                            NONE
 (I.R.S. Employer Identification    (I.R.S. Employer Identification
              No.)                               No.)

                         ------------------------------

                      3445 PEACHTREE ROAD N.E., SUITE 700
                             ATLANTA, GEORGIA 30326
                                 (404) 364-9400
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 ROBERT S. COLE
                            CHIEF EXECUTIVE OFFICER
                      3445 PEACHTREE ROAD N.E., SUITE 700
                             ATLANTA, GEORGIA 30326
                                 (404) 364-9400
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO

                             DENNIS J. BLOCK, ESQ.
                         CADWALADER, WICKERSHAM & TAFT
                                100 MAIDEN LANE
                            NEW YORK, NEW YORK 10038
                                 (212) 504-5555

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of the Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                PROPOSED            PROPOSED
                                                                                MAXIMUM             MAXIMUM
               TITLE OF EACH CLASS OF                     AMOUNT TO BE       OFFERING PRICE        AGGREGATE
             SECURITIES TO BE REGISTERED                 REGISTERED(1)        PER SHARE(2)     OFFERING PRICE(2)
Convertible Redeemable Equity Structured Trust
  Securities (CRESTS) of Lodgian Capital Trust I           3,500,000           $27.375(1)      $95,812,500(1)(2)
7% Convertible Junior Subordinated Debentures of
  Lodgian, Inc.                                              -- (3)              -- (3)              -- (3)
Guarantees of CRESTS of Lodgian Capital Trust I by
  Lodgian, Inc.                                              -- (4)              -- (4)              -- (4)
Common Stock, par value $0.01 per share, of Lodgian,
  Inc.                                                    8,170,050(5)           -- (5)              -- (5)


               TITLE OF EACH CLASS OF                      AMOUNT OF
             SECURITIES TO BE REGISTERED                REGISTRATION FEE
Convertible Redeemable Equity Structured Trust
  Securities (CRESTS) of Lodgian Capital Trust I           $26,635.88
7% Convertible Junior Subordinated Debentures of
  Lodgian, Inc.                                                --
Guarantees of CRESTS of Lodgian Capital Trust I by
  Lodgian, Inc.                                                --
Common Stock, par value $0.01 per share, of Lodgian,
  Inc.                                                         --

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act based upon the average of the bid and ask price on July 13, 1999.
(2) Exclusive of accrued interest and distributions, if any.
(3) $175,000,000 in aggregate principal amount of 7% Convertible Junior Subordinated Debentures due 2010 (the "Convertible Debentures") of Servico, Inc. ("Servico") were issued and sold to Lodgian Capital Trust I (the "Trust") in connection with the issuance by the Trust of 3,500,000 of its 7% Convertible Redeemable Equity Structured Trust Securities (the "CRESTS"). The Convertible Debentures may be distributed, under certain circumstances, to the holders of the CRESTS for no additional consideration. As a result of the merger of Servico with a subsidiary of Lodgian, Inc. ("Lodgian"), Servico is a wholly owned subsidiary of Lodgian, and Lodgian has assumed the obligations of Servico under the Convertible Debentures and the Indenture, Guarantee and Declaration of Trust relating thereto.
(4) Includes the rights of holders of the CRESTS under the CRESTS Guarantee. No separate consideration will be received for the CRESTS Guarantee.
(5) Such number of shares of common stock ("Common Stock") of Lodgian are issuable upon conversion of the CRESTS or the Convertible Debentures registered hereunder. This Registration Statement also covers such shares as may be issuable pursuant to anti-dilution adjustments.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 14, 1999

PROSPECTUS

                                3,500,000 SHARES
                            LODGIAN CAPITAL TRUST I
  7% CONVERTIBLE REDEEMABLE EQUITY STRUCTURED TRUST SECURITIES ("CRESTS-SM-")
                      (LIQUIDATION AMOUNT $50 PER CRESTS)
GUARANTEED TO THE EXTENT SET FORTH HEREIN AND CONVERTIBLE INTO SHARES OF COMMON
                                    STOCK OF
                                 LODGIAN, INC.
                         ------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES OR ACCEPT AN OFFER TO BUY THESE SECURITIES UNTIL THIS PROSPECTUS IS DELIVERED IN FINAL FORM. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

q This Prospectus relates to the offer and sale from time to time by certain holders named herein or by their transferees, pledgees, donees or their successors of the CRESTS of Lodgian Capital Trust I and the shares of the common stock, par value $.01 per share, of Lodgian, Inc. issuable upon conversion of the CRESTS.

q The holders of the CRESTS receive distributions at a fixed annual rate of $3.50 per CRESTS, subject to increase if certain events occur.

q The Trust will make distributions on March 31, June 30, September 30 and December 31 of each year.

q The Trust invested the proceeds from the sale of the CRESTS into an equivalent amount of Convertible Debentures of Lodgian, Inc. The Convertible Debentures will mature on June 30, 2010, unless previously redeemed.

q Lodgian, Inc. may defer payments of interest on the Convertible Debentures, and the Trust in turn would defer distributions on the CRESTS, for up to 20 consecutive quarterly periods.

q The CRESTS are convertible, at the option of the holders, into shares of common stock of Lodgian, Inc. at a price equal to $21.42 per share of common stock (or 2.3343 shares of common stock per CRESTS).

q The CRESTS will be redeemed upon repayment of the Convertible Debentures on June 30, 2010. Lodgian has the option to redeem the Convertible Debentures in whole or in part for cash on and after July 3, 2002 at a price through July 27, 2003 equal to 104.2% of the aggregate principal amount of the Convertible Debentures to be redeemed, plus accrued and unpaid interest.

q Lodgian, Inc. has guaranteed, to the extent the Trust has available funds, payments of distributions on the CRESTS and payments upon liquidation of the Trust or the redemption of the CRESTS.

q If the Trust liquidates, the holders of the CRESTS will receive a liquidation amount of $50 per CRESTS, plus accumulated and unpaid distributions.

q  The CRESTS are designated for trading in the PORTAL Market.

q The Common Stock of Lodgian, Inc. is listed under the symbol "LOD" on the New York Stock Exchange.

    INVESTMENT IN THE CRESTS INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 14 OF THIS PROSPECTUS.
                             ---------------------

    "CONVERTIBLE REDEEMABLE EQUITY STRUCTURED TRUST SECURITIES-SM-" AND "CRESTS-SM-" ARE SERVICE MARKS OWNED BY BANC OF AMERICA SECURITIES LLC.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE OFFERED SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 1999.

                           FORWARD-LOOKING STATEMENTS

    This Prospectus includes forward-looking statements, including our "belief," "anticipation" or "expectation," within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these statements on our beliefs and assumptions, based on information currently available to us. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations set forth under the sections entitled "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

    Forward-looking statements are not guarantees of performance. Our future results and requirements may differ materially from those described in the forward-looking statements. Many of the factors that will determine these results and requirements are beyond our control. In addition to the risks and uncertainties discussed in "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," you should consider those discussed under "Risk Factors" and, among others, the following:

    - general and local economic conditions;

    - risks relating to the acquisition, operation and renovation of hotels;

    - government legislation and regulation;

    - competition in the lodging industry;

    - changes in interest rates;

    - the impact of rapid growth;

    - the availability of capital to finance growth;

    - the historical cyclicality of the lodging industry;

    - year 2000 matters; and

    - other factors described at various times in our filings with the Securities and Exchange Commission.

    These forward-looking statements speak only as of the date of this memorandum. We do not intend to update or revise any forward-looking statements to reflect events or circumstances after the date of this memorandum, including changes in our business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, 13(th) Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov." Copies of these reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    We have filed with the SEC a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules related thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the SEC.

    All documents that we have filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all securities to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

    Copies of all documents which are incorporated herein by reference (not including exhibits, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of any such person. Requests for such copies should be directed to Kenneth R. Posner, Chief Financial Officer, Lodgian, Inc., 3445 Peachtree Road N.E., Suite 700, Atlanta, Georgia 30326; telephone: (404) 364-9400.

    No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus or a Prospectus Supplement, in connection with the offering contemplated thereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus and a Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate and do not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus or a Prospectus Supplement, nor any sale made thereunder, shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to such date.

                              CERTAIN DEFINITIONS

    Unless otherwise stated in this Prospectus:

    - the "Company" refers to Lodgian, Inc. and its subsidiaries;

    - the "Declaration" refers to the Amended and Restated Declaration of Trust relating to the Trust among Servico, as Sponsor, Wilmington Trust Company, as Property Trustee (the "Property Trustee") and as Delaware Trustee (the "Delaware Trustee"), and the Regular Trustees named therein (collectively with the Property Trustee and the Delaware Trustee, the "Trustees");

    - the "Indenture" refers to the Indenture, dated as of June 17, 1998, between Servico, Inc. ("Servico") and Wilmington Trust Company, as trustee (the "Debenture Trustee"), as amended and supplemented by the Supplemental Indenture dated as of June 17, 1998;

    - the "Trust" refers to Lodgian Capital Trust I;

    - "we" or "our" refers to Lodgian, Inc. and its subsidiaries.

    EACH OF THE OTHER CAPITALIZED TERMS USED IN THIS PROSPECTUS AND NOT OTHERWISE DEFINED IN THIS PROSPECTUS HAS THE MEANING SET FORTH IN THE INDENTURE.

                                    SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY, THE CRESTS AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS MEMORANDUM. LODGIAN, INC. IS A SUCCESSOR TO SERVICO, INC. ("SERVICO") AS A RESULT OF SERVICO'S MERGER (THE "MERGER") WITH IMPAC HOTEL GROUP, LLC ("IMPAC"), A PRIVATELY OWNED HOTEL OWNERSHIP, MANAGEMENT AND DEVELOPMENT COMPANY. THE MERGER WAS COMPLETED ON DECEMBER 11, 1998. BECAUSE THE MERGER WAS ACCOUNTED FOR UNDER THE PURCHASE ACCOUNTING METHOD, LODGIAN'S RESULTS FOR THE YEAR ENDED 1998 REFLECT IMPAC'S CONTRIBUTIONS ONLY SINCE DECEMBER 11, 1998 UNLESS STATED OTHERWISE. REFERENCES TO THE TERMS "WE," "US," "OUR," AND "OURS" MEAN LODGIAN, INC. ("LODGIAN") AND OUR SUBSIDIARIES, COLLECTIVELY, AND, FOR PERIODS PRIOR TO THE MERGER, SERVICO, INC. AND ITS SUBSIDIARIES AND IMPAC HOTEL GROUP, LLC AND ITS SUBSIDIARIES COMBINED, EXCEPT WHERE IT IS MADE CLEAR THAT THE MEANING IS OTHERWISE.

                                    LODGIAN

GENERAL

    We are one of the largest owners and operators of full-service hotels in the United States, with 137 hotels containing approximately 25,853 rooms located in 35 states and Canada. Our hotels include 123 wholly-owned hotels (including three under construction), 11 hotels in which we have a 50% or greater equity interest, one hotel in which we have a minority equity interest and two hotels managed for third parties. Our hotels are primarily full-service properties which offer food and beverage services, meeting space and banquet facilities and compete in the mid-price and upscale segments of the lodging industry. We believe that these segments have more consistent demand generators than other segments of the lodging industry and that they have recently experienced less development of new properties than other lodging segments, such as the limited service, economy and budget segments. Substantially all of our hotels are affiliated with nationally recognized hospitality franchises. We own and operate hotels under franchise agreements with Marriott International, Bass Hotels and Resorts, the franchisor for the Holiday Inn and Crowne Plaza brands, and the franchisors of the Doubletree, Hilton, Omni, Radisson and Sheraton brands, among others. We are one of the largest Holiday Inn franchisees and one of the largest Marriott franchisees nationally.

    Our success in managing, developing, renovating and repositioning our hotels has resulted in strong relationships with our franchisors. We pride ourselves on the recognition and awards we have received from our franchisors. These awards include, among others:

    - Seven Modernization Awards during the last four consecutive years from Bass Hotels and Resorts;

    - Torchbearer Award for quality for several hotels from Bass Hotels and Resorts;

    - President's Award for quality for three hotels in 1998 from Marriott International;

    - Best New Hotel Opening in 1997 for the Courtyard by Marriott, Tulsa and in 1998 for the Denver Airport Marriott, in each case from Marriott International;

    - Hotel of the Year for the Club Hotel by Doubletree in Philadelphia from Promus Hotels; and

    - "Best New Franchisee" in 1995 from Marriott International.

    Lodgian was formed by Servico's merger with Impac in December 1998. We believe that the Merger enhances our growth potential and provides significant opportunities for operating synergies, due to the complementary nature of the two companies' property portfolios, strategies and core competencies. Both companies had portfolios consisting of full-service properties in the mid-price and upscale segments with leading franchise brands, such as Holiday Inn, Sheraton, Hilton and Doubletree. Both companies pursued a strategy of renovating and repositioning their hotel properties to achieve growth in revenue per available room and profitability and strong returns on capital. Impac developed significant in-house development and construction management capabilities and expertise, while Servico generally relied on others, including Impac, for renovation and redevelopment services. We believe that the addition of Impac's in-house development capabilities and relationships with high quality franchisors, such as Marriott, will enable us to take advantage of more opportunities to reposition our existing hotels, as well as to selectively acquire and develop new hotels. We also believe that we have opportunities to improve the operating performance of Impac's hotels by applying Servico's operating expertise and "best practices." In addition, we believe that we will be able to generate greater value from our portfolio through operating synergies (including opportunities for cost savings in overhead, purchasing, insurance and related activities) achieved as a result of, among other things, national purchasing contracts.

GROWTH STRATEGY

    We have developed a strategy designed to increase our revenues, cash flow and profitability while focusing on return on investment as the primary criterion for growth. Our growth strategy consists primarily of (1) realizing the built-in growth of our existing portfolio, (2) acquiring existing full-service, mid-price and upscale hotels that are in need of substantial renovation and repositioning and (3) developing new full-service, mid-price and upscale hotels, primarily franchised under Marriott brands.

    REALIZE BUILT-IN GROWTH. We intend to capitalize on the substantial investments we have made in the development and renovation of the hotels in our portfolio. From January 1, 1996 through March 31, 1999, we grew from 65 owned hotels with approximately 12,533 rooms to 141 owned hotels (including three under construction) with approximately 26,729 rooms, largely through acquisitions. In that time, we acquired 65 hotels with 12,643 rooms at an average purchase price of $37,900 per room. In that time, we have spent approximately $11,100 per room in our acquired hotels in renovations and other capital assets and expect to spend an additional $35.4 million for planned renovations, for a total expected cost per room of $51,800. From January 1, 1996 through March 31, 1999, we completed development of 11 hotels, initiated development of three hotels and completed renovations on 60 hotels. Through the implementation of our operating strategies, we expect to be well-positioned to realize the built-in growth of our recently renovated and developed properties. We expect to realize significant EBITDA contribution from four newly developed hotels which were completed in 1998, including the Marriott at the Denver Airport in Denver, Colorado, the Residence Inn Little Rock in Little Rock, Arkansas, the Hilton Garden Rio Rancho in Rio Rancho, New Mexico and the Residence Inn Dedham in Boston, Massachusetts. Furthermore, we expect substantial EBITDA contribution from recently renovated hotels, including the Doubletree Club Hollywood in Hollywood, California, the Holiday Inn Anchorage in Anchorage, Alaska, the Mayfair House Coconut Grove in Miami, Florida and the Sheraton West Palm Beach in West Palm Beach, Florida. We cannot assure you that we will realize these expected EBITDA contributions.

    ACQUIRE AND IMPROVE UNDERPERFORMING HOTELS. We seek to capitalize on our management, renovation and development expertise by continuing to acquire underperforming hotels and implementing operational initiatives and repositioning programs to achieve revenue growth and margin improvements. We have generally invested significant capital to renovate and reposition newly acquired hotels. In certain instances, we re-brand hotels to highlight property improvements to the marketplace and to improve average daily rates and market share. We believe that our total cost to acquire and renovate hotels has been significantly less than the cost to construct new hotels with similar facilities. We expect that our relationships throughout the industry and our in-house development capabilities will continue to provide us with a competitive advantage in identifying, evaluating, acquiring, redeveloping and managing hotels that meet our criteria.

    We believe that a number of lodging industry trends will enable us to continue to successfully execute our acquisition, renovation and repositioning strategy, including the following: (1) there has generally been less competition to purchase underperforming hotels than other properties because of the level of expertise required to purchase and efficiently reposition such hotels, and (2) a number of major franchisors, such as Bass Hotels and Resorts, have launched quality improvement initiatives under which owners are required to invest substantial amounts of capital to upgrade older properties or risk having the franchise agreement terminated. We believe that these initiatives will provide us with new acquisition opportunities, as individual or small-portfolio owners are unable or unwilling to invest the capital required to raise quality standards to the level required by franchisors.

    SELECTIVELY DEVELOP NEW HOTELS. We plan to continue to selectively develop new full-service, mid-price and upscale hotels. We intend to develop these properties primarily under the Marriott and Courtyard by Marriott brands due to the high quality image, strong reservations and marketing networks and overall quality management of these brands. We have focused our development in suburbs of metropolitan areas that are experiencing significant demand growth where there have not historically been suitable acquisition targets. We believe that the expertise required to develop such assets generally limits access to the marketplace, and that our in-house development capabilities enable us to develop hotels more efficiently than our competitors.

    Our historical objective has been to develop each property as cost efficiently as possible while meeting quality standards and return on investment objectives. We have developed 12 hotels with 1,389 rooms since 1995. In addition, we have three upscale hotels with 552 rooms under construction, including the Marriott in downtown Portland, Oregon and the Courtyard by Marriott in Livermore, California, which are both scheduled to open in the third quarter of 1999, and the Hilton Garden Inn in Lake Oswego, Oregon, which is scheduled to open in the first quarter of 2000. In addition, at March 31, 1999, we owned four land parcels and held options to purchase two additional land parcels that together would permit the development of six new hotels with a total capacity of approximately 1,270 rooms.

OPERATING STRATEGY

    We have developed a highly focused operating strategy designed to maximize the financial performance of our hotels while providing our guests with high quality service and value. Key elements of our operating strategy include:

    ENHANCE HOTEL PERFORMANCE THROUGH DISCIPLINED CAPITAL INVESTMENT. We seek to reposition and renovate our hotels based on strategic plans designed to address the opportunities presented by each hotel and the hotel's particular market. Renovations include enhancing lobbies, restaurants and public areas, upgrading guest rooms and converting unprofitable lounge areas to meeting rooms to accommodate the needs of business travelers. Renovations often include a substantial exterior renovation to improve the property's overall appearance and appeal. We believe that these renovations enable us to increase both occupancy and room rates and generate attractive returns on our investment.

    SELECTIVE USE OF PREMIUM BRANDS. We believe that the selection of an appropriate franchise brand is essential in positioning a hotel optimally within its local market. Because we are not bound by a single franchise brand, we can choose a franchise relationship that will maximize a hotel's performance in a particular market and complement our management strategies and those of the individual hotel. Since January 1, 1996, we have rebranded 14 hotels to better position them in their competitive markets. We select brands based on factors such as revenue contribution, product quality standards, local presence of the franchisor, brand recognition, target demographics and purchasing efficiencies offered by franchisors.

    INDIVIDUAL HOTEL MANAGEMENT. We seek to maximize the performance of our hotels by developing marketing and business plans specifically tailored for each individual hotel. We develop and implement marketing plans that properly position each hotel within its local market and facilitate targeted sales and marketing efforts. These plans focus on maximizing revenues and improving market share, guest satisfaction and cost controls. We believe that experienced and hands-on management of hotel operations is the most critical element in maximizing revenue and cash flow of hotels, especially in full service hotels. In order to maintain strong performance of the individual hotels, we stress management accountability and entrepreneurship and provide performance-based compensation at the individual hotel and regional levels that we believe is among the most attractive in the industry.

    EFFECTIVE CENTRALIZED CONTROLS AND SUPPORT. We have implemented centralized controls and support that seek to provide corporate and group support services while promoting flexibility and encouraging associates to develop innovative solutions. Our hotels are organized into six regions, each headed by a regional vice president who reports to the chief operating officer. This structure enables us to provide close oversight of property managers at the regional and local levels while ensuring that information, standards and goals are communicated effectively across our entire portfolio. We have established certain uniform productivity standards and skill requirements for hotel associates that we believe increase operating efficiencies by enhancing our ability to measure performance and to allocate associates efficiently within our hotel system.

    LEADING EDGE TECHNOLOGY. We have invested substantial capital in advanced information systems that allow for increased timely and accurate reporting of operational and financial data, among many other capabilities. We are also in the process of implementing Oracle web-based technology, which will permit (1) more accurate and efficient revenue and expense reporting and forecasting by providing real-time access to financial information, (2) improved labor and cash management and (3) the ability to monitor from any location daily revenue results, labor costs and expenses of every one of our hotels. Through our intranet, we also can provide real-time reporting, distribute corporate communications and disseminate critical information to our associates company-wide.

    CENTRALIZED RESERVATIONS AND SALES SUPPORT. We currently operate a revenue center in Baton Rouge, Louisiana that maintains the reservation system for 51 Holiday Inn hotels, with 31 hotels expected to be added by the end of August 1999. We believe that the revenue center is the first of its kind in the hotel industry, and we expect it will be able to cover multiple hotel brands in the near future. The revenue center improves the efficiency of our hotel reservation process by freeing up hotel associates to service guests and allowing dedicated reservation agents to focus on taking reservations. We believe that dedicated reservation agents convert a higher number of inquiries into actual reservations than hotel associates with multiple responsibilities. Specialists at the revenue center have complete access to the property reservation systems and price each room according to market demand, inventory supply and competitor strategies. The revenue center also has a group sales center which enables hotel salespeople to focus on direct sales and marketing efforts and building and maintaining client relationships.

RECENT DEVELOPMENTS

    In December 1998, Robert Cole, the President of Impac, became our Chief Executive Officer and President, replacing David Buddemeyer, Servico's Chairman and Chief Executive Officer, who resigned from Servico in November 1998. In addition, in April 1999, Kenneth R. Posner became our Chief Financial Officer, replacing Warren Knight, who resigned from Lodgian in February 1999. Mr. Posner previously had served as Chief Financial Officer of the Hyatt Group of Companies since 1981. Upon completion of the Merger, we closed Servico's headquarters in West Palm Beach, Florida and relocated to Impac's headquarters in Atlanta, Georgia.

    On June 24, 1999, we sold our joint venture interest in our European hotel portfolio, which consisted of six hotels. We received approximately $6.0 million at closing and expect to receive an additional $1.5 million in net proceeds from the sale. As a result of this transaction, we no longer have operations in Europe.

THE TRUST

    The Trust is a statutory business trust formed under the Delaware Business Trust Act, as amended. The Trust used the proceeds derived from the issuance of the CRESTS to purchase the Convertible

Debentures. The assets of the Trust consist solely of the Convertible Debentures; thus, payments under the Convertible Debentures will be the sole revenue of the Trust. The Trust was formed for the exclusive purpose of (i) issuing and selling the Trust Securities representing a beneficial ownership in the Trust, (ii) investing the gross proceeds from such sales in the Convertible Debentures and (iii) engaging in only those other activities necessary or incidental thereto.

    The CRESTS were issued and sold on June 15, 1998 to NationsBank Montgomery Securities LLC and were simultaneously sold by the NationsBank in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, in the United States to persons reasonably believed by NationsBanc to be qualified institutional buyers in reliance on Rule 144A under the Securities Act. We directly or indirectly own all of the common securities issued by the Trust.

    The principal executive office of the Company and the Trust is located at 3445 Peachtree Road N.E., Suite 700, Atlanta, Georgia 30326; telephone: (404) 364-9400.

                    SUMMARY TERMS OF THE OFFERED SECURITIES

    THE FOLLOWING SUMMARY IS PROVIDED SOLELY FOR YOUR CONVENIENCE AND IS NOT INTENDED TO BE COMPLETE. YOU SHOULD READ AND CONSIDER THE MORE SPECIFIC DETAILS CONTAINED IN THIS MEMORANDUM PRIOR TO INVESTING IN THE CRESTS. SEE "DESCRIPTION OF THE CRESTS."

CRESTS and Common Securities
  Generally.......................  The CRESTS represent undivided beneficial ownership interests in the Trust. We own all of the common
                                    securities of the Trust (the "Common Securities," and
                                    together with the CRESTS, the "Trust Securities"). The
                                    Common Securities and the CRESTS rank equally and
                                    payments are made on a proportional basis on each;
                                    however, in certain circumstances (e.g., a default with
                                    respect to the Convertible Debentures), the holders of
                                    the CRESTS are entitled to be paid distributions on the
                                    CRESTS and other payments in the event the CRESTS are
                                    redeemed or the Trust is liquidated prior to any similar
                                    payments on the Common Securities of the Trust. See
                                    "Description of the CRESTS--Subordination of Common
                                    Securities."

Distributions on CRESTS...........  The holders of the CRESTS receive distributions on the
                                    CRESTS at a fixed annual rate of $3.50 per CRESTS,
                                    subject to increase if certain events occur.
                                    Distributions are paid quarterly on each March 31, June
                                    30, September 30 and December 31 of each year. Payment
                                    of distributions began on September 30, 1998. The
                                    distribution rate and payment dates for the CRESTS
                                    correspond to the interest rate and payment dates on the
                                    Convertible Debentures, which are the sole assets of the
                                    Trust. See "Description of the CRESTS--Distributions."

Convertible Debentures............  The Trust invested the proceeds from the sale of the
                                    CRESTS into an equivalent amount of our Convertible
                                    Debentures. The Convertible Debentures will mature on
                                    June 30, 2010, unless previously redeemed. We have
                                    guaranteed the payments of the principal and interest on
                                    the Convertible Debentures.

                                    The Convertible Debentures are subordinate and junior in
                                    right of payment to all of our senior indebtedness. See
                                    "Risk Factors--Risks Relating to the CRESTS--Ranking of
                                    Subordinated Obligations Under the Guarantee and the
                                    Convertible Debentures" and "Description of the
                                    Convertible Debentures--Subordination."

Conversion into Common Stock......  The CRESTS are convertible, at the option of the holders, into shares of Common Stock at a price equal to
                                    $21.42 per share of Common Stock (or 2.3343 shares of
                                    Common Stock per CRESTS). The conversion price and ratio
                                    are subject to adjustment upon certain events. A
                                    holder's right to convert the CRESTS terminates on June
                                    28, 2010 or two days prior to the date the Trust redeems
                                    the CRESTS (unless the Property Trustee defaults in
                                    making such redemption payments). On July 8, 1999, the
                                    last reported sale price of Common Stock on

                                    the NYSE was $6.56 per share. See "Description of the
                                    CRESTS--Conversion Rights."

Redemption........................  The CRESTS will be redeemed upon repayment of the
                                    Convertible Debentures on June 30, 2010 or their earlier
                                    redemption, in a liquidation amount equal to the
                                    principal amount of the related Convertible Debentures
                                    maturing or being redeemed and at a redemption price
                                    equal to the redemption price of such Convertible
                                    Debentures plus accumulated and unpaid distributions to
                                    the date of redemption. We have the option to redeem the
                                    Convertible Debentures in whole or in part for cash on
                                    and after July 3, 2002 at a price through July 27, 2003
                                    equal to 104.2% of the aggregate principal amount of the
                                    Convertible Debentures to be redeemed and declining
                                    annually to 100% on June 30, 2008, plus accrued and
                                    unpaid interest to the redemption date. We may exercise
                                    this option only if the redemption price (excluding any
                                    accrued and unpaid interest) is paid solely out of the
                                    sale proceeds from our equity securities.

                                    We have the option to redeem the Convertible Debentures
                                    in whole or in part for cash on and after July 3, 2002
                                    at a price equal to 100% of the aggregate principal
                                    amount of the Convertible Debentures to be redeemed
                                    (together with accrued and unpaid interest). We may
                                    exercise this option by notice given on any date only if
                                    (1) for any 20 trading days within any 30 consecutive
                                    trading days ending on such notice date, the closing
                                    price of the Common Stock on the NYSE exceeds $25.71 per
                                    share (subject to adjustments in certain circumstances)
                                    and (2) on or prior to the date the notice of redemption
                                    is given, we have entered into an agreement with a
                                    nationally recognized investment banking firm to issue
                                    and sell at least the same number of shares of Common
                                    Stock as are issuable upon conversion of the unconverted
                                    Convertible Debentures. See "Description of the
                                    CRESTS--Redemption" and "Description of the Convertible
                                    Debentures--Optional Redemption."

Guarantee.........................  We have guaranteed, to the extent the Trust has available funds, payments of distributions on the CRESTS
                                    and payments upon liquidation of the Trust or the
                                    redemption of the CRESTS. If we do not make principal or
                                    interest payments on the Convertible Debentures, the
                                    Trust will have insufficient funds to pay distributions
                                    due on the CRESTS, in which event the guarantee will not
                                    apply to such distributions until the Trust has
                                    sufficient available funds. Our obligations under the
                                    guarantee, taken together with our obligations under the
                                    Declaration, the Convertible Debentures and the
                                    Indenture, are a full and unconditional guarantee of the
                                    Trust's obligations under the CRESTS. See "Relationship
                                    Among the CRESTS, the Convertible Debentures and the
                                    Guarantee--Full and Unconditional Guarantee." The
                                    obligations to perform our obligations under the
                                    guarantee are subordinate to all of our

                                    liabilities and rank equally with the most senior
                                    preferred stock which we may issue and with any
                                    guarantee which we may issue in respect of any preferred
                                    stock of any of our affiliates. See "Risk Factors--Risk
                                    Factors Relating to the CRESTS--Ranking of Subordinated
                                    Obligations Under the Guarantee and the Convertible
                                    Debentures" and "Descriptions of the Guarantee."

Right to Defer Interest...........  We may defer payments of interest on the Convertible
                                    Debentures by extending the interest payment period on
                                    the Convertible Debentures. During any extension period,
                                    interest on the Convertible Debentures will continue to
                                    accrue at the applicable annual rate, compounded
                                    quarterly. As a result of such an extension,
                                    distributions on the CRESTS would also be deferred by
                                    the Trust during such extended period; however, such
                                    distributions would continue to accumulate at the
                                    applicable annual rate, compounded quarterly. Prior to
                                    such extension period terminating, we may further defer
                                    payments of interest by extending the interest payment
                                    period. However, the total extension period (together
                                    with all extensions) may not exceed 20 consecutive
                                    quarterly periods or extend beyond June 30, 2010. Upon
                                    any extension period terminating and our paying all
                                    amounts due, we may elect a new extension period,
                                    subject to the above requirements. If we defer our
                                    interest payments, then, subject to limited exceptions,
                                    we may not, and will not permit our subsidiaries to, (i)
                                    declare or pay any dividend on, make any distribution
                                    with respect to, or redeem, purchase, acquire or make a
                                    liquidation payment with respect to, any of our capital
                                    stock, or (ii) pay any principal, interest or premium
                                    on, or repay, repurchase or redeem any of our debt
                                    securities or make any guarantee payment on any debt
                                    securities of its subsidiaries that are similarly ranked
                                    with or junior in interest to the Convertible
                                    Debentures. During any extension period, holders of the
                                    CRESTS will be required to continue to include their pro
                                    rata share of the stated interest in their gross income
                                    as original issue discount ("OID") for United States
                                    federal income tax purposes, prior to receiving cash
                                    payments attributable to such deferred interest. See
                                    "Description of the Convertible Debentures--Option to
                                    Extend Interest Payment Period."

Special Event.....................  Current U.S. tax laws provide that the Trust is not subject to United States federal income tax with respect
                                    to income received or accrued on the Convertible
                                    Debentures, we can deduct the interest it pays on the
                                    Convertible Debentures, and the Trust is not subject to
                                    more than a DE MINIMIS amount of other taxes or other
                                    governmental charges. Additionally, the Trust is not
                                    considered an "investment company" that is required to
                                    register under the Investment Company Act of 1940. Upon
                                    an unfavorable change in any of these laws
                                    (collectively, a "Special Event"), then we may, if
                                    certain conditions are met, dissolve the Trust and cause
                                    the Trust to distribute the Convertible Debentures in
                                    exchange for the CRESTS.

                                    Alternatively, we may redeem all the Convertible
                                    Debentures within 90 days following the occurrence of
                                    such Special Event for cash at a redemption price equal
                                    to 100% of the aggregate principal amount of the
                                    Convertible Debentures to be redeemed (together with
                                    accrued and unpaid interest to the redemption date), and
                                    cause a mandatory redemption of the CRESTS. See
                                    "Description of the CRESTS--Redemption--Special Event
                                    Distribution or Redemption of Convertible Debentures."

Liquidation of the Trust..........  If the Trust liquidates, after satisfaction of the claims of the Trust's creditors, if any, the holders of
                                    the CRESTS will receive a liquidation amount of $50 per
                                    CRESTS (plus accumulated and unpaid distributions on
                                    such CRESTS to the date of payment). The Trust may elect
                                    to pay this $50 liquidation amount by distributing an
                                    equivalent amount of Convertible Debentures in exchange
                                    for the CRESTS as described above. If the Trust has
                                    insufficient assets available to pay the full
                                    liquidation amount, then the Trust will pay any
                                    available amounts on a pro rata basis to all the holders
                                    of the CRESTS. The holders of the Common Securities are
                                    entitled to receive distributions upon any such
                                    liquidation pro rata with the holders of the CRESTS,
                                    unless a default with respect to the Convertible
                                    Debentures occurs and is continuing. In that event, the
                                    CRESTS will have a priority over the Common Securities.
                                    See "Description of the CRESTS-- Liquidation
                                    Distribution Upon Dissolution."

Voting Rights.....................  The holders of the CRESTS have limited voting rights and are not entitled to vote to appoint, remove or replace,
                                    or to increase or decrease the number of, the Trustees
                                    who conduct the Trust's business and affairs. Such
                                    voting rights are vested exclusively in the Company, as
                                    holder of the Common Securities of the Trust. See
                                    "Description of the CRESTS--Voting Rights; Amendment of
                                    Declaration."

ERISA Matters.....................  Generally, employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as
                                    amended ("ERISA"), or section 4975 of the Internal
                                    Revenue Code of 1986, as amended (the "Code"), as well
                                    as individual retirement accounts and Keogh plans
                                    subject to Section 4975 of the Code ("Plans"), may
                                    purchase CRESTS, subject to the investing fiduciary's
                                    determination that the investment in CRESTS satisfies
                                    ERISA's fiduciary standards and other requirements
                                    applicable to investments by the Plans. See "ERISA
                                    Considerations."

Use of Proceeds...................  The holders named herein and their transferees, pledgees, donees or successors (the "Selling
                                    Shareholders") of the CRESTS, the Convertible Debentures
                                    and the Common Stock issuable upon conversion of the
                                    CRESTS (the "Offered Securities") will receive all of
                                    the proceeds from the sale of the Offered Securities.
                                    Neither we nor the Trust will receive any proceeds from
                                    the sale of the Offered Securities. See "Use of
                                    Proceeds."

                                  RISK FACTORS

    An investment in the CRESTS involves various risks, and investors should carefully consider the matters discussed under "Risk Factors" before making an investment in the CRESTS.

                        SUMMARY FINANCIAL AND OTHER DATA

    The following table presents summary historical consolidated financial data of Lodgian for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999 and summary pro forma consolidated financial data of Lodgian for the year ended December 31, 1998. We derived the historical consolidated financial data for each of the three years in the period ended December 31, 1998 from our audited consolidated financial statements. We derived the historical financial data as of and for the three months ended March 31, 1998 and 1999 from our unaudited consolidated financial statements. We believe the financial statements for these periods have been prepared on the same basis as our audited consolidated financial statements and include all adjustments (consisting only of normal recurring items) necessary for a fair and consistent presentation of Lodgian's results of operations and financial position for these periods and as of these dates. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that might be expected for the entire fiscal year.

    The pro forma statement of operations data for the year ended December 31, 1998 give effect to:

    (1) the Merger;

    (2) the 1998 acquisitions of AMI Operating Partners, L.P. (after the sale of three of the 14 acquired properties) and the Boston Revere Hotel; and

    (3) the offering of the CRESTS and the repayment of debt with the proceeds, as if each such transaction occurred on January 1, 1998.

    The summary financial data presented below should be read along with "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements contained elsewhere in this memorandum.

                                                                                                   THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                  MARCH 31,
                                                    --------------------------------------------  --------------------
                                                                ACTUAL                PRO FORMA          ACTUAL
                                                    -------------------------------  -----------  --------------------

                                                      1996       1997       1998        1998        1998       1999
                                                    ---------  ---------  ---------  -----------  ---------  ---------
                                                                                     (UNAUDITED)      (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT RATIOS AND STATISTICAL DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..........................................  $ 239,526  $ 276,657  $ 395,214   $ 568,024   $  82,881  $ 135,804
Direct operating expenses.........................     96,428    110,527    156,959     220,889      33,156     50,372
General and administrative........................      9,297      8,973     10,080      16,859       2,387      5,229
Depreciation and amortization.....................     18,677     23,023     31,114      48,099       7,207     13,750
Other hotel operating expenses....................     77,183     88,036    129,950     195,776      27,650     47,840
                                                    ---------  ---------  ---------  -----------  ---------  ---------
Income from operations............................     37,941     46,098     67,111      86,401      12,481     18,613
Other income (expense):
  Interest income and other.......................      1,723      1,720      1,260       2,122         454        348
  Interest expense................................    (29,443)   (25,909)   (30,378)    (60,190)     (7,846)   (19,128)
  Non-recurring items(1)..........................      3,612         --    (35,324)    (46,428)         --         --
Minority interests:
  Preferred redeemable securities.................         --         --     (6,475)    (12,250)         --     (3,159)
  Other...........................................     (2,060)      (960)    (1,436)     (1,318)        (94)      (744)
                                                    ---------  ---------  ---------  -----------  ---------  ---------
Income (loss) before income taxes and
  extraordinary item..............................     11,773     20,949     (5,242)    (31,663)      4,995     (4,070)
Provision (benefit) for income taxes..............      3,225      8,379     (2,097)    (12,665)      1,999     (1,628)
                                                    ---------  ---------  ---------  -----------  ---------  ---------
Income (loss) before extraordinary item...........      8,548     12,570     (3,145)  $ (18,998)      2,996     (2,442)
                                                                                     -----------
                                                                                     -----------
Extraordinary item, net of taxes..................       (348)    (3,751)    (2,076)                     --         --
                                                    ---------  ---------  ---------               ---------  ---------
Net income (loss).................................  $   8,200  $   8,819  $  (5,221)              $   2,996  $  (2,442)
                                                    ---------  ---------  ---------               ---------  ---------
                                                    ---------  ---------  ---------               ---------  ---------
OTHER DATA:
EBITDA(2).........................................  $  57,915  $  69,559  $  98,225   $ 134,500   $  19,828  $  32,857
Ratio of earnings to fixed charges(3).............        1.4x       1.7x        --          --         1.5x        --
Capital expenditures and acquisitions.............  $  96,635  $ 203,406  $ 186,384   $ 118,667   $  49,669  $  29,848
Total debt/EBITDA(4)..............................        5.3x       4.7x       8.7x        6.3x        N/A        N/A

EBITDA/interest expense...........................        2.0x       2.7x       3.2x        2.2x        2.5x       1.7x
Number of hotels owned at end of period...........         57         69        142         142          73        141
Number of rooms owned at end of period............     11,059     14,061     26,889      26,889      15,165     26,729
Occupancy(5)......................................       64.4%      60.9%      60.9%       60.3%       57.7%      57.8%
Average daily rate(6).............................  $   69.47  $   71.90  $   73.52   $   73.17   $   74.25  $   74.23
RevPAR(7).........................................  $   44.72  $   43.82  $   44.77   $   44.12   $   42.84  $   42.90
Available room nights(8)..........................  3,487,689  4,107,066  5,844,637   9,107,862   1,312,892  2,441,299

                                                                                                       AS OF MARCH
                                                                            AS OF DECEMBER 31,          31, 1999
                                                                      -------------------------------
                                                                        1996       1997       1998       ACTUAL
                                                                      ---------  ---------  ---------  -----------

                                                                                                       (UNAUDITED)
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Property and equipment, net.........................................  $ 364,922  $ 534,080  $1,317,470  $1,329,968
Total assets........................................................    439,786    627,651  1,497,921   1,494,680
Long-term obligations, less current portion.........................    284,880    323,320    816,644     818,627
Minority interests:
  Preferred redeemable securities...................................         --         --    175,000     175,000
  Other.............................................................     19,627     13,555     15,021      15,642
Total stockholders' equity..........................................     74,738    239,535    283,767     281,525

                                            (FOOTNOTES APPEAR ON FOLLOWING PAGE)

(1) Non-recurring items were as follows:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                        --------------------------------------------
                                                                                    ACTUAL                PRO FORMA
                                                                        -------------------------------  -----------

                                                                          1996       1997       1998        1998
                                                                        ---------  ---------  ---------  -----------
                                                                                                         (UNAUDITED)
Gain on litigation settlement.........................................  $   3,612  $      --  $      --   $      --
Other non-recurring expense...........................................         --         --       (432)       (432)
Settlement on swap transaction........................................         --         --    (31,492)    (31,492)
Severance and other...................................................         --         --     (3,400)    (14,504)
                                                                        ---------  ---------  ---------  -----------
  Total...............................................................  $   3,612  $      --  $ (35,324)  $ (46,428)
                                                                        ---------  ---------  ---------  -----------
                                                                        ---------  ---------  ---------  -----------

(2) "EBITDA" represents earnings before interest, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the lodging industry. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.

(3) For purposes of calculating the ratio of earnings to fixed charges, earnings are determined by adding fixed charges (excluding capitalized interest) and amortization of capitalized interest to earnings before income taxes. Fixed charges consist of (i) interest expense (including amortization of debt issuance costs), (ii) capitalized interest, (iii) dividends paid on the CRESTS and (iv) the portion of rent expense considered interest. Excluding the non-recurring items for 1998 and pro forma 1998, the ratios would have been 1.7x and 1.1x respectively. For the year ended December 31, 1998, actual and pro forma, and the three months ended March 31, 1999, our earnings were insufficient to cover our fixed charges by $6.8 million, $37.5 million, and $5.1 million, respectively.

(4) Based on debt at the end of the period. Excludes $175.0 million of CRESTS.

(5) Occupancy is determined by dividing the total rooms occupied for the period by the total available room nights for such period. We include rooms being renovated or otherwise unavailable in determining the total available room nights.

(6) Average daily rate is determined by dividing room revenue for the period by the number of rooms occupied for the period.

(7) "RevPAR" means revenue per available room per day, which is calculated as average daily rate multiplied by the occupancy.

(8) Total rooms multiplied by number of days in the period. Includes rooms being renovated or otherwise unavailable. Historically, Servico had not included rooms being renovated or otherwise unavailable.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, IN ADDITION TO THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS. IN ADDITION, BECAUSE HOLDERS OF THE CRESTS MAY RECEIVE CONVERTIBLE DEBENTURES IN EXCHANGE FOR THEIR CRESTS UPON LIQUIDATION OF THE TRUST, PROSPECTIVE PURCHASERS OF THE CRESTS ARE ALSO MAKING AN INVESTMENT DECISION WITH REGARD TO THE CONVERTIBLE DEBENTURES AND SHOULD CAREFULLY REVIEW ALL THE INFORMATION REGARDING THE CONVERTIBLE DEBENTURES CONTAINED HEREIN.

RISK FACTORS RELATING TO THE COMPANY

    OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATION UNDER THE CRESTS

    We have a substantial amount of debt. As of March 31, 1999, we had outstanding debt of $854.7 million (excluding the CRESTS) and the ability to borrow an additional $20.5 million under our existing credit agreements.

    Our substantial indebtedness could interfere with the ability to pay interest and principal on the CRESTS and may have important consequences for our operations, including:

    - we may not have sufficient funds to pay interest on, and principal of, our debt;

    - we will have to dedicate a substantial portion of our cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes (including for the CRESTS);

    - we may not be able to fund capital expenditures, working capital and other corporate requirements;

    - we may not be able to obtain additional financing; and

    - our ability to adjust to changing market conditions and to withstand competitive pressures could be limited, and we may be vulnerable to additional risk if there is a downturn in general economic conditions or our business.

    In addition, as of March 31, 1999, $598.7 million of our debt had variable rates of interest, which could result in higher interest expense if interest rates increase.

    We have a significant amount of debt that will mature prior to the maturity of the CRESTS, and this debt and the CRESTS may need to be refinanced at their maturity. Our ability to refinance our debt will depend upon several factors, including our financial condition at the time, the restrictions in the existing debt agreements and other factors, including market condition, which are beyond our control. We cannot assure you that we will be able to obtain any necessary refinancing on terms that are acceptable to us.

    TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, AND OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL

    Our ability to make payments on our debt and on our CRESTS depends on our future operating performance, which is subject to general economic and competitive conditions and to financial, business, regulatory and other factors, many of which we cannot control. If our cash flow from operations is insufficient, we may take specific actions, including delaying or reducing capital expenditures, attempting to restructure or refinance our debt, deferring scheduled CRESTS dividends, selling assets or operations, or seeking additional equity capital. We may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to meet our debt obligations. Our existing debt agreements limit our ability to take certain of these actions. See "--Our Debt Instruments Restrict Our Ability to Enter into Certain Transactions." Our failure to earn enough to pay our debts or to successfully undertake any of these actions could, among other things, materially and adversely affect the market value of the CRESTS. See "Management's Discussion and Analysis of

Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Certain Indebtedness" and "Description of the CRESTS."

    OUR DEBT INSTRUMENTS RESTRICT OUR ABILITY TO ENTER INTO CERTAIN TRANSACTIONS

    Certain of our indebtedness requires us to maintain debt service coverage ratios. See "Description of Certain Indebtedness" and "Description of the CRESTS."

    Our indebtedness restricts our ability, and the ability of our subsidiaries, to:

    - incur additional indebtedness;

    - pay dividends and make distributions;

    - issue stock of subsidiaries;

    - make investments;

    - repurchase stock;

    - create liens;

    - enter into transactions with affiliates;

    - enter into sale and leaseback transactions;

    - merge or consolidate; and

    - transfer and sell assets.

    The restrictions imposed by our indebtedness may limit our ability to finance future operations, respond to changing business and economic conditions, secure any needed additional financing and engage in opportunistic transactions. Moreover, we may not satisfy the financial ratios and tests due to events that are beyond our control. The failure to satisfy any of these restrictions could result in a default under that indebtedness. Following a default, the lenders could declare all amounts outstanding to be immediately due and payable. If we could not repay those amounts, the lenders could foreclose on the collateral granted to them to secure the indebtedness under those financings. If the lenders accelerated the outstanding indebtedness, we cannot guarantee that we could repay such indebtedness nor can we guarantee that we could pay amounts due in respect of our other indebtedness and the CRESTS, with our remaining assets. See "Description of Certain Indebtedness."

    WE MAY BE UNABLE TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER AND THE ACQUISITION OF AMI

    Primarily as a result of the Merger and the acquisition of AMI Operating Partners, L.P. ("AMI"), the number of hotels we own almost doubled during 1998. We must fully integrate the Impac and AMI hotels into our hotel portfolio and we may need additional people and resources to handle the increased work load. If we are unable to integrate the Impac and AMI hotels successfully into our portfolio, our business, financial condition and results of operations could suffer. Similarly, a large number of the Impac and AMI hotels are in the process of, or awaiting, substantial renovation, development and rebranding. If the implementation of these plans is significantly delayed or curtailed, or the improvements do not yield the anticipated results, then we may have paid too much for these hotels.

    RISKS ASSOCIATED WITH THE LODGING INDUSTRY--ECONOMIC CONDITIONS, OVERSUPPLY, TRAVEL PATTERNS, WEATHER AND OTHER CONDITIONS BEYOND OUR CONTROL MAY ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATION

    The lodging industry may be adversely affected by changes in national or local economic conditions and other local market conditions, such as an oversupply of hotel rooms or a reduction in demand for hotel space in a geographic area, changes in travel patterns, extreme weather conditions, changes in governmental regulations which influence or determine wages, prices or construction costs, changes in interest rates, the availability of financing for operating or capital needs, or changes in real estate tax rates and other operating expenses. In addition, due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenues and profits. Downturns or prolonged adverse conditions in the real estate or capital markets or in national or local economies, our inability to secure financing for the development of hotels or an oversupply of hotel rooms could have a material adverse effect on our business and results of operations.

    RISKS RELATED TO THE DEVELOPMENT OF NEW PROJECTS, ACQUISITIONS AND RENOVATIONS--WE CANNOT GUARANTEE THE SUCCESS OF ANY FUTURE PROJECTS

    Part of our growth strategy is to develop new hotels and to acquire and redevelop underperforming hotels. Acquiring, developing and renovating involve substantial risks, including:

    - identifying acquisitions that meet our criteria;

    - costs exceeding budgeted or contracted amounts;

    - delays in completion of construction;

    - the failure to obtain necessary zoning and construction permits;

    - lack of financing on favorable terms;

    - the failure of developed or redeveloped or acquired properties to achieve desired revenue or profitability levels;

    - competition for suitable development sites from competitors who may have greater financial resources;

    - the incurrence of substantial costs for abandoned development projects;

    - work stoppages;

    - relationships with contractors;

    - changes in governmental rules, regulations and interpretations; and

    - changes in general economic and business conditions.

    As of March 31, 1999, we were constructing three new hotels and renovating 19 hotels. We cannot guarantee that present or future development or renovation will proceed in accordance with our expectations. We also cannot assure you that we will acquire and redevelop properties or complete the development and construction of hotels or that any such development or construction will be completed on time or within budget.

    We compete against numerous entities to acquire hotels. Some of our competitors have greater financial resources or carry less debt than we do. For successful growth, we must be able to acquire hotels on attractive terms and integrate the acquired hotels into our existing operations. For acquired hotels, including those acquired in the Merger, we must consolidate management, operations, systems, personnel and procedures. Any delays or unexpected costs in this integration could materially affect our business, financial condition, or results of operations. We cannot assure you that our newly acquired hotels will perform as expected or that we will be able to realize any expected cost savings.

    WE MAY NOT BE ABLE TO MANAGE OUR GROWTH

    We expect to grow internally and through acquisitions. We expect to expend significant time and effort in expanding existing businesses and in identifying, completing and integrating acquisitions and in developing new properties. We cannot guarantee that our systems, procedures and controls will be adequate to support our operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new managers and executives. We cannot guarantee that we will identify and retain additional management. If we are unable to manage our growth efficiently and effectively, or are unable to attract and retain additional qualified management, our business and results of operations could be materially adversely affected. In making acquisitions, we may have difficulty combining the operations or realizing the expected benefits and operating synergies. Our ability to consolidate our business, operations and personnel (including reducing duplicate functions and costs) with any acquisitions will affect our growth and profitability. Delays or unexpected costs in the integration could reduce the expected gains from the combined business and results of operations. We cannot assure you that we will be able to accomplish the consolidation and achieve the cost savings in a timely or profitable manner or that any savings will be realized. See "Business--Growth Strategy" and "Management."

    WE HAVE SIGNIFICANT CAPITAL NEEDS AND ADDITIONAL FINANCINGS MAY NOT BE AVAILABLE

    The development, renovation and maintenance of hotels is capital intensive. As part of our growth strategy we intend to acquire and redevelop additional hotels and to develop new hotels. To pursue this strategy, we will be required to obtain additional capital in the future to meet our expansion plans. In addition, in order for our hotels to remain competitive they must be maintained and refurbished on an ongoing basis. Moreover, our cash flow from operations may be adversely affected because portions of the facilities are removed from service during renovation. We may obtain needed capital from cash on hand, including reserves, cash flow from operations or from financing, including the issuance of additional indebtedness. We may also seek financing from other sources or enter into joint ventures and other collaborative arrangements in connection with the acquisition or development of hotel properties. We cannot guarantee that we will be able to raise any additional financing on acceptable terms on a timely basis or at all. If we cannot obtain such financing, we may be unable to construct additional hotels, and we may experience delays in our planned renovation or maintenance of our hotels.

    WE DEPEND ON THIRD PARTIES IN OUR JOINT VENTURES AND COLLABORATIVE ARRANGEMENTS

    We currently own 12 hotels in partnership with other entities and may in the future enter into joint venture or other collaborative arrangements. Our investment in these joint ventures may, under certain circumstances, involve risks not otherwise present in our business, including (1) the risk that our partner may become bankrupt, (2) the impact on our ability to sell or dispose of our property as a result of buy/sell rights that may be imposed by the venture, and (3) the risk that our partner may have economic or other interests or goals that are inconsistent with our interests and goals and that they may be in position to veto actions which may be in our best interests.

    COMPETITION IN THE LODGING INDUSTRY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS

    The lodging industry is highly competitive. Competitive factors within the industry include:

    - room rates;

    - quality of accommodations;

    - name recognition;

    - service levels;

    - reputation;

    - reservation systems;

    - convenience of location; and

    - the supply and availability of alternative lodging.

    We intend to develop or acquire most of our hotels in geographic locations where other hotels may be located. We expect to compete for guests and development sites with national chains, large franchisees and independent operators. Many of these competitors have greater financial resources and may have better relationships with prospective franchisors, representatives in the construction industry and others in the lodging industry. The number of competitive lodging facilities in a particular area could have a material adverse effect on our occupancy and rates and, therefore, revenues of our hotels. See "Business-- Competition and Seasonality."

    We believe that competition within the lodging market has increased substantially and may increase in the foreseeable future. We cannot guarantee that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand or improve hotels in the markets in which we currently or may subsequently compete, thereby materially adversely affecting our business and results of operations.

    WE RELY ON OUR FRANCHISORS, AND OUR FRANCHISE AGREEMENTS MAY RESTRICT OUR HOTEL OPERATIONS AND MAINTENANCE

    We expect to derive substantial benefits from our strategic alliances with franchisors. Most of the hotels that we own or manage are operated under franchise licenses, including franchise licenses for the Comfort Inn, Courtyard by Marriott, Crowne Plaza, Doubletree, Fairfield Inn by Marriott, Hampton Inn, Hilton, Holiday Inn, Marriott, Radisson, Residence Inn by Marriott and Sheraton brands, among others. Any significant decline in the reputation of any of our franchisors could adversely affect our results of operations. Most of our hotels are affiliated with Holiday Inn and Marriott. If we lose our position as a franchisee of any of our franchisors, particularly Holiday Inn or Marriott, or there is a decline in their reputations, our business, financial condition and results of operations could be adversely affected.

    We believe our relationships with our franchisors are good. However, from time to time, we have terminated relationships with franchisors for quality or for other reasons and, in addition, one franchisor terminated its franchise with us on one property that was under notice of termination when we acquired it. Currently we have received a notice of franchise termination on two hotels. We are evaluating our alternatives with respect to these properties.

    We operate our hotels according to franchise agreements with major hotel chains. Each franchise agreement usually contains specific standards for, and restrictions and limitations on, hotel operation and maintenance. These standards, restrictions, and limitations may conflict with our planned expenditures and priorities. In addition, franchisors may change their standards or limit our ability to improve or modify our hotels without franchisor consent. To comply with franchisors' requirements, or to change a franchise affiliation for a particular hotel, we may be forced to incur significant costs or make capital expenditures. Franchisors may usually cancel franchise agreements if the hotel operator fails (1) to maintain specified operating standards or (2) to make payments when due under the franchise agreement. If we lose a franchise, we may suffer in the areas of brand recognition, marketing, and centralized reservations systems provided by the franchisor, which, in turn, could affect operations and the underlying value of the affected hotel. Franchise agreements often define certain transactions as a "change of control" and can require franchisor approval, or the payment of certain fees, or both. Obtaining approval for these transactions can take time, and the potential cost of doing so could have an adverse effect on our business, financial condition and results of operations.

    OUR INVESTMENT IN REAL ESTATE COULD DECLINE IN VALUE, BE ILLIQUID OR EXPERIENCE UNINSURED OR UNDERINSURED LOSSES

    GENERAL RISKS. Our investment in our hotels will be subject to varying degrees of risk related to the ownership and operation of real property. The underlying value of our real estate investments depends significantly on our ability to maintain or increase cash provided by operating the investments. The value of our hotels and income from the hotels may be materially adversely affected by:

    - changes in national economic conditions;

    - changes in general or local economic conditions and neighborhood characteristics;

    - competition from other lodging facilities;

    - changes in real property tax rates;

    - changes in the availability, cost and terms of financing;

    - the effect of present or future environmental laws;

    - the ongoing need for capital improvements;

    - changes in operating expenses;

    - changes in governmental rules and policies;

    - natural disasters; and

    - other factors which are beyond our control.

    ILLIQUIDITY OF REAL ESTATE. Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. We cannot guarantee that we will be able to dispose of an investment when we find disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of our investment.

    UNINSURED AND UNDERINSURED LOSSES COULD RESULT IN LOSS OF VALUE OF
HOTELS. We maintain comprehensive insurance on each of our hotels, including liability, fire and extended coverage, of the type and amount we believe is customarily obtained for or by an owner of similar real property assets. However, there are types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. We use our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on our hotels at a reasonable cost and on suitable terms. This may result in insurance coverage that could be insufficient to pay the full current market value or current replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace a hotel after it has been damaged or destroyed. Under these circumstances, the insurance proceeds we receive might not be enough to restore our economic position with respect to a damaged or destroyed hotel. In addition, property and casualty insurance rates may increase depending on claims experience, insurance market conditions and the replacement value of our hotels.

    THE FAILURE TO COMPLY WITH GOVERNMENT REGULATION MAY ADVERSELY EFFECT OUR BUSINESS AND RESULTS OF OPERATIONS

    The hotel industry is subject to numerous federal, state and local government regulations, including those relating to building and zoning requirements. In addition, we are subject to laws governing the relationships with employees, including minimum wage requirements, overtime, working conditions, work permit requirements and dramshop laws, which may give an injured person the right to recover damages from any establishment which wrongfully served alcoholic beverages to the person who, while intoxicated, caused the injury.

    Further, under the Americans with Disabilities Act of 1990, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While we anticipate that our owned hotels and the hotels we manage will be substantially in compliance with these requirements, a determination that we are not in compliance with these regulations could result in the imposition of fines, an award of damages to private litigants and significant expense in bringing our hotels in compliance. See "Business--Regulation."

    ENVIRONMENTAL REGULATION MAY ADVERSELY IMPACT OUR COSTS

    Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations. In addition, if any future legislation is adopted, we may at various times be required to make significant capital and operating expenditures in response to such legislation. We attempt to minimize our exposure to potential environmental liability through our site selection procedures. We typically enter into contracts to purchase real estate subject to certain contingencies. Prior to exercising our option to purchase property, we typically conduct a Phase I environmental assessment (which generally includes a physical inspection and database search, but not soil or groundwater analyses). Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in the property. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate the contaminated property, may adversely affect the owner's ability to borrow using the real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of these substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by that person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials, into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released hazardous materials. Environmental laws also may impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership of our properties and the management of other hotels, we potentially may be liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect our business and results of operations.

    DEPENDENCE ON KEY PERSONNEL--LOSS OF MANAGEMENT COULD RESULT IN A MATERIAL ADVERSE EFFECT

    We depend substantially on the efforts and skills of members of management, in particular Robert S. Cole. Mr. Cole is our Chief Executive Officer, President and a director. The loss of the services of Mr. Cole or his inability to devote sufficient attention to our operations could have a material adverse effect on our operations.

    ANTI-TAKEOVER PROVISIONS

    Our certificate of incorporation and bylaws contain provisions that could prevent or delay an acquisition of us by means of a tender offer, a proxy contest or otherwise and may adversely affect prevailing market prices for common stock. These provisions, among other things, provide:

    - for a classified board of directors with each class of directors consisting of one-third of the total number of our directors and serving for a term of one to three years;

    - that our Board of Directors may designate the terms of any new series of our preferred stock;

    - that any shareholder who wishes to propose any business or to nominate a person or persons for election as a director at any annual meeting may only do so if advance notice is given to our secretary;

    - that no shareholder action may be effected by written consent;

    - that a director may be removed only for due cause and upon majority shareholder vote; and

    - that only a majority of the directors or the chief executive officer may call special meetings of the shareholders.

    In addition, we are also subject to Section 203 of the Delaware General Corporation Law, which generally limits transactions between a publicly held company and "interested shareholders" (generally, those shareholders who, together with their affiliates and associates, own 15% or more of Lodgian's outstanding voting stock). In addition, Section 203 generally prohibits "interested shareholders" from engaging in certain business combinations involving us during the three-year period after the date the person became an "interested shareholder" unless our Board of Directors or a majority of the shares entitled to vote (excluding interested shares) approves the transaction or business combination. See "Description of Capital Stock."

RISK FACTORS RELATING TO THE CRESTS

    SPECIAL EVENT DISTRIBUTION OR REDEMPTION

    Upon the occurrence of a Special Event, including a Tax Event, the Trust could be dissolved (with our consent), except in the limited circumstance described below. If the Trust were to be dissoved, after the satisfaction of liabilities to creditors, the Convertible Debentures would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In certain circumstances, we have the right to redeem the Convertible Debentures, in whole or in part and without premium. In that case, the Trust would redeem the Trust Securities on a proportional basis to each holder. Redemption of the Convertible Debentures would be a taxable event to holders of the CRESTS. See "Description of the CRESTS-- Redemption--Special Event Distribution or Redemption of Convertible Debentures" and "Certain United States Federal Income Tax Considerations--Distribution of Convertible Debentures or Cash Upon Liquidation of the Trust."

    We cannot assure you as to the market prices for the CRESTS or the Convertible Debentures that may be distributed in exchange for CRESTS if the Trust were to be dissolved or liquidated. Accordingly, the Convertible Debentures that a holder of CRESTS may receive upon dissolution and liquidation of the Trust may trade at a discount to the value of the CRESTS. Because holders of CRESTS may receive Convertible Debentures upon the occurrence of a Special Event, prospective purchasers of CRESTS are also making an investment decision with regard to the Convertible Debentures and should carefully review all the information regarding the Convertible Debentures contained herein. See "Description of the CRESTS--Redemption--Special Event Distribution or Redemption of Convertible Debentures" and "Description of the Convertible Debentures."

    OPTION TO EXTEND INTEREST PAYMENT PERIOD

    Under the Indenture, we may at any time and from time to time defer payments of interest on the Convetible Debentures by extending the interest payment. However, we may not:

    - be in default in payment of interest on the Convertible Debentures;

    - extend the interest payment period past 20 consecutive quarters nor past June 30, 2010 (the maturity date of the Convertible Debentures or "Stated Maturity").

    By extending the interest payments, the Trust would defer distributions (the "Distributions") on the CRESTS during any extended interest payment period (an "Extension Period"). Despite deferral, the Distributions would continue to accumulate at the rate established by the Convertible Debentures, compounded quarterly. Before the end of any Extension Period, we may further extend the interest payment period. However, the complete Extension Period (together with all previous and further extensions) may not exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Convertible Debentures. When any Extension Period ends and all amounts then due are paid, we may begin a new Extension Period, subject to the above requirements. By exercising our right to defer interest payments, we may not declare or pay any dividend on our capital stock, make any distributions with respect to its capital stock, or redeem, purchase, acquire, or make a liquidation payment with respect to any of its capital stock (subject to limited exceptions). See "Description of the CRESTS--Distributions" and "Description of the Convertible Debentures--Option to Extend Interest Payment Period."

    Because we have the right to defer the payment of stated interest on the Convertible Debentures, the stated interest on the Convertible Debentures will be considered to give rise to original issue discount ("OID"). Holders of CRESTS will be required to include this OID in gross income on a daily economic accrual basis regardless of their regular method of tax accounting. If we exercise our right to defer payments of interest by extending the interest payment period, each holder of CRESTS will continue to accrue income (in the form of OID), based on the deferred and compounded interest allocable to the CRESTS for U.S. federal income tax purposes. This OID income will be allocated, but not distributed, to holders of record of CRESTS. As a result, each holder of CRESTS will recognize income for U.S. federal income tax purposes before receiving cash from the Trust. In addition, a holder of CRESTS will not receive the cash from the Trust related to such income if such holder disposes of its CRESTS before the record date for the date on which distributions of such amounts are made.

    If we decide to exercise such right in the future, the market price of the CRESTS is likely to be affected. A holder that disposes of its CRESTS during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its CRESTS. In addition, because of our right to defer interest payments, the market price of the CRESTS (which represent an undivided beneficial ownership interest in the Convertible Debentures) may be more volatile than other securities that do not grant the issuer such rights.

    RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE CONVERTIBLE DEBENTURES

    Our obligations under the our guarantee will be unsecured and will rank subordinate and junior in right of payment to all other liabilities of Lodgian. Our obligations under the Guarantee will be the same rank as the most senior preferred or preference stock now or hereafter issued by Lodgian and any guarantee previously, now, or hereafter entered into by Lodgian relating to any preferred or preference stock of any affiliate of Lodgian. Our obligations under the Convertible Debentures will be subordinate and junior in right of payment to all of our present and future senior indebtedness. Senior indebtedness includes the following:

    - all of our debts for money borrowed or in connection with the acquisition of properties or assets (other than trade accounts payable in the ordinary course of business); and

    - any debts of others of the kinds described in the clause above for which we are liable as guarantor or otherwise.

    The Guarantee and the Convertible Debentures will both be structurally subordinated to all obligations of our subsidiaries. We may not pay the principal of (redeem), premium (if any), or interest on the Convertible Debentures (i) if any of our senior indebtedness is not paid when due (a default) and any applicable grace period with respect to such default has ended with such default not having been cured or waived or ceasing to exist, or (ii) if the maturity of any senior indebtedness has been accelerated because of a default.

    As of March 31, 1999, our senior indebtedness aggregated $854.7 million (including debts of consolidated subsidiaries guaranteed by Lodgian). There are no terms in the CRESTS, the Convertible Debentures, or the Guarantee that limit our or our subsidiaries' ability to incur additional debt, including debt that ranks senior to the Convertible Debentures and the Guarantee. See "Description of the Guarantee" and "Description of the Convertible Debentures--Subordination."

    RIGHTS UNDER THE GUARANTEE

    We have guaranteed (the "Guarantee"), to the extent the Trust has available funds, payments of distributions on the CRESTS and payments upon liquidation of the Trust or the redemption of the CRESTS. When the CRESTS are registered under the Securities Act pursuant to this Prospectus, the Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Property Trustee will act as indenture trustee under the Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Securities.

    Under the Guarantee, we guarantee to pay the holders of the CRESTS:

    - any accumulated and unpaid Distributions required to be paid on the CRESTS, to the extent the Trust has funds available therefor, and

    - the redemption price and all accumulated and unpaid Distributions with respect to CRESTS called for redemption by the Trust, to the extent the Trust has funds available therefor.

    In the case of a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the conversion of all of the CRESTS into Common Stock or distribution of Convertible Debentures to the holders of CRESTS or a redemption of all the CRESTS), we guarantee to pay the holders of the CRESTS the lesser of:

    - the total of the liquidation amount and all accumulated and unpaid Distributions on the CRESTS to the date of the payment to the extent the Trust has funds available therefor or

    - the amount of assets of the Trust remaining available for distribution to holders of the CRESTS in liquidation of the Trust.

    The holders of not less than a majority in liquidation amount of the CRESTS will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to exercise any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce such Guarantee, any holder of CRESTS may institute a legal proceeding directly against us to enforce such holder's right to receive payment under the Guarantee. Any holder of CRESTS may do so without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If we default on our obligation to make payments on the Convertible Debentures, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the CRESTS or otherwise. In such event, holders of the CRESTS would not be able to rely upon the Guarantee for payment of such amounts. See "Description of the Guarantee." However, a holder of the CRESTS could instead rely on the enforcement (i) by the Property Trustee of its rights as registered holder of the Convertible Debentures against us pursuant to the terms of the Convertible Debentures or (ii) by such holder of its right of direct action against us to enforce payments on Convertible Debentures. See "Description of the Convertible Debentures--Indenture Events of Default." The Declaration provides that each holder of CRESTS, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Indenture.

    ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CRESTS

    If (i) the Trust fails to pay Distributions in full on the CRESTS (excepting periods of deferral of interest during an Extension Period) or (ii) a default under the Declaration (a "Trust Enforcement Event") occurs and is continuing, then the holders of CRESTS could expect, and under certain circumstances could cause, the Property Trustee to enforce their rights as holders of the Convertible Debentures against us. In addition, the holders of a majority in liquidation amount of the CRESTS will have the following rights:

    - to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or

    - to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Convertible Debentures.

If the Property Trustee fails to enforce its rights under the Convertible Debentures, a holder of CRESTS may sue us directly to enforce the Property Trustee's rights under the Convertible Debentures. In that case, a holder of CRESTS need not first sue the Property Trustee or any other person or entity.

    Notwithstanding the foregoing, if a Trust Enforcement Event has occurred and is continuing which is attributable to our failure to pay interest, principal or premium on the Convertible Debentures when payable (or in the case of redemption, on the redemption date), then the registered holder of CRESTS may sue directly to enforce payment to such holder of the principal of or premium, if any, or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the CRESTS of such holder (a "Direct Action") on or after the respective due date specified in the Convertible Debentures. In connection with such Direct Action, we, as the holder of the Common Securities, will be subrogated to the rights of such holder of CRESTS under the Declaration to the extent of any payment made by us to such holder of CRESTS in such Direct Action. The holders of CRESTS will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures. See "Description of the CRESTS--Trust Enforcement Events" and "Description of the Convertible Debentures--Indenture Events of Default."

    LIMITED VOTING RIGHTS

    Holders of CRESTS will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, the Trustees. These voting rights are vested exclusively in the holders of the Common Securities. See "Description of the CRESTS--Voting Rights; Amendment of Declaration."

    TRADING PRICE

    The CRESTS may trade at a price that does not fully reflect the value of accrued and unpaid interest with respect to the underlying Convertible Debentures. A holder who disposes of his CRESTS between record dates for payments of distributions thereon must nonetheless include any accrued but unpaid interest on the Convertible Debentures through the date of disposition in income as ordinary income (i.e., OID). However, the holder adjusts its adjusted tax basis in such CRESTS by the amount of accrued but unpaid interest. To the extent the selling price of the CRESTS is less than the holder's adjusted tax basis in such CRESTS, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

                                USE OF PROCEEDS

    The Selling Shareholders will receive all of the proceeds from the sale of the Offered Securities. Neither we nor the Trust will receive any proceeds from the sale of the Offered Securities.

                     MARKET FOR REGISTRANT'S COMMON EQUITY
                        AND RELATED STOCKHOLDER MATTERS

    Our common stock is listed on the New York Stock Exchange and its trading symbol is LOD. Prior to June 19, 1997, Servico's common stock was listed on the American Stock Exchange. The following table sets forth the high and low sales prices of our common stock on the New York Stock and American Stock Exchanges, as appropriate, on a quarterly basis for the past two years.

                                                                                 1998                   1997
                                                                        ----------------------  --------------------
                                                                           HIGH        LOW        HIGH        LOW
                                                                        ----------  ----------  ---------  ---------
First Quarter.........................................................  $  20.4375  $     15.5  $    20.5  $    16.0
Second Quarter........................................................      22.375     14.6875       17.0      13.75
Third Quarter.........................................................      15.875        7.25       18.0      14.25
Fourth Quarter........................................................      7.0625       3.125       19.0       14.0

    As of March 26, 1999, there were 429 shareholders of record of our common stock. In addition, there were 2,645 Servico shareholders who have not yet converted their shares into shares of the Company. When all Servico shareholders have converted their shares, we will have 3,074 shareholders.

    We have not paid any cash dividends since our reorganization and have no current plans to initiate the payment of dividends. We currently anticipate that we will retain any future earnings for use in our business. Our Board of Directors will determine future dividend policies based on our financial condition, profitability, cash flow, capital requirements and business outlook, among other factors. Our indebtedness restricts our ability to pay dividends. See "Description of Certain Indebtedness."

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the five years in the period ended December 31, 1998 and for the three months ended March 31, 1999.

                                                                               YEAR ENDED DECEMBER 31,
                                                                -----------------------------------------------------
                                                                  1994       1995       1996       1997       1998
                                                                ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges............................       1.32       1.34       1.43       1.72        .84

                                                                  THREE MONTHS
                                                                      ENDED
                                                                    MARCH 31,
                                                                      1999
                                                                -----------------
Ratio of earnings to fixed charges............................            .79

    The computation of the ratio of earnings to fixed charges is based on our earnings and the earnings of our consolidated subsidiaries divided by fixed charges. Earnings consist of income before income tax and extraordinary items and minority interests-other. Fixed charges represent interest (whether expensed or capitalized), rent expense representative of interest, and amortization of deferred loan costs and dividends on the CRESTS.

                              ACCOUNTING TREATMENT

    The financial statements of the Trust are consolidated with our financial statements. The CRESTS are shown on our consolidated financial statements as "Minority interests--Preferred redeemable securities." See "Capitalization."

                                 CAPITALIZATION

    The following table presents our consolidated capitalization as of March 31, 1999. The information presented below should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements contained elsewhere in this memorandum.

                                                                                                 AS OF MARCH 31,
                                                                                                      1999
                                                                                               -------------------
                                                                                                   (UNAUDITED)
                                                                                                 (IN THOUSANDS)
Total long-term debt (including current portion).............................................     $     854,749
Minority Interests:
  Preferred redeemable securities............................................................           175,000
  Other......................................................................................            15,642
Stockholders' equity:
  Common stock...............................................................................               278
  Additional paid-in capital.................................................................           262,176
  Retained earnings..........................................................................            20,664
  Accumulated other comprehensive loss.......................................................            (1,593)
                                                                                               -------------------
    Total stockholders' equity...............................................................           281,525
                                                                                               -------------------
      Total capitalization...................................................................     $   1,326,916
                                                                                               -------------------
                                                                                               -------------------

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following unaudited 1998 pro forma consolidated statement of operations of Lodgian gives effect to:

    (1) the Merger;

    (2) the 1998 acquisitions of AMI (after the sale of three of the 14 acquired properties) and the Boston Revere Hotel; and

    (3) the June 1998 offering of the CRESTS and the repayment of debt with the proceeds, as if such transactions occurred on January 1, 1998.

    The unaudited 1998 pro forma consolidated statement of operations of Lodgian should be read in conjunction with the historical financial statements and other financial information included elsewhere in this memorandum.

    The above items would have no effect on the historical consolidated balance sheet as of March 31, 1999 and the consolidated statement of operations for the three months ended March 31, 1999. Therefore, no separate pro forma balance sheet or statement of operations for this period is included in the unaudited pro forma consolidated financial data.

    The accompanying unaudited pro forma information is presented for illustrative purposes only and is based on certain assumptions and adjustments described in the pro forma financial statements. Such information is not necessarily indicative of the operating results or financial position that would have occurred had the transactions been consummated at the dates indicated, nor is it necessarily indicative of future operating results or the financial position of Lodgian. No effect has been given in the unaudited 1998 pro forma consolidated statement of operations for operating and cost savings that may be realized from the acquisition of AMI or from the Merger.

                                 LODGIAN, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                                                     PRO FORMA ADJUSTMENTS
                                                           ------------------------------------------
                                                              IMPAC
                                                           (JANUARY 1,      AMI AND
                                                              1998-          BOSTON         CRESTS
                                               LODGIAN     DECEMBER 11,   REVERE HOTEL   OFFERING AND
                                             HISTORICAL(1)   1998)(2)    ACQUISITIONS(3)    MERGER      PRO FORMA
                                             ------------  ------------  --------------  ------------  -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Rooms....................................   $  267,862    $  116,495     $   17,593     $       --    $ 401,950
  Food and beverages.......................      107,334        26,425          3,977             --      137,736
  Other....................................       20,018         7,861            459             --       28,338
                                             ------------  ------------       -------    ------------  -----------
    Total..................................      395,214       150,781         22,029             --      568,024
Operating expenses:
  Direct
    Rooms..................................       75,316        34,571          4,241             --      114,128
    Food and beverage......................       81,643        21,714          3,404             --      106,761
  General and administrative...............       10,080         6,437            342             --       16,859
  Other hotel operating expenses...........      129,950        56,067          9,759             --      195,776
  Depreciation and amortization............       31,114        14,268          1,010          1,707(4)     48,099
                                             ------------  ------------       -------    ------------  -----------
    Total..................................      328,103       133,057         18,756          1,707      481,623
                                             ------------  ------------       -------    ------------  -----------
Income from operations.....................       67,111        17,724          3,273         (1,707)      86,401
Other income (expenses):
  Interest income and other................        1,261            56            805             --        2,122
  Loss on asset disposition................         (432)           --             --             --         (432)
  Interest expense.........................      (30,378)      (33,336)            --          3,524(5)    (60,190)
  Settlement on swap transactions..........      (31,492)           --             --             --      (31,492)
  Merger related costs.....................       (3,400)      (11,104)            --             --      (14,504)
Minority interests:
  Preferred redeemable securities..........       (6,476)           --             --         (5,774)(5)    (12,250)
  Other....................................       (1,436)          118             --             --       (1,318)
                                             ------------  ------------       -------    ------------  -----------
(Loss) income before income taxes and
  extraordinary item.......................       (5,242)      (26,542)         4,078         (3,957)     (31,663)
(Benefit) provision for income taxes.......       (2,097)      (10,617)         1,632         (1,583)     (12,665)
                                             ------------  ------------       -------    ------------  -----------
Net (loss) income before extraordinary
  items....................................   $   (3,145)   $  (15,925)    $    2,446     $   (2,374)   $ (18,998)
                                             ------------  ------------       -------    ------------  -----------
                                             ------------  ------------       -------    ------------  -----------
Loss before extraordinary items per common
  share....................................   $    (0.16)                                               $    (.69)
Loss before extraordinary items per common
  share, assuming dilution.................   $    (0.16)                                               $    (.69)
Basic weighted average shares..............       20,245                                                   27,641
Diluted weighted average shares............       20,245                                                   27,641

                                            (FOOTNOTES APPEAR ON FOLLOWING PAGE)

(1) The historical statement of operations of Lodgian, Inc. for the year ended December 31, 1998 includes the operations of various properties that Servico acquired during 1998 from the date of acquisition through the earlier of December 31, 1998 or the date of disposition (including Impac from December 11, 1998 to December 31, 1998), and the effect of the CRESTS offering completed in July 1998 from the date of offering through December 31, 1998.

(2) The unaudited historical results of operations of Impac were derived from information provided by Impac as of the date of the Merger. The statement of operations for Impac represents the historical operations of Impac for the period from January 1, 1998 through the date of the Merger. The statement includes the operations of the Boston Revere Hotel, acquired by Impac on July 1, 1998, from the date of acquisition through the date of the Merger.

(3) Reflects the operations of 11 of the 14 hotels acquired in the acquisition of AMI (the other three hotels were sold by Servico) from January 1, 1998 until May 28, 1998, the date of the AMI acquisition, and the Boston Revere Hotel from January 1, 1998, until July 1, 1998, the date of its acquisition by Impac.

(4) Reflects the additional depreciation and amortization resulting from the allocation of purchase price to the Impac properties and recording of goodwill pursuant to APB No. 16 in connection with the Merger. The allocation of the cost of the acquired assets between land, buildings, and furnishings and equipment is based on the fair values of the assets. Depreciation expense for buildings and furnishings and equipment is based upon their estimated useful lives of 40 years and 9.5 years, respectively. Goodwill is being amortized over a 20-year period. Depreciation and amortization is calculated on a straight-line basis.

(5) Reflects (i) $6.1 million of additional interest expense related to the CRESTS ($5.8 million of which is reflected in minority interests--preferred redeemable securities), which includes the amortization of $.3 of deferred financing costs and (ii) the elimination of $3.8 million of interest expense relating to indebtedness repaid with the CRESTS proceeds.

              SELECTED HISTORICAL FINANCIAL INFORMATION OF LODGIAN

    In the table below, we provide you with summary historical financial data of Lodgian. We have prepared this information using the consolidated financial statements of Lodgian for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the three-months periods ended March 31, 1998 and 1999. The financial statements for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the three months ended March 31, 1998 and 1999 have not been audited. We believe the financial statements for these periods have been prepared on the same basis as our audited consolidated financial statements and include all adjustments (consisting only of normal recurring items) necessary for a fair and consistent presentation of our results of operations and financial position for these periods and as of these dates. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999.

    This summary historical financial data should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included elsewhere in this memorandum.

                                                                                        THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                      MARCH 31,
                                -----------------------------------------------------  --------------------
                                  1994       1995       1996       1997       1998       1998       1999
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                           (UNAUDITED)

                                                              (IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenues:
  Rooms.......................  $  93,720  $ 113,902  $ 156,564  $ 179,956  $ 267,862  $  55,833  $  96,784
  Food and beverage...........     46,945     53,499     68,803     80,335    107,334     22,146     32,070
  Other.......................      9,018     11,079     14,159     16,366     20,018      4,902      6,950
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues............    149,683    178,480    239,526    276,657    395,214     82,881    135,804
Operating Expenses:
  Direct:
    Rooms.....................     26,848     32,140     43,667     49,608     75,316     15,509     26,264
    Food and beverage.........     36,585     41,474     52,761     60,919     81,643     17,647     24,108
  General and
    administrative............      7,944      8,977      9,297      8,973     10,080      2,387      5,229
  Depreciation and
    amortization..............     52,205     12,370     18,677     23,023     31,114      7,207     13,750
  Other hotel operating
    expenses..................      9,465     59,727     77,183     88,036    129,950     27,650     47,840
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating
      expenses................    133,047    154,688    201,585    230,559    328,103     70,400    117,191
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from operations........     16,636     23,792     37,941     46,098     67,111     12,481     18,613
Other income (expense):
  Interest income and other...        325      1,197      1,723      1,720      1,260        454        348
  Interest expense............    (12,693)   (17,903)   (29,443)   (25,909)   (30,378)    (7,846)   (19,128)
  Non-recurring items(1)......        539         --      3,612         --    (35,324)        --         --
Minority interests:
  Preferred redeemable
    securities................         --         --         --         --     (6,475)        --     (3,159)
  Other.......................       (171)      (572)    (2,060)      (960)    (1,436)       (94)      (744)
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income
  taxes and extraordinary
  item........................      4,636      6,514     11,773     20,949     (5,242)     4,995     (4,070)
Provision (benefit) for income
  taxes.......................      1,855      2,605      3,225      8,379     (2,097)     1,999     (1,628)
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before
  extraordinary item..........      2,781      3,909      8,548     12,570     (3,145)     2,996     (2,442)
Extraordinary item, net of
  taxes.......................      1,436         --       (348)    (3,751)    (2,076)        --         --
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).............  $   4,217  $   3,909  $   8,200  $   8,819  $  (5,221) $   2,996  $  (2,442)
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                                        THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                      MARCH 31,
                                -----------------------------------------------------  --------------------
                                  1994       1995       1996       1997       1998       1998       1999
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                           (UNAUDITED)

                                            (IN THOUSANDS, EXCEPT RATIOS AND STATISTICAL DATA)

OTHER DATA:
EBITDA(2).....................  $  26,238  $  36,894  $  57,915  $  69,559  $  98,225  $  19,828  $  32,857
Ratio of earnings to fixed
  charges(3)..................        1.3x       1.3x       1.4x       1.7x        --        1.5x        --
Capital expenditures..........  $  20,158  $  99,560  $  96,635  $ 203,406  $ 186,384  $  49,669  $  29,848
Total debt/EBITDA(4)..........        5.7x       5.8x       5.3x       4.7x       8.7x       N/A        N/A
EBITDA/interest expense.......        2.1x       2.2x       2.0x       2.7x       3.2x       2.5x       1.7x
Number of hotels owned at end
  of period...................         32         46         57         69        142         73        141
Number of rooms owned at end
  of period...................      6,544      9,031     11,059     14,061     26,889     15,165     26,729
Occupancy(5)..................       64.7%      66.2%      64.4%      60.9%      60.9%      57.7%      57.8%
Average daily rate(6).........  $   65.15  $   67.19  $   69.47  $   71.90  $   73.52  $   74.25  $   74.23
RevPAR(7).....................  $   42.15  $   44.46  $   44.72  $   43.82  $   44.77  $   42.84  $   42.90
Available room nights(8)......  2,211,700  2,550,932  3,487,689  4,107,066  5,844,637  1,312,892  2,441,299

                                                                  AS OF DECEMBER 31,                       AS OF
                                                 -----------------------------------------------------   MARCH 31,
                                                   1994       1995       1996       1997       1998        1999
                                                 ---------  ---------  ---------  ---------  ---------  -----------
                                                                                                        (UNAUDITED)

                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Property and equipment, net....................  $ 196,788  $ 277,873  $ 364,922  $ 534,080  $1,317,470  $1,329,968
Total assets...................................    228,900    324,202    439,786    627,651  1,497,921   1,494,680
Long-term obligations, less current portion....    143,830    210,242    284,880    323,320    816,644     818,627
Minority interests
  Preferred redeemable securities..............         --         --         --         --    175,000     175,000
  Other........................................      3,012     11,766     19,627     13,555     15,021      15,642
Total stockholders' equity.....................     46,740     62,820     74,738    239,535    283,767     281,525

------------------------

(1) Non-recurring items are as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                   ------------------------------------------------------
                                                     1994       1995       1996       1997        1998
                                                   ---------  ---------  ---------  ---------  ----------

                                                                       (IN THOUSANDS)
    Gain on litigation settlement................  $      --  $      --  $   3,612  $      --  $       --
    Other non-recurring income (expense).........        539         --         --         --        (432)
    Settlement on swap transaction...............         --         --         --         --     (31,492)
    Severance and other..........................         --         --         --         --      (3,400)
                                                   ---------  ---------  ---------  ---------  ----------
    Total........................................  $     539  $      --  $   3,612  $      --  $  (35,324)
                                                   ---------  ---------  ---------  ---------  ----------
                                                   ---------  ---------  ---------  ---------  ----------

(2) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the lodging industry. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.

(3) For purposes of calculating the ratio of earnings to fixed charges, earnings are determined by adding fixed charges (excluding capitalized interest) and amortization of capitalized interest to earnings before income taxes. Fixed charges consist of (i) interest expense (including amortization of debt issuance costs), (ii) capitalized interest, (iii) dividends paid on the CRESTS and (iv) the portion of rent expense considered interest. Excluding the non-recurring items for 1998, the ratio would have been 1.7x. For the year ended December 31, 1998, and the three months ended March 31, 1999, our earnings were insufficient to cover our fixed charges by $6.8 million and $5.1 million, respectively.

(4) Based on debt at the end of the period. Excludes $175.0 million of CRESTS.

(5) Occupancy is determined by dividing the total rooms occupied for the period by the total available room nights for such period. We include rooms being renovated or otherwise unavailable in determining the total available room nights.

(6) Average daily rate is determined by dividing room revenue for the period by the number of rooms occupied for the period.

(7) "RevPAR" means revenue per available room, which is calculated as average daily rate multiplied by the occupancy.

(8) Total rooms multiplied by number of days in the period. Includes rooms being renovated or otherwise unavailable. Historically, Servico had not included rooms being renovated or otherwise unavailable.

               SELECTED HISTORICAL FINANCIAL INFORMATION OF IMPAC

    The following table presents consolidated and combined financial data derived from Impac's and Impac Hotel Development, Inc.'s ("IHD") unaudited historical financial statements for the years ended December 31, 1993 and 1994 and for the six months ended June 30, 1997 and 1998 and from their audited historical financial statements for the years ended December 31, 1995 through 1997. The financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Historical Results of Operations--Impac" and the consolidated and combined financial statements, related notes and other financial information of Impac included in this memorandum.

                                                                                       SIX MONTHS ENDED JUNE
                                          YEAR ENDED DECEMBER 31,                               30,
                       --------------------------------------------------------------  ----------------------
                          1993         1994         1995        1996       1997(1)        1997        1998
                       -----------  -----------  ----------  ----------  ------------  ----------  ----------

                       (UNAUDITED)  (UNAUDITED)                                             (UNAUDITED)
                                                           (IN THOUSANDS)
Revenues.............   $  23,927    $  41,615   $   55,576  $   67,813  $    119,859  $   52,830  $   75,884
(Loss) income before
  extraordinary
  items(2)...........        (457)         (64)       5,619      14,064       (16,089)     (4,589)     (8,714)
End of period:
  Total assets.......      48,143       71,875      116,248     191,666       417,780     343,614     463,119
  Long-term
    obligations......      42,615       61,754       92,849     155,851       355,236     294,970     400,071
  Total members'/
    partners'
    equity...........       3,284        5,375       13,408      19,760        36,970      27,038      27,349

------------------------

(1) On March 12, 1997, Impac was formed through the combination of 22 partnerships, 4 corporations and two operating companies (collectively, the "Predecessors") through a reorganization. The formation of Impac was accounted for as a reorganization of entities under common control with the purchase of minority interest. The operations and financial position of the Predecessors prior to the reorganization are presented on a combined basis. The principal activity of IHD was to analyze prospective hotel acquisitions for Impac. IHD was not acquired by Impac in the above described reorganization.

(2) Impac is a limited liability company and is not subject to income taxes. The Predecessors and IHD were each either general or limited partnerships or S-corporations and were similarly not subject to income taxes. The results of these entities operations are included in the tax returns of the unitholders, partners or S-corporation shareholders.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    Management believes that results of operations in the hotel industry are best explained by four key performance measures: occupancy levels, average daily rate, revenue per available room ("RevPAR") and EBITDA margins. These measures are influenced by a variety of factors including national, regional and local economic conditions, the degree of competition with other hotels in the area and changes in travel patterns. The demand for accommodations is also affected by normally recurring seasonal patterns and most of our hotels experience lower occupancy levels in the fall and winter months (November through February) which may result in lower revenues, lower net income and less cash flow during these months.

    Our business strategy includes the acquisition of underperforming hotels and the implementation of our operational initiatives and repositioning and renovation programs to achieve revenue and margin improvements. During this period of repositioning, the revenues and earnings of these hotels may be adversely affected and may negatively impact our consolidated RevPAR, average daily rate and occupancy rate performance, as well as our EBITDA margins. In addition, our strategy also includes developing new full service hotels. Newly developed properties typically require 24 months following completion to stabilize. To track the execution of our repositioning and development growth strategy and its impact on our results of operations, we classify our hotels as either "Stabilized Hotels," "Stabilizing Hotels" or "Being Repositioned Hotels," as described below:

    - Stabilized Hotels are properties (1) which have experienced little or no disruption to their operations over the past 24 to 36 months as the result of redevelopment or repositioning efforts, or (2) newly-constructed hotels which have been in service for 24 months or more.

    - Stabilizing Hotels are (1) properties which have undergone renovation or repositioning investment within the last 36 months, which work is now completed, or (2) newly developed properties placed into service within the past 24 months. Management believes that these properties should experience higher rates of growth in RevPAR and improvements in operating margin than the Stabilized Hotels. On average, our hotels which have undergone renovation have generally reached stabilization within approximately 12 to 18 months after their completion date, and our newly developed hotels have reached stabilization in approximately 24 months after their completion date.

    - Being Repositioned Hotels are hotels experiencing disruption to their operations due to renovation and repositioning. During this period (generally 12 to 18 months) hotels will usually experience lower operating results, such as RevPAR and operating margins. We expect significant improvements in the operating performance of those hotels which have undergone a repositioning once the renovation is completed. After the repositioning work is completed, these properties will be reclassified as Stabilizing Hotels.

    We classify each hotel into one of the three categories at the beginning of each fiscal year. We have not classified our six European hotels, the one hotel in which we have a minority equity interest or the two hotels we manage for third parties. We will determine the category most appropriate for each hotel based on our evaluation of objective and subjective factors, including the time of completion of renovation and whether the full benefit of renovations have been realized.

    On June 24, 1999, we sold our joint venture interest in our European hotel portfolio, which consisted of six hotels. We received approximately $6.0 million at closing and expect to receive an additional $1.5 million in net proceeds from the sale. We do not expect the sale of these hotels, which were acquired on October 1, 1998, to have a material effect on our EBITDA or results of operations.

    REVENUES. Revenues are composed of rooms and food and beverage (both of which are classified as direct revenues) and other revenues. Room revenues are derived from guest room rentals, while food and beverage revenues primarily include sales from our hotel restaurants, room service and hotel catering. Other revenues include charges for guests' long-distance telephone service, laundry service, use of meeting facilities and fees earned by us for services rendered in conjunction with properties managed for third parties.

    OPERATING EXPENSES. Operating expenses are composed of direct, general and administrative, other hotel operating expenses and depreciation and amortization. Direct expenses, including both rooms and food and beverage operations, reflect expenses directly related to hotel operations. These expenses generally vary with available rooms and occupancy rates, but also have a small fixed component. General and administrative expenses represent corporate salaries and other corporate operating expenses and are generally fixed. Other hotel operating expenses include primarily property level expenses related to general operations such as advertising, utilities, repairs and maintenance and other property administrative costs. These expenses are also primarily fixed.

PRO FORMA RESULTS OF OPERATIONS

    Our operating results for the period ended December 31, 1998 have been materially affected by the significant number of acquisitions made during the period. We acquired 14 hotels in May 1998 (three of which have been sold) from AMI, one additional hotel in Boston (Revere) in July 1998 and 53 hotels in the Merger in December 1998. Because these transactions were accounted for using the purchase accounting method, the results of operations of the acquisitions are included in our consolidated results of operations from the time they were acquired. This makes comparisons of our historical results to prior periods less meaningful. We believe that a discussion of our operating results that gives effect to the acquisition of AMI and the Boston Revere Hotel and the Merger is more useful in identifying and explaining trends in our operating results.

    The following table sets forth certain summary unaudited pro forma financial data for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 as well as certain summary unaudited historical financial data for March 31, 1999. The pro forma data give effect to (1) the Merger, (2) the 1998 acquisitions of AMI (after the sale of three of the 14 acquired properties) and the Boston Revere Hotel and (3) the June 1998 CRESTS offering and the repayment of debt with the proceeds, as if each had occurred at the beginning of the period presented. Our actual results for the three months ended March 31, 1999 include the effect of the above items for the entire period. No effect has been given in the unaudited pro forma consolidated financial statements for cost savings that may have been realized from the acquisition of AMI or from the Merger. The information set forth below does not purport to represent what our financial position or results of operations would have been if these acquisitions had actually occurred as of such dates or to project our financial position or results of operations for any future date or period. You should read this information along with the financial statements included elsewhere in this Prospectus.

                        PRO FORMA RESULTS OF OPERATIONS

                                                                      YEAR ENDED          THREE MONTHS ENDED
                                                                     DECEMBER 31,              MARCH 31,
                                                                ----------------------  -----------------------
                                                                   1997        1998        1998         1999
                                                                ----------  ----------  -----------  ----------

                                                                                  (UNAUDITED)
                                                                    (IN THOUSANDS, EXCEPT STATISTICAL DATA)
STATEMENT OF OPERATIONS DATA:
Revenues......................................................  $  544,997  $  568,024   $ 126,844   $  135,804
Direct operating expenses.....................................     210,705     220,889      48,853       50,372
General and administrative....................................      14,184      16,859       5,164        5,229
Other hotel operating expenses................................     199,904     195,776      46,110       47,840
Depreciation and amortization.................................      46,725      48,099      12,394       13,750
                                                                ----------  ----------  -----------  ----------
Income from operations........................................  $   73,479  $   86,401   $  14,323   $   18,613

OTHER DATA:
EBITDA........................................................  $  120,204  $  134,500   $  26,717   $   32,857
EBITDA margin.................................................        22.1%       23.7%       21.1%        24.2%
Number of hotels at end of period(1)
    Stabilized................................................          73          77          77           77
    Stabilizing...............................................          13          33          29           33
    Being Repositioned........................................          42          22          22           21
                                                                ----------  ----------  -----------  ----------
        Total(2)..............................................         128         132         128          131
Number of rooms at end of period
    Stabilized................................................      14,608      14,084      14,084       14,084
    Stabilizing...............................................       2,109       6,056       5,512        6,056
    Being Repositioned........................................       7,632       4,753       4,753        4,593
                                                                ----------  ----------  -----------  ----------
        Total(2)..............................................      24,349      24,893      24,349       24,733
Occupancy rate................................................        61.2%       60.3%       56.0%        57.8%
Average daily rate............................................  $    69.46  $    73.17   $   72.95   $    74.23
RevPAR........................................................  $    42.51  $    44.12   $   40.84   $    42.90

------------------------

(1) Prior to January 1, 1999, we did not categorize the hotels as "Stabilized," "Stabilizing" or "Being Repositioned." For purposes of this table, we have re-classified hotels as of January 1, 1997 and 1998 in accordance with our new classifications.

(2) Excludes six European hotels, two hotels we manage for third parties, one hotel in which we have a minority interest and three hotels under construction as of January 1, 1999.

    THREE MONTHS ENDED MARCH 31, 1999 ("FIRST QUARTER 1999") COMPARED TO THE PRO FORMA THREE MONTHS ENDED MARCH 31, 1998 ("FIRST QUARTER 1998")

    For purposes of the following discussion, the Stabilized, Stabilizing, and Being Repositioned Hotels refers to the classification of hotels on January 1, 1999 for both the results of First Quarter 1999 and First Quarter 1998.

    Revenues increased 7.1% to $135.8 million in the First Quarter 1999 from pro forma revenues of $126.8 million in the First Quarter 1998. Our average daily rate and occupancy overall were $74.23 and 57.8%, respectively, in the First Quarter 1999 compared to pro forma average daily rate and occupancy of $72.95 and 56.0%, respectively, in the First Quarter 1998 resulting in a 5.0% increase in RevPAR. RevPAR increased by 4.4% for Stabilized hotels and 24.1% for Stabilizing hotels, and decreased by 14.5% for Being Repositioned hotels. The large increase in RevPAR for Stabilizing hotels is primarily a result of realizing the benefits of renovations. The decrease in RevPAR for Being Repositioned hotels is a result of disruptions that typically occur at hotels undergoing renovations. In presenting occupancy and RevPAR statistics, we do not reduce the total rooms by rooms that are out of service. Therefore, our occupancy and RevPAR figures for Being Repositioned Hotels are significantly impacted.

    The following table summarizes certain operating data for our hotels for the three months ended March 31, 1999 and pro forma operating data for the three months ended March 31, 1998.

                                                                                   THREE MONTHS ENDED MARCH 31,
                                                                 ----------------------------------------------------------------
                                                                         ADR                OCCUPANCY               REVPAR
                                                                 --------------------  --------------------  --------------------

CLASSIFICATION AT JANUARY 1, 1999                   HOTELS(1)      1998       1999       1998       1999       1998       1999
------------------------------------------------  -------------  ---------  ---------  ---------  ---------  ---------  ---------
Stabilized......................................           77    $   73.28  $   73.94       60.4%      62.5% $   44.25  $   46.20
Stabilizing.....................................           33    $   72.22  $   75.51       49.1%      58.3% $   35.46  $   44.01
Being Repositioned..............................           22(2) $   72.57  $   73.81       50.5%      42.5% $   36.68  $   31.37

------------------------

(1) Excludes two hotels we managed for third parties and seven hotels in which we had a minority interest.

(2) Since January 1, 1999, one Being Repositioned hotel has been sold.

    Our direct operating expenses were $50.4 million (39.1% of direct revenues) for the First Quarter 1999 compared to $48.9 million (40.8% of direct revenues) for the First Quarter 1998. The decrease in direct operating expenses as a percentage of direct revenues was a result of having fewer hotels undergoing renovations, certain cost savings for purchasing insurance and related activities and an emphasis on cost containment.

    Our general and administrative expenses for the First Quarter 1999 and First Quarter 1998 were $5.2 million. Included in the 1999 expenses are $.5 million of non-recurring expenses, principally severance costs that were offset by cost savings in overhead realized as a result of the Merger.

    Our other hotel operating expenses were $47.8 million in the First Quarter 1999 (35.2% of revenues) compared to $46.1 million (36.4% of revenues) for the First Quarter 1998. The decrease in other hotel operating expenses as a percentage of revenues is due to the combined effect of significant revenue growth, an emphasis on cost containment and Merger-related cost savings.

    As a result of the above, our income from operations increased 30% to $18.6 million in the First Quarter 1999 as compared to $14.3 million for the First Quarter 1998. EBITDA increased 23% to $32.9 million (24.2% of revenues) from $26.7 million (21.1% of revenues) in the First Quarter 1998.

    PRO FORMA YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE PRO FORMA YEAR ENDED
     DECEMBER 31, 1997

    Our pro forma revenues increased 4.2% to $568.0 million in 1998 from $545.0 million in 1997. Our average daily rate and occupancy were $73.17 and 60.3%, respectively, in 1998 compared to $69.46 and 61.2%, respectively, for 1997, resulting in a 3.8% increase in RevPAR. Room revenue increased by 5.2% in 1998, while food and beverage revenue increased by 1.9%. We would have had 54 hotels that were under renovation during 1998, 37 of which had been completed by the end of the year. During the renovation process, revenues are negatively affected due to the unavailability of certain rooms, restaurants and meeting space.

    The following table summarizes certain operating data for our hotels for the years ended December 31, 1997 and 1998.

                                                                                     YEAR ENDED DECEMBER 31,
                                                                 ----------------------------------------------------------------
                                                                         ADR                OCCUPANCY               REVPAR
                                                                 --------------------  --------------------  --------------------

CLASSIFICATION AT JANUARY 1, 1998                   HOTELS(1)      1997       1998       1997       1998       1997       1998
------------------------------------------------  -------------  ---------  ---------  ---------  ---------  ---------  ---------
Stabilized......................................           73    $   70.04  $   73.45       63.6%      61.7% $   44.54  $   45.31
Stabilizing.....................................           13    $   74.25  $   77.94       64.7%      66.9% $   48.04  $   52.14
Being Repositioned..............................           42    $   66.30  $   71.16       55.2%      55.3% $   36.57  $   39.36

------------------------

(1) Excludes hotels we managed for third parties and hotels in which we had a minority interest.

    Our pro forma direct operating expenses were $220.9 million (40.9% of direct revenues) for 1998 and $210.7 (40.7% of direct revenues) for 1997. The slight increase in 1998 of operating expense as a percentage of direct revenue was primarily due to the adverse effect on revenues from the large number of renovations during 1998.

    Our pro forma general and administrative expenses increased 18.9% to $16.9 million in 1998 from $14.2 million in 1997, primarily due to costs associated with the start-up of the centralized reservations and sales support center in Baton Rouge, Louisiana which increased to $2.0 million in 1998 compared to $.6 million in 1997.

    Our pro forma other hotel operating expenses decreased 2.1% to $195.8 million (34.5% of revenues) in 1998 from $199.9 million (36.7% of revenues) in 1997. The decrease as a percentage of revenues was a result of the combined effect of revenue growth and a continued emphasis on cost containment.

    As a result of the above, our pro forma income from operations increased 17.6% to $86.4 million in 1998 from $73.5 million in 1997. Pro forma EBITDA increased 12.0% to $134.5 million (23.7% of revenue) in 1998 from $120.2 million (22.1% of revenue) in 1997.

HISTORICAL RESULTS OF OPERATIONS--LODGIAN

    Our operating results have been materially impacted by the significant number of acquisitions and extensive renovation activity during 1997 and 1998. In June 1998, Servico acquired AMI, an entity that owned and operated 14 hotels, three of which were subsequently sold. In December 1998, Servico merged with Impac, an entity that owned or managed 53 hotels, three of which are under construction. Because these transactions were accounted for using the purchase accounting method, the results of AMI and Impac are included in our consolidated results of operations from the time they were acquired. This makes comparisons of our historical operating results with prior periods less meaningful. Servico had historically classified its hotels as Stabilized Hotels and Reposition Hotels. The Stabilized Hotels were hotels that had achieved normalized operations after completion of renovation and repositioning. The Reposition Hotels were those hotels that were undergoing or had completed significant renovation and repositioning but had not yet achieved normalized operations.

    THREE MONTHS ENDED MARCH 31, 1999 ("FIRST QUARTER 1999") COMPARED TO MARCH 31, 1998 ("FIRST QUARTER 1998")

    Our revenues were $135.8 million for the First Quarter 1999, a 63.8% increase over revenues of $82.9 million for the First Quarter 1998. Of this $52.9 million increase, $49.0 million was attributable to the acquisition of AMI and the Merger.

    Our direct operating expenses were $50.4 million (39.1% of direct revenues) for the First Quarter 1999 and $33.2 million (42.5% of direct revenue) for the First Quarter 1998. Of the $17.2 million increase, $16.1 million was attributable to the acquisition of AMI and the Merger.

    Our general and administrative expenses were $5.2 million in First Quarter 1999 and $2.4 million in First Quarter 1998. Of the $2.8 million increase, approximately $2.3 million was attributable to the acquisition of AMI and the Merger. Additionally, $.5 million represents non-recurring expenses, principally severance.

    Our depreciation and amortization were $13.8 million in First Quarter 1999 and $7.2 million in First Quarter 1998. The $6.6 million increase was attributable to the acquisition of AMI, the Merger and the completion of renovation projects.

    Our other hotel operating expenses were $47.8 million in First Quarter 1999 and $27.6 million in First Quarter 1998. Of the $20.2 million increase, $18.4 million was attributable to the acquisition of AMI and the Merger. In addition, $1.0 million was attributable to our share of loss from an unconsolidated partnership, including $.5 million of depreciation.

    As a result of the above, our income from operations was $18.6 million in First Quarter 1999 as compared to $12.5 million in First Quarter 1998.

    Interest expense was $19.1 million in First Quarter 1999 and $7.8 million in First Quarter 1998. This increase is primarily a result of an increase in the level of debt associated with the acquisition of AMI and the Merger.

    Minority interest expense was $3.9 million in First Quarter 1999 and $.1 million in First Quarter 1998. Of the $3.8 million increase, $3.2 million represents interest on our CRESTS that were issued in June 1998.

    After a tax benefit of $1.6 million in First Quarter 1999 and a provision for income taxes of $2.0 million in First Quarter 1998, we had a net loss of $2.4 million (($.09) per share) in First Quarter 1999 compared with net income of $3.0 million ($.14 per share) in First Quarter 1998.

    YEAR ENDED DECEMBER 31, 1998 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

    At December 31, 1998, we owned 141 hotels, managed two hotels for third party owners and had a minority investment in one hotel compared with 68 hotels owned, two managed for third party owners and a minority investment in one hotel at December 31, 1997.

    Our revenues were $395.2 million for 1998, a 42.8% increase over revenues of $276.7 million for 1997. Of this $118.5 million increase in revenues, the 1997 acquisitions, which were not operated for the full year of 1997, contributed approximately $49.5 million to the increase in revenues. The 1998 acquisitions contributed approximately $33.6 million to the increase in revenues. The 21 days of revenues from the Impac Hotels contributed approximately $7.3 million to the increase in revenues. The remaining increase in revenues of approximately $28.1 is attributed to the balance of the portfolio.

    Our direct operating expenses were $156.9 million for 1998 and $110.5 million for 1997. Of the $46.4 million increase, $20.4 million is directly attributable to the Reposition Hotels with approximately $13.2 million relating to acquisitions in 1998. The direct operating expenses decreased as a percentage of direct revenue from 42.5% in 1997 as compared to 41.8% in 1998. The decrease in operating expenses as a percentage of revenues was a result of the combined effect of strong revenue growth and continued emphasis on cost controls. Other operating expenses were $130.0 million for 1998 and $88.0 million for 1997. This increase of $42.0 million represents the expenses incurred with respect to the 1998 acquisitions and by the Reposition Hotels. Our depreciation and amortization expense was $31.1 million for 1998 and $23.0 million for 1997. Included in this $8.1 million increase was $3.0 million associated with the Reposition Hotels and the remaining increase was related to the 1998 acquisitions, and to equipment purchases and improvements made at the Stabilized Hotels.

    As a result of the above, income from operations was $67.1 million for 1998 as compared to $46.1 million for 1997.

    We incurred $21.2 million (net of a tax benefit of $14.1 million) in non-recurring charges during 1998. During August 1998, we entered into treasury rate lock transactions with notional amounts of $175.0 million and $200.0 million with a lender for the purpose of hedging our interest rate exposure on two anticipated financing transactions. During September 1998, we determined that it was not probable that we could consummate the anticipated transactions and recognized a loss of $18.9 million (net of tax benefit of $12.6 million). In addition, we incurred approximately $3.4 million of severance and other expenses in connection with the Merger which have been substantially paid at December 31, 1998. These expenses consisted primarily of costs associated with the closing and relocation of Servico's West Palm Beach, Florida corporate headquarters to our headquarters in Atlanta, Georgia and termination or relocation of certain employees.

    Interest expense, net of interest income, was $29.1 million for 1998, a $4.9 million increase from the $24.2 million for 1997. The increase was primarily a result of an increase in the level of debt associated with the 1998 acquisitions.

    Minority interests in net income of consolidated partnerships were approximately $1.4 million for 1998 and $1.0 million for 1997.

    During 1998 we repaid, prior to maturity, approximately $247.0 million in debt, and as a result recorded an extraordinary loss on early extinguishment of debt of approximately $2.1 million (net of income tax benefit of $1.4 million) relating to the write-off of unamortized loan costs associated with the debt. We recognized an extraordinary loss on early extinguishment of debt of $3.8 million, after taxes, in 1997 which related to the refinancing of certain hotels.

    After a benefit for income taxes of $2.1 million in 1998 and a provision for income taxes of $8.4 million in 1997, we had a net loss of $5.2 million ($(.26) per share) for 1998 and net income of $8.8 million ($.56 per share) for 1997. Excluding the non-recurring items discussed above, we had recurring income of $18.0 million for 1998 ($.89 per share) and $12.6 million for 1997 ($.80 per share) in 1998 and 1997, respectively.

    YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

    At December 31, 1997, we owned 68 hotels, managed two hotels for third party owners and had a minority investment in one hotel compared with 56 hotels owned, four managed for third party owners and a minority investment in one hotel at December 31, 1996.

    Our direct operating expenses were $110.5 million for 1997 and $96.4 million for 1996. The decrease in operating expenses as a percentage of revenues was a result of the combined effect of strong revenue growth and continued emphasis on cost controls. Our other operating expenses were $88.0 million for 1997 and $77.2 million for 1996. Our depreciation and amortization expense was $23.0 million for 1997 and $18.7 million for 1996. Included in this $4.3 million increase was $2.7 million associated with the Reposition Hotels and the remaining increase was related to equipment purchases and improvements made at the Stabilized Hotels.

    As a result of the above, income from operations was $46.1 million for 1997 as compared to $37.9 million for 1996. Included in 1996 was a non-recurring charge of $.8 million relating to a severance payment.

    Interest expense, net of interest income, was $24.2 million for 1997, a $3.5 million decrease from the $27.7 million for 1996. The decrease was offset in part by a $1.2 million increase relating to acquisitions in 1997. The decrease was primarily a result of a reduction in the level of debt and effective interest rate in connection with certain debt which was repaid with the proceeds of a common stock offering.

    Included in other income for 1996 was a non-recurring $3.6 million gain on litigation settlement (net of expenses) in connection with a lawsuit brought on our behalf against a bank group and law firm based on alleged breaches of their duties to us.

    Minority interests in net income of consolidated partnerships were approximately $1.0 million for 1997 and $2.1 million for 1996. Of this $1.1 million decrease, $.9 million related to three hotels in which we increased its ownership from 51% to 100% during 1997.

    During 1997 we repaid, prior to maturity, approximately $128.0 million in debt, and as a result recorded an extraordinary loss on early extinguishment of debt of approximately $3.8 million (net of income tax benefit of $2.5 million) relating to the write-off of unamortized loan costs associated with the debt. We recognized an extraordinary loss on early extinguishment of debt of $.3 million, after taxes in 1996 which related to the refinancing of certain hotels.

    After a provision for income taxes of $8.4 million for 1997 and $3.2 million for 1996, we had net income of $8.8 million ($.56 per share) for 1997 and $8.2 million ($.84 per share) for 1996. Without consideration of the non-recurring items discussed above, we had recurring income of $12.6 million for 1997 ($.80 per share) and $5.4 million for 1996 ($.55 per share).

HISTORICAL RESULTS OF OPERATIONS--IMPAC

    Impac owned or managed primarily upscale or mid-market full service hotels, including 52 wholly owned hotels, one partially owned hotel and two managed hotels. Prior to March 12, 1997, Impac consisted of 22 partnerships and four corporations, each of which owned between one and six hotels (the "Initial Hotels"), and two operating corporations, Impac Hotel Management, Inc. ("Impac, Inc.") and Impac Development & Construction, Inc, ("IDC"). The principals of Impac, Inc. and their affiliates owned an aggregate of approximately 23% of the Initial Hotels, while various other investors owned the remaining interests. On February 26, 1997, Impac was formed for the purpose of acquiring, either directly or indirectly, the outstanding ownership interests in the Initial Hotels. On March 12, 1997, Impac acquired all of the Initial Hotels through the issuance of units in exchange for all of the limited partnership interests or shares, as applicable, of the limited partnerships and corporations that owned the Initial Hotels. In addition, Impac acquired, in exchange for units, all of the assets of Impac, Inc. and IDC. See Note 1 to Impac's financial statements.

    Beginning in late 1996, Impac began to invest significantly in additional professional staff and corporate infrastructure and systems and incurred significant costs in order to position itself to both acquire and develop hotel properties. From January 1996 through June 1998, Impac acquired 26 hotels and developed nine hotels. In addition, Impac had five hotels under construction at June 30, 1998. The acquired hotels underwent significant renovations and therefore revenue trends are not comparable to revenues which would be realized had these properties been stabilized. In addition, during the fiscal years ended December 31, 1996 and December 31, 1995, Impac sold seven and three hotels, respectively. The historical financial statements of the years ended December 31, 1997, 1996 and 1995 and for the six months ended June 30, 1998 and 1997 reflect differing numbers of owned hotels throughout the periods. Due to the timing and magnitude of the acquisitions made during these periods, it is difficult to compare results of the periods to each other.

    SIX MONTHS ENDED JUNE 30, 1998 (THE "1998 PERIOD") AS COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997 (THE "1997 PERIOD")

    As of June 30, 1998, Impac owned and operated 52 hotels (including five under construction) and managed two hotels for third-party owners. One hotel was partially owned. This compared to 42 hotels (including three under construction) owned and operated and two hotels managed for third parties at June 30, 1997. Impac acquired or opened two hotels during the 1998 Period compared to 12 hotels during the 1997 Period. Sixteen hotels were under significant renovation during the 1998 Period compared to 20 in the 1997 Period.

    Revenues for the 1998 Period were $75.9 million as compared to $52.8 million for the 1997 Period. The revenue increase primarily is attributable to the inclusion of a full six months of revenue in the 1998 Period for 12 hotels that were opened or purchased during the 1997 Period. During the 1997 Period, 20 properties returned to full operating capacity. However, revenue growth in both the 1998 Period and 1997 Period was adversely affected by the 16 and 20 hotels, respectively, that were under renovation.

    Total operating expenses before depreciation and amortization increased to $60.1 million for the 1998 Period from $43.7 million for the 1997 Period. As a percentage of revenue, operating expenses before depreciation and amortization were 79% for the 1998 Period compared to 83% for the 1997 Period. The decrease as a percentage of revenue is attributable to properties coming out of renovation in late 1997 and early 1998 which had been under renovation or recently purchased in the 1997 Period. Operating efficiencies also contributed to the decrease.

    Depreciation and amortization costs increased by 51% to $7.4 million for the 1998 Period from $4.9 million for the 1997 Period.

    Interest expense rose to $14.2 million in the 1998 Period as compared to $8.9 million in the 1997 Period. The increase was attributable to increased debt levels associated with the addition of the hotels described above.

    In connection with the Merger, Impac incurred costs of $3.1 million through June 30, 1998. These costs were expensed in the 1998 Period.

    Extraordinary losses related to costs incurred in the early extinguishment of indebtedness of $13.3 million were incurred during the 1997 Period. Impac completed a reorganization of its partnerships and corporations into one entity during March 1997. See Note 1 to Impac's financial statements. Individual partnership debt from numerous lenders was replaced with a facility from one lender. Accordingly, the debt previously existing was retired at a cost of $8.6 million. Approximately $4.7 million in deferred financing costs were written off.

    A net loss of $8.7 million was recorded (after provision for merger costs of $3.1 million) for the 1998 Period as compared to a net loss of $17.9 million for the 1997 Period. EBITDA increased by 72% to $15.8 million for the 1998 Period compared to $9.2 million for the 1997 Period.

    YEAR ENDED DECEMBER 31, 1997 ("1997") COMPARED TO THE YEAR ENDED DECEMBER 31, 1996 ("1996").

    As of December 31, 1997, Impac owned 45 hotels and managed two hotels for third-party owners. One hotel was partially owned. This compares with 26 hotels and two managed for third parties at December 31, 1996. Additionally, six hotels were under construction at December 31, 1997. Impac developed three hotels during 1997 and acquired 16 others. Impac significantly renovated 25 hotels during 1997 and early 1998. Nine of these properties were purchased in 1996 and significant renovations were completed during 1997.

    Revenues for 1997 were $119.9 million as compared to $67.8 million for 1996. The revenue increase was a result of the acquisition and development of 19 hotels as well as the inclusion of a full year of revenues in 1997 for the 14 properties added in 1996. Revenue growth is adversely affected by the renovation of properties which were newly acquired. The renovation process adversely affects net income and EBITDA as a consequence of decreased revenue.

    Total operating expenses before depreciation and amortization were $102.8 million in 1997. This compares to $55.8 million in 1996. As a percentage of revenues, operating expenses before depreciation and amortization were 86% for 1997 and 82% for 1996. This percentage increase is the result of significant renovations. Revenue levels during renovation are lower than would normally be expected during a period of stabilization. However, fixed operating costs for properties under renovation typically remain constant. Expenses also increased as a result of the addition of the new properties described above and the inclusion of expenses for a full year for properties acquired in 1996. Finally, Impac invested significant amounts in staffing and corporate infrastructure beginning in 1996 for Impac's in-house construction department, the Impac revenue center (a centralized reservations center), and for accounting, hotel operations and information technology functions. Accordingly, overhead costs increased during a time period when numerous rooms were taken out of service for renovation.

    Depreciation and amortization costs increased by 92% to $11.1 million as compared to $5.8 million for 1996. The increase is attributable to increased investment in hotel properties and to the step-up of the asset basis resulting from the reorganization completed in 1997. See Note 2 to Impac's financial statements.

    As a result of the factors described above, income from operations decreased to $5.9 million as compared to $6.2 million for 1996.

    Interest expense rose to $21.3 million for 1997 from $11.8 million in 1996. The increase was attributable to increased debt levels associated with additional investments in hotel properties.

    Other income for 1997 decreased to $300,000 as compared to $19.7 million in 1996. Seven properties were sold in 1996, resulting in the substantial gain. No properties were sold in 1997.

    Extraordinary losses related to costs incurred in the early extinguishment of indebtedness of $13.3 million were incurred during 1997. As described in Note 1 to Impac's financial statements, Impac completed a reorganization of its partnerships and corporations into one entity during March 1997. Individual partnership-level debt from numerous lenders was replaced with a facility from one lender. Accordingly, the debt previously existing was retired early at a cost of $8.6 million. Approximately $4.7 million in deferred financing costs were written off.

    Impac recorded a net loss of $29.4 million for 1997 as compared to income of $14.1 million for 1996. EBITDA increased to $17.1 million as compared to $12.0 million for 1996.

INCOME TAXES

    As of December 31, 1998, Lodgian had net operating loss carryforwards of approximately $50.0 million for federal income tax purposes, which expire in 2005 through 2018. Our ability to use these net operating loss carryforwards to offset our future income is subject to certain limitations, and may be subject to additional limitations in the future. Due to these limitations, a portion or all of these net operating loss carryforwards could expire unused.

LIQUIDITY AND CAPITAL RESOURCES

    Our principal sources of liquidity consist of existing cash balances, cash flow from operations and debt financing. We had EBITDA for 1998 of $98.2 million, a 41% increase over the $69.6 million from 1997. For the three months ended March 31, 1999 we had EBITDA of $32.9 million, a 65.7% increase over the $19.8 million for the 1998 period. EBITDA is a widely regarded industry measure of lodging performance used in the assessment of hotel property values although EBITDA is not indicative of and should not be used as an alternative to net income or net cash provided by operations as specified by generally accepted accounting principles. Net cash provided by operating activities for 1998 was $29.3 million as compared to $42.0 million for 1997 and $31.0 million for 1996. Net cash provided by operating activities for the three months ended March 31, 1999 was $10.0 million as compared to $9.6 million for the 1998 period.

    Cash flows used in investing activities were $12.0 million in the three months ended March 31, 1999, $182.5 million for 1998, $220.7 million for 1997 and $97.6 million for 1996. The 1998 amount includes the $75.0 million acquisition of the 14 AMI hotels and a $70.4 million increase in the level of capital expenditures, primarily in connection with the repositioning of hotels. The $123.1 million increase in 1997 over the 1996 amount includes the purchase of 12 hotels for $140.3 million in 1997 compared to the purchase of 11 hotels for $60.7 million in 1996 and a $22.0 million increase in the level of maintenance and repositioning capital expenditures.

    Cash flows provided by financing activities were $1.2 million in the three months ended March 31, 1999, $157.2 million for 1998, $174.4 million for 1997 and $74.7 million for 1996. The 1998 amount includes the net proceeds from the issuance and repayment of long-term obligations of $190.1 million (including $168.5 million, net proceeds from the issuance of CRESTS) and the $34.1 million repurchase of common stock. The $99.7 million increase in 1997 over the 1996 amount includes $156.6 million proceeds from the issuance of common stock and a $48.3 million lower level of net proceeds from the issuance and repayment of long-term debt.

    The Merger was a non-cash investing and financing transaction, except for $15.0 million paid to Impac unitholders.

    At March 31, 1999 and December 31, 1998, we had working capital deficits of $62.3 million and $65.1 million, respectively, as compared to a working capital deficit of $1.3 million at December 31, 1997. Current maturities of long-term obligations of $36.1 million at March 31, 1999 and December 31, 1998 include an increase of $30.4 million from December 31, 1997, primarily due to the financing incurred at the time of the Merger, which is described below.

    At March 31, 1999 and December 31, 1998, our long-term obligations were $818.6 million and $816.6 million, respectively, not including $175.0 million of CRESTS. Our long-term obligations were $323.3 million at December 31, 1997. The increase from 1997 consists primarily of financing incurred and debt assumed at the time of the Merger.

    In connection with the Merger, on December 11, 1998, we obtained from Lehman Brothers Holding, Inc. ("Lehman") $265.0 million of mortgage notes (the "Lehman Loan"). The net proceeds were used to repay existing debt and $31.5 million due to Lehman as a result of a loss on two swap transactions. This floating rate loan bears interest at LIBOR plus 3.25% and matures in December 2000. The Lehman Loan contains various covenants, with which we were in compliance at March 31, 1999. In March 1999, Lehman released $15.0 million of $23.0 million of funds being held in escrow for future capital improvements required by the Lehman Loan. In May 1999, the Lehman Loan was increased to $280.0 million (before amortization) on the same terms and conditions, and the $15.0 million increase replenished the escrow account.

    In December 1998, in connection with the Merger, we received a $72.0 million loan from Banc One Capital Funding Corporation. The loan bears interest at 9% and matures in November 2000.

    In June 1998, Servico issued $175.0 million liquidation preference of CRESTS (the "Original Offering"). The CRESTS bear interest at 7% and are convertible into shares of our common stock at an initial conversion price of $21.42 per share. The sale of the CRESTS generated $168.5 million in net proceeds, substantially all of which were used to repay existing debt.

    Certain of our hotels are operated under license agreements that require us to make capital improvements in accordance with a specified time schedule. Additionally, in connection with the refinancing of hotels, we have agreed to make certain capital improvements and, as of March 31, 1999, had approximately $16.0 million escrowed for such improvements. We estimate our remaining obligations for all of such commitments to be approximately $62.0 million, of which approximately $27.0 million is expected to be spent during 1999 and the first quarter 2000, with the balance to be spent thereafter. During 1999 and 2000, we expect to spend $27.1 million to complete the construction of three new hotels. Substantially all of the funds necessary to complete construction of these hotels are expected to be provided by the continuing NACC loan facilities.

    Continuation of our current growth strategy will require additional financing. Further, under the terms of the Lehman Loan, future acquisitions will be subject to Lehman's prior approval, and we do not currently have any lines of credit. Our financial position may, in the future, be strengthened through an increase in revenues, the refinancing of its properties or capital from equity or debt markets. We cannot guarantee that we will be successful in these efforts.

INFLATION

    The rate of inflation has not had a material effect on our revenues or costs and expenses in the three most recent fiscal years, and it is not anticipated that inflation will have a material effect on us in the near term.

YEAR 2000 MATTERS

    The Year 2000 issue is the result of certain computer programs being written using two digits rather than four to define the applicable year. Certain of our computer programs may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in miscalculations causing disruptions to our corporate operations, including accounting and financial reporting, budgeting, tax, accounts receivable and payable, word processing, spreadsheet applications and to hotel operations, including the temporary inability to process transactions, including processing reservations, collection of payment, purchasing, distributing, sending invoices, or engaging in similar normal business activities.

    The systems that we have identified as being critical include but may not be limited to the following: Unix operating system, property management systems, point of sale systems, Oracle general ledger system and credit card processing, as well as our banking relationships and telecommunications vendors. We have also identified non-critical issues including, but not limited to, stand alone personal computers, other third party vendors and possible security issues.

    THE COMPANY'S STATE OF READINESS

    Based on our recent assessment, we determined that we will have to modify or replace portions of our existing software so that our computer systems will properly utilize dates beyond December 31, 1999. Remediation plans have been established for all major systems we have identified that may be potentially affected by the Year 2000 issue. The current status of the plans for information technology-based systems are summarized as follows:

    1. IDENTIFICATION OF ALL APPLICATIONS AND HARDWARE WITH POTENTIAL YEAR 2000 ISSUES. To the best of our knowledge, this has been completed.

    2. FOR EACH ITEM IDENTIFIED, PERFORMANCE OF AN ASSESSMENT TO DETERMINE AN APPROPRIATE ACTION PLAN AND TIMETABLE FOR REMEDIATION OF EACH ITEM. The plan consists of replacement, upgrade or elimination of the application. This phase has been completed.

    3. IMPLEMENTATION OF THE SPECIFIC ACTION PLAN. Action plans have been completed for all known mission critical systems, including property management systems and corporate systems.

    4. TESTING EACH APPLICATION UPON COMPLETION. We will use both internal and external resources to reprogram, or replace, and test the software for Year 2000 modifications. All internally developed systems have been tested and found to be compliant. Vendor-supplied software has been upgraded to Year 2000 compliant versions for our software vendors and we have received certification of compliance from them. The remaining vendors have informed us that testing is expected to be completed at the latest by the third quarter of 1999.

    5. PLACEMENT OF THE NEW PROCESS INTO PRODUCTION. All applications and systems are expected to be updated by August 31, 1999.

    We have initiated formal communications with our significant suppliers and vendors for corporate and hotel operations to determine our vulnerability to those third parties' failure to remediate their own Year 2000 Issue. Identification of areas of potential third party risk is nearly complete and, for those areas identified to date, remediation plans are being developed. Identification and assessment should be completed by the end of the second quarter of 1999 and implemented by the end of the third quarter of 1999. We cannot guarantee that the systems of our suppliers will be timely converted and would not disrupt operations and have an adverse effect on us.

    We are in the process of identifying all non-information technology based systems which include equipment and services containing embedded microprocessors such as alarm systems and voice mail systems. We are in the process of identifying, developing, implementing and testing appropriate remediation plans. We expect to fully implement such plans by the end of the third quarter of 1999.

    THE COSTS INVOLVED

    Our total cost of achieving Year 2000 compliance is not expected to exceed $2.0 million and will consist of the utilization of both internal and external resources. Spending to date totals approximately $250,000. Expenditures either have been appropriately allocated for through the 1999 capital improvements budget by property or are expected to be expensed as appropriate. All costs related to achieving Year 2000 compliance are based on management's best estimates. We cannot guarantee that these results will be achieved, and actual results may differ materially from those anticipated.

    RISKS AND CONTINGENCY PLAN

    We are in the process of determining the risks we would face in the event certain aspects of our Year 2000 remediation plan failed. We are also developing contingency plans for all critical processes including replacement of certain vendors, increases in staffing to process transactions and alternate hosting of critical systems. Under a "worst case" scenario, our corporate operations would be disrupted due to internal system failures including the ability to properly and timely process corporate records and transactions and accounting functions. Our hotel operations could be disrupted based on the inability of vendors and suppliers to deliver products for our food, beverage and lodging operations. In addition our hotel's reservation and payment collection processes would be disrupted. While these systems can be replaced with manual systems on a temporary basis, it could cause substantial delays and inefficiencies in hotel operations. The failure of national and worldwide banking information systems or the loss of essential utilities services due to the Year 2000 issue could result in the inability of many businesses, including ours, to conduct business. Risk assessment has been completed, and contingency plans should be completed in the third quarter of 1999.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The table below provides information about our financial instruments which are sensitive to changes in interest rates, including CRESTS and debt obligations. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date. As of

December 31, 1998, the change in current yields between one-year and five-year U.S. Treasury bonds is three basis points, thus, minimal fluctuations in the average interest rates are anticipated over the maturity periods.

                                                        EXPECTED MATURITY DATE
                                         -----------------------------------------------------                            FAIR
                                           1999       2000       2001       2002       2003     THEREAFTER     TOTAL      VALUE
                                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                                                        (IN THOUSANDS)
Liabilities
Long-term Debt:
  Mortgage notes payable with interest
    at variable rate of LIBOR plus
    3.25%..............................  $  18,000  $ 247,000  $      --  $      --  $      --   $      --   $ 265,000  $ 265,000
  Credit facilities totaling $396
    million with interest at variable
    rate of LIBOR plus 2.25% to 2.75%
    maturing through 2011. Each loan
    converts to term loans with a fixed
    rate of interest and a 20-year
    amortization period................        722      3,842      6,816      7,940      8,580     295,844     323,744    323,744
  Mortgage notes payable with an
    interest rate of 9%................     10,000     62,000         --         --         --          --      72,000     72,000
  Mortgage notes payable with fixed
    rates ranging from 8.6% to 10.7%
    payable through 2010...............      3,715      4,174      4,584      5,024     38,655     107,957     164,109    164,109
  Other................................      3,697      8,033      5,197    279,307     10,412      27,925      27,925     27,925
                                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
Total..................................  $  36,134  $ 325,049  $  16,597  $  13,243  $  47,542   $ 414,213   $ 852,778  $ 852,778
                                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
Average interest rate..................      11.2%      11.9%       8.6%       8.6%       8.6%        8.5%       10.0%
Other:
  Convertible preferred securities.....  $      --  $      --  $      --  $      --  $      --   $ 175,000   $ 175,000  $  78,750
Interest rate protection agreement:
  Notional amount......................  $      --  $  54,000  $      --  $      --  $      --   $      --   $  54,000  $   5,000
  Weighted average rate................         --      10.5%         --         --         --          --       10.5%         --

                                    BUSINESS

GENERAL

    We are one of the largest owners and operators of full-service hotels in the United States, with 137 hotels containing approximately 25,853 rooms located in 35 states and Canada. Our hotels include 123 wholly-owned hotels (including three under construction), 11 hotels in which we have a 50% or greater equity interest, one hotel in which we have a minority equity interest and two hotels managed for third parties. Our hotels are primarily full-service properties which offer food and beverage services, meeting space and banquet facilities and compete in the mid-price and upscale segments of the lodging industry. We believe that these segments have more consistent demand generators than other segments of the lodging industry and that they have recently experienced less development of new properties than other lodging segments, such as the limited service, economy and budget segments. Substantially all of our hotels are affiliated with nationally recognized hospitality franchises. We own and operate hotels under franchise agreements with Marriott International, Bass Hotels and Resorts, the franchisor for the Holiday Inn and Crowne Plaza brands, and the franchisors of the Doubletree, Hilton, Omni, Radisson and Sheraton brands, among others. We are one of the largest Holiday Inn franchisees and one of the largest Marriott franchisees nationally.

    Our success in managing, developing, renovating and repositioning our hotels has resulted in strong relationships with our franchisors. We pride ourselves on the recognition and awards we have received from our franchisors. These awards include, among others:

    - Seven Modernization Awards during the last four consecutive years from Bass Hotels and Resorts;

    - Torchbearer Award for quality for several hotels from Bass Hotels and Resorts;

    - President's Award for quality for three hotels in 1998 from Marriott International;

    - Best New Hotel Opening in 1997 for the Courtyard by Marriott, Tulsa and in 1998 for the Denver Airport Marriott, in each case from Marriott International;

    - Hotel of the Year for the Club Hotel by Doubletree in Philadelphia from Promus Hotels; and

    - "Best New Franchisee" in 1995 from Marriott International.

    Lodgian was formed by Servico's merger with Impac in December 1998. We believe that the Merger enhances our growth potential and provides significant opportunities for operating synergies, due to the complementary nature of the two companies' property portfolios, strategies and core competencies. Both companies had portfolios consisting of full-service properties in the mid-price and upscale segments with leading franchise brands, such as Holiday Inn, Sheraton, Hilton and Doubletree. Both companies pursued a strategy of renovating and repositioning their hotel properties to achieve growth in revenue per available room and profitability and strong returns on capital. Impac developed significant in-house development and construction management capabilities and expertise, while Servico generally relied on others, including Impac, for renovation and redevelopment services. We believe that the addition of Impac's in-house development capabilities and relationships with high quality franchisors, such as Marriott, will enable us to take advantage of more opportunities to reposition our existing hotels, as well as to selectively acquire and develop new hotels. We also believe that we have opportunities to improve the operating performance of Impac's hotels by applying Servico's operating expertise and "best practices." In addition, we believe that we will be able to generate greater value from our portfolio through operating synergies (including opportunities for cost savings in overhead, purchasing, insurance and related activities) achieved as a result of, among other things, national purchasing contracts.

    Servico was incorporated in 1956 under the laws of the State of Delaware. From 1956 through 1990, the predecessor engaged in the ownership and operation of hotels under a series of different ownerships. In September 1990, Servico filed for protection under Chapter 11 of the United States Bankruptcy Code. The predecessor emerged from reorganization proceedings in August 1992 as Servico, Inc., a Florida corporation.

GROWTH STRATEGY

    We have developed a strategy designed to increase our revenues, cash flow and profitability while focusing on return on investment as the primary criterion for growth. Our growth strategy consists primarily of (1) realizing the built-in growth of our existing portfolio, (2) acquiring existing full-service, mid-price and upscale hotels that are in need of substantial renovation and repositioning and (3) developing new full-service, mid-price and upscale hotels, primarily franchised under Marriott brands.

    REALIZE BUILT-IN GROWTH. We intend to capitalize on the substantial investments we have made in the development and renovation of the hotels in our portfolio. From January 1, 1996 to March 31, 1999, Servico grew from 46 owned hotels with approximately 9,031 rooms to 141 owned hotels (including Impac's hotels, three of which were under construction) with approximately 26,729 rooms, largely through acquisitions. From January 1, 1996 to the Merger, Impac grew from 19 hotels with approximately 3,502 rooms to 53 hotels with 8,895 rooms. From January 1, 1996 to March 31, 1999, Servico acquired 41 hotels (excluding six European hotels) with 8,458 rooms at an average purchase price of $36,800 per room. In that time, Servico spent approximately $8,300 per room in renovations and other capital assets. During this same period, Impac acquired 24 hotels with 4,185 rooms at an average purchase price of $40,000 per room and spent an average of an additional $16,700 on renovations and other capital assets. In addition, from January 1, 1996 to March 31, 1999, Impac completed the development of 11 hotels and initiated development of three hotels. From January 1, 1997 to March 31, 1999, Servico completed renovations on 27 hotels, Impac completed renovations on 31 hotels, and we completed renovations on two hotels since the Merger, including renovations on hotels acquired since January 1, 1996. We plan to spend an additional $35.4 million for planned renovations to these acquired properties and expect our total cost per room for the properties acquired by Servico and Impac to be $51,800.

    Through the implementation of our operating strategies, we expect to be well-positioned to realize the built-in growth of our recently renovated and developed properties. We expect to realize significant EBITDA contribution from four newly developed hotels which were completed in 1998, including the Marriott at the Denver Airport in Denver, Colorado, the Residence Inn Little Rock in Little Rock, Arkansas, the Hilton Garden Rio Rancho in Rio Rancho, New Mexico and the Residence Inn Dedham in Boston, Massachusetts. Furthermore, we expect substantial EBITDA contribution from recently renovated hotels, including the Doubletree Club Hollywood in Hollywood, California, the Holiday Inn Anchorage in Anchorage, Alaska, the Mayfair House Coconut Grove in Miami, Florida and the Sheraton West Palm Beach in West Palm Beach, Florida. We cannot assure you that we will realize these expected EBITDA contributions.

    ACQUIRE AND IMPROVE UNDERPERFORMING HOTELS. We seek to capitalize on our management, renovation and development expertise by continuing to acquire underperforming hotels and implementing operational initiatives and repositioning programs to achieve revenue growth and margin improvements. We have generally invested significant capital to renovate and reposition newly acquired hotels. In certain instances, we re-brand hotels to highlight property improvements to the marketplace and to improve average daily rates and market share. We believe that our total cost to acquire and renovate hotels has been significantly less than the cost to construct new hotels with similar facilities. We expect that our relationships throughout the industry and our in-house development capabilities will continue to provide us with a competitive advantage in identifying, evaluating, acquiring, redeveloping and managing hotels that meet our criteria.

    We believe that a number of lodging industry trends will enable us to continue to successfully execute our acquisition, renovation and repositioning strategy, including the following: (1) there has generally been less competition to purchase underperforming hotels than other properties because of the level of expertise required to purchase and efficiently reposition such hotels, and (2) a number of major franchisors, such as Bass Hotels and Resorts, have launched quality improvement initiatives under which owners are required to invest substantial amounts of capital to upgrade older properties or risk having the franchise agreement terminated. We believe that these initiatives will provide us with new acquisition opportunities, as individual or small-portfolio owners are unable or unwilling to invest the capital required to raise quality standards to the level required by franchisors.

    SELECTIVELY DEVELOP NEW HOTELS. We plan to continue to selectively develop new full-service, mid-price and upscale hotels. We intend to develop these properties primarily under the Marriott and Courtyard by Marriott brands due to the high quality image, strong reservations and marketing networks and overall quality management of these brands. We have focused our development in suburbs of metropolitan areas that are experiencing significant demand growth where there have not historically been suitable acquisition targets. We believe that the expertise required to develop such assets generally limits access to the marketplace, and that our in-house development capabilities enable us to develop hotels more efficiently than our competitors.

    Our historical objective has been to develop each property as cost efficiently as possible while meeting quality standards and return on investment objectives. We have developed 12 hotels with 1,389 rooms since 1995. In addition, we have three upscale hotels with 552 rooms under construction, including the Marriott in downtown Portland, Oregon and the Courtyard by Marriott in Livermore, California, which are both scheduled to open in the third quarter of 1999, and the Hilton Garden Inn in Lake Oswego, Oregon, which is scheduled to open in the first quarter of 2000. In addition, at March 31, 1999, we owned four land parcels and held options to purchase two additional land parcels that together would permit the development of six new hotels with a total capacity of approximately 1,270 rooms.

OPERATING STRATEGY

    We have developed a highly focused operating strategy designed to maximize the financial performance of our hotels while providing our guests with high quality service and value. Key elements of our operating strategy include:

    ENHANCE HOTEL PERFORMANCE THROUGH DISCIPLINED CAPITAL INVESTMENT. We seek to reposition and renovate our hotels based on strategic plans designed to address the opportunities presented by each hotel and the hotel's particular market. Renovations include enhancing lobbies, restaurants and public areas, upgrading guest rooms and converting unprofitable lounge areas to meeting rooms to accommodate the needs of business travelers. Renovations often include a substantial exterior renovation to improve the property's overall appearance and appeal. We believe that these renovations enable us to increase both occupancy and room rates and generate attractive returns on our investment.

    SELECTIVE USE OF PREMIUM BRANDS. We believe that the selection of an appropriate franchise brand is essential in positioning a hotel optimally within its local market. Because we are not bound by a single franchise brand, we can choose a franchise relationship that will maximize a hotel's performance in a particular market and complement our management strategies and those of the individual hotel. Since January 1, 1996, we have rebranded 14 hotels to better position them in their competitive markets. We select brands based on factors such as revenue contribution, product quality standards, local presence of the franchisor, brand recognition, target demographics and purchasing efficiencies offered by franchisors.

    INDIVIDUAL HOTEL MANAGEMENT. We seek to maximize the performance of our hotels by developing marketing and business plans specifically tailored for each individual hotel. We develop and implement marketing plans that properly position each hotel within its local market and facilitate targeted sales and marketing efforts. These plans focus on maximizing revenues and improving market share, guest satisfaction and cost controls. We believe that experienced and hands-on management of hotel operations is the most critical element in maximizing revenue and cash flow of hotels, especially in full service hotels. In order to maintain strong performance of the individual hotels, we stress management accountability and entrepreneurship and provide performance-based compensation at the individual hotel and regional levels that we believe is among the most attractive in the industry.

    EFFECTIVE CENTRALIZED CONTROLS AND SUPPORT. We have implemented centralized controls and support that seek to provide corporate and group support services while promoting flexibility and encouraging associates to develop innovative solutions. Our hotels are organized into six regions, each headed by a regional vice president who reports to the chief operating officer. This structure enables us to provide close oversight of property managers at the regional and local levels while ensuring that information, standards and goals are communicated effectively across our entire portfolio. We have established certain uniform productivity standards and skill requirements for hotel associates that we believe increase operating efficiencies by enhancing our ability to measure performance and to allocate associates efficiently within our hotel system.

    LEADING EDGE TECHNOLOGY. We have invested substantial capital in advanced information systems that allow for increased timely and accurate reporting of operational and financial data, among many other capabilities. We are also in the process of implementing Oracle web-based technology, which will permit (1) more accurate and efficient revenue and expense reporting and forecasting by providing real-time access to financial information, (2) improved labor and cash management and (3) the ability to monitor from any location daily revenue results, labor costs and expenses of every one of our hotels. Through our intranet, we also can provide real-time reporting, distribute corporate communications and disseminate critical information to our associates company-wide.

    CENTRALIZED RESERVATIONS AND SALES SUPPORT. We currently operate a revenue center in Baton Rouge, Louisiana that maintains the reservation system for 51 Holiday Inn hotels, with 31 hotels expected to be added by the end of August 1999. We believe that the revenue center is the first of its kind in the hotel industry, and we expect it to be able to cover multiple hotel brands in the near future. The revenue center improves the efficiency of our hotel reservation process by freeing up hotel associates to service guests and allowing dedicated reservation agents to focus on taking reservations. We believe that dedicated reservation agents convert a higher number of inquiries into actual reservations than hotel associates with multiple responsibilities. Specialists at the revenue center have complete access to the property management systems and price each room according to market demand, inventory supply and competitor strategies. The revenue center also has a group sales center which enables hotel salespeople to focus on direct sales and marketing efforts and building and maintaining client relationships.

OUR HOTELS

    We owned or operated 143 hotels containing approximately 27,057 rooms located in 35 states, Canada and Europe at March 31, 1999. On June 24, 1999, we sold our joint venture interest in our European hotel portfolio, which consisted of six hotels.

    GROWTH THROUGH ACQUISITIONS

    In 1997 and 1998, Servico and Impac each significantly expanded its respective property portfolio. Our portfolio is shown in the following table:

                    COMBINED HOTELS OWNED AT FISCAL YEAR END

                                                                                HOTELS                          ROOMS
                                                                ---------------------------------------  --------------------
DECEMBER 31,                                                      SERVICO       IMPAC       PRO FORMA     SERVICO     IMPAC
--------------------------------------------------------------  -----------  -----------  -------------  ---------  ---------
1996..........................................................          57           26            83       11,059      4,496
1997..........................................................          69           45           113       14,061      7,713
1998(1).......................................................          89           53           142       17,994      8,895
Net Acquisitions since December 31, 1996......................          32           27            59        6,935      4,399


DECEMBER 31,                                                     PRO FORMA
--------------------------------------------------------------  -----------
1996..........................................................      15,555
1997..........................................................      21,774
1998(1).......................................................      26,889
Net Acquisitions since December 31, 1996......................      11,334

------------------------

(1) Includes three hotels currently under construction and 18 hotels that are partially owned.

    In connection with the Merger, we acquired 53 hotels with 8,895 rooms. Using the purchase accounting method, the average purchase price of these hotels is $70,500 per room. We expect to spend approximately $3,050 per room in renovations and completion of construction for a total cost per room of

$73,550. In June 1998, Servico completed the acquisition of the 14 hotel properties from AMI, for an aggregate acquisition value of $75.0 million, or an average purchase price of $32,600 per room. Three of the AMI properties were subsequently sold. We intend to invest approximately $19,200 per room to renovate and reposition ten of the AMI properties. In addition, during 1997 and 1998, we purchased 16 hotels (4,132 rooms) for an average purchase price of approximately $42,500 per room. We have spent approximately $8,400 per room in renovations and capital assets and expect to spend an additional $13.8 million, for a total cost per room of approximately $54,300. We believe these costs per room to acquire and renovate these hotels are significantly less than the costs to replace these hotels.

    PROPERTY CLASSIFICATION

    To better illustrate and demonstrate the execution of our repositioning strategy, we classify our hotels as either "Stabilized Hotels," "Stabilizing Hotels" or "Being Repositioned Hotels."

    - Stabilized Hotels are properties (1) which have experienced little or no disruption to their operations over the past 24 to 36 months as the result of redevelopment or repositioning efforts, or (2) newly-constructed hotels which have been in service for 24 months or more.

    - Stabilizing Hotels are (1) properties that have undergone renovation or repositioning investment within the last 36 months, which work is now completed, or (2) newly developed properties placed into service within the past 24 months. Management believes that these properties should experience higher rates of growth in RevPAR and operating margin than the Stabilized Hotels. On average, our hotels which have undergone renovation have generally reached stabilization in approximately 12 to 18 months after their completion date, and our newly developed hotels have reached stabilization in approximately 24 months after their completion date.

    - Being Repositioned Hotels are hotels experiencing disruption to their operations due to renovation and repositioning. During this period (generally 12 to 18 months) hotels will usually experience lower operating results, such as RevPAR, and operating margins. We expect significant improvements in the operating performance of those hotels that have undergone a repositioning once the renovation is completed. After the repositioning work is completed, these properties will be reclassified as Stabilizing Hotels.

    STABILIZED HOTELS. As of January 1, 1999, we had 77 Stabilized Hotels (representing 14,084 rooms) which, based on management's determination, have achieved normalized operations. The following table sets forth the number of our Stabilized Hotels on which we completed renovation or construction in the periods presented.

                                                                                    STABILIZED HOTELS
                                                                         YEAR OF LAST RENOVATION OR CONSTRUCTION
                                                               -----------------------------------------------------------
                                                                PRIOR TO 1995     1995       1996       1997       1998
                                                               ---------------  ---------  ---------  ---------  ---------
Hotels.......................................................            11            13         21         22         10
Rooms........................................................         1,886         2,442      4,328      3,692      1,736


                                                                TOTAL(1)
                                                               -----------
Hotels.......................................................          77
Rooms........................................................      14,084

------------------------

(1) Excludes two managed hotels and one hotel in which we have a minority interest.

    STABILIZING HOTELS. As of January 1, 1999, we had 33 Stabilizing Hotels (representing 6,056 rooms). Set forth below is the date of completion of renovation or new construction of our Stabilizing Hotels in the periods presented.

                                                                         STABILIZING HOTELS
                                                              PERIOD OF LAST RENOVATION OR CONSTRUCTION
                                       ---------------------------------------------------------------------------------------
                                         JAN 97-JUN 97     JUL 97-DEC 97(1)    JAN 98-JUN 98(2)   JUL 98-DEC 98(3)     TOTAL
                                       -----------------  -------------------  -----------------  -----------------  ---------
Hotels...............................              1                   4                  14                 14             33
Rooms................................            106                 635               2,847              2,468          6,056

------------------------

(1) Includes one newly constructed hotel (90 rooms).

(2) Includes one newly constructed hotel (81 rooms).

(3) Includes three newly constructed hotels (463 rooms).

    On January 1, 1999, 31 hotels became stabilized. Of these hotels, we completed renovations on 18 in 1997 and 13 in 1998. As shown below, RevPAR increased from $43.72 in 1996 to $49.27 in 1998 for the hotels we completed renovating in 1997 and from $45.64 in 1996 to $51.87 in 1998 for the hotels we completed renovating in 1998. The following table sets forth additional operating data for the 1997 and 1998 renovations which became stabilized on January 1, 1999.

                                                                                        HOTELS THAT BECAME STABILIZED ON
                                                                                                 JANUARY 1, 1999
                                                                                      -------------------------------------
                                                                                         1996         1997         1998
                                                                                      -----------  -----------  -----------
1997 RENOVATIONS:
Average Daily Rate..................................................................   $   65.91    $   75.29    $   77.50
Occupancy...........................................................................        66.3%        59.9%        63.6%
RevPAR..............................................................................   $   43.72    $   45.07    $   49.27
EBITDA Margin.......................................................................        21.8%        20.2%        24.9%

1998 RENOVATIONS:
Average Daily Rate..................................................................   $   71.50    $   74.86    $   77.70
Occupancy...........................................................................        63.8%        64.2%        66.8%
RevPAR..............................................................................   $   45.64    $   48.04    $   51.87
EBITDA Margin.......................................................................        27.4%        26.8%        29.0%

    BEING REPOSITIONED HOTELS. As of March 31, 1999, we had 21 Being Repositioned Hotels in the U.S. (representing 4,593 rooms). We are in the process of repositioning and renovating the Being Repositioned Hotels based on strategic plans designed to address the opportunities presented by each hotel and the hotel's particular market. Renovations are chosen based on meeting return on investment criteria and brand standards. These renovations include improving exteriors, enhancing lobbies, restaurants and public areas, upgrading guest rooms and converting unprofitable lounge areas to meeting rooms to accommodate the needs of business travelers. In certain instances, hotel properties are rebranded to improve market share and further identify the improved property to the community. We believe that these renovations enable us to increase both occupancy and room rates. The following table sets forth the periods in which we expect to complete renovation of our Being Repositioned Hotels.

                                                                                   BEING REPOSITIONED HOTELS
                                                                           EXPECTED DATE OF COMPLETION OF RENOVATION
                                                                         ----------------------------------------------
                                                                            2Q'99        3Q'99       4Q'99      1Q'00     TOTAL(1)
                                                                         -----------  -----------  ---------  ---------  -----------
Hotels.................................................................           2            4           4         11          21
Rooms..................................................................         540        1,050         690      2,313       4,593

------------------------

(1) Excludes six European hotels in which we have a minority interest.

    The timing of the renovation for the Being Repositioned hotels may vary and will depend upon a number of factors, including costs of renovation exceeding budgeted or contracted amounts, the availability of capital, delays in completion of construction, work stoppages and relationships with contractors. See "Risk Factors--Risks Related to the Development of New Projects, Acquisitions and Renovations--We Cannot Guarantee the Success of Any Future Projects."

    NEW DEVELOPMENT PROPERTIES

    Our objective is to develop properties as cost efficiently as possible while meeting quality standards. We have developed 12 hotels with 1,389 rooms since 1995, including the Marriott in Denver, Colorado which opened in November 1998 and the Hilton Garden Inn in Rio Rancho, New Mexico which opened in December 1998. We have an additional three hotels with 552 rooms under construction: the Marriott in downtown Portland, Oregon and the Courtyard by Marriott in Livermore, California, both of which are scheduled to open in the third quarter of 1999, and the Hilton Garden Inn in Lake Oswego, Oregon, which is scheduled to open in the first quarter of 2000. In addition, at March 31, 1999, we owned four land parcels or held options to purchase two additional land parcels that together would permit the development of six new hotels with a total capacity of approximately 1,270 rooms.

    The timing of the development of new properties may vary and will depend upon a number of factors, including costs of development exceeding budgeted or contracted amounts, delays in completion of construction, the failure to obtain necessary construction permits, availability of financing, work stoppages, relationships with contractors and changes in general economic and business conditions. See "Risk Factors--Risks Related to the Development of New Projects, Acquisitions and Renovations--We Cannot Guarantee the Success of Any Future Projects."

PORTFOLIO

    Our hotel portfolio (with classifications as of January 1, 1999) is set forth below.

                            LODGIAN HOTEL PORTFOLIO

                                                                                                      YEAR OF LAST
                                                                                                      RENOVATION OR
                      HOTEL NAME                        NO. OF ROOMS             LOCATION             CONSTRUCTION
------------------------------------------------------  -------------  ----------------------------  ---------------
STABILIZED
------------------------------------------------------
Best Western Central Omaha............................          213    Omaha, NE                             1997
Best Western Council Bluffs...........................           89    Council Bluffs, IA                    1997
Best Western Northwoods Atrium Inn....................          197    Charleston, SC                        1994
Clarion Royce Hotel...................................          193    Pittsburgh, PA                        1995
Comfort Inn Roseville.................................          118    Roseville, MN                         1993
Comfort Inn San Antonio...............................          203    San Antonio, TX                       1997
Comfort Suites Greenville.............................           85    Greenville, SC                        1996
Courtyard by Marriott Abilene(1)......................           99    Abilene, TX                           1996
Courtyard by Marriott Bentonville(1)..................           90    Bentonville, AR                       1996
Courtyard by Marriott Buckhead(1).....................          181    Atlanta, GA                           1996
Courtyard by Marriott Florence(1).....................           78    Florence, KY                          1995
Courtyard by Marriott Paducah(1)......................          100    Paducah, KY                           1997
Courtyard by Marriott Tifton(1)(2)....................           90    Tifton, GA                            1996
Courtyard by Marriott Tulsa(1)........................          122    Tulsa, OK                             1997
Crowne Plaza Saginaw(3)...............................          177    Saginaw, MI                           1996
Crowne Plaza Worcester(3).............................          243    Worcester, MA                         1996
Days Inn Silver Spring................................          140    Silver Spring, MD                     1995
Doubletree Club Louisville............................          399    Louisville, KY                        1996
Doubletree Club Philadelphia..........................          188    Philadelphia, PA                      1997
Fairfield Inn Valdosta................................          108    Valdosta, GA                          1997
Four Points Hilton Head...............................          139    Hilton Head, SC                       1997
French Quarter Suites Memphis.........................          105    Memphis, TN                           1997
Hampton Inn Dothan....................................          113    Dothan, AL                            1996

                                                                                                      YEAR OF LAST
                                                                                                      RENOVATION OR
                      HOTEL NAME                        NO. OF ROOMS             LOCATION             CONSTRUCTION
------------------------------------------------------  -------------  ----------------------------  ---------------
Hampton Inn Pensacola.................................          124    Pensacola, FL                         1995
Hilton Fort Wayne.....................................          245    Fort Wayne, IN                        1996
Hilton Inn Columbia...................................          152    Columbia, MD                          1998
Hilton Inn Northfield.................................          186    Northfield, MI                        1997
Hilton Inn Sioux City(3)..............................          193    Sioux City, IA                        1994
Holiday Inn Arden Hills...............................          156    St. Paul, MN                          1995
Holiday Inn Austin (South)............................          210    Austin, TX                            1994
Holiday Inn Birmingham................................          166    Birmingham, AL                        1996
Holiday Inn Bloomington...............................          187    Bloomington, IN                       1992
Holiday Inn Brunswick (I-95)..........................          126    Brunswick, GA                         1998
Holiday Inn City Center(4)............................          240    Columbus, OH                          1996
Holiday Inn Clarksburg................................          160    Clarksburg, WV                        1997
Holiday Inn Dothan....................................          102    Dothan, AL                            1996
Holiday Inn Express Fort Pierce.......................          100    Fort Pierce, FL                       1998
Holiday Inn Express Gadsden...........................          141    Gadsden, AL                           1997
Holiday Inn Express Palm Desert.......................          129    Palm Desert, CA                       1992
Holiday Inn Express Pensacola.........................          214    Pensacola, FL                         1996
Holiday Inn Fairmont..................................          106    Fairmont, WV                          1997
Holiday Inn Fayetteville..............................          198    Fayetteville, NC                      1997
Holiday Inn Fort Wayne(3).............................          208    Fort Wayne, IN                        1995
Holiday Inn Greentree.................................          200    Pittsburgh, PA                        1998
Holiday Inn Hamburg...................................          129    Buffalo, NY                           1998
Holiday Inn Hilton Head...............................          201    Hilton Head, SC                       1995
Holiday Inn Lawrence..................................          192    Lawrence, KS                          1996
Holiday Inn Manhattan.................................          197    Manhattan, KS                         1996
Holiday Inn Marietta..................................          196    Atlanta, GA                           1996
Holiday Inn McKnight Rd.(3)...........................          147    Pittsburgh, PA                        1995
Holiday Inn Meadow Lands..............................          138    Pittsburgh, PA                        1996
Holiday Inn Melbourne(3)..............................          293    Melbourne, FL                         1996
Holiday Inn Monroeville...............................          189    Pittsburgh, PA                        1998
Holiday Inn Morgantown................................          147    Morgantown, WV                        1997
Holiday Inn Myrtle Beach..............................          133    Myrtle Beach, SC                      1998
Holiday Inn Parkway East..............................          180    Pittsburgh, PA                        1996
Holiday Inn Phoenix West..............................          144    Phoenix, AZ                           1995
Holiday Inn Raleigh Downtown..........................          202    Raleigh, NC                           1994
Holiday Inn Santa Fe..................................          130    Santa Fe, NM                          1992
Holiday Inn Select Airport Phoenix....................          298    Phoenix, AZ                           1995
Holiday Inn Select DFW................................          282    Dallas, TX                            1997
Holiday Inn Select Strongsville.......................          304    Cleveland, OH                         1996
Holiday Inn Select Windsor, Ontario...................          214    Windsor, Ontario                      1998
Holiday Inn Sheffield.................................          201    Sheffield, AL                         1994
Holiday Inn St. Louis North...........................          391    St. Louis, MO                         1996
Holiday Inn St. Louis West............................          249    St. Louis, MO                         1998
Holiday Inn Syracuse..................................          153    Syracuse, NY                          1997
Holiday Inn University Mall...........................          152    Pensacola, FL                         1997
Holiday Inn Valdosta..................................          173    Valdosta, GA                          1997
Howard Johnson Flagstaff..............................          100    Flagstaff, AZ                         1993
Omni Albany NY........................................          386    Albany, NY                            1995

                                                                                                      YEAR OF LAST
                                                                                                      RENOVATION OR
                      HOTEL NAME                        NO. OF ROOMS             LOCATION             CONSTRUCTION
------------------------------------------------------  -------------  ----------------------------  ---------------
Omni West Palm Beach(3)...............................          219    West Palm Beach, FL                   1994
Quality Hotel & Conference Ctr........................          204    New Orleans, LA                       1995
Radisson Chattanooga(2)...............................          238    Chattanooga, TN                       1997
Radisson New Orleans(3)...............................          244    New Orleans, LA                       1998
Radisson Phoenix Hotel................................          163    Phoenix, AZ                           1995
Sheraton Hotel Concord................................          323    Concord, CA                           1996
Super 8 Hazard........................................           52    Hazard, KY                            1997
Super 8 Prestonburg...................................           80    Prestonburg, KY                       1997
Westin William Penn Pittsburgh........................          595    Pittsburgh, PA                        1997
                                                             ------
    SUBTOTAL..........................................       14,652
                                                             ------
STABILIZING
------------------------------------------------------
Courtyard by Marriott Lafayette (1)...................           90    Lafayette, LA                         1997
Crowne Plaza Cedar Rapids.............................          275    Cedar Rapids, IA                      1998
Crowne Plaza Macon(3).................................          298    Macon, GA                             1998
Doubletree Club Hollywood.............................          160    Hollywood, CA                         1998
Fairfield Inn Augusta.................................          117    Augusta, GA                           1998
Fairfield Inn Colchester..............................          117    Burlington, VT                        1998
Fairfield Inn Jackson.................................          105    Jackson, TN                           1998
Fairfield Inn Merrimack...............................          116    Merrimack, NH                         1998
Four Points Omaha.....................................          168    Omaha, NE                             1997
Four Points West Des Moines...........................          161    Des Moines, IA                        1997
Hilton Garden Rio Rancho(1)...........................          129    Rio Rancho, NM                        1998
Holiday Inn Anchorage.................................          251    Anchorage, AK                         1998
Holiday Inn Augusta(3)................................          239    Augusta, GA                           1998
Holiday Inn Boise.....................................          265    Boise, ID                             1998
Holiday Inn Cincinnati................................          244    Cincinnati, OH                        1998
Holiday Inn Florence..................................          106    Florence, KY                          1997
Holiday Inn Fort Mitchell.............................          214    Fort Mitchell, KY                     1998
Holiday Inn Frisco....................................          216    Frisco, CO                            1997
Holiday Inn Jamestown.................................          150    Jamestown, NY                         1998
Holiday Inn Lansing West..............................          239    Lansing, MI                           1998
Holiday Inn Market Center Dallas......................          246    Dallas, TX                            1998
Holiday Inn Memphis...................................          175    Memphis, TN                           1998
Holiday Inn North Miami...............................           98    Miami, FL                             1998
Holiday Inn Richfield(3)..............................          219    Richfield, OH                         1998
Holiday Inn Select Riverside..........................          286    Riverside, CA                         1998
Holiday Inn Select Wilsonville........................          169    Portland, OR                          1998
Holiday Inn Silver Spring.............................          232    Silver Spring, MD                     1998
Holiday Inn Wichita Airport...........................          152    Wichita, KS                           1998
Holiday Inn Winter Haven..............................          225    Winter Haven, FL                      1998
Marriott Denver(1)....................................          238    Denver, CO                            1998
Mayfair House Coconut Grove...........................          179    Miami, FL                             1998
Residence Inn Dedham(1)...............................           96    Boston, MA                            1998
Residence Inn Little Rock(1)..........................           81    Little Rock, AR                       1998
                                                             ------
    SUBTOTAL..........................................        6,056
                                                             ------

                                                                                                       EXPECTED
                     HOTEL NAME                       NO. OF ROOMS             LOCATION             COMPLETION DATE
----------------------------------------------------  -------------  ----------------------------  -----------------
BEING REPOSITIONED
----------------------------------------------------
Courtyard by Marriott Revere........................          120    Boston, MA                             3Q99
Crowne Plaza Houston................................          298    Houston, TX                            3Q99
Crowne Plaza Brussels(5)............................          358    Brussels, Belgium                      2Q99
Delta Hotel Belgium(5)..............................          246    Brussels, Belgium                      2Q99
Four Points by Sheraton, Niagara Inn................          190    Niagara Falls, NY                      2Q99
Holiday Inn Netherlands(5)..........................          282    Amsterdam, Netherlands                 3Q99
Holiday Inn Belmont.................................          135    Belmont, MD                            4Q99
Holiday Inn BWI Airport.............................          259    Baltimore, MD                          4Q99
Holiday Inn Cromwell Bridge.........................          139    Cromwell Bridge, MD                    4Q99
Holiday Inn East Hartford...........................          130    East Hartford, CT                      1Q00
Holiday Inn Express Nashville.......................          210    Nashville, TN                          3Q99
Holiday Inn Frederick...............................          157    Frederick, MD                          4Q99
Holiday Inn Glen Burnie North.......................          128    Glen Burnie, MD                        1Q00
Holiday Inn Grand Island............................          265    Grand Island, NY                       1Q00
Holiday Inn Inner Harbor............................          373    Baltimore, MD                          1Q00
Holiday Inn Jekyll Island...........................          199    Jekyll Island, GA                      1Q00
Holiday Inn Lancaster (East)........................          189    Lancaster, PA                          1Q00
Holiday Inn New Haven...............................          160    New Haven, CT                          1Q00
Holiday Inn Rolling Meadows.........................          422    Rolling Meadows, IL                    3Q99
Holiday Inn Select Niagara Falls....................          395    Niagara Falls, NY                      1Q00
Holiday Inn York (Arsenal Rd.)......................          100    York, PA                               1Q00
Holiday Inn York (Market St.)(6)....................          120    York, PA                                N/A
Hotel Arenburg Belgium(5)...........................          155    Brussels, Belgium                      3Q99
Hotel Diplomat Belgium(5)...........................           68    Brussels, Belgium                      3Q99
Hotel Royal Astor Belgium(5)........................           95    Brussels, Belgium                      3Q99
Sheraton West Palm Beach............................          350    West Palm Beach, FL                    2Q99
Town Center Hotel Silver Spring.....................          254    Silver Spring, MD                      1Q00
                                                           ------
    SUBTOTAL........................................        5,797
                                                           ------
UNDER CONSTRUCTION
----------------------------------------------------
Courtyard by Marriott Livermore.....................          122    San Francisco, CA                      3Q99
Hilton Garden Inn Lake Oswego.......................          181    Lake Oswego, OR                        1Q00
Marriott City Center Portland.......................          249    Portland, OR                           3Q99
                                                           ------
    SUBTOTAL........................................          552
                                                           ------
    TOTAL...........................................       27,057
                                                           ------
                                                           ------

------------------------

(1) These hotels were newly constructed.

(2) This hotel is owned by third parties and is currently being renovated.

(3) These hotels are partially owned and consolidated.

(4) This hotel is partially owned and not consolidated.

(5) These hotels were owned through a joint venture and were not consolidated. On June 24, 1999, we sold our interest in the joint venture, and we have no remaining operations in Europe.

(6) We are in the process of selling this hotel.

    Sixteen of our hotels are located on land subject to long-term leases. Generally, the leases are for terms in excess of the depreciable lives of the improvements or contain a purchase option and provide for fixed rents. In certain instances, additional rents, based on a percentage of revenue or cash flow, may be payable. The leases generally require us to pay the cost of repairs, insurance and real estate taxes.

FRANCHISE AFFILIATIONS

    We believe that our strong brand affiliations bring many benefits in terms of guest loyalty and market share premiums. With 72% of our portfolio composed of Holiday Inn and Marriott hotels, we believe that we are well-positioned to take advantage of superior brand equity, quality standards and reservation contribution. As a result of our renovations and improvements, as well as improvements made by other franchisees under the "Holiday Inn Worldwide Core Modernization" program, we believe that the Holiday Inn image will be greatly enhanced. In addition, we believe that Marriott continues to be a very strong name among travelers and in the industry, providing consistently high quality products and service. Our hotels also benefit from both franchisors' toll free reservation numbers, which contribute approximately 30% of our total reservations for these brands.

    At March 31, 1999, substantially all of our owned hotels were affiliated with national franchisors, as set forth in the following table:

                                                                               TOTAL
                                                                   ------------------------------
                                                                    NO. OF HOTELS   NO. OF ROOMS
                                                                   ---------------  -------------
Bass Hotels and Resorts(1).......................................            83          16,906
Marriott International(2)........................................            18           2,229
Starwood(3)......................................................             6           1,736
Hilton...........................................................             6           1,086
Promus(4)........................................................             5             984
Choice Hotel(5)..................................................             5             803
Omni.............................................................             2             605
Best Western.....................................................             3             499
Radisson.........................................................             2             407
Cendant..........................................................             4             372
Other............................................................             7           1,102
                                                                            ---          ------
        Total owned..............................................           141          26,729
                                                                            ---          ------
                                                                            ---          ------

------------------------

(1) Holiday Inn, Holiday Inn Select and Crowne Plaza brands.

(2) Marriott, Courtyard by Marriott and Fairfield Inn brands.

(3) Westin, Four Points and Sheraton brands.

(4) Doubletree brands.

(5) Comfort Inn and Suites and Clarion brands.

    Franchisors provide a number of services to hotel operators which can positively contribute to the improved financial performance of their properties, including national reservation systems, marketing and advertising programs and direct sales programs. We believe that noted franchisors with larger numbers of hotels enjoy greater brand awareness among potential hotel guests than those with fewer numbers of hotels. Hotels typically operate with high fixed costs, and increases in revenues generated by affiliation with a national franchisor can, at times, contribute positively to a hotel's financial performance.

    Our license agreements with the national hotel franchisors typically authorize the operation of a hotel under the licensed name, at a specific location or within a specific area, and require that the hotel be operated in accordance with standards specified by the licensor. Generally, the license agreements require us to pay a royalty fee, an advertising/marketing fee, a fee for the use of the licensor's nationwide reservation system and certain ancillary charges. Royalty fees under our various license agreements generally range from 3% to 6.5% of gross room revenues, while advertising/marketing fees provided for in the agreements generally range from 1% to 2% of gross room revenues and reservation system fees generally range from 1% to 2.5% of gross room revenues. In the aggregate, royalty fees, advertising/ marketing fees and reservation system fees range from 6% to 9% of gross revenues. The license agreements are subject to cancellation in the event of a default, including the failure to operate the hotel in accordance with the quality standards and specifications of the licensor. The license agreements generally have an original ten-year term, although certain license agreements provide for original 15 and 20-year terms. The majority of our license agreements have five to ten years remaining on the term. The licensor may require us to upgrade our facilities at any time to comply with the licensor's then current standards. The licensee may apply for a license renewal as existing licenses expire. In connection with license renewals, the licensor may require payment of a renewal fee, increased royalty and other recurring fees and substantial renovation of the facility or the licensor may elect not to renew the license. It is our policy to review individual property franchise affiliations at the time of property acquisition and, thereafter, on a regular basis. These reviews may result in changes in such affiliations.

JOINT VENTURES; MANAGEMENT AGREEMENTS

    In addition to operating the 123 hotels which we wholly owned at March 31, 1999, we operated 17 hotels owned in partnerships in which we have a 50% or greater equity interest and one hotel owned in partnership in which we have a minority equity interest. In each case in which a hotel is owned in partnership, to varying extents we share decision making authority with our joint venture partners and may not have sole discretion with respect to a hotel's disposition.

    We are currently negotiating the terms of a development joint venture, under which we would contribute three development parcels for a 15% interest in the venture, sell two existing hotels to the venture for fair market value and be retained by the venture as manager of the venture's properties. If the venture is completed, we would expect to receive management fees equal to 2% of gross revenues with an incentive fee for exceeding certain negotiated amounts.

    In addition to the hotels we own or in which we have an ownership interest, at March 31, 1999, we managed two hotels for third parties: the Courtyard by Marriott in Tifton, Georgia and the Radisson in Chattanooga, Tennessee. These hotels are managed in accordance with written management agreements. Our management agreements provide that we be paid a base fee calculated as a percentage of gross revenues and generally provide for an accounting services fee and an incentive management fee. The incentive fees are generally a percentage of gross operating profits exceeding negotiated amounts. All operating and other expenses are paid by the owner. The existing management agreements have remaining terms of one and five years and pay us management fees of 3% and 4% of gross sales, respectively.

    One of our hotels, the Westin William Penn Hotel located in Pittsburgh, Pennsylvania, is managed by Starwood Hotels & Resorts, an unaffiliated third party. The terms of this management agreement, which expires in December 31, 2010, provide for the manager to receive the greater of a base fee of 3% of gross revenues or an incentive fee based on profits available for debt service. The agreement also provides that we are responsible to make funds available for capital improvements.

COMPETITION AND SEASONALITY

    The hotel business is highly competitive. We compete with other facilities on various bases, including room prices, quality, service, location and amenities customarily offered to the traveling public. The demand for accommodations and the resulting cash flow vary seasonally. The off-season tends to be the winter months for properties located in colder weather climates and the summer months for properties located in warmer weather climates. Levels of demand are dependent upon many factors including general and local economic conditions and changes in levels of tourism and business-related travel. Our hotels depend upon both commercial and tourist travelers for revenues. Generally, our hotels operate in areas that contain numerous other competitive lodging facilities, including hotels associated with franchisors which may have more extensive reservation networks than those which may be available to us.

    We also compete with other hotel owners and operators with respect to (1) licensing upscale and mid-priced franchises in targeted markets, (2) acquiring hotel properties to renovate and reposition, and (3) acquiring development sites for new hotel properties. Our competition is highly fragmented and is composed of relatively small, private owners and operators of hotel properties, public REITs and private equity funds.

EMPLOYEES

    At March 31, 1999, we had approximately 8,000 full-time and 4,000 part-time associates. We had 150 full time associates engaged in administrative and executive activities. The balance of our associates manage, operate and maintain our properties. At March 31, 1999, approximately 1,500 of our full- and part-time associates located at 11 hotels were covered by collective bargaining agreements which expire between July 1999 and December 2001. We consider relations with our associates to be good.

INSURANCE

    We maintain insurance covering liabilities for personal injuries and property damage. We also maintain, among other types of insurance coverage, real and personal property insurance, directors and officers liability insurance, liquor liability insurance, workers' compensation insurance, travel accident insurance for certain of our employees, fiduciary liability insurance and business automobile insurance. We believe we maintain sufficient insurance coverage for the operation of our business.

REGULATION

    Our hotels are subject to certain federal, state and local regulations and we must obtain and maintain various licenses and permits. All such licenses and permits must be periodically renewed and may be revoked or suspended for cause at any time. Certain of these licenses and permits are material to our business and the loss of such licenses could have a material adverse effect on our financial condition and results of operations. We are not aware of any reason why we should not be in a position to maintain our licenses.

    We are subject to certain federal and state labor laws and regulations such as minimum wage requirements, regulations relating to working conditions, laws restricting the employment of illegal aliens and the Americans with Disabilities Act. As a provider of restaurant services, we are also subject to certain federal, state and local health laws and regulations. We believe we comply with such laws and regulations in all material respects. We are also subject in certain states to dramshop statutes, which may give an injured person the right to recover damages from any establishment which wrongfully served alcoholic beverages to the person who, while intoxicated, caused the injury. We believe that our insurance coverage with respect to any such liquor liability is adequate.

    To date, federal and state environmental regulations have not had a material effect on our operations. However, such laws potentially impose cleanup costs for hazardous waste contamination on property owners. If any material hazardous waste contamination problems do exist on any of our properties, we may be exposed to liability for the costs associated with the cleanup of such sites.

LEGAL PROCEEDINGS

    On June 1, 1999, a contractor hired by Servico to perform work on six properties in New York, Illinois and Texas filed a summons with notice against us in the Supreme Court of the State of New York, claiming breach of contract and quantum meruit, among other things. The contractor is seeking damages in the aggregate amount of $45 million. The contractor is required to file a formal complaint. We have filed an appearance to the summons and will vigorously defend our position. We believe we have valid defenses and counterclaims and that the outcome will not have a material adverse effect on our financial position or results of operations.

    We are a party to other legal proceedings arising in the ordinary course of our business, the impact of which would not, either individually or in the aggregate, in management's opinion, have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the names, ages and positions of our directors, nominee for director and executive officers.

                       NAME                             AGE                           POSITION
--------------------------------------------------      ---      --------------------------------------------------

Robert S. Cole....................................          37   Chief Executive Officer, President and Director

Karyn Marasco.....................................          41   Chief Operating Officer and Executive Vice
                                                                 President

Kenneth R. Posner.................................          51   Chief Financial Officer and Executive Vice
                                                                 President

Joseph C. Calabro.................................          48   Chairman of the Office of the Chairman of the
                                                                 Board of Directors and Director

Peter R. Tyson....................................          52   Director

John Lang.........................................          44   Director

Michael A. Leven..................................          62   Director

Richard H. Weiner.................................          49   Director

    ROBERT S. COLE has been the Chief Executive Officer and President of Lodgian since the Merger. From 1990 until the Merger, Mr. Cole was the President of Impac and its predecessors and affiliates. Prior to that time, he held a variety of general manager positions in hotels throughout the United States.

    KARYN MARASCO has been the Chief Operating Officer and Executive Vice President of Lodgian since the Merger. From 1997 until the Merger, Ms. Marasco was the Chief Operating Officer and Executive Vice President of Servico. Prior to such time, Ms. Marasco was affiliated with Westin Hotels & Resorts for 18 years. Most recently, Ms. Marasco served as Westin's Area Managing Director, based in Chicago.

    KENNETH R. POSNER was appointed Chief Financial Officer and Executive Vice President of Lodgian, effective April 1999. From 1981 until he joined Lodgian, Mr. Posner served as Chief Financial Officer of the Hyatt Group of Companies.

    JOSEPH C. CALABRO has been a director of Lodgian since the Merger and was a director of Servico from August 1992 until the Merger. Mr. Calabro has been a principal of Joseph C. Calabro, C.P.A., a Devon, Pennsylvania accounting firm, since 1982. Mr. Calabro has also been an officer and director of Bibsy Corporation, which previously owned and operated a Holiday Inn hotel in Bensalem, Pennsylvania, since 1971.

    JOHN M. LANG has been a director of Lodgian since the Merger. Mr. Lang is the President of Lang Capital Partners, LLC, a private real estate venture firm based in Atlanta, Georgia. From June 1996 until May 1998, Mr. Lang served as Chief Executive Officer of ProTrust Capital, Inc. ("ProTrust"), a private investment firm based in Atlanta, Georgia. Prior to joining ProTrust in June 1996, Mr. Lang, an attorney, was the managing partner of Reece & Lang, P.S.C., a London, Kentucky law firm with offices in Atlanta.

    MICHAEL A. LEVEN has been a director of Lodgian since the Merger and was a director of Servico from August 1997 until the Merger. Since October 1995, Mr. Leven has been President and Chief Executive Officer of US Franchise Systems, Inc., which sells franchises for Hawthorne Suites, Best Inns and Microtel

Inns hotel brands. From October 1990 until September 1995, Mr. Leven was President and Chief Operating Officer of Holiday Inn Worldwide.

    PETER R. TYSON has been a director of Lodgian since the Merger and was a director of Servico from August 1992 until the Merger. From December 1990 to the present, Mr. Tyson has been President of Peter R. Tyson & Associates, Inc., a firm offering consulting services to clients in the hospitality industry. Prior to forming Peter R. Tyson & Associates, Inc., Mr. Tyson was the partner-in-charge of the hospitality industry consulting practice in the Philadelphia office of the accounting and consulting firm of Laventhol & Horwath, with which he was associated for 20 years.

    RICHARD H. WEINER has been a director of Lodgian since the Merger and was a director of Servico from August 1992 until the Merger. Mr. Weiner is a senior partner in the Albany, New York law firm of Cooper, Erving, Savage, Nolan & Heller, where he has practiced law since 1975.

EXECUTIVE COMPENSATION

    The following table sets forth certain summary information concerning compensation paid or accrued by us, to or on behalf of the Chief Executive Officer and to each of our three most highly compensated executive officers other than the Chief Executive Officer during the year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                ANNUAL COMPENSATION            COMPENSATION
                                                        ------------------------------------      AWARDS
                                                                                   OTHER        SECURITIES     ALL OTHER
                                                                                   ANNUAL       UNDERLYING      COMPEN-
                                                                                  COMPEN-      OPTIONS/SARS     SATION
NAME AND PRINCIPAL POSITION                    YEAR       SALARY      BONUS        SATION           (7)           (8)
-------------------------------------------  ---------  ----------  ----------  ------------  ---------------  ---------

Robert S. Cole.............................       1998  $   17,308  $       --  $         --       185,000     $      --
  Chief Executive Officer and President(1)

David Buddemeyer...........................       1998  $  358,269  $       --  $  1,282,500(5)           --   $      --
  Chairman of the Board, Chief Executive          1997     385,000     120,000            --       400,000         2,948
  Officer and President(2)                        1996     350,000      96,745            --        13,500         4,726

Karyn Marasco..............................       1998  $  235,000  $  100,000  $         --            --     $  20,106
  Chief Operating Officer and Executive           1997     137,269      60,000            --       125,000            --
  Vice President(3)

Warren M. Knight...........................       1998  $  215,000  $   60,000  $         --            --     $   2,500
  Chief Financial Officer and Vice                1997     188,000      60,000            --        75,000         3,556
  President--Finance                              1996     170,000      46,990            --        13,500         4,844

Peter J. Walz..............................       1998  $  157,500  $       --  $    249,909(6)           --   $   2,500
  Vice President--Acquisitions(4)                 1997     150,000          --       174,700(6)      100,000       3,793
                                                  1996     122,596                   139,438(6)       15,000       2,375

------------------------

(1) Mr. Cole has served as President and Chief Executive Officer of Lodgian since December 11, 1998.

(2) Mr. Buddemeyer served as Chairman of the Board, President and Chief Executive Officer of Servico until his resignation on November 10, 1998.

(3) Ms. Marasco's employment with Servico began in May 1997.

(4) Mr. Walz's employment with Servico began in January 1996.

(5) Represents severance payments made to Mr. Buddemeyer in connection with his separation from Servico.

(6) Represents commission payments made to Mr. Walz.

(7) Represents the number of shares of common stock underlying the options/SARs.

(8) Each item included in this column represents a contribution made by Servico under its 401(k) Plan on behalf of the named executive based on such executive's annual elective pre-tax deferred contribution (included under Salary) to such plan, except for Ms. Marasco, whose figure also includes a relocation allowance of $19,687.

STOCK OPTION PLAN

    Our Stock Option Plan provides for the issuance of incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986 (the "Internal Revenue Code") and non-qualified stock options not intended to meet the requirements of Section 422A of the Internal Revenue Code. The plan is administered by a committee of the Board of Directors which, subject to the terms of the plan, determines to whom grants are made and the vesting, timing and amounts of such grants.

    The following table sets forth information concerning stock option grants made during 1998 to the executive officers named in the "Summary Compensation Table," including the potential realizable value of each grant assuming that the market value of the Common Stock appreciates from the date of grant to the expiration of the option at annualized rates of 5% and 10%, in each case compounded annually over the term of the option. These assumed rates of appreciation have been specified by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future prices of the Common Stock. The actual future value of the options will depend on the market value of the Common Stock.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1998

                                                                              INDIVIDUAL GRANTS
                                              ----------------------------------------------------------------------------------
                                                                                                          POTENTIAL REALIZABLE
                                                                                                        VALUE AT ASSUMED ANNUAL
                                                NUMBER OF      PERCENT OF
                                               SECURITIES         TOTAL                                   RATES OF STOCK PRICE
                                               UNDERLYING     OPTIONS/SARS     EXERCISE                 APPRECIATION FOR OPTION
                                              OPTIONS/SARS     GRANTED TO        PRICE     EXPIRATION   ------------------------
NAME                                             GRANTED        EMPLOYEES       ($/SH)        DATE          5%          10%
--------------------------------------------  -------------  ---------------  -----------  -----------  ----------  ------------
Robert S. Cole (1)..........................      185,000            24.5%     $   6.125     12/11/08   $  712,616  $  1,805,909
David Buddemeyer (2)........................           --              --             --           --           --            --
Karyn Marasco...............................           --              --             --           --           --            --
Warren M. Knight............................           --              --             --           --           --            --
Peter J. Walz...............................           --              --             --           --           --            --

------------------------

(1) Mr. Cole has served as President and Chief Executive Officer of Lodgian since December 11, 1998; Mr. Cole's options were initially issued with an exercise price of $17.75, but were repriced on December 18, 1998 to $6.125.

(2) Mr. Buddemeyer served as Chairman of the Board, President and Chief Executive Officer of Servico until his resignation on November 10, 1998.

    The following table sets forth certain summary information concerning exercised and unexercised options to purchase Servico's Common Stock as of December 31, 1998, under Servico's Stock Option Plan held by the executive officers named in the "Summary Compensation Table."

                     STOCK OPTION EXERCISES IN FISCAL YEAR
                     1998 AND FISCAL YEAR-END OPTION VALUES

                                                                                                       VALUE OF UNEXERCISED
                                                                          NUMBER OF UNEXERCISED            IN-THE-MONEY
                                                                       OPTIONS/SARS HELD AT FISCAL       OPTIONS/SARS AT
                                                             VALUE            YEAR-END (#)           FISCAL YEAR-END ($) (3)
        NAME AND POSITION DURING            ACQUIRED ON    REALIZED    ---------------------------  --------------------------
            1998 FISCAL YEAR               EXERCISE (#)       ($)      EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------------------  -------------  -----------  ------------  -------------  -----------  -------------
Robert S. Cole...........................           --            --            --        185,000           --            --
  Chief Executive Officer and
  President(1)
David Buddemeyer.........................           --            --       270,700        252,800       78,750            --
  Chairman of the Board, President and
  Chief Executive Officer(2)
Karyn Marasco............................           --            --        50,000         75,000           --            --
  Chief Operating Officer and Executive
  Vice President
Warren M. Knight.........................           --            --       130,900         55,100       69,375            --
  Chief Financial Officer and
  Vice President--Finance
Peter J. Walz............................           --            --        46,000         69,000           --            --
  Vice President--Acquisitions

------------------------

(1) Mr. Cole has served as President and Chief Executive Officer of Lodgian since December 11, 1998.

(2) Mr. Buddemeyer served as Chairman of the Board, President and Chief Executive Officer of Servico until his resignation on November 10, 1998.

(3) The value of unexercised in-the-money options/SARs represents the number of options/SARs held at year-end 1998 multiplied by the difference between the exercise price and $4.75, the closing price of Lodgian's Common Stock at year-end 1998.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT

    EMPLOYMENT AGREEMENTS

    ROBERT COLE entered into an employment agreement with Lodgian relating to his employment as President and Chief Executive Officer, as of December 11, 1998. The employment agreement provided for a base salary subject to increases and bonuses, including a bonus of up to 100% of his base salary, in each case, at the discretion of the Board of Directors. The base salary paid to Mr. Cole during 1998 was $17,308 (base salary of $300,000 for the period of December 11, 1998 through year end). Mr. Cole also receives paid health insurance, paid disability insurance and is entitled to participate, to the extent eligible, under any benefit plans provided to other executives of Lodgian. Mr. Cole is entitled to a minimum of four weeks paid vacation annually. Mr. Cole's employment agreement contains provisions for payments to Mr. Cole in the event of a change in control, as described more fully under "--Arrangements Regarding Termination of Employment and Changes of Control."

    DAVID BUDDEMEYER entered into an employment agreement with Servico relating to his employment as President and Chief Operating Officer, as of May 14, 1993. Effective December 21, 1995, Mr. Buddemeyer was elected Chief Executive Officer of Servico and continued in that position until his resignation on November 10, 1998. The employment agreement provided for a base salary subject to increases and bonuses, in each case, at the discretion of the Board of Directors. The base salary paid to Mr. Buddemeyer during 1998 was $348,411 (base salary of $405,000 for the period of January 1, 1998 through November 10, 1998). Mr. Buddemeyer also received paid health insurance, paid disability insurance and was entitled to participate, to the extent eligible, under any benefit plans provided to other executives of Servico. Mr. Buddemeyer was entitled to a minimum of four weeks paid vacation annually.

    KENNETH POSNER entered into a two-year automatically extendable employment agreement with Lodgian relating to his employment as Chief Financial Officer, as of April 9, 1999. The employment agreement provides for a base salary of $250,000 subject to increases and bonuses, in each case at the discretion of the Board of Directors. Mr. Posner also receives paid health insurance, paid disability insurance and is entitled to participate, to the extent possible, under any benefit plans provided to other executives of Lodgian. Mr. Posner is entitled to a minimum of four weeks paid vacation annually. Posner is also entitled to receive the benefits offered other executive officers, including a bonus of up to 100% of salary, payable at the discretion of the Board. Pursuant to the terms of his employment agreement, Mr. Posner was granted options to acquire 400,000 shares of Lodgian Common Stock, 20% of which will vest per year beginning April 9, 2000. The employment agreement is terminable upon 30 days notice but in the event Mr. Posner is terminated other than "for Cause," as defined in the agreement, he will be entitled to his base salary and benefits under the agreement for the greater of the unexpired term or one year.

    KARYN MARASCO entered into a three-year employment agreement with Servico relating to her employment as Executive Vice President and Chief Operating Officer of Servico on May 2, 1997. On November 24, 1998, the agreement was extended for a period of one year. This agreement was assumed by Lodgian and is still in effect. The employment agreement provides for a base salary of $235,000 subject to increases and bonuses in the discretion of the Board. Ms. Marasco is also entitled to receive the benefits offered other executive officers. Pursuant to the terms of her employment agreement, in 1997 Ms. Marasco was granted options to acquire 50,000 shares of Lodgian Common Stock with options with respect to 10,000 of such shares vesting immediately and 10,000 vesting annually. The employment agreement is terminable upon 30 days notice but in the event Ms. Marasco is terminated other than "for Cause," as defined in the agreement, she will be entitled to her base salary and benefits under the agreement for the greater of the unexpired term or one year.

    ARRANGEMENTS REGARDING TERMINATION OF EMPLOYMENT AND CHANGES OF CONTROL

    On November 10, 1998, David Buddemeyer, Servico's Chairman and Chief Executive Officer, resigned from Servico. Servico and Lodgian paid to Mr. Buddemeyer an aggregate severance pay equal to $1,282,500. Lodgian will continue insurance coverage for Mr. Buddemeyer, on the same terms and conditions as would be applicable if Mr. Buddemeyer were an active employee, under Lodgian's life insurance, group disability benefits and similar welfare benefit plans for a period of one year. Mr. Buddemeyer holds currently exercisable stock options to purchase 423,500 shares of Lodgian's Common Stock which were originally granted to him pursuant to Servico's Stock Option Plan and 100,000 stock appreciation rights. The stock options or stock appreciation rights will continue to vest at the same time they would have vested had Mr. Buddemeyer remained an employee of Lodgian.

    In addition, on February 28, 1999, Warren Knight, Lodgian's then Chief Financial Officer, resigned and was replaced on an interim basis by Lawrence Carballo. Lodgian paid to Mr. Knight an aggregate severance pay equal to $350,000 and a bonus in compensation for services rendered during 1998 equal to $60,000. Lodgian will continue insurance coverage for Mr. Knight, on the same terms and conditions as would be applicable if Mr. Knight were an active employee, under the Company's life insurance, group disability benefits and similar welfare benefit plans for a period of one year. Mr. Knight holds currently exercisable stock options to purchase 173,500 shares of Lodgian's Common Stock which were originally granted to him pursuant to Servico's Stock Option Plan and 12,500 stock appreciation rights. The stock options or stock appreciation rights will continue to vest at the same time they would have vested had Mr. Knight remained an employee of Lodgian.

    The employment agreement between Lodgian and Mr. Cole provides for payments to Mr. Cole in an amount equal to two and one-half times his annual base compensation, less any other cash severance payments contractually owed to him by Lodgian, in the event that there is either a change in the majority of the Board of Directors or the acquisition by any individual or group of in excess of 50% of Lodgian's outstanding Common Stock, and the duties or responsibilities of Mr. Cole are materially diminished within 24 months thereafter.

DIRECTOR COMPENSATION

    During 1998, Servico paid non-employee directors a total annual retainer of $18,000, as well as a fee per board meeting or board committee meeting of $1,000. Mr. David Buddemeyer, who served as Chairman of the Board of Servico until his resignation from that Board in November 1998, received no compensation for serving as Servico's Chairman from January to November 1998.

    In December 1998, Lodgian adopted a fee schedule for board members to provide for a $24,000 total annual retainer, as well as fees of $1,500 per board meeting, $1,000 per board committee meeting, and $500 per telephonic board or board committee meeting. In addition, Mr. Joseph C. Calabro, in lieu of the normal annual retainer and per meeting fees, is receiving annual director compensation of $100,000 for services rendered to Lodgian in his capacity as Chairman of the Office of the Chairman of the Board. Mr. Robert Cole, who served on Lodgian's Board of Directors from December 11 until December 31, 1998, received no compensation for serving as a member of Lodgian's Board.

    Servico and Lodgian also reimbursed directors for expenses associated with attending Board and committee meetings of the respective companies.

    Under Lodgian's Stock Option Plan, each non-employee director is automatically granted, on the date such director's term of office commences and each year thereafter on the day following any annual meeting of stockholders (as long as such director's term as a director is continuing for the ensuing year), an option to acquire 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. All options granted to non-employee directors become exercisable upon grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1998, through the time of the Merger, the following directors served on the Compensation Committee of the Board of Directors: Joseph C. Calabro, Peter R. Tyson and Richard H. Weiner. Following the Merger, the following directors served on the Compensation Committee: John M. Lang, Michael A. Leven, Peter R. Tyson and Richard H. Weiner. None of such persons is or has been an executive officer of Lodgian, and no interlocking relationships exist between any such person and the directors or executive officers of Lodgian.

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
         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding ownership of Common Stock as of June 25, 1999, by (1) each person known to Lodgian to be the beneficial owner of more than 5% of the issued and outstanding Common Stock as of June 25, 1999, (2) each of the members of Lodgian's Board of Directors, (3) each of Lodgian's executive officers named in the "Summary Compensation Table" under "Executive Compensation" below, and (4) all directors and executive officers of Lodgian as a group. All shares were owned directly with sole voting and investment power unless otherwise indicated.

                                                                 SHARES OF COMMON STOCK     PERCENT OF COMMON STOCK
                                                                      BENEFICIALLY               BENEFICIALLY
NAME OF BENEFICIAL OWNER AND ADDRESS OF 5% BENEFICIAL OWNER             OWNED (1)                  OWNED (2)
---------------------------------------------------------------  -----------------------  ---------------------------
BENEFICIAL OWNERS OF 5% OR MORE OF OUTSTANDING
COMMON STOCK:
Heitman/PRA Securities Advisors, Inc. .........................           2,205,100(3)                   8.1%
  180 North LaSalle Street, Suite 3600
  Chicago, IL 60601
Prudential Insurance Company of America .......................           2,113,000(4)                   7.8%
  751 Broad Street
  Newark, NJ 07102-3777
Eagle Asset Management, Inc. ..................................           1,788,310(5)                   6.6%
  880 Carillon Parkway
  St. Petersburg, FL 33716
Dimensional Fund Advisors .....................................           1,538,000(6)                   5.7%
  1299 Ocean Avenue, 11(th) Floor
  Santa Monica, CA 90401
DIRECTORS:
Robert S. Cole.................................................             622,843                      2.3%
Joseph C. Calabro..............................................             261,100(7)                     *
John M. Lang...................................................             326,116(8)                   1.2%
Michael A. Leven...............................................              30,700(9)                     *
Peter R. Tyson.................................................              55,500(10)                    *
Richard H. Weiner..............................................              55,100(10)                    *
NON-DIRECTOR EXECUTIVE OFFICERS:
David Buddemeyer...............................................             304,219(11)                  1.1%
Karyn Marasco..................................................              77,700(10)                    *
Warren M. Knight...............................................             138,311(12)                    *
Peter J. Walz..................................................              49,000(13)                    *
Lawrence Carballo..............................................              17,400(14)                    *
All directors and executive officers as a group (11 persons)...           1,937,989(15)                  6.9%

------------------------

*   Represents less than 1%.

(1) This number does not include those shares of Lodgian to be distributed upon conversion of Servico shares and Impac units pursuant to the Merger which have as yet not been converted.

(2) Ownership percentages are based on 27,218,161 shares of Common Stock (including 15,689 shares to be issued pursuant to Lodgian's Stock Option
    Plan) outstanding as of June 25, 1999 and any Common Stock that such named individual or group has the right to acquire within 60 days.

(3) Heitman/PRA Securities Advisors, Inc. filed a Schedule 13G dated October 15, 1998 with the SEC reporting ownership of 2,205,100 shares of Common Stock of Lodgian's predecessor, Servico, with sole voting power with respect to 2,147,400 shares, sole dispositive power with respect to 2,172,500 shares, and shared dispositive power with respect to 32,600 shares.

(4) Prudential Insurance Company of America filed a Schedule 13G dated January 8, 1999 with the SEC reporting ownership of 2,113,000 shares of Common Stock with sole voting and dispositive power with respect to 1,204,100 shares and with shared voting and dispositive power with respect to 908,900 shares.

(5) Eagle Asset Management, Inc. filed a Schedule 13G dated January 29, 1999 with the SEC reporting ownership of 1,788,310 shares of Common Stock with sole voting and dispositive power with respect to such shares.

(6) Dimensional Fund Advisors filed a Schedule 13G dated February 12, 1999 with the SEC reporting ownership of 1,538,000 shares of Common Stock with sole voting and dispositive power with respect to such shares.

(7) Includes currently exercisable options to purchase 55,000 shares. Mr. Calabro has sole voting and dispositive power with respect to 203,100 of such shares and shares voting and dispositive power with respect to 3,000 shares with his spouse.

(8) The shares in the table above do not include shares beneficially owned by Hotel Capital II, LLC, a limited liability company whose manager, with sole voting and dispositive power, is Robert H. Woods (a partner in Lang Capital Partners, LLC). Mr. Lang is not a member or manager of Hotel Capital II, LLC and does not have voting or dispositive power with respect to shares owned by Hotel Capital II, LLC; therefore, such shares are not included in Mr. Lang's beneficial ownership.

(9) Includes currently exercisable options to purchase 25,000 shares of Common Stock and 5,700 shares owned by Mr. Leven's spouse.

(10) Includes currently exercisable options to purchase 55,000 shares of Common Stock.

(11) Includes currently exercisable options to purchase 274,400 shares of Common Stock.

(12) Includes currently exercisable options to purchase 134,600 shares of Common Stock.

(13) Includes currently exercisable options to purchase 49,000 shares of Common Stock.

(14) Includes currently exercisable options to purchase 17,400 shares of Common Stock.

(15) Includes currently exercisable options to purchase 720,400 shares of Common Stock.

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
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The following parties had a direct or indirect material interest in transactions with the Company since the beginning of its most recently completed fiscal year and such transactions are described below.

    Mr. Cole is a minority shareholder of Impac Hotel Development ("IHD"), which provided acquisition and property development services to Impac for a development fee of 4% of the total project cost of each property acquired or developed. Impac agreed to terminate this agreement prior to the consummation of the Merger so that Impac and its subsidiaries will have no further obligations under the agreement after the Merger other than the payment of up to a 4% development fee (not to exceed $2.5 million in the aggregate) in the event Lodgian acquires or develops any of the hotels or properties identified in the merger agreement as Impac's acquisition and development pipeline.

    IHD had contracted with Elegant Interiors, LLC ("Elegant"), an entity wholly owned by Sheila Lang (the spouse of John M. Lang) to provide interior design consulting services. In the event IHD, or its assignee, receives payment of the above-referenced development fees, IHD, or its assignee, will pay Elegant accrued consulting fees (not to exceed $250,000) with respect to any of the hotels or properties identified in the merger agreement as being in Impac's acquisition pipeline.

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
                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following description of our indebtedness does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the agreements related to the indebtedness. The following description of the indebtedness sets forth the terms of certain material credit agreements currently in place.

GMAC COMMERCIAL MORTGAGE CORPORATION LOANS

    GENERAL

    The GMAC loans are composed of, and evidenced by, among other things, three separate loan agreements (the "GMAC Loan Agreements"), among several of our operating subsidiaries (the "GMAC Loan Subsidiaries") and GMAC Commercial Mortgage Corporation ("GMAC") and three separate mortgage notes (the "GMAC Mortgage Notes"). The three loan agreements are referred to as "Seldin" (which includes five hotels in Iowa, Kansas and Nebraska), "Heartland Hotels" (which includes three hotels in Georgia, Iowa and Ohio) and Lansing (which pertains to a hotel in Michigan). The aggregate outstanding principal amount under the GMAC Loans was approximately $34.2 million at March 31, 1999.

    INTEREST

    The Seldin and Lansing mortgage notes bear interest at 9.875% and the Heartland Hotels mortgage bears interest at 8.625%.

    SECURITY

    The indebtedness of the GMAC Mortgage Notes is secured by a limited recourse mortgage on, and an assignment of the leases and rents from, the nine hotels referred to above.

    TERM AND PREPAYMENT

    The notes are repayable in equal monthly installments of principal and interest based on a seven-year amortization schedule. All amounts outstanding under the GMAC Mortgage Notes are due and payable February 1, 2003 (Heartland Hotels), June 1, 2003 (Lansing) and August 1, 2003 (Seldin). The principal balance of each of the GMAC Loans may be prepaid upon notice, payment of accrued interest, payment of all other sums due under the GMAC Loan documents and payment of a prepayment fee.

    CERTAIN COVENANTS

    In addition to customary covenants, the GMAC Mortgage Notes require, among other things, that the GMAC Loan Subsidiaries: (a) not transfer or encumber the mortgaged property; (b) not incur any indebtedness other than the GMAC Mortgage Notes and certain other limited indebtedness; (c) not permit any lien to exist on any of its property, assets or revenues, except the limited liens in favor of GMAC, existing liens and certain other liens; (d) not make any loans to any third party; and (e) not incur any guarantee obligations, except the guarantee obligations related to the GMAC Mortgage Notes and certain other guarantee obligations.

    EVENTS OF DEFAULT

    Events of default, under the GMAC Mortgage Notes, include, without limitation, the following: (i) any failure by any of the GMAC Loan Subsidiaries to pay principal, interest or other obligations under the GMAC Mortgage Notes when due, (ii) any representation or warranty made by any of the GMAC Loan Subsidiaries in the GMAC Loan Agreements and related documents proves to have been untrue in any material respect when made, (iii) any default by GMAC Loan Subsidiaries in the observance or performance of covenants or other agreements contained in any of the GMAC Loan Agreements or related agreements, (iv) certain events of bankruptcy or insolvency of the GMAC Loan Subsidiaries or any guarantor, and (v) the occurrence of an event of default under any other GMAC Loan document.

COLUMN FINANCIAL, INC. LOANS ("COLUMN FINANCIAL LOANS")

    GENERAL

    The Column Financial Loans are evidenced by, among other things, three loan agreements (the "Column Financial Loan Agreements"), among several of our operating subsidiaries (the "Column Financial Loan Subsidiaries"), and Column Financial, Inc. ("Column Financial"), an affiliate of Donaldson, Lufkin & Jenrette. The aggregate outstanding principal balance of the Column Financial Loans was approximately $69.8 million at March 31, 1999.

    INTEREST

    The Column Financial Loans bear interest at rates of 9.45%, 10.59% and 10.74% on principal balances of $10.2 million, $56.0 million and $3.6 million, respectively.

    SECURITY

    The Column Financial Loans are secured by mortgages and assignments of leases and rents on all of the Column Financial Loan Subsidiaries' 12 hotels.

    TERM

    The Column Financial Loans mature in March 2005 (for the $3.6 million loan), in March 2010 (for the $56.0 million loan) and July 2010 (for the $10.2 million loan).

    CERTAIN COVENANTS

    In addition to customary covenants, the Column Financial Loans require, among other things, that the Column Financial Loan Subsidiaries: (a) not incur, create or assume any outstanding debt other than the Column Financial Loans and certain other limited indebtedness; (b) not make any advances or loans to any third party; (c) not enter into or be a party to any transaction with an affiliate of a Column Financial Loan Subsidiary, with certain limited exceptions; (d) not permit any lien to exist on any of their properties, assets or revenues, except the liens in favor of Column Financial, existing liens and certain other liens; and (e) not amend or modify, terminate or extend, or consent to assignment of any franchise agreement between any Column Financial Loan Subsidiary and any franchisor.

    EVENTS OF DEFAULT

    The Column Financial Loan Agreements contain certain events of default, including, without limitation, the following: (i) any failure by any of the Column Financial Loan Subsidiaries to pay principal, interest or other obligations under the Column Financial Loans when due, (ii) any representation or warranty made by any of the Column Financial Loan Subsidiaries in the Column Financial Loan Agreements or related agreements proves to have been untrue in any material respect when made, (iii) any default by any Column Financial Loan Subsidiaries in the observance or performance of covenants or other agreements contained in any Credit Agreement or related agreements, (iv) certain events of bankruptcy or insolvency of the Column Financial Loan Subsidiaries, and (v) the occurrence of an event of default under any other Column Financial Loan documents.

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
NOMURA ASSET CAPITAL CORPORATION LOANS ("NOMURA LOANS")

    THREE SEPARATE LOAN FACILITIES

    Nomura Asset Capital Corporation ("NACC") entered into three separate loan facilities with certain subsidiaries of Impac in an aggregate principal loan amount of $330.1 million as of March 31, 1999. The three facilities are hereinafter referred to as "Nomura I," "Nomura II" and "Nomura III."

NOMURA I

    GENERAL

    In March 1997, NACC made a $132.5 million term loan (the "Nomura I Loan") to Impac Hotels I, L.L.C. ("Impac I"), a subsidiary of Impac, to refinance existing debt on 22 hotel properties acquired by Impac I (the "Nomura I Properties"). NACC has assigned the Nomura I Loan to LaSalle National Bank, as Trustee for Nomura Depositor Trust ST I, Commercial Mortgage Pass-Through Certificates, Series 1998-ST I (together with its successors and assigns, the "Nomura I Lender"). The Nomura I Loan is evidenced by, among other things, a loan agreement between Impac I and NACC dated as of March 12, 1997 (the "Nomura I Loan Agreement").

    INTEREST

    Prior to the Nomura I Adjustment Date (September 11, 1999), the Nomura I Loan bears interest at a floating interest rate that fluctuates monthly, equal to 30-day LIBOR plus 2.25%. From and after the Nomura I Adjustment Date, interest converts to a fixed rate equal to the sum of (a) the implied yield on a 10-year U.S. Treasury note determined as of the earlier of (i) the date on which the benchmark Treasury rate is locked pursuant to an interest rate management agreement among Impac, Impac I and NACC (the "Nomura I Interest Rate Agreement"), and (ii) the third business day prior to the Nomura I Adjustment Date (the "Nomura I Benchmark Treasury Rate"), plus (b) a spread based on the debt service coverage ratio ("DSCR") of the Nomura I Properties (which spread ranges from a low of 1.925% to a high of 3.025%), plus (c), until the Nomura I Optional Prepayment Date (as defined below), the Additional Nomura I Spread (as defined below), plus (d) from and after the Nomura I Optional Prepayment Date, the Additional Nomura I Hyperamortization Spread (as defined below). The "Additional Nomura I Hyperamortization Spread" is 2.00% for the first monthly debt service period after the Nomura I Optional Prepayment Date, and 5.00% thereafter.

    INTEREST RATE PROTECTION

    Impac I may, from time to time, lock the Nomura I Benchmark Treasury Rate to be used in calculating the base rate on all or a portion of the Nomura I Loan. In addition, if prior to the Nomura I Adjustment Date the implied yield of the 10-year Treasury note two years forward exceeds certain pre-determined levels, Impac I must elect either to lock the Nomura I Benchmark Treasury Rate on a portion of the Nomura I Loan or prepay a portion of the Nomura I Loan. NACC can also lock the Nomura I Benchmark Treasury Rate if it exceeds 7.80% or at any time following the occurrence and during the continuation of an "event of default" under the Nomura I Loan. If NACC determines prior to the Nomura I Adjustment Date that it will incur or has incurred losses on its interest rate hedge positions relating to the rate-locked portion of the Nomura I Loan in excess of 25% of the net equity of Impac I in the Nomura I Properties, Impac I or Impac are required to pay to NACC an amount of cash collateral sufficient to reduce NACC's losses to no more than 20% of the net equity of Impac I in the Nomura I Properties. Such collateral is returned to Impac I (1) if it converts the rate-locked portion of the Nomura I Loan to a fixed rate loan, or (2) in the event such collateral exceeds actual hedging losses, under which circumstances Impac I is required to pay a monthly maintenance fee equal to eight basis points on the principal amount of the Nomura I Loan on which the Nomura I Benchmark Treasury Rate is locked. Of that fee, two basis points are due and payable on a current basis, and the remainder (together with accrued interest thereon) will be recovered by NACC by adding an additional spread (the "Additional Nomura I Spread") to the base rate from and after the Nomura I Adjustment Date and prior to the Nomura I Optional Prepayment Date. In addition to the other collateral described herein, the obligations of Impac and Impac I under the Nomura I Interest Rate Agreement are secured by a pledge of Impac's 99% membership interest in Impac I.

    REPAYMENT OF PRINCIPAL

    Interest-only payments on the Nomura I Loan are due and payable monthly, prior to the Nomura I Adjustment Date. After the Nomura I Adjustment Date, the Nomura I Loan is repayable in equal, monthly installments of principal and interest based on a 20-year amortization schedule. If the Nomura I Loan or any Split Nomura I Loan has not been prepaid in full by the tenth anniversary of the applicable Nomura I Adjustment Date (the "Nomura I Optional Prepayment Date"), excess cash flow from the Nomura I Properties financed by the Nomura I Loan or the applicable Split Nomura I Loan will be applied monthly to reduce outstanding principal, in addition to the scheduled installments of principal and interest. The final maturity date of the Nomura I Loan is March 11, 2019.

    PREPAYMENT

    The Nomura I Loan may be prepaid in whole or in part without penalty or premium on or after the Nomura I Optional Prepayment Date. Prior to the Nomura I Adjustment Date, up to 40% of the Nomura I Loan may be prepaid from the proceeds of the issuance of additional equity by Impac or from the proceeds of sale of one or more Nomura I Properties, subject to a scale of increasing premiums ranging from 0% to 3% of the principal so prepaid. Upon the reacquisition of the Nomura I Loan from the current Nomura I Lender by Capital Company of America LLC ("CCA") or its designee on the Nomura I Adjustment Date, the Impac I Loan Agreement will be amended to permit the Nomura I Loan to be prepaid in full, at the option of Impac I, on the Nomura I Loan reacquisition date, at a prepayment price equal to (a) 101% of the outstanding principal amount of the Nomura I Loan or (b) if the Nomura III Loan shall have been prepaid in full (see "Nomura III--Prepayment" below), 100.5% of the outstanding principal amount of the Impac I Loan. If the DSCR of the remaining Nomura I Properties as of the Nomura I Adjustment Date is less than 1.40, the Nomura I Loan must be prepaid in the amount necessary to bring the DSCR up to 1.40. No prepayment of the Nomura I Loan or any Split Nomura I Loans is permitted after the Nomura I Adjustment Date and prior to the Optional Nomura I Prepayment Date; however; Impac I may obtain the release of one or more Nomura I Properties from the applicable mortgage(s) securing the Nomura I Loan or the applicable Split Nomura I Loan by defeasing the portion of such loan allocated to each such Nomura I Property. Defeasance is achieved by using equity proceeds or proceeds from the sale of each such Nomura I Property to acquire U.S. Treasury securities in an amount equal to 125% of the allocated loan amount (or, upon the release of the last Nomura I Property, 100% of the allocated loan amount), which securities are delivered to the servicer of the Nomura I Loan or such Split Nomura I Loan as replacement collateral for the released Nomura I Properties.

    SPLIT LOANS

    The term "Split Nomura I Loans" refers to any refinancing loan made by NACC pursuant to the Nomura I Loan Agreement to a bankruptcy-remote affiliate of Impac to which Impac I has transferred a segregated pool of Nomura I Properties for the purposes of effectively fixing the interest rate on a portion of the Nomura I Loan and facilitating the securitization thereof by NACC.

    COLLATERAL

    The Nomura I Loan is secured by mortgages on each of the 22 Nomura I Properties (the "Nomura I Mortgages") and by a general security interest in all personal property and fixtures of Impac I. The Nomura I Mortgages are cross-collateralized and cross-defaulted with each other.

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
    CERTAIN COVENANTS

    In addition to customary covenants, the Nomura Loans require, among other things, that the Nomura Loan Subsidiaries: (a) not purchase or lease real property or hold assets other than assets related to the properties subject to the Nomura Loans; (b) not incur any indebtedness other than the Nomura Loans and certain other indebtedness; (c) not dissolve, liquidate or merge; and (d) not engage in any transactions with an affiliate. In addition, Lodgian is required to maintain a minimum net worth of $133.0 million.

    EVENTS OF DEFAULT

    The Nomura Loan Agreements contain certain events of default, including, without limitation, the following: (i) any failure by any of the Nomura Loan Subsidiaries to pay principal, interest or other obligations under the Nomura Loans when due, (ii) any representation or warranty made by any of the Nomura Loan Subsidiaries in the Nomura Loan agreements or related agreements proves to have been untrue in any material respect when made, (iii) any default by the Nomura Loan Subsidiaries in the observance or performance of covenants or other agreements contained in any Nomura Loan documents, (iv) certain events of bankruptcy or insolvency of any of the Nomura Loan Subsidiaries or any managing member thereof, and (v) the entering of a judgment or decree against any Nomura Loan Subsidiary involving an aggregate liability of $1.0 million or more.

NOMURA II

    GENERAL

    NACC entered into a loan facility (the "Nomura II Loan") with a subsidiary of Impac, Impac Hotels II, L.L.C. ("Impac II") with an original maximum loan amount of $150 million. As of March 31, 1999, $157.6 million was outstanding. The loan amount was later increased to $163.5 million. The loan was made pursuant to a loan agreement dated as of March 12, 1997 (as amended, the "Nomura II Loan Agreement") between Impac II and NACC to finance a portion of the cost of acquiring, constructing and rehabilitating 18 additional hotel properties (the "Nomura II Properties"). NACC has transferred the Nomura II Loan to CCA (together with its successors and assigns, the "Nomura II Lender"). The entire Nomura II Loan has been committed to identified Impac II Properties. All advances under the Nomura II Loan Agreement must be made and all construction and rehabilitation of the Nomura II Properties completed by October 18, 1999.

    INTEREST

    Prior to the Nomura II Adjustment Date (as defined below) the Nomura II Loan bears interest at a floating interest rate that fluctuates monthly, equal to 30-day LIBOR plus 2.75%. From and after the Nomura II Adjustment Date, interest converts to a fixed rate as described above in "Nomura I--Interest", except that
(i) the date on which the benchmark Treasury rate is locked is pursuant to a separate interest rate management agreement among Impac, Impac II, and the Nomura II Lender (the "Nomura II Interest Rate Lock Agreement"), and (ii) the spread based on the DSCR of the Nomura II Properties ranges from a low of 1.925% to a high of 3.250%.

    The Nomura II Adjustment Date will be the earlier of (y) October 18, 2000, and (z) with respect to any portion of the Nomura II Loan that becomes a Split Nomura II Loan (as defined below), the date on which such portion of the Nomura II Loan becomes a Split Nomura II Loan. It is anticipated that Nomura II Lender will securitize the Nomura II Loan and any Split Nomura II Loan after the applicable Nomura II Adjustment Date.

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
    INTEREST RATE PROTECTION

    The Nomura II Interest Rate Lock Agreement contains substantially similar terms as those set forth under "Nomura I--Interest Rate Protection" above except that the Nomura II Benchmark Treasury Rate is based on a four-year forward rate rather than a two-year forward rate, and the prepayment amounts differ in the event the Nomura II Benchmark Treasury Rate exceeds the pre-determined thresholds. Pursuant to the terms of the Nomura II Interest Rate Agreement, Impac II locked the Nomura II Benchmark Treasury Rate on $54 million of the Nomura II Loan at 7.235% during April, 1997. In the event that Lodgian determines that it is in its best interest to "break" that interest rate lock, it would be required to pay a significant fee to the Nomura II Lender.

    REPAYMENT OF PRINCIPAL

    Principal and interest payments are to be made on the same terms as are described above under "Nomura I--Repayment of Principal," except that the schedule refers to the Nomura II Adjustment Date and the Nomura II Optional Prepayment Date (which is the tenth anniversary of the Nomura II Adjustment
Date). The final maturity date of the Nomura II Loan is October 31, 2020.

    PREPAYMENT

    The Nomura II Loan may be prepaid on the same terms and under the same conditions as are described under "Nomura I--Prepayment" above, except that all references to Nomura I refer instead to Nomura II and except that Impac II does not have the right to prepay the Nomura II Loan in full on the Nomura II Adjustment Date.

    SPLIT LOANS

    Prior to the scheduled Nomura II Adjustment Date, the Nomura II Loan can be split at the option of Impac II to effectively fix the interest rate thereon, similar to the concept of Split Nomura I Loans discussed under the heading "Nomura I--Split Loans" above (each portion so split, a "Split Nomura II Loan").

    COLLATERAL

    The Nomura II Loan is secured by first-priority mortgages on each Nomura II Property (the "Nomura II Mortgages") and by a general security interest in all personal property and fixtures of Impac II. The Nomura II Mortgages are cross-collateralized and cross-defaulted with each other.

    GUARANTEES

    Impac has guaranteed the repayment of the portion of the Nomura II Loan funding rehabilitation and construction costs (but not the acquisition costs) of the Nomura II Properties. These guarantees expire upon completion of rehabilitation or construction (as applicable). Currently, only $24.3 million of such guarantees remain outstanding related to the Marriott Hotel being constructed in Portland, Oregon which is expected to be completed no later than the fall of 1999. In addition, where Impac II elected to increase the Nomura II Loan for any particular Nomura II Property above 65% of the approved project costs (but not higher than 80%), Impac has guaranteed repayment of such excess (the "Guaranteed Differential") until the Nomura II Properties in question have achieved a trailing 12-month DSCR of not less than 1.20. Three hotels have passed the DSCR test, resulting in the expiration of Impac's guaranty of the Guaranteed Differential with respect to such hotels. The aggregate amount of the Guaranteed Differential still guaranteed by Impac is approximately $23.5 million.

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
    In December, 1998, as a condition to obtaining the consent of the Nomura II Lender to the Merger transaction, Lodgian executed a joinder agreement pursuant to which it became jointly and severally liable with Impac under the foregoing payment guarantees pertaining to the Nomura II Loan.

    CERTAIN COVENANTS AND EVENTS OF DEFAULT

    The covenants and events of default provisions of the Nomura II Loan are in all material respects essentially the same as those for the Nomura I Loan.

NOMURA III

    GENERAL

    NACC has extended a loan (the "Nomura III Loan") to a subsidiary of Impac, Impac Hotels III, LLC. ("Impac III") in a maximum amount of $100 million, of which approximately $40.0 million was funded at March 31, 1999. The loan was made pursuant to a loan agreement between Impac III and NACC dated as of October 29, 1997 (as amended, the "Nomura III Loan Agreement") to finance a portion of the cost of acquiring, constructing and rehabilitating nine hotel properties (the "Nomura III Properties"). NACC has transferred the Nomura III Loan to CCA (together with its successors and assigns, the "Nomura III Lender").

    TERMS AND CONDITIONS

    The terms and conditions of the Nomura III Loan are in all material respects essentially the same as those for the Nomura II Loan, except as follows: (a) the outside Nomura III Adjustment Date is October 11, 2001, (b) all advances under the Nomura III Loan for the acquisition of a Nomura III Property must have been made by October 31, 1998, (c) the rehabilitation and construction of the Nomura III Properties must be completed by October 31, 2000, (d) the Nomura III Loan has a final maturity date of November 11, 2021, (e) the maximum loan amount of the Nomura III Loan relating to any particular Nomura III Property is 70% of NACC-approved project costs, approved by the Nomura III Lender, (f) there are no Impac and Lodgian payment guaranties, (g) the entire Nomura III Loan is subject to optional prepayment in whole or in part from certain sources (e.g., additional equity, sale proceeds and short-term bridge financing) prior to the Nomura III Adjustment Date at premiums increasing from 0% to 4% of the principal prepaid, and (h) the Nomura III Loan is secured by mortgages and security interests on the Nomura III Properties. Under an agreement with NACC, the Nomura III Loan may be prepaid in full, at the option of Impac III, contemporaneously with the consummation of this offering and the new credit facility at 105% of face value.

$280 MILLION LOAN FROM SECORE FINANCIAL CORPORATION, AN AFFILIATE OF LEHMAN
  BROTHERS HOLDINGS, INC. ("LEHMAN LOAN")

    GENERAL

    The Lehman Loan is composed of, and evidenced by, among other things, a loan agreement (the "Lehman Loan Agreement"), among 40 of our operating subsidiaries (the "Lehman Loan Subsidiaries") and Secore Financial Corporation, an affiliate of Lehman Brothers Holdings, Inc. ("Lehman"), and a mortgage note for each of the Lehman Loan Subsidiaries (the "Lehman Mortgage Notes"). The outstanding principal amount under the Lehman Loan was approximately $278.0 million at June 30, 1999.

    INTEREST AND REPAYMENT OF PRINCIPAL

    The Lehman Mortgage Notes bear interest at a rate of LIBOR plus 3.25%. The Lehman Mortgage Notes mature in December 2000, and require monthly amortization payments of $.5 million monthly for

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the first six months of a given year, $2.1 million per month for the next three months of a given year, and $3.2 million per month for the last three months of a given year.

    SECURITY AND GUARANTORS

    The indebtedness of the Lehman Loan is secured by a limited recourse mortgage on the hotel properties owned by the Lehman Loan Subsidiaries and an assignment of the leases and rents from these hotels. The indebtedness is guaranteed by Lodgian, Inc., Servico Operations Corp., Sharon Motel Enterprises, Inc., AMIOP Acquisition Corp., and Palm Beach Motel Enterprises.

    TERM AND PREPAYMENT

    All amounts outstanding under the Lehman Mortgage Notes are due and payable December 2000. The principal balance of the Lehman Loan may be prepaid upon notice, payment of accrued interest, payment of all other sums due under the Lehman Loan documents and payment of a prepayment fee.

    CERTAIN COVENANTS

    In addition to customary covenants, the Lehman Loan requires, among other things, that the Lehman Loan Subsidiaries: (a) not transfer or encumber the mortgaged property; (b) not incur any indebtedness other than the Lehman Notes and certain other limited indebtedness; (c) not permit any lien to exist on any of its property, assets or revenues, except the limited liens in favor of Lehman, existing liens and certain other liens; (d) not make any loans to any third party; and (e) not incur any guarantee obligations, except the guarantee obligations related to the Lehman Notes and certain other guarantee obligations.

    EVENTS OF DEFAULT

    Events of default, under the Lehman Loan, include without limitation, the following: (i) any failure by any of the Lehman Loan Subsidiaries to pay principal, interest or other obligations under the Lehman Loan when due, (ii) any representation or warranty made by any of the Lehman Loan Subsidiaries in the Lehman Loan Agreement and related documents proves to have been untrue in any material respect when made, (iii) any default by Lehman Loan Subsidiaries in the observance or performance of covenants or other agreements contained in any of the Lehman Loan Agreement or related agreements, (iv) certain events of bankruptcy or insolvency of the Lehman Loan Subsidiaries or any guarantor, and
(v) the occurrence of an event of default under any other Lehman Loan document.

BANC ONE CAPITAL FUNDING CORPORATION LOANS ("BANC ONE LOANS")

    GENERAL

    The Banc One Loans are evidenced by, among other things, loan agreements dated as of December 8, 1998 among several of our operating subsidiaries (the "Banc One Loan Subsidiaries") and Banc One Capital Funding Corporation ("Banc One"). In addition, each loan is evidenced by two separate promissory notes, one for an aggregate of $62.0 million (the "Primary Notes") and one for an aggregate of $10.0 million (the "Additional Notes.") The aggregate principal balance of the Banc One Loans was $71.5 million at March 31, 1999.

    PAYMENT OF INTEREST AND PRINCIPAL

    The interest rate payable on the Banc One Loans is 9% and after November 30, 2000, it may be increased up to the maximum rate allowable by applicable law (as, and to the extent that, the interest rate on United States Treasury Issues with maturity dates as closely as possible to November 30, 2001 exceeds 5.5%). The principal balance of the Additional Notes must be repaid by July 1999.

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    SECURITY

    The Banc One Loan Subsidiaries have granted to Banc One a first priority mortgage on substantially all of their real property, encompassing six properties. Lodgian and certain affiliates have entered into guaranty and indemnity agreements with Banc One in favor of the Banc One Operating Subsidiaries, guaranteeing the prompt and complete payment and performance of principal, interest and other monetary obligations of the Banc One Operating Subsidiaries under the Primary and Additional Notes. Lodgian's payment guarantee is limited in time and terminates upon completion of the renovation work contemplated by the Banc One loan agreements.

    TERM AND PREPAYMENT

    The Primary Notes of the Banc One Loans mature on November 30, 2000, but may be extended until November 30, 2001 provided that the extension fee (in the amount specified in the Banc One Primary Notes) is paid on or before November 30, 2000. The Additional Notes have a maturity date of July 1999. The principal balance of the Primary Notes may be prepaid in full after December 1, 1999 upon payment of a prepayment fee. In addition, certain prepayments of the outstanding principal balance may be required, if necessary to attain a certain debt coverage ratio.

    CERTAIN COVENANTS

    In addition to customary covenants, the Banc One Loans require, among other things, that the Banc One Loan Subsidiaries (a) maintain a debt service coverage ratio of at least 1.25:1 or, subsequent to January 20, 2000, 1.40:1, (b) not incur any indebtedness other than permitted indebtedness, (c) not permit any lien to exist on any of their property, assets or revenues, except permitted liens and (d) not incur any guarantee obligations, except the guarantee obligations related to the Banc One Loans and certain other guarantee obligations.

    EVENTS OF DEFAULT

    The Banc One loan agreements contain certain events of default, including, without limitation, the following: (1) any failure by any of the Banc One Loan Subsidiaries to pay principal, interest or other obligations under the Banc One Loans when due, (2) any representation or warranty made by any of the Banc One Loan Subsidiaries in any of the Banc One loan agreements or related agreements proves to have been untrue in any material respect when made, (3) any default by any of the Banc One Loan Subsidiaries in the observance or performance of covenants or other agreements contained in any of the Banc One Loan agreements or related agreements, (4) certain events of bankruptcy or insolvency of any of the Banc One Loan Subsidiaries, (5) the entering of a judgment or decree against any Banc One Loan Subsidiary involving an aggregate liability of $50,000 or more, and (6) the occurrence of an event of default under any franchise agreement between a franchisor and any Banc One Loan Subsidiary.

SINGLE ASSET MORTGAGES

    We also have 18 loans totaling $86.2 million at March 31, 1999 with various other lenders secured by single properties. The interest rates on such loans range from 6% to 14% with maturities ranging from 2001 to 2016. The agreements contain customary covenants and events of default.

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                          DESCRIPTION OF CAPITAL STOCK

    Under our certificate of incorporation, our authorized capital stock consists of 75,000,000 shares of common stock and 25,000,000 of preferred stock. No shares of preferred stock are outstanding; however, 350,000 shares of preferred stock have been reserved under our rights plan. See "--Rights Plan."

    Holders of shares of common stock are entitled to share equally in and receive all dividends, if dividends are declared, in accordance with the number of shares of common stock held by each holder, subject to any preferential or other rights of the holders of outstanding preferred stock.

    Shares of preferred stock have preference over shares of common stock with respect to payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up, and other preferences.

    The holders of shares of common stock are entitled to one vote for each share of common stock held. The shares of common stock do not have cumulative voting rights. No holder of shares of common stock is entitled to preemptive or subscription rights.

RIGHTS PLAN

    On March 26, 1999, our Board of Directors adopted a Shareholder Rights Plan (the "Plan") and declared a dividend of one right on each outstanding share of our common stock (each, a "Right"). The dividend was to be paid on April 19, 1999 to shareholders of record on April 14, 1999. The Plan was adopted to deter abusive takeover tactics that can be used to deprive our shareholders of the full value of their investment. In particular, the Plan is designed to deter a "front-end loaded" acquisition of control in which less than a full and fair price would be offered to all shareholders. The Plan achieves this purpose by substantially diluting the holdings of a person or group that acquires 15% or more of our common stock without prior Board approval, unless the Rights are first redeemed by the Board. The Board may redeem the Rights for $0.005 per Right.

    Initially, the Rights will trade with our common stock and will not be exercisable. The Rights will separate from the common stock and become exercisable when any person or group of affiliated persons acquires or makes an offer to acquire 15% or more of our common stock. At that time, separate Right certificates will be distributed, and each Right will entitle its holder to purchase one hundredth of a share of our preferred stock at an exercise price of $25.00 (the "Exercise Price"). Each one hundredth of a share of preferred stock has economic and voting terms equivalent to those of one share of common stock.

    Upon the actual acquisition by any person or group of 15% or more of our common stock, then each holder of a Right (other than the acquiring person or group) may pay the Exercise Price and receive shares of preferred stock having a value equal to twice the Exercise Price. Also, if we are involved in a Merger or sale of more than 50% of our assets or earning power, each Right will entitle its holder (other than the acquiring person or group) to purchase shares of common stock of the acquiring company having a market value of twice the Exercise Price. If any person or group acquires at least 15%, but less than 50%, of our common stock, the Board of Directors may, at its option, exchange one share of common stock for each Right (other than Rights held by such person or group).

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                            LODGIAN CAPITAL TRUST I

    The Trust is a statutory business trust formed under the Delaware Business Trust Act, as amended (the "Trust Act") pursuant to (i) a declaration of trust, dated as of May 15, 1998, executed by Lodgian, Inc. (the "Company"), as Sponsor, and the Trustees and (ii) a certificate of trust, dated as of May 15, 1998, filed with the Secretary of State of the State of Delaware. The Trust's business and affairs are conducted by the Trustees: Wilmington Trust Company, as Property Trustee and as Delaware Trustee, and three individual Regular Trustees who are employees or officers of or affiliated with the Company. The Trust was formed for the exclusive purpose of (i) issuing and selling the Trust Securities, (ii) investing the gross proceeds from such sales in the Convertible Debentures and
(iii) engaging in only those other activities necessary or incidental thereto. Accordingly, the Convertible Debentures are the sole assets of the Trust, and payments under the Convertible Debentures are the sole revenue of the Trust. All of the Common Securities are owned by the Company. The Common Securities rank on a parity, and payments will be made thereon pro rata, with the CRESTS, except that upon the occurrence and continuance of an event of default under the Declaration resulting from an event of default under the Indenture (an "Indenture Event of Default"), the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinate to the rights of the holders of the CRESTS. See "Description of the CRESTS--Subordination of Common Securities." The Company acquired Common Securities in an aggregate liquidation amount at least equal to 3% of the total capital of the Trust.

    The Property Trustee holds title to the Convertible Debentures for the benefit of the holders of the Trust Securities and, as the holder of the Convertible Debentures, the Property Trustee has the power to exercise all rights, powers and privileges of a holder of Convertible Debentures under the Indenture. In addition, the Property Trustee maintains exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Convertible Debentures for the benefit of the holders of the Trust Securities. The Guarantee Trustee holds the Guarantee for the benefit of the holders of the Trust Securities. The Company, as the holder of all the Common Securities, has the right to appoint, remove or replace any of the Trustees and to increase or decrease the number of Trustees, provided that the number of Trustees will be at least three; provided further that at least one Trustee will be a Delaware Trustee, at least one Trustee will be the Property Trustee and at least one Trustee will be a Regular Trustee. Under the Indenture, the Company, as issuer of the Convertible Debentures, agreed to pay all fees and expenses related to the organization and operations of the Trust (including any taxes, duties, assessments or governmental charges of whatever nature (other than United States withholding taxes) imposed by the United States or any other domestic taxing authority upon the Trust) and the Original Offering of the CRESTS and be responsible for all debts and obligations of the Trust (other than with respect to the CRESTS).

    For so long as the CRESTS remain outstanding, the Company covenants (i) to maintain directly or indirectly ownership of all of the Common Securities, (ii) to cause the Trust to remain a statutory business trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the Declaration, (iii) to use its commercially reasonable efforts to ensure that the Trust will not be an "investment company" for purposes of the Investment Company Act of 1940, as amended from time to time, or any successor legislation (the "1940 Act") and (iv) to take no action that would be reasonably likely to cause the Trust to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes.

    The rights of the holders of the CRESTS, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Trust Act and the Trust Indenture Act. See "Description of the CRESTS." The Declaration and the Guarantee also incorporate by reference the terms of the Trust Indenture Act.

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    The office of the Delaware Trustee is Rodney Square North, 1100 North Market
Street, Wilmington, Delaware, 19890. The principal executive offices of the Company and the Trust are located at 3345 Peachtree Road N.E., Suite 700, Atlanta, Georgia 30326; telephone number (561) 689-9970.

    The Trust is not subject to the reporting requirements under the Exchange
Act.

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                           DESCRIPTION OF THE CRESTS

    The following summary of the material terms and provisions of the CRESTS is subject to, and qualified in its entirety by reference to, the Declaration. The CRESTS were issued pursuant to the terms of the Declaration. The Declaration incorporates by reference terms of the Trust Indenture Act. The Declaration will be qualified under the Trust Indenture Act. The Wilmington Trust Company, as Trustee, acts as indenture trustee for the Declaration for purposes of compliance with the Trust Indenture Act. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Declaration.

DISTRIBUTIONS

    Distributions on the CRESTS are fixed at a rate per annum of 7% of the stated liquidation amount of $50 per CRESTS, subject to increase if certain events described under "Description of the Convertible Debentures--Interest" occur, payable quarterly, in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1998 (each, a "Distribution Date"), when, as and if available for payment, by the Property Trustee. Distributions not paid on the scheduled payment date will accumulate and compound quarterly, to the extent permitted by law, at the applicable distribution rate ("Compounded Distributions").

    The term "Distribution" as used herein includes any ordinary cumulative Distributions, together with any Compounded Distribution, unless otherwise stated. The amount of Distributions payable for any period will be computed (i) for any full 90-day quarterly distribution period, on the basis of a 360-day year of twelve 30-day months, (ii) for any period shorter than a full 90-day distribution period for which Distributions are computed, on the basis of a 30-day month and (iii) for periods of less than a month, on the basis of the actual number of days elapsed. In the event that any date on which Distributions are payable on the CRESTS is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day, with the same force and effect as if made on the date such payment was originally payable. A "Business Day" means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in the Borough of Manhattan, the City of New York or Wilmington, Delaware are authorized or required by law, regulation or executive order to close.

    Distributions on the CRESTS (other than Distributions on a redemption date) will be payable to the holders thereof as they appear on the register of the Trust as of the close of business on the relevant record dates, which, as long as the CRESTS are represented by one or more global certificated securities (each, a "Global Certificate"), will be the close of business on the Business Day prior to the relevant Distribution Dates, unless otherwise provided in the Declaration or unless a different regular record date is established or provided for the corresponding interest payment date on the Convertible Debentures. If the CRESTS are no longer represented by one or more Global Certificates, the Regular Trustees will have the right to select record dates, which will be at least one Business Day prior to the relevant Distribution Dates. Distributions payable on any CRESTS that are not punctually paid on any Distribution Date will cease to be payable to the person in whose name such CRESTS are registered on the relevant record date, and such defaulted Distribution will instead be payable to the person in whose name such CRESTS are registered on the special record date or other specified date determined in accordance with the Declaration.

    At all times, the Distribution rate, the Distribution Dates and other payment dates for the CRESTS will correspond to the interest rate, interest payment dates and other payment dates on the Convertible Debentures, which are the sole assets of the Trust.

    Distributions on the CRESTS will be paid on the dates payable to the extent that the Trust has funds available for the payment of such Distributions. Such Distributions are payable only to the extent that payments are made in respect of the Convertible Debentures held by the Property Trustee and to the

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extent that the Trust has funds available for the payment of such Distributions.
See "Description of the Convertible Debentures." If the Company does not make interest payments on the Convertible Debentures, the Property Trustee will not have funds available to pay Distributions on the CRESTS.

    The Company has the right under the Indenture to defer payments of interest on the Convertible Debentures by extending the interest payment period at any time, and from time to time, on the Convertible Debentures. As a consequence of such Extension Period, Distributions on the CRESTS would be also deferred (but despite such deferral would continue to accumulate at the then applicable distribution rate per annum compounded quarterly) by the Trust during any such Extension Period. Such right to extend the interest payment period for the Convertible Debentures is limited to a period not exceeding 20 consecutive quarterly periods and such Extension Period may not extend beyond the Stated Maturity of the Convertible Debentures. In the event that the Company exercises this right to defer payments of interest, then the Company will not, and will not permit any subsidiary to, (x) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (y) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank on a parity with or junior in interest to the Convertible Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks on a parity with or junior in interest to the Convertible Debentures (other than (a) dividends or distributions in common stock of the Company, (b) payments under the Guarantee, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans). Prior to the termination of any such Extension Period, the Company may further defer payments of interest by extending the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Convertible Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. See "Risk Factors--Risk Factors Relating to the CRESTS--Option to Extend Interest Payment Period" and "Description of the Convertible Debentures--Option to Extend Interest Payment Period."

CONVERSION RIGHTS

    GENERAL

    The CRESTS are convertible, in whole or in part (but only in whole CRESTS), at any time beginning 90 days following the last date of original issuance of any CRESTS, at the option of the holders thereof, into shares of Lodgian Common Stock in the manner described below at an initial conversion price equal to $21.42 per share of Lodgian Common Stock (equivalent to a conversion ratio of 2.3343 shares of Lodgian Common Stock for each CRESTS), subject to adjustment as described below (the "Conversion Price").

    The right to convert CRESTS terminates prior to the close of business (i) on June 28, 2010 or (ii) in the case of CRESTS called for redemption, on the second Business Day prior to the related redemption date, unless the Property Trustee shall default in making payment of any moneys payable upon such redemption. For information as to notices of redemption, see "--Redemption Procedures."

    The terms of the CRESTS provide that a holder of CRESTS wishing to exercise its conversion right shall deliver an irrevocable conversion request (and, if such CRESTS is represented by a definitive certificate, the CRESTS certificate(s), duly endorsed or assigned to the Trust in blank) to the Property Trustee, as conversion agent (the "Conversion Agent"), directing the Conversion Agent, on behalf of such holder, to exchange such CRESTS for a portion of the Convertible Debentures and immediately convert

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such Convertible Debentures into Lodgian Common Stock at the Conversion Price.
Holders may obtain copies of the required form of the conversion request from the Conversion Agent. So long as a book-entry system for the CRESTS is in effect, however, procedures for converting the CRESTS into shares of Lodgian Common Stock will differ, as described under "Book-Entry Issuance--Depositary Procedures." Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the conversion request is received by the Trust and the conversion shall be at the Conversion Price in effect at such time and on such date.

    Fractional shares of Lodgian Common Stock or other common stock of the Company are not to be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based on the closing sale price thereof on the NYSE Composite Tape on the trading day prior to the conversion date.

    RIGHT TO RECEIVE DISTRIBUTIONS; DIVIDENDS ON LODGIAN COMMON STOCK

    Except as provided below, accumulated but unpaid Distributions will not be paid in cash on the CRESTS that are converted nor will such accumulated Distributions be converted into additional shares of Lodgian Common Stock. Holders of CRESTS at the close of business on a Distribution record date will be entitled to receive the Distribution payable on such CRESTS (except that holders of CRESTS called for redemption on a redemption date between such record date and the Distribution Date shall not be entitled to receive such Distribution on such Distribution Date) on the corresponding Distribution Date notwithstanding the conversion of such CRESTS following such Distribution record date and prior to such Distribution Date. However, CRESTS surrendered for exchange for Convertible Debentures for conversion during the period between the close of business on any Distribution record date and the opening of business on the corresponding Distribution Date (except CRESTS called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the Distribution payable on such CRESTS on such Distribution Date. A holder of CRESTS on a Distribution record date who (or whose transferee) tenders any such CRESTS for exchange for Convertible Debentures for conversion into shares of Lodgian Common Stock on the corresponding Distribution Date will receive the Distribution payable on such CRESTS on such date, and the converting holder need not include payment of the amount of such Distribution upon surrender of CRESTS for exchange for Convertible Debentures for conversion. The Company will make no payment or allowance for dividends on the shares of Lodgian Common Stock issued on conversion.

    The Company will not redeem any Convertible Debentures (and thus the CRESTS will not be redeemed) unless all accrued and unpaid interest has been paid on all outstanding Convertible Debentures for all quarterly interest payment periods terminating on or prior to the last interest payment date before the date of redemption. Since the Company is required to pay all accrued and unpaid interest, other than for the current quarter, prior to redeeming the CRESTS, holders choosing to convert their CRESTS in order to avoid such redemption will, at most, forego actual receipt of a cash Distribution payment only for the current quarter.

    CONVERSION PRICE ADJUSTMENTS

    The Conversion Price for the Convertible Debentures (and thus the Conversion Price of the CRESTS) is subject to adjustment upon certain events, including:

        (i) dividends and other distributions payable in Lodgian Common Stock on any class of capital stock of the Company and combinations and subdivisions of Lodgian Common Stock;

        (ii) the issuance of certain rights, options or warrants entitling the holder thereof to subscribe for or purchase Lodgian Common Stock at less than the Current Market Price per share of Lodgian Common Stock (calculated as set forth in the Indenture); provided that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion

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    Price of the Convertible Debentures (and thus the Conversion Price of the
    CRESTS) will not be adjusted until such triggering events occur;

        (iii) distributions to all holders of Lodgian Common Stock of any shares of capital stock (other than any common stock of the Company), evidences of indebtedness or cash or other assets of the Company (including securities, but excluding, among other things, those dividends, distributions, rights, options and warrants referred to above and dividends consisting exclusively of cash and securities received pursuant to a merger or consolidation described below);

        (iv) distributions consisting exclusively of cash (excluding any cash distributions referred to in (iii) above and any cash distributed in a merger or consolidation referred to below) to all holders of Lodgian Common Stock, if the aggregate amount of all such cash distributions, together with
    (A) all other all-cash distributions (to which such Conversion Price adjustment would otherwise apply) made within the preceding 12 months not triggering a Conversion Price adjustment and (B) all Excess Purchase Payments (as defined below) in respect of each tender offer or exchange offer for Lodgian Common Stock concluded by the Company or any of its subsidiaries within the preceding 12 months not triggering a Conversion Price adjustment, exceeds an amount equal to 10% of the product of the Current Market Price per share of Lodgian Common Stock (calculated as set forth in the Indenture) times the number of shares of Lodgian Common Stock outstanding on the date fixed for determination of holders of Lodgian Common Stock entitled to receive such distribution; and

        (v) payment of an Excess Purchase Payment, if the aggregate amount of such Excess Purchase Payment, together with (A) the aggregate amount of any all-cash distributions (excluding any cash distributions referred to in (iii) above and any cash distributed in a merger or consolidation referred to below) made within the preceding 12 months not triggering a Conversion Price adjustment and (B) all Excess Purchase Payments in respect of each tender or exchange offer for Lodgian Common Stock concluded by the Company or any of its subsidiaries within the preceding 12 months not triggering a Conversion Price adjustment, exceeds an amount equal to 10% of the product of the Current Market Price per share of Lodgian Common Stock (calculated as set forth in the Indenture) times the number of shares of Lodgian Common Stock outstanding on the expiration date of such tender offer or exchange offer.

    For purposes of these Conversion Price adjustments, the term "Excess Purchase Payment" means the excess, if any, of (A) the aggregate of the cash and the value of all other consideration paid by the Company or any of its subsidiaries with respect to the shares of Lodgian Common Stock acquired in a tender or exchange offer by the Company over (B) the Current Market Price per share of common stock (calculated as set forth in the Indentures) times the number of shares of Lodgian Common Stock acquired in the tender or exchange offer.

    A reclassification of Lodgian Common Stock into which Convertible Debentures are then convertible into securities which include securities other than such Lodgian Common Stock (other than any reclassification upon a consolidation or merger to which the second paragraph below applies) shall be deemed to involve
(i) a distribution of such securities other than such Lodgian Common Stock to all holders of such Lodgian Common Stock and (ii) a subdivision or combination, as the case may be, of the number of shares of such Lodgian Common Stock outstanding immediately prior to such reclassification into the number of shares of such Lodgian Common Stock outstanding immediately thereafter.

    The Company from time to time may reduce the Conversion Price of the Convertible Debentures (and thus the Conversion Price of the CRESTS) by any amount for any period of at least 20 Business Days (or such other period as may then be required by applicable law), in which case the Company shall give at least 15 days' notice of such reduction to each holder of CRESTS and each holder of Convertible Debentures, if the Company's Board of Directors (the "Board") has made a determination that such reduction would be in the best interests of the Company. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board determines to be

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necessary in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to recipients thereof. The Company will comply with applicable law, including Rule 13e-4 under the Exchange Act, in connection with any such adjustment to the conversion price. See "Certain United States Federal Income Tax Consequences--Conversion Price Adjustment."

    In case the Company shall be a party to any Fundamental Change (as defined below), each Convertible Debenture (and thus each CRESTS), if outstanding after the consummation of the transaction, will be convertible thereafter into:

    (x) in the case of any such transaction that does not constitute a Common Stock Fundamental Change (as defined below) and subject to funds being legally available for such purpose under applicable law at the time of such conversion, the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Lodgian Common Stock issuable upon conversion of such CRESTS immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after giving effect, in the case of any Non-Stock Fundamental Change (as defined below), to any adjustment in the Conversion Price in accordance with clause (i) of the following paragraph, and

    (y) in the case of any such transaction that constitutes a Common Stock Fundamental Change, common stock of the kind received by holders of Lodgian Common Stock as a result of such Common Stock Fundamental Change in an amount determined in accordance with clause (ii) of the following paragraph.

    The Company formed by such consolidation or resulting from such merger or that acquires assets or that acquires the Company's shares, as the case may be, shall enter into a supplemental indenture with the Indenture Trustee, satisfactory in form to the Indenture Trustee and executed and delivered to the Indenture Trustee, the provisions of which shall establish such right. Such supplemental indenture shall provide for adjustments that, for events subsequent to the effective date of such supplemental indenture, shall be as nearly equivalent as may be practicable to the relevant adjustments provided for in the preceding paragraphs and in this paragraph.

    Notwithstanding any other provision in the preceding paragraphs to the contrary, if any Fundamental Change occurs, then the Conversion Price in effect will be adjusted immediately after such Fundamental Change as follows:

        (i) in the case of a Non-Stock Fundamental Change, the Conversion Price immediately following such Non-Stock Fundamental Change shall be the lower of (A) the Conversion Price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, and (B) the product of (1) the greater of the Applicable Price (as defined below) and the then applicable Reference Market Price (as defined below) and (2) a fraction, the numerator of which is $50 and the denominator of which is (x) the amount of the Redemption Price for one CRESTS if the optional redemption date were the date of such Non-Stock Fundamental Change (or, for the period commencing June 17, 1998 and ending June 29, 1999, the twelve month periods commencing June 30, 1999 and 2000 and the period beginning June 30, 2001 and ending July 2, 2002, the product of 107%, 106.3%, 105.6% and 104.9%, respectively), times $50 plus (y) any then accumulated and unpaid Distributions on one CRESTS; and

        (ii) in the case of a Common Stock Fundamental Change, the Conversion Price immediately following such Common Stock Fundamental Change shall be the Conversion Price in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as defined below) and the denominator of which is the Applicable Price; PROVIDED, that in the event of a Common Stock Fundamental Change in which

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    (A) 100% of the value of the consideration received by a holder of Lodgian
    Common Stock is common stock of the successor, acquirer or other third party (and cash, if any, paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the Lodgian Common Stock (other than treasury shares and shares held by subsidiaries of Servico) shall have been exchanged for, converted into or acquired for, common stock of the successor acquirer or other third party (and cash, if any, paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change), the Conversion Price immediately following such Common Stock Fundamental Change shall be the Conversion Price in effect immediately prior to such Common Stock Fundamental Change multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of shares of common stock of the successor, acquirer or other third party received by a holder of one share of Lodgian Common Stock as a result of such Common Stock Fundamental Change.

    Depending upon whether a Fundamental Change is a Non-Stock Fundamental Change or a Common Stock Fundamental Change, a holder may receive significantly different consideration upon conversion. In the event of a Non-Stock Fundamental Change, the holder has the right to convert CRESTS into the kind and amount of the shares of stock and other securities or property or assets (including cash), except as otherwise provided above, that would have been receivable upon such Non-Stock Fundamental Change by a holder of the number of shares of Lodgian Common Stock issuable upon conversion of such CRESTS immediately prior to such Non-Stock Fundamental Change, after giving effect to any adjustment in the Conversion Price in accordance with clause (i) of the preceding paragraph. However, in the event of a Common Stock Fundamental Change in which less than 100% of the value of the consideration received by a holder of Lodgian Common Stock is common stock of the successor, acquirer or other third party, a holder of a CRESTS who converts such CRESTS following the Common Stock Fundamental Change will receive consideration in the form of such common stock only, whereas a holder who converted such CRESTS prior to the Common Stock Fundamental Change would have received consideration in the form of such common stock as well as any other securities or assets (which may include cash) issuable upon conversion of such CRESTS immediately prior to such Common Stock Fundamental Change.

    The term "Applicable Price" means (i) in the event of a Non-Stock Fundamental Change in which the holders of Lodgian Common Stock receive only cash, the amount of cash received by a holder of one share of Lodgian Common Stock and (ii) in the event of any other Fundamental Change, the average of the daily Closing Prices (as defined in the Indenture) of the Lodgian Common Stock during the 10 Trading Days (as defined in the Indenture) immediately prior to the record date for the determination of the holders of Lodgian Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change or, if there is no such record date, prior to the date upon which the holders of Lodgian Common Stock shall have the right to receive such cash, securities, property or other assets, but the adjustment shall be based upon the consideration that the holders of Lodgian Common Stock received in the transaction or event as a result of which more than 50% of the Lodgian Common Stock shall have been exchanged for, converted into or acquired for, or shall constitute solely the right to receive such cash, securities, property or other assets.

    The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Company's Board of Directors) of the consideration received by holders of Lodgian Common Stock consists of common stock that, for the 10 Trading Days immediately prior to such Fundamental Change, has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on The Nasdaq National Market System; PROVIDED, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Company continues to exist after the occurrence of such Fundamental Change and the outstanding CRESTS continue to exist as outstanding CRESTS or (ii) the outstanding CRESTS continue to exist as CRESTS and are convertible into shares of the common stock of the corporation succeeding to the business of the Company.

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    The term "Fundamental Change" means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of the Lodgian Common Stock shall be exchanged for, converted into, acquired for or shall constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); PROVIDED, in the case of any such series of transactions or events, for purposes of adjustment of the Conversion Price, such Fundamental Change shall be deemed to have occurred when substantially all of the Lodgian Common Stock shall have been exchanged for, converted into or acquired for, or shall constitute solely the right to receive, such cash, securities, property or other assets.

    The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

    The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the daily Closing Price for one share of the common stock received by holders of Lodgian Common Stock in such Common Stock Fundamental Change during the 10 Trading Days immediately prior to the date fixed for the determination of the holders of Lodgian Common Stock entitled to receive such common stock or, if there is no such date, prior to the date upon which the holders of Lodgian Common Stock shall have the right to receive such common stock.

    The term "Reference Market Price" shall initially mean $11.22 (which is an amount equal to 66% of the reported last sale price for Lodgian Common Stock on the New York Stock Exchange on June 8, 1998) and, in the event of any adjustment to the Conversion Price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the Conversion Price after giving effect to any such adjustment shall always be the same as the ratio of the initial Reference Market Price to the initial Conversion Price of $21.42 per share.

    No adjustment of the Conversion Price in respect of the Lodgian Common Stock or any other conversion price in respect of any other common stock of the Company will be required to be made in any case until cumulative adjustments amount to 1% or more thereof. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

REDEMPTION

    Upon the repayment or redemption, in whole or in part, of the Convertible Debentures held by the Trust, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption will be applied by the Property Trustee to redeem a like aggregate amount of the Trust Securities. If less than all of the Convertible Debentures held by the Trust are to be repaid or redeemed on a redemption date, then, except as described under "--Subordination of Common Securities," the proceeds from such repayment or redemption will be allocated pro rata to the redemption of the Trust Securities. See "--Redemption Procedures." See "Description of the Convertible Debentures--Optional Redemption" for a description of the Company's options to redeem the Convertible Debentures.

    SPECIAL EVENT DISTRIBUTION OR REDEMPTION OF CONVERTIBLE DEBENTURES

    If, at any time, either a Tax Event or an Investment Company Event (each, a "Special Event") shall occur, the Regular Trustees may, except in certain limited circumstances described below, dissolve the Trust and, after satisfaction of liabilities to creditors, cause Convertible Debentures held by the Property Trustee, having an aggregate principal amount equal to the aggregate liquidation amount of the CRESTS, with an interest rate identical to the interest rate of the CRESTS, and accrued and unpaid interest equal to accumulated and unpaid Distributions on the CRESTS, and having the same record date for payment as the CRESTS, to be distributed to the holders of the Trust Securities in liquidation of such holders' interests in the Trust on a pro rata basis, within 90 days following the occurrence of such Special Event; provided,

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however, that, in the case of a Tax Event, such dissolution and distribution shall be conditioned on (i) the Regular Trustees' receipt of an opinion of independent tax counsel experienced in such matters (which opinion may rely on published revenue rulings of the Internal Revenue Service ("IRS")) to the effect that the holders of the CRESTS will not recognize any gain or loss for United States federal income tax purposes as a result of the dissolution of the Trust and the distribution of Convertible Debentures (a "No Recognition Opinion"),
(ii) the Company or the Trust being unable to eliminate, which elimination shall be complete within such 90-day period, such Special Event by taking some ministerial action (such as filing a form or making an election, or pursuing some other reasonable measure) that has no adverse effect on the Trust, the Company or the holders of the CRESTS or does not subject any of them to more than DE MINIMIS regulatory requirements and (iii) the Company's prior written consent to such dissolution and distribution.

    Furthermore, if a Special Event occurs (i) that is a Tax Event and the Company has received an opinion of independent tax counsel experienced in such matters that, as a result of such Tax Event, there is more than an insubstantial risk that the Company would be precluded from deducting the interest on the Convertible Debentures for United States federal income tax purposes even after the Convertible Debentures were distributed to the holders of Trust Securities in liquidation of such holders' interests in the Trust as described in the Declaration or (ii) that is a Tax Event or an Investment Company Event and such Regular Trustees shall have been informed by independent tax counsel experienced in such matters that it, for substantive reasons, cannot deliver a No Recognition Opinion to the Trust, the Company shall have the right to redeem the Convertible Debentures, in whole or in part, for cash at 100% of the principal amount thereof, plus accrued and unpaid interest thereon to but excluding the date of redemption (the "Special Redemption Price"), within 90 days following the occurrence of such Special Event. Following such redemption, Trust Securities with an aggregate initial liquidation amount equal to the aggregate principal amount of the Convertible Debentures so redeemed shall be redeemed by the Trust at a redemption price equal to 100% of the liquidation amount to be redeemed on a pro rata basis, plus accumulated but unpaid Distributions thereon to but excluding such redemption date; provided, however, that if at the time there is available to the Company or the Trust the opportunity to eliminate, which elimination shall be complete within the 90-day period, such Special Event by taking some ministerial action, the Trust or the Company will pursue such ministerial action in lieu of redemption. Under current United States federal income tax law and interpretations thereof and assuming that, as expected, the Trust is treated as a grantor trust, a distribution of the Convertible Debentures will not be a taxable event to the Trust and/or to holders of the CRESTS. Should there be a change in law, a change in legal interpretation, certain Tax Events or other circumstances, however, the distribution of Convertible Debentures could be a taxable event to holders of the CRESTS in which event the Company could, at its option, redeem the Convertible Debentures for cash. See "Certain United States Federal Income Tax Consequences-- Distribution of Convertible Debentures or Cash Upon Liquidation of the Trust." The Trust will issue a press release announcing any such redemption.

    If the Company does not elect any of the options described above, the CRESTS will remain outstanding until the repayment of the Convertible Debentures, whether at maturity or redemption, and in the event a Tax Event has occurred and is continuing, under the Indenture, the Company, as borrower, will be obligated to pay any taxes, duties, assessments and other governmental charges (other than United States withholding taxes) to which the Trust has become subject as a result of a Tax Event. See "Description of the Convertible Debentures--Payment of Expenses of the Trust."

    "Investment Company Event" as used herein means the receipt by the Trust of an opinion of counsel, rendered by a law firm having a recognized national securities practice, to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment

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company" that is required to be registered under the 1940 Act, which Change in
1940 Act Law becomes effective on or after the date on which the CRESTS were initially issued and sold.

    "Tax Event" as used herein means the receipt by the Trust of an opinion of independent tax counsel experienced in such matters, to the effect that, as a result of (a) any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or proposed change, pronouncement or decision is announced on or after the date on which the CRESTS were initially issued and sold, there is more than an insubstantial risk that
(i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Convertible Debentures, (ii) interest payable by the Company on the Convertible Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges; provided, however, that a Tax Event shall not be deemed to occur under (ii) above if the Company is merely required to defer taking a deduction for any interest or OID that accrues with respect to the Convertible Debentures until such interest payment or OID is paid by the Company in cash.

    Recently, the IRS asserted that the interest payable on a security with terms that are similar to the terms of the Convertible Debentures (but with a longer maturity than the Convertible Debentures) was not deductible for United States federal income tax purposes. The taxpayer in that case has filed a petition in the United States Tax Court challenging the IRS's position on this matter. If this matter is in fact litigated and the Tax Court were to sustain the IRS's position on this matter, such judicial decision could constitute a Tax Event which could result in an early mandatory redemption of the CRESTS.

REDEMPTION PROCEDURES

    CRESTS redeemed on each redemption date will be redeemed at the redemption price in respect of the Convertible Debentures plus an amount equal to accrued and unpaid Distributions thereon through the date of redemption (the "Redemption Price") with the applicable proceeds from the contemporaneous redemption or payment of the Convertible Debentures. Redemptions of the CRESTS will be made and the Redemption Price will be payable on each redemption date only to the extent that the Trust has sufficient funds available for the payment of such Redemption Price. See "--Subordination of Common Securities."

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of CRESTS to be redeemed at its registered address and be published in a newspaper of general circulation in New York City made once a week for two successive weeks commencing not less than 30 nor more than 60 days before the redemption date. If the Trust gives a notice of redemption in respect of the CRESTS, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the Property Trustee will deposit irrevocably with The Depository Trust Company ("DTC") funds sufficient to pay the applicable Redemption Price for all securities held at DTC and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the CRESTS. See "Book-Entry Issuance." If any CRESTS are not represented by one or more Global Certificates, the Trust, to the extent funds are available, will irrevocably deposit with the Paying Agent (as defined herein) for such CRESTS funds sufficient to pay the applicable Redemption Price and will give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the CRESTS. Notwithstanding the foregoing, Distributions payable on or prior to the redemption date for any CRESTS called for redemption will be payable to the holders of such CRESTS on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited or paid as required, then immediately prior to the close of business on the date of such deposit or payment, all rights of the holders of such CRESTS so

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called for redemption will cease, except the right of the holders of such CRESTS to receive the Redemption Price, but without interest on such Redemption Price, and such CRESTS will cease to be outstanding. In the event that any date fixed for redemption of CRESTS is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable.

    In the event that payment of the Redemption Price in respect of CRESTS called for redemption is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee as described under "Description of the Guarantee," Distributions on such CRESTS will continue to accumulate at the applicable rate per annum, from the redemption date originally established by the Trust for the CRESTS to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price. See "--Distributions."

    Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding CRESTS by tender, in the open market or by private agreement.

    If fewer than all of the Trust Securities issued by the Trust are to be redeemed on a redemption date, then the aggregate amount of such Trust Securities to be redeemed will be allocated pro rata among the CRESTS and the Common Securities and the CRESTS to be redeemed will be redeemed pro rata from each holder of CRESTS, it being understood that, in respect of CRESTS registered in the name of and held of record by DTC or its nominee, the distribution of the proceeds of such redemption will be made to each member of, or participant in, DTC (or person on whose behalf such nominee holds such securities) in accordance with the procedures applied by DTC or its nominee. If CRESTS are represented by one or more Global Certificates, they will be redeemed as described below under "Book-Entry Issuance." For all purposes of the Declaration, unless the context otherwise requires, all provisions relating to the redemption of CRESTS shall relate, in the case of any CRESTS redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of CRESTS which has been or is to be redeemed.

SUBORDINATION OF COMMON SECURITIES

    Payment of Distributions on, and the Redemption Price of, the Trust Securities, as applicable, shall be made pro rata based on the liquidation amount of such Trust Securities; provided, however, that if on any Distribution Date or redemption date an Indenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding CRESTS for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding CRESTS then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the CRESTS then due and payable.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    Pursuant to the Declaration, the Trust shall automatically dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the distribution of the Convertible Debentures to the holders of the Trust Securities; (iii) the redemption of all of the CRESTS in connection

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with the maturity or redemption of all of the Convertible Debentures; (iv) the entry by a court of competent jurisdiction of an order for the dissolution of the Trust; and (v) June 30, 2020.

    In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Trust (each a "Liquidation"), the holders of the CRESTS on the date of the Liquidation will be entitled to receive, out of the assets of the Trust available for distribution to holders of Trust Securities after satisfaction of the Trusts' liabilities to creditors, if any, distributions in cash or other immediately available funds in an amount equal to the aggregate of the stated liquidation amount of $50 per CRESTS plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"), unless, in connection with such Liquidation, Convertible Debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the Distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid Distributions on, the Trust Securities shall be distributed on a pro rata basis to the holders of the Trust Securities in exchange for such Trust Securities. If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the CRESTS shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the CRESTS, except that if an Indenture Event of Default has occurred and is continuing, the CRESTS shall have a preference over the Common Securities with regard to such distributions.

    After the liquidation date is fixed for any distribution of Convertible Debentures to holders of the CRESTS (i) the CRESTS will no longer be deemed to be outstanding, (ii) if the CRESTS are represented by one or more Global Certificates, DTC or its nominee, as a record holder of CRESTS, will receive a registered Global Certificate or Certificates representing the Convertible Debentures to be delivered upon such distribution and (iii) any certificates representing CRESTS not held by DTC or its nominee will be deemed to represent Convertible Debentures having a principal amount equal to the liquidation amount of such CRESTS, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such CRESTS until such certificates are presented for cancellation whereupon the Company will issue to such holder, and the Indenture Trustee will authenticate, a certificate representing such Convertible Debentures.

TRUST ENFORCEMENT EVENTS

    An Indenture Event of Default constitutes an event of default under the Declaration with respect to the Trust Securities (a "Trust Enforcement Event"). See "Description of the Convertible Debentures-- Indenture Events of Default."

    Upon the occurrence and continuance of a Trust Enforcement Event, the Property Trustee as the sole holder of the Convertible Debentures will have the right under the Indenture to declare the principal amount of the Convertible Debentures due and payable. The Company and the Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

    If the Property Trustee fails to enforce its rights under the Convertible Debentures, any holder of CRESTS may institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Convertible Debentures without first instituting a legal proceeding against the Property Trustee or any other person or entity. In addition, if a Trust Enforcement Event has occurred and is continuing and such event is attributable to the failure of the Company to pay interest, principal, or premium on the Convertible Debentures on the date such interest, principal, or premium is otherwise payable (or in the case of redemption, the redemption date), then the registered holder of CRESTS may directly institute a proceeding for enforcement of payment to such holder of the principal of, premium, if any, or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the CRESTS of such holder on or after the respective due date specified in the Convertible Debentures. In

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connection with such Direct Action, the rights of the Company, as holder of the
Common Securities, will be subrogated to the rights of such holder of CRESTS under the Declaration to the extent of any payment requested to be made by the Company to such holder of CRESTS in such Direct Action.

    Pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Trust Enforcement Event with respect to the Common Securities until all Trust Enforcement Events with respect to the CRESTS have been cured, waived or otherwise eliminated. Until such Trust Enforcement Events with respect to the CRESTS have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the CRESTS and only the holders of the CRESTS will have the right to direct the Property Trustee in accordance with the terms of the CRESTS.

VOTING RIGHTS; AMENDMENT OF DECLARATION

    Except as provided below and as otherwise required by law and the Declaration, the holders of the CRESTS will have no voting rights.

    So long as any Convertible Debentures are held by the Property Trustee, the holders of a majority in liquidation amount of the CRESTS shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as holder of the Convertible Debentures, to (i) exercise the remedies available to it under the Indenture as a holder of the Convertible Debentures, (ii) consent to any amendment or modification of the Indenture or the Convertible Debentures where such consent shall be required or
(iii) waive any past default and its consequences that is waivable under the Indenture; provided, however, that if an Indenture Event of Default has occurred and is continuing, then the holders of 25% of the aggregate liquidation amount of the CRESTS may direct the Property Trustee to declare the principal of and premium, if any, and interest on the Convertible Debentures due and payable; provided, further, that where a consent or action under the Indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of Convertible Debentures affected thereby, only the holders of the percentage of the aggregate stated liquidation amount of the CRESTS which is at least equal to the percentage required under the Indenture may direct the Property Trustee to give such consent or to take such action. The Property Trustee shall notify each holder of the CRESTS of any notice of any Indenture Event of Default which it receives from the Company with respect to the Convertible Debentures. Except with respect to directing the time, method, and place of conducting a proceeding for a remedy, the Property Trustee shall be under no obligation to take any of the actions described in clauses (i) and (ii) above unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes, as a result of such action, and each holder will be treated as owning an undivided beneficial ownership interest in the Convertible Debentures.

    The Declaration may be amended from time to time by the Company and a majority of the Regular Trustees (and in certain circumstances the Property Trustee and the Delaware Trustee), without the consent of the holders of the CRESTS, (i) to cure any ambiguity or correct or supplement any provisions in the Declaration that may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Declaration that shall not be inconsistent with the other provisions of the Declaration, (ii) to add to the covenants, restrictions or obligations of the Company in its capacity as sponsor of the Trust, (iii) to conform to any change in Rule 3a-5 under the 1940 Act or written change in interpretation or application of Rule 3a-5 under the 1940 Act by any legislative body, court, government agency or regulatory authority which amendment does not have a material adverse effect on the rights, preferences or privileges of the holders of the Trust Securities or (iv) to modify, eliminate or add to any provisions of the Declaration to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times

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
that any Trust Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the 1940 Act; provided, however, that such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of the Declaration shall become effective when notice thereof is given to the holders of Trust Securities. The Declaration may be amended by the Company and a majority of the Regular Trustees with (i) the consent of holders representing not less than 66 2/3% in liquidation amount of the outstanding CRESTS and (ii) receipt by the Regular Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Regular Trustees in accordance with such amendment will not affect the Trust's status for United States federal income tax purposes as a grantor trust or the Trust's exemption from status as an "investment company" under the 1940 Act; provided that, if any amendment or proposal that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, would adversely affect only the CRESTS or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of 66 2/3% in liquidation amount of such class of Trust Securities affected thereby, provided, further that without the consent of each holder of Trust Securities affected thereby, the Declaration may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

    Any required approval or direction of holders of CRESTS may be given at a meeting of holders of CRESTS convened for such purpose or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of CRESTS are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of CRESTS in the manner set forth in the Declaration.

    No vote or consent of the holders of CRESTS will be required for the Trust to redeem and cancel the CRESTS in accordance with the Declaration.

    Notwithstanding that holders of CRESTS are entitled to vote or consent under any of the circumstances described above, any of the CRESTS that are owned by the Company, the Trustees or any affiliate of the Company or any Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

REGISTRAR AND TRANSFER AGENT

    The Property Trustee will act as registrar and transfer agent for the CRESTS.

    Registration of transfers or exchanges of CRESTS will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange, the Trust may charge a sum sufficient to cover any such payment. If the CRESTS are to be redeemed in part, the Trust will not be required (i) to issue, register the transfer of or exchange any CRESTS during a period beginning at the opening of business 15 days before the day of the mailing of the relevant notice of redemption and ending at the close of business on the day of such mailing or (ii) to register the transfer or exchange of any CRESTS so selected for redemption, except in the case of any CRESTS being redeemed in part, any portion thereof not to be redeemed.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only such duties as are specifically set forth in the Declaration and, after such Trust Enforcement Event (which has not been cured or waived), must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the

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Declaration at the request of any holder of CRESTS unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Global Certificates shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution payment dates or, if the CRESTS are not represented by one or more Global Certificates, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register in respect of the registrar. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Regular Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Regular Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Company) to act as Paying Agent.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

    The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. The Trust may, at the request of the Company, with the consent of the Regular Trustees and without the consent of the holders of the CRESTS, the Delaware Trustee or the Property Trustee merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided that (i) such successor entity (if not the Trust) either
(a) expressly assumes all of the obligations of the Trust with respect to the CRESTS or (b) substitutes for the CRESTS other securities having substantially the same terms as the CRESTS (the "Successor Securities") so long as the Successor Securities rank the same as the CRESTS rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) if the Trust is not the successor entity, the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Convertible Debentures, (iii) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the CRESTS (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the holders of the CRESTS (including any Successor Securities) in any material respect, (v) such successor entity has a purpose identical to that of the Trust, (vi) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer, or lease, the Company has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the CRESTS (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, (1) neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (2) the Trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes,
(vii) the Company or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and (viii) such successor entity expressly assumes all of the obligations of the Trust with respect to the Trustees. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in aggregate liquidation amount of the CRESTS, consolidate, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes and each holder of the CRESTS not to be treated as owning an undivided interest in the Convertible Debentures.

MERGER OR CONSOLIDATION OF TRUSTEES

    Any corporation into which the Property Trustee, the Delaware Trustee or any Regular Trustee that is not a natural person may be merged or converted or with which such Trustee may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Declaration, provided such corporation shall be otherwise qualified and eligible.

MISCELLANEOUS

    The Regular Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or classified as other than a grantor trust for United States federal income tax purposes and so that the Convertible Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. The Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the Certificate of Trust or the Declaration, that the Company and the Regular Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the CRESTS.

    The Trust may not borrow money, issue debt, reinvest proceeds derived from investments, mortgage or pledge any of its assets. In addition the Trust may not undertake any activity that would cause the Trust not to be classified as a grantor trust for United States federal income tax purposes.

                   DESCRIPTION OF THE CONVERTIBLE DEBENTURES

    The following description is subject to, and is qualified in its entirety by reference to, the Indenture. Certain capitalized terms used herein are defined in the Indenture.

    Under certain circumstances involving the dissolution of the Trust, including following the occurrence of a Special Event, Convertible Debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description the CRESTS--Redemption--Special Event Distribution or Redemption of Convertible Debentures."

GENERAL

    The Convertible Debentures were issued as an unsecured series of debt under the Indenture. The Convertible Debentures are limited in aggregate principal amount to the aggregate liquidation amount of all Trust Securities. Additional series of debt may be issued under the Indenture.

    The Convertible Debentures are not subject to a sinking fund provision. The entire principal amount of the Convertible Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, including Compounded Interest (as defined herein), if any, on June 30, 2010.

    If Convertible Debentures are distributed to holders of CRESTS in liquidation of such holders' interests in the Trust, such Convertible Debentures will initially be issued as a Global Security (as defined herein). See "--Book-Entry Issuance." As described herein, under certain limited circumstances, Convertible Debentures may be issued in certificated form in exchange for a Global Security. See "Book-Entry Issuance--Depositary Procedures." In the event that Convertible Debentures are issued in certificated form, such Convertible Debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Convertible Debentures issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Convertible Debentures. In the event Convertible Debentures are issued in certificated form, principal, premium, if any, and interest will be payable, the transfer of the Convertible Debentures will be registrable and Convertible Debentures will be exchangeable for Convertible Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Debenture Trustee in New York, New York; provided that payment of interest may be made at the option of the Company by check mailed to the address of the holder entitled thereto. Notwithstanding the foregoing, so long as the holder of the Convertible Debentures is the Property Trustee, the payment of principal of, premium, if any, and interest on the Convertible Debentures held by the Property Trustee will be made at such place and to such account as may be designated by the Property Trustee.

SUBORDINATION

    The Convertible Debentures are subordinated and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of the Company but senior to all capital stock of the Company now outstanding or hereafter issued by the Company, to the extent set forth in the Indenture.

    In the event that (i) the Company shall default in the payment of any principal, or premium, if any, or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice describing such event of default is given to the Company by the holders of Senior Indebtedness, then unless and until such default in payment and event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of the Convertible Debentures or any interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of the Convertible Debentures.

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
    In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,
(iii) any assignment by the Company for the benefit of its creditors or (iv) any other marshalling of the assets of the Company, all Senior Indebtedness shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by the Company on account of the Convertible Debentures. Any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the Indenture with respect to the indebtedness evidenced by the Convertible Debentures, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for such subordination provisions) be payable or deliverable in respect of the Convertible Debentures shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full. No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the Convertible Debentures by any act or failure to act on the part of the Company.

    Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, the rights of the holders of the Convertible Debentures shall be subrogated to all the rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until the Convertible Debentures shall have been paid in full, and such payments or distributions received by the holders of the Convertible Debentures, by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between the Company and its creditors (other than the holders of Senior Indebtedness), on the one hand, and the holders of the Convertible Debentures, on the other, be deemed to be a payment by the Company on account of Senior Indebtedness, and not on account of the Convertible Debentures.

    The term "Senior Indebtedness" means, with respect to the Company, the principal, premium, if any, and interest on (i) all indebtedness of the Company, whether outstanding on the date hereof or hereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities (other than trade accounts payable in the ordinary course of business), (ii) any indebtedness of others of the kinds described in the preceding clause (i) for the payment of which the Company is responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise and (iii) amendments, renewals, extensions and refundings of any such indebtedness, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to the Convertible Debentures. The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness. At March 31, 1999, the Senior Indebtedness of the Company aggregated approximately $854.7 million (including indebtedness of the consolidated subsidiaries guaranteed by the Company).

    The terms of the Convertible Debentures place no limit on the aggregate amount of Senior Indebtedness that may be issued or incurred by the Company and do not limit obligations of subsidiaries of the Company which obligations are structurally senior to the Convertible Debentures.

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
CERTAIN COVENANTS OF THE COMPANY

    Except as otherwise provided in the Indenture, for so long as the Convertible Debentures are held by the Property Trustee, the Company will covenant (i) to maintain directly or indirectly ownership of all of the Common Securities; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of the Common Securities,
(ii) to cause the Trust to remain a statutory business trust, except in connection with a distribution of the Convertible Debentures, the redemption of all Trust Securities, or certain mergers, consolidations or amalgamations to holders of Trust Securities, each as permitted by the Declaration, and not to voluntarily dissolve, wind-up, liquidate or to be terminated, except as permitted by the Declaration, (iii) to use its commercially reasonable efforts to ensure that the Trust will not be an "investment company" for purposes of the 1940 Act, as amended and (iv) take no action that would be reasonably likely to cause the Trust to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes.

OPTIONAL REDEMPTION

    The Company has the right to redeem the Convertible Debentures for cash on and after July 3, 2002, in whole at any time or in part from time to time upon not less than 30 nor more than 60 days' notice, at the following Redemption Prices (expressed as percentages of the principal amount of the Convertible Debentures), together with accrued and unpaid interest thereon, including Compounded Interest, if any, to, but excluding, the redemption date. If the Convertible Debentures are redeemed during the period beginning July 3, 2002 and ending on June 27, 2003, the Redemption Price shall be 104.2%, and if redeemed thereafter during the 12-month period beginning on June 30 of the following years, the Redemption Prices shall be as set forth below:

YEAR                                                                          REDEMPTION PRICE
----------------------------------------------------------------------------  ----------------
2003........................................................................         103.5%
2004........................................................................         102.8%
2005........................................................................         102.1%
2006........................................................................         101.4%
2007........................................................................         100.7%
2008 and thereafter.........................................................         100.0%

    The Company may exercise its right to redeem the Convertible Debentures for cash as set forth above provided that the redemption price (other than the portion thereof consisting of accrued and unpaid interest (including Compounded Interest, if any)) is payable solely out of the sale proceeds of other equity securities of the Company, and from no other source. For purposes of the preceding sentence, "equity securities" means (i) any equity securities, including common stock and preferred stock, of the Company, (ii) any securities, which by their terms, are mandatorily convertible or exchangeable for, or require the purchase of, such common stock or preferred stock and (iii) preferred securities issued by a business trust, partnership or limited liability company, all of the common equity of which is owned, directly or indirectly, by the Company and the sole assets of which are subordinated debt securities with interest payments deferrable at the Company's option.

    The Company shall also have the right to redeem the Convertible Debentures, in whole or in part, for cash from time to time after July 3, 2002, upon not less than 30 days' nor more than 60 days' notice to the holders, at a redemption price equal to 100% of the aggregate principal amount of the Convertible Debentures to be redeemed, together with accrued and unpaid interest (including Compounded Interest, if any) thereon to, but excluding, the date of such redemption. The Company may exercise such right to redeem the Convertible Debentures by notice given on any date only if (i) for 20 trading days within any period of 30 consecutive trading days ending on such date, including the last day of such period, the Closing Price (as defined in the Indenture) of the shares of Lodgian Common Stock exceeds $25.71 per share (subject to adjustment upon the occurrence of the events described under "Description of the

CRESTS--Conversion Rights--Conversion Price Adjustments") with respect to the Conversion Price and (ii) on or prior to the date of the notice of redemption is given, the Company shall have entered into an agreement, subject to customary terms and conditions, with a nationally recognized investment banking firm pursuant to which such firm shall have agreed to purchase from the Company such number of whole shares of Lodgian Common Stock as would have been issuable upon conversion of Convertible Debentures that are not surrendered for conversion prior to the close of business on the redemption date.

    To exercise its right to redeem the Convertible Debentures, the Company shall issue a press release announcing the redemption prior to the opening of business on the second trading day after the conditions described in the preceding sentences have, from time to time, been met. Such press release shall announce the redemption and set forth the aggregate principal amount of Convertible Debentures that the Company intends to redeem and, if the Property Trustee is the holder of the Convertible Debentures, that such redemption will result in the redemption of an equal liquidation amount of Trust Securities. Notice of any redemption of the Convertible Debentures shall be given by the Company by mail to each holder of Convertible Debentures to be redeemed not fewer than 30 nor more than 60 days before the date fixed for redemption of the Convertible Debentures. If the Convertible Debentures have been distributed to Holders in liquidation of the Trust, notice of any redemption shall also be given by publication made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date in a newspaper of general circulation in New York City.

    Notwithstanding the foregoing, the Company may not redeem any Convertible Debentures unless all accrued and unpaid interest (including Compounded Interest, if any) has been paid on all outstanding Convertible Debentures for all quarterly interest payment periods terminating on or prior to the last interest payment date before the date of redemption. If Convertible Debentures are redeemed on March 31, June 30, September 30, or December 31, accrued and unpaid interest (including Compounded Interest, if any) shall be payable to holders of record on the record date for such interest payment.

    The Company shall also have the right to redeem the Convertible Debentures at any time in certain circumstances upon the occurrence of a Special Event as described under "Description of the CRESTS-- Redemption--Special Event Distribution or Redemption of Convertible Debentures" for cash at a redemption price equal to 100% of the principal amount thereof, together with any accrued and unpaid interest thereon (including Compounded Interest, if any), to, but excluding, the redemption date.

    If the Convertible Debentures are only partially redeemed, the Convertible Debentures will be redeemed pro rata by the Debenture Trustee.

    So long as the CRESTS are outstanding, the proceeds from the redemption of any of the Convertible Debentures will be used to redeem CRESTS.

INTEREST

    Each Convertible Debenture will bear interest at the rate of 7% per annum, subject to increase as described below, from and including the first date of original issuance. Interest is payable quarterly in arrears on March 31, June 30, September 30 and December 31, of each year (each, an "Interest Payment Date"), commencing September 30, 1998, to the person in whose name such Convertible Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the CRESTS shall not continue to remain in book-entry only form and the Convertible Debentures are not in the form of a Global Security, the Company shall have the right to select record dates, which shall be at least one Business Day before an Interest Payment Date.

    The amount of interest payable for any full quarterly interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly interest period for which interest is computed, will be computed on the basis of 30-day months and, for periods of less than a month, on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the Convertible Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

    If a Reset Transaction (as defined herein) occurs, the interest rate on the Convertible Debentures will be adjusted to equal the Adjusted Interest Rate (as defined herein) from the effective date of such Reset Transaction to but not including the earlier of (x) the effective date of any succeeding Reset Transaction or (y) the Stated Maturity. "Reset Transaction" means (i) a merger, consolidation or statutory share exchange to which the Person that is the issuer of the common stock into which the Convertible Debentures are then convertible is a party, (ii) a sale of all or substantially all assets of such Person, (iii) a recapitalization of such common stock or a distribution described in clause
(iii) of the first paragraph under "Description of the CRESTS--Conversion Rights--Conversion Price Adjustments," or (iv) the election by the Person that is the issuer of the common stock into which the Convertible Debentures are then convertible to be a real estate investment trust (as defined in Section 856 of the Internal Revenue Code of 1986, as amended), after the effective date of which transaction, distribution or election described in clauses (i) through
(iv) above, Convertible Debentures are convertible into shares of an entity (x) the common stock of which had a Dividend Yield for the four fiscal quarters of such entity immediately preceding the public announcement of such transaction or distribution which was, or (y) that announces a dividend policy prior to the effective date of such transaction or distribution which policy, if implemented, would result in a Dividend Yield on such common stock for the next four fiscal quarters of such entity which would be more than 250 basis points higher than the Dividend Yield on the common stock into which the Convertible Debentures are convertible prior to such transaction, distribution or election for the four fiscal quarters immediately preceding the public announcement of such transaction, distribution or election. The Merger is not anticipated to be a Reset Transaction.

    The "Adjusted Interest Rate," with respect to any Reset Transaction, will be the rate per annum that is the arithmetic average of the rates quoted by two Reference Dealers selected by the Company or its successor as the rate that the Convertible Debentures should bear so that the fair market value, expressed in dollars, of a Convertible Debenture immediately after the later of (i) public announcement of such Reset Transaction and (ii) public announcement of a change in dividend policy in connection with such Reset Transaction but without giving effect to any anti-dilution provisions applicable to such Reset Transaction will equal the greater of (i) the average Trading Price of CRESTS or, if the Convertible Debentures have been distributed in liquidation of the Trust, a Convertible Debenture for the 20 Trading Days immediately preceding the date of public announcement of such Reset Transaction and (ii) the sum of (A) the fair market value of a Convertible Debenture immediately after such public announcement and (B) the amount of the decrease, if any, in the fair market value of a Convertible Debenture solely attributable to the increase in the Dividend Yield (excluding the effect of any change in the Trading Price of the common stock into which the Convertible Debentures are convertible that is attributable solely to the increase in the Dividend Yield); provided that the Adjusted Interest Rate shall not be less than 7% per annum.

    As used in the two preceding paragraphs, (i) "Dividend Yield," on any security for any period, means the dividends paid or proposed to be paid pursuant to an announced dividend policy on such security for such period divided by, if with respect to dividends paid on such security, the average Closing Price of such security during such period and, if with respect to dividends so proposed to be paid on such security, the Closing Price of such security on the effective date of the related Reset Transaction, (ii) "Reference Dealer" means a dealer engaged in the trading of convertible securities and
(iii) "Trading Price" of a security on any date of determination means (a) the closing sale price (or, if no closing price is reported, the last reported sale price) of a security (regular way) on the NYSE on such date, (b) if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the

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principal United States securities exchange on which such security is so listed,
(c) if such security is not so listed on a United States national or regional securities exchange, as reported by the Nasdaq Stock Market, (iv) if such security is not so reported, the price quoted by Interactive Data Corporation ("IDC") for such security or, if IDC is not quoting such price, a similar quotation service selected by the Company, (v) if such security is not so quoted, the average of the mid-point of the last bid and ask prices for such security from at least two dealers recognized as market-makers for such security or (vi) if such security is not so quoted, the average of the last bid and ask prices for such security from a Reference Dealer.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    So long as the Company is not in default in the payment of interest on the Convertible Debentures, the Company will have the right, at any time, and from time to time, during the term of the Convertible Debentures, to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods nor extending beyond the Stated Maturity of the Convertible Debentures, during which Extension Period no interest will be due and payable. At the end of the Extension Period, the Company shall pay all interest then accrued and unpaid, together with interest thereon compounded quarterly at the then applicable rate for the Convertible Debentures to the extent permitted by applicable law ("Compounded Interest"). Prior to the termination of any such Extension Period, the Company may further extend such Extension Period; provided that such Extension Period, together with all such previous and further extensions, may not exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Convertible Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable. The Company has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Convertible Debentures.

    During any such Extension Period, the Company shall not, and shall not permit any subsidiary to, (x) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (y) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank on a parity with or junior in interest to the Convertible Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks on a parity with or junior in interest to the Convertible Debentures (other than (a) dividends or distributions in common stock of the Company, (b) payments under the Guarantee, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans).

    If the Property Trustee shall be the only holder of the Convertible Debentures, the Company shall give the Regular Trustees, the Property Trustee and the Debenture Trustee notice of its election of such Extension Period one Business Day prior to the earlier of (i) the next date on which Distributions on the CRESTS are payable or (ii) the date the Regular Trustees are required to give notice to any national stock exchange or other organization on which the CRESTS are listed or quoted, if any, or to holders of the CRESTS as of the record date or the Distribution Date. If the Trustee shall not be the holder of the Convertible Debentures, the Company shall give the holders of the Convertible Debentures notice of its election of such Extension Period at least ten Business Days prior to the earlier of (i) the Interest Payment Date for the first quarter of such Extension Period or (ii) the date upon which the Company is required to give notice of the record or payment date of such related interest payment to holders of the Convertible Debentures.

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CONVERSION

    The Convertible Debentures will be convertible into Lodgian Common Stock at the option of the holders of the Convertible Debentures at the initial conversion price of $21.42 per share of Lodgian Common Stock, subject to the conversion price adjustments described under "Description of the CRESTS--Conversion Rights--Conversion Price Adjustments." The right to convert Convertible Debentures will terminate prior to the close of business (i) on June 28, 2010 or (ii) in the case of Convertible Debentures called for redemption, on the second Business Day prior to the related redemption date, unless the Company shall default in making payment of any moneys or shares of Lodgian Common Stock payable upon such redemption.

    Except as provided below, accrued but unpaid interest will not be paid in cash on Convertible Debentures that are converted nor will such accrued interest be converted into additional shares of Lodgian Common Stock. Holders of Convertible Debentures at the close of business on an interest record date will be entitled to receive the interest payable on such Convertible Debentures (except that holders of Convertible Debentures called for redemption on a redemption date between such record date and the Interest Payment Date shall not be entitled to receive such interest on such Interest Payment Date) on the corresponding Interest Payment Date notwithstanding the conversion of such Convertible Debentures following such interest record date and prior to such Interest Payment Date. However, Convertible Debentures surrendered for conversion during the period between the close of business on any interest record date and the opening of business on the corresponding Interest Payment Date (except Convertible Debentures called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest payable on such Convertible Debentures on such Interest Payment Date. A holder of Convertible Debentures on an interest record date who (or whose transferee) tenders any such Convertible Debentures for conversion into shares of Lodgian Common Stock on the corresponding Interest Payment Date will receive the interest payable by the Company on such Convertible Debentures on such date, and the converting holder need not include payment of the amount of such interest upon surrender of Convertible Debentures for conversion. The Company will make no payment or allowance for dividends on the shares of Lodgian Common Stock issued upon conversion.

    The Convertible Debentures held by the Trust will not be converted except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of CRESTS. Upon surrender of CRESTS to the Conversion Agent for conversion, the Trust will distribute Convertible Debentures to the Conversion Agent on behalf of the holder of the CRESTS so converted, whereupon the Conversion Agent will convert such Convertible Debentures to the Lodgian Common Stock on behalf of such holder. The Company's delivery to the holders of the Convertible Debentures (through the Conversion Agent) of the fixed number of shares of Lodgian Common Stock into which the Convertible Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy the Company's obligation to pay the principal amount of the Convertible Debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for.

PAYMENT OF EXPENSES OF THE TRUST

    Under the terms of the Indenture, the Company, as borrower, has agreed to pay all fees and expenses related to the organization and operations of the Trust (including any taxes, duties, assessments or other governmental charges of whatever nature (other than United States withholding taxes) imposed on the Trust by the United States or any other domestic taxing authority) and the offering of the Trust Securities and be responsible for all debts and obligations of the Trust (other than with respect to the Trust Securities), so that the net amounts received and retained by the Trust after paying such fees, expenses, debts and obligations will be equal to the amounts the Trust would have received had no such fees, expenses, debts and obligations been incurred by or imposed on the Trust. The foregoing obligations of the Company are for the benefit of, and shall be enforceable by, any person to whom such fees, expenses, debts and obligations are owed (each a "Creditor") whether or not such Creditor has received notice thereof.

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Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company irrevocably waives any right or remedy to require that any such Creditor take any action against the Trust or any other person before proceeding against the Company. The Company shall execute such additional agreements as may be necessary to give full effect to the foregoing.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Except as otherwise provided in the Indenture, the Company may not merge or consolidate or sell or convey all or substantially all of its assets unless the successor corporation (if other than the Company) is a domestic corporation and assumes the Company's obligations under the Convertible Debentures and the Indenture.

INDENTURE EVENTS OF DEFAULT

    Any one of the following events will constitute an Indenture Event of Default with respect to the Convertible Debentures:

       (a) default in the payment of any interest on the Convertible Debentures when due and payable, if continued for 30 days after written notice has been given as provided in the Indenture, whether or not such payment is prohibited by the subordination provisions of the Indenture and the Convertible Debentures, provided, however, that a valid extension of the interest payment period does not constitute a default in the payment of interest;

       (b) default in the payment of Liquidated Damages (under the Registration Rights Agreement), if any, or of principal of (or premium, if any,
           on) the Convertible Debentures when due and payable whether or not such payment is prohibited by the subordination provisions of the Indenture and the Convertible Debentures;

       (c) failure to perform any other covenant of the Company in the Indenture or the Convertible Debentures (other than a covenant included in the Indenture solely for the benefit of any series of debt securities other than the Convertible Debentures), if continued for 90 days after written notice has been given as provided in the Indenture;

       (d) failure of the Company to deliver the Lodgian Common Stock or shares of another class of common stock of the Company upon a valid conversion election by the holder or holders of the Convertible Debentures to convert such Convertible Debentures into shares of Lodgian Common Stock or shares of such other class of common stock (whether or not such conversion is prohibited by the subordination provisions of the Indenture and the Convertible Debentures);

       (e) the occurrence of an event of default under any mortgage, indenture, loan agreement or other instrument under which the Company has or shall hereafter have outstanding indebtedness for borrowed money in excess of $10,000,000 which has become due and payable by its terms and has not been paid or whose maturity has been accelerated and such payment default has not been cured or such acceleration has not been annulled within 30 days after written notice as provided in the Indenture;

       (f) certain events in bankruptcy, insolvency or reorganization involving the Company; or

       (g) the voluntary or involuntary dissolution, winding-up, or termination of the Trust, except in connection with (i) the distribution of Convertible Debentures to the holders of Trust Securities in liquidation of the Trust or of their interest in the Trust, (ii) the redemption of the CRESTS and (iii) certain mergers, consolidations or amalgamations, each as permitted by the Declaration.

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    If any Indenture Event of Default shall occur and be continuing, the
Property Trustee, as the holder of the Convertible Debentures, will have the right under the Indenture to declare the principal of the Convertible Debentures (including any Compounded Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Convertible Debentures. An Indenture Event of Default also constitutes a Trust Enforcement Event. The holders of CRESTS in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Convertible Debentures. In addition, if the Property Trustee fails to enforce its rights under the Convertible Debentures any holder of CRESTS may institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Convertible Debentures. See "Description of the CRESTS--Trust Enforcement Events" and "--Voting Rights; Amendment of Declaration." Notwithstanding the foregoing, if an Indenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), the Company acknowledges that a holder of CRESTS may then institute a Direct Action for payment on or after the respective due date specified in the Convertible Debentures. Notwithstanding any payments made to such holder of CRESTS by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the Convertible Debentures held by the Trust or the Property Trustee of the Trust, and the Company shall be subrogated to the rights of the holder of such CRESTS with respect to payments on the CRESTS to the extent of any payments made by the Company to such holder in any Direct Action. The holders of CRESTS will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures.

    If any Indenture Event of Default shall occur and be continuing and the Convertible Debentures have been distributed to the holders of the Trust Securities upon a liquidation of the Trust, the holders of not less than 25% in aggregate principal amount of the Convertible Debentures will have the right to declare the principal of the Convertible Debentures (including any Compounded Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce their other rights as a creditor with respect to the Convertible Debentures.

DEFEASANCE

    The obligations of the Company with respect to the payment of the principal, Liquidated Damages, if any, premium, if any, and interest on, the Convertible Debentures will terminate if the Company irrevocably deposits or causes to be deposited with the Debenture Trustee, under the terms of an escrow trust agreement satisfactory to the Debenture Trustee, as a trust fund specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Convertible Debentures, (i) money, (ii) U.S. government obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money at such time or times as payments are due and payable on the Convertible Debentures, or (iii) a combination of (i) and
(ii), sufficient to pay and discharge each installment of principal, premium, if any, and interest on the Convertible Debentures. The discharge of the Convertible Debentures is subject to certain other conditions, including, without limitation, (a) no Indenture Event of Default or event (including such deposit) which with notice or lapse of time would become an Indenture Event of Default shall have occurred and be continuing on the date of such deposit, (b) such deposit and the related intended consequence will not result in any default or event of default under any material indenture, agreement or other instrument binding upon the Company or its subsidiaries or any of their properties and (c) the Company shall have delivered to the Debenture Trustee an opinion of counsel or a private letter ruling by the IRS satisfactory to the Trustee to the effect that holders of the Convertible Debentures will not recognize income, gain or loss for federal income tax purposes if the Company makes such deposit. The conversion rights under the Indenture will survive until the Convertible Debentures are no longer outstanding.

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MODIFICATION, WAIVER, MEETINGS AND VOTING

    MODIFICATION OF INDENTURE

    The Indenture provides that the Company and the Debenture Trustee may, without the consent of any holders of Convertible Debentures, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Indenture Events of Default, or curing ambiguities or inconsistencies in such Indenture, or making other changes to the Indenture or form or terms of the Convertible Debentures, provided such action does not have a material adverse effect on the interests of the holders of the Convertible Debentures. In addition, modifications and amendments of the Indenture may be made by the Company and the Debenture Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Convertible Debentures and all other series of debt securities issued under the Indenture then outstanding affected, acting as one class, by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of each holder of Convertible Debentures outstanding that is affected thereby, (a) change the stated maturity of the principal of, or any installment of principal of or rate of interest on the Convertible Debentures,
(b) reduce the principal, premium, if any, or interest on any Convertible Debentures, (c) change the place of payment or the currency or currency unit in which the Convertible Debentures or interest thereon is payable, (d) impair the right to institute suit for the enforcement of any payment on or with respect to the Convertible Debentures, (e) reduce the percentage in principal amount of the Convertible Debentures then outstanding required for modification or amendment of the Indenture or for any waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (f) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture, (g) make any change that would materially adversely affect the right to convert the Convertible Debentures or (h) modify any of the above provisions; provided, further, no such modification or amendment shall be effective until the holders of not less than 66 2/3% of the aggregate liquidation amount of the Trust Securities shall have consented to such modification or amendment; provided, further, that where a consent under the Indenture would require the consent of the holders of more than 66 2/3% of the principal amount of the Convertible Debentures, such modification or amendment shall not be effective until the holders of at least the same proportion in aggregate stated liquidation amount of the Trust Securities shall have consented to such modification or amendment.

    WAIVER OF DEFAULT

    The holders of a majority in aggregate principal amount of the Convertible Debentures then outstanding may, on behalf of the holders of all Convertible Debentures, waive any past default under the Indenture with respect to the Convertible Debentures except a default (a) in the payment of principal, premium, if any, or any interest on the Convertible Debentures and (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of each holder of the Convertible Debentures then outstanding. Such waiver shall not be effective until the holders of a majority in aggregate liquidation amount of Trust Securities shall have consented to such waiver; provided, further, that where a consent under the Indenture would require the consent of the holders of more than a majority in principal amount of the Convertible Debentures, such waiver shall not be effective until the holders of at least the same proportion in aggregate stated liquidation amount of the Trust Securities shall have consented to such waiver.

    MEETINGS AND VOTING

    A meeting may be called at any time by the Debenture Trustee, and upon request, by the Company pursuant to a resolution of the Board or the holders of at least 25% in aggregate principal amount of the Convertible Debentures then outstanding. Except as described above under "--Modification of Indenture" and "--Waiver of Default," a resolution presented at a meeting or reconvened meeting at which a quorum of the holders of Convertible Debentures then outstanding is present may be adopted by the

                                      106
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affirmative vote of the lesser of (i) the holders of a majority in principal amount of the Convertible Debentures then outstanding, and (ii) the holders of 66 2/3% in principal amount of the Convertible Debentures then outstanding represented and voting at the meeting; provided, however, that if any consent, waiver or other action which the Indenture expressly provides may be made, given or taken by the holders of a specified percentage, which is less than a majority of the principal amount of the Convertible Debentures then outstanding, such action may be adopted at a meeting or reconvened meeting at which a quorum is present by the affirmative vote of the lesser of (a) the holders of such specified percentage in principal amount of the Convertible Debentures then outstanding and (b) a majority in principal amount of Convertible Debentures then outstanding of such series represented and voting at the meeting. Any resolution passed or decision taken at any meeting of holders of Convertible Debentures duly held in accordance with the Indenture will be binding on all holders of Convertible Debentures whether or not present or represented at the meeting.

    Except with respect to certain reconvened meetings, the quorum at a meeting of the holders of Convertible Debentures will be persons holding or representing a majority in principal amount of the Convertible Debentures then outstanding.

BOOK-ENTRY ISSUANCE

    If distributed to holders of CRESTS in connection with the involuntary or voluntary dissolution, winding-up, or liquidation of the Trust as a result of the occurrence of a Special Event, the Convertible Debentures will be issued in the form of one or more global certificates registered in the name of DTC or its nominee. If the Convertible Debentures are so distributed to holders of CRESTS in liquidation of such holders' interests in the Trust, DTC will act as securities depositary for the Convertible Debentures. For further information, see "Book-Entry Issuance--Depositary Procedures."

    None of the Company, the Trust, the Property Trustee, any Paying Agent and any other agent of the Company or the Debenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Convertible Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    A Global Security shall be exchangeable for Convertible Debentures registered in the names of persons other than DTC or its nominee under the circumstances set forth under "Book-Entry Issuance."

GOVERNING LAW

    The Indenture and the Convertible Debentures are governed by and construed in accordance with the laws of the State of New York.

MISCELLANEOUS

    The Indenture provides that the Company, as borrower, will pay all fees and expenses related to (i) the issuance and exchange of the Trust Securities and the Convertible Debentures, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Trustees and (iv) the enforcement by the Property Trustee of the rights of the holders of the CRESTS.

    The Company has the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly owned subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all of their respective obligations. Subject to the foregoing, the Indenture is binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.

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                          DESCRIPTION OF THE GUARANTEE

GENERAL

    This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. At the time the Registration Statement of which this Prospectus forms a part becomes effective, the Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as Guarantee Trustee for purposes of compliance with the Trust Indenture Act and will hold the Guarantee for the benefit of the holders of the CRESTS.

    The following payments or distributions with respect to the CRESTS, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the CRESTS, to the extent that the Trust has sufficient funds available therefor at the time, (ii) the Redemption Price and all accumulated and unpaid Distributions with respect to any CRESTS called for redemption, to the extent that the Trust has sufficient funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (other than in connection with the exchange of all of the CRESTS for Convertible Debentures and the conversion thereof into Lodgian Common Stock or any other class of common stock of the Company or the distribution of the Convertible Debentures to holders of the CRESTS), the lesser of (a) the aggregate liquidation amount of the CRESTS and all accumulated and unpaid Distributions thereon to the date of payment and (b) the amount of assets of the Trust remaining available for distribution to holders of CRESTS. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable CRESTS or by causing the Trust to pay such amounts to such holders.

    The holders of not less than a majority in aggregate liquidation amount of the CRESTS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, then any holder of the CRESTS may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under such Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable under the Convertible Debentures, the Trust would lack sufficient funds for the payment of Distributions or amounts payable on redemption of the CRESTS or otherwise, and, in such event, holders of the CRESTS would not be able to rely upon the Guarantee for payment of such amounts. Instead, if an Indenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Convertible Debentures on the applicable payment date, then a holder of CRESTS may institute a Direct Action against the Company. Except as described herein, holders of CRESTS will not be able to exercise directly any other remedy available to the holders of Convertible Debentures or assert directly any other rights in respect of the Convertible Debentures. See "Risk Factors--Risk Factors Relating to the CRESTS-- Enforcement of Certain Rights by Holders of CRESTS."

CERTAIN COVENANTS OF THE COMPANY

    In the Guarantee, the Company has covenanted that, so long as any CRESTS remain outstanding if (i) the Company has exercised its option to defer payments on the Convertible Debentures by extending the interest payment period and such extension shall be continuing, (ii) the Company shall be in default with respect to its payment or other obligations under the Guarantee or (iii) there shall have occurred and be continuing any event that, with the giving of notice, would constitute an Indenture Event of Default, then the Company will not, and will not permit any subsidiary to, (x) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the

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Company's capital stock or (y) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank on a parity with or junior in interest to the Convertible Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks on a parity with or junior in interest to the Convertible Debentures (other than (a) dividends or distributions in common stock of the Company, (b) payments under the Guarantee, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans).

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes that do not materially adversely affect the rights of holders of CRESTS (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of all the outstanding CRESTS. The manner of obtaining any such approval of holders of the CRESTS will be as set forth under "Description of the CRESTS--Voting Rights; Amendment of Declaration." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the CRESTS then outstanding.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate as to each holder of CRESTS upon (i) full payment of the Redemption Price and accumulated and unpaid distributions with respect to all CRESTS, (ii) upon distribution of the Convertible Debentures held by the Trust to the holders of the CRESTS, (iii) upon liquidation of the Trust or (iv) upon the distribution of Lodgian Common Stock to such holder in respect of the conversion of such holder's CRESTS into Lodgian Common Stock and will terminate completely upon full payment of the amounts payable in accordance with the Declaration.

EVENTS OF DEFAULT

    An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) PARI PASSU with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee previously, now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company, and (iii) senior to Lodgian Common Stock. The terms of the CRESTS provide that each holder of CRESTS issued by the Trust by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee relating thereto.

    The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, prior to the occurrence of a default with respect to the Guarantee and after the curing of all defaults with respect to the Guarantee that may have occurred, undertakes to perform only such duties as are specifically set forth in the Guarantee and, during the occurrence of a default with respect to the Guarantee, shall exercise the same degree of care as a prudent person would exercise in the conduct of his own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of CRESTS unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

GOVERNING LAW

    The Guarantee will be governed by, and construed in accordance with the laws of the State of New York.

                         RELATIONSHIP AMONG THE CRESTS,
                  THE CONVERTIBLE DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    Payments of Distributions and other amounts due on the CRESTS (to the extent the Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." If and to the extent that the Company does not make payments under the Convertible Debentures, the Trust will not have sufficient funds to pay Distributions or other amounts due on the CRESTS. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, a holder of CRESTS may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder after the respective due dates. Taken together, the Company' obligations under the Declaration, the Convertible Debentures, the Indenture and the Guarantee constitute a full and unconditional guarantee of payments of Distributions and other amounts due on the CRESTS. No single document standing alone or operating in conjunction with fewer than all constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the CRESTS. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all liabilities of the Company.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest, principal and other payments are made when due on the Convertible Debentures, such payments will be sufficient to cover Distributions and other payments due on the CRESTS, because of the following factors (i) the aggregate principal amount of the Convertible Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Convertible Debentures will match the Distribution rate and Distribution and other payment dates for the CRESTS; (iii) the Company, as borrower, will pay, and the Trust will not be obligated to pay, all costs, expenses and liabilities of the Trust except the Trust's obligations under the Trust Securities; and (iv) the Declaration further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

    Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a related payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF CRESTS

    If a Trust Enforcement Event occurs and is continuing, the holders of CRESTS would rely on the enforcement by the Property Trustee of its rights as registered holder of the Convertible Debentures against the Company. In addition, the holders of a majority in liquidation amount of the CRESTS will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as the holder of the Convertible Debentures. The Indenture provides that the Debenture Trustee shall give holders of Convertible Debentures notice of all defaults or events of default within 30 days after occurrence.

    If the Property Trustee fails to enforce its rights under the Convertible Debentures in respect of an Indenture Event of Default after a holder of record of CRESTS has made a written request, such holder of record of CRESTS may, to the extent permitted by applicable law, institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Convertible Debentures. In addition, if the Company fails to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable, and such failure to pay is continuing, a holder of CRESTS may institute a

Direct Action after the respective due date specified in the Convertible Debentures. In connection with such a Direct Action, the Company will have the right under the Indenture to set off any payment made to such holder by the Company. The holders of CRESTS will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures.

LIMITED PURPOSE OF TRUST

    The CRESTS evidence a beneficial ownership interest in the Trust, and the Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Convertible Debentures. A principal difference between the rights of a holder of CRESTS and a holder of Convertible Debentures is that a holder of Convertible Debentures is entitled to receive from the Company the principal amount of and interest accrued on Convertible Debentures held, while a holder of CRESTS is entitled to receive Distributions from the Trust (or from the Company under the Guarantee) if and to the extent the Trust has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

    Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust involving the liquidation of the Convertible Debentures, the holders of the CRESTS will be entitled to receive, out of assets held by the Trust, subject to the rights of creditors of the Trust, if any, the liquidation distribution in cash. See "Description of the CRESTS--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Convertible Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness as set forth in the Indenture, but entitled to receive payment in full of principal and interest before any stockholders of the Company receive payments or distributions. Because the Company is the guarantor under the Guarantee, and pursuant to the Indenture, has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of the CRESTS), the positions of a holder of CRESTS and a holder of the Convertible Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    PROSPECTIVE HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF ACQUIRING, HOLDING, OR DISPOSING OF THE CRESTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AND THE CONSEQUENCES UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                              BOOK-ENTRY ISSUANCE

    DTC acts as securities depositary for the CRESTS and, if distributed to holders of CRESTS in connection with the liquidation of the Trust as a result of the occurrence of a Special Event, the Convertible Debentures. The CRESTS and the Convertible Debentures are issued only as fully-registered securities registered in the name of DTC or its nominee (each, a "Global Security"), in each case for credit to an account of a direct or indirect participant in DTC as described below.

DEPOSITARY PROCEDURES

    DTC has advised the Trust and the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised the Trust and the Company that purchases of CRESTS or Convertible Debentures within the DTC system must be made by or through Participants, which will receive a credit for the CRESTS or Convertible Debentures on DTC's records. The ownership interest of each actual purchaser of each CRESTS and each Convertible Debenture is in turn to be recorded on the Participants' and Indirect Participants' records, including Euroclear and CEDEL. Owners of interest will not receive written confirmation from DTC of their purchases, but owners of interest are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Indirect Participants through which the owners of interest purchased CRESTS or Convertible Debentures. Transfers of ownership interests in the CRESTS or Convertible Debentures are to be accomplished by entries made on the books of Participants or Indirect Participants acting on behalf of owners of interest. Except as described below, owners of interests do not receive physical delivery of certificates representing their ownership interests in the CRESTS or Convertible Debentures and are not be considered the registered owners or holders thereof for any purpose.

    The laws of some states may require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Certificate to such persons are limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Certificate to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the CRESTS, see "--Exchange of Book-Entry CRESTS for Certificated CRESTS."

    Payments in respect of the CRESTS and the Convertible Debentures are payable by the Property Trustee and the Debenture Trustee, respectively, to DTC in its capacity as the registered holder. The Property Trustee and the Debenture Trustee will treat the persons in whose names the CRESTS and the Convertible Debentures, respectively, including the Global Certificates, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Property Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Certificates, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Certificates or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Trust and the Company that its current practice, upon receipt of any payment in respect of securities such as the CRESTS or the Convertible Debentures, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of CRESTS or Convertible Debentures are governed by standing instructions and customary practices and are the responsibility of the Participants or the Indirect Participants and are not be the responsibility of DTC, the Property Trustee, the Debenture Trustee or the Trust. None of the Trust, the Property Trustee or the Debenture Trustee are liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the CRESTS or the Convertible Debentures, and the Trust, the Property Trustee and the Indenture Trustee may conclusively rely on and are protected in relying on instructions from DTC or its nominee for all purposes.

    Except for trades involving only Euroclear or CEDEL participants, interests in the Global Certificates will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. Transfers between Participants in DTC are effected in accordance with DTC's procedures, and are settled in same-day funds. Transfers between participants in Euroclear or CEDEL are effected in the ordinary way in accordance with their respective rules and operating procedures.

    Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or CEDEL participants, on the other hand, are effected through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Certificates in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and CEDEL participants may not deliver instructions directly to the depositories for Euroclear or CEDEL.

    Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Certificate from a Participant in DTC are credited, and any such crediting are reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the settlement date of DTC. Cash received in Euroclear or CEDEL as a result of sales of interests in a Global Certificate by or through a Euroclear or CEDEL participant to a Participant in DTC are received with value on the settlement date of DTC but are available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following DTC's settlement date.

    DTC has advised the Trust and the Company that it will take any action permitted to be taken by a holder of CRESTS only at the direction of one or more Participants to whose account with DTC interests in the Global Certificates are credited. However, if there is an Indenture Event of Default, DTC reserves the right to exchange the Global Certificates for CRESTS or Convertible Debentures, as applicable, in certificated form and to distribute such CRESTS or Convertible Debentures to its Participants.

    The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Trust and the Company believe to be reliable, but neither the Trust nor the Company takes responsibility for the accuracy thereof.

    Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the CRESTS or the Convertible Debentures among participants in DTC, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trust nor the Property Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY CRESTS FOR CERTIFICATED CRESTS

    A Global Certificate is exchangeable for CRESTS or Convertible Debentures, as applicable, in registered certificated form if (i) DTC (x) notifies the Trust (in the case of CRESTS) or the Company (in the case of Convertible Debentures) that it is unwilling or unable to continue as depositary for the Global Certificate and the Trust or the Company, as applicable, thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company in its sole discretion elects to cause the issuance of the CRESTS in certificated form or (iii) there shall have occurred and be continuing an Indenture Event of Default or, in the case of CRESTS, any event which after notice or lapse of time or both would be a Trust Enforcement Event. In all cases, certificated CRESTS or Convertible Debentures delivered in exchange for any Global Certificate or beneficial interests therein are registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures.

                              ERISA CONSIDERATIONS

    Generally, employee benefit plans that are subject to ERISA and individual retirement accounts and Keogh plans subject to Section 4975 of the Code ("Plans"), as well as entities whose assets include "plan assets" by reason of any Plan's investment in such entities (a "Plan Investor"), may purchase CRESTS, subject to the investing fiduciary's determination that the investment in CRESTS satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan Investor.

    The Department of Labor ("DOL") has issued a regulation (29 C.F.R. Section 2510.3-101) (the "DOL Regulation") concerning the definition of what constitutes the assets of a Plan. The DOL Regulation provides that as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a plan makes an "equity" investment are deemed for purposes of ERISA to be assets of the investing plan unless certain exceptions apply. There can be no assurance that any of the exceptions set forth in the DOL regulation will apply to the purchase of CRESTS offered hereby and, as a result, the assets of a Plan or other Plan Investor could be considered to include an undivided interest in the Convertible Debentures held by the Trust.

    The Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to certain Plans and other Plan Investors. The acquisition and ownership of CRESTS by a Plan or other Plan Investor and the conversion of the CRESTS into Lodgian Common Stock may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such CRESTS are acquired pursuant to and in accordance with an applicable exemption. As a result, Plans and other Plan Investors with respect to which the Company or any of its affiliates is a party in interest or a disqualified person should not acquire CRESTS unless such CRESTS are acquired pursuant to and in accordance with an applicable prohibited transaction exemption.

    ANY PURCHASER OR HOLDER OF THE CRESTS OR ANY INTEREST THEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING THEREOF THAT EITHER (I) THE PURCHASER AND HOLDER IS NOT A PLAN OR ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE "PLAN ASSETS" BY REASON OF ANY PLAN'S INVESTMENT IN THE ENTITY AND IS NOT PURCHASING SUCH SECURITIES ON BEHALF OF OR WITH "PLAN ASSETS" OF ANY PLAN OR
(II) BY REASON OF THE APPLICATION OF ONE OR MORE STATUTORY OR ADMINISTRATIVE EXEMPTIONS FROM THE PROHIBITED TRANSACTION RULES OF SECTION 406 OF ERISA AND
SECTION 4975 OF THE CODE, ITS PURCHASE AND HOLDING OF CRESTS WILL NOT CONSTITUTE, CAUSE OR RESULT IN THE OCCURRENCE OF A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE. ANY PLANS OR OTHER ENTITIES WHOSE ASSETS INCLUDE PLAN ASSETS SUBJECT TO ERISA OR SECTION 4975 OF THE CODE PROPOSING TO ACQUIRE CRESTS SHOULD CONSULT WITH THEIR OWN COUNSEL.

                              SELLING SHAREHOLDERS

    The CRESTS were originally issued by the Trust and sold by NationsBanc Montgomery Securities LLC (the "Initial Purchaser"), in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The Selling Shareholders may from time to time offer and sell pursuant to this Prospectus any or all of the CRESTS, any Convertible Debentures and Lodgian Common Stock issued upon conversion of the CRESTS. The term Selling Shareholder includes, without duplication, the holders listed below and the beneficial owners of the CRESTS and their transferees, pledgees, donees or other successors.

    The following table sets forth information with respect to the Selling Shareholders of the CRESTS as of July 6, 1999, and has been provided to the Trust and the Company by The Depository Trust Company.

                                                                                                       NUMBER OF
NAME OF SELLING SHAREHOLDERS                                                                            CRESTS
---------------------------------------------------------------------------------------------------  -------------
Bank of New York...................................................................................        17,000
Bear Stearns Securities Corp.......................................................................       470,000
Banc of America Securities LLC.....................................................................       524,000
Boston Safe Deposit and Trust Company..............................................................        20,000
Deutsche Bank Securities Inc.......................................................................       610,000
First Union National Bank..........................................................................       200,000
Goldman, Sachs & Co................................................................................       535,000
Lehman Brothers, Inc...............................................................................        51,000
Salomon Smith Barney, Inc..........................................................................       100,000
State Street Bank and Trust Company................................................................       273,000
Swiss American Securities Inc......................................................................       700,000
                                                                                                     -------------
    Total..........................................................................................     3,500,000

    None of the Selling Shareholders has, or within the past three years has had, any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates, except that NationsBanc Montgomery Securities LLC acted as an Initial Purchaser in the Original Offering and it or its affiliates have provided, and may continue to provide, investment banking or financial advisory services to the Company. Because the Selling Shareholders may, pursuant to this Prospectus, offer all or some portion of the CRESTS, the Convertible Debentures or the Lodgian Common Stock issuable upon conversion of the CRESTS, no estimate can be given as to the amount of the CRESTS, the Convertible Debentures or the Lodgian Common Stock issuable upon conversion of the CRESTS that will be held by the Selling Shareholders upon termination of any such sales. In addition, the Selling Shareholders identified above may have sold, transferred or otherwise disposed of all or a portion of their CRESTS since the date on which they provided the information regarding their CRESTS pursuant to transactions exempt from the registration requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

    The Offered Securities may be sold from time to time to purchasers directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the Offered Securities to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or the purchasers of such securities for whom they may act as agents. The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the distribution of Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Offered Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Offered Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Offered Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market or (iv) through the writing of options. In connection with sales of the Offered Securities or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Offered Securities in the course of hedging the positions they assume. The Selling Shareholders may also sell Offered Securities short and deliver Offered Securities to close out such short positions, or loan or pledge Offered Securities to broker-dealers that in turn may sell such Securities. At the time a particular offering of the Offered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Offered Securities being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

    Pursuant to the Registration Rights Agreement, the Company is required to use its reasonable best efforts to keep the Registration Statement to which this Prospectus forms a part continuously effective for a period of two years from its effective date or such shorter period that will terminate upon the earlier of the date on which the Offered Securities shall have been sold pursuant to the Registration Statement or the date on which the Offered Securities are permitted to be freely sold or distributed to the public pursuant to any exemption from the registration requirements of the Securities Act (including in reliance on Rule 144(k) but excluding in reliance on Rule 144A under the Securities Act). Notwithstanding the foregoing obligations, the Company may, under certain circumstances, postpone or suspend the filing or the effectiveness of the Registration Statement (or any amendments or supplements thereto) or the sale of Offered Securities.

    To comply with the securities laws of certain jurisdictions, if applicable, the Offered Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the Offered Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

    The Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Securities by the Selling Shareholders. The foregoing may affect the marketability of such securities.

    Pursuant to the Registration Rights Agreement, all expenses of the registration of the Offered Securities will be paid by the Company, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Shareholders will pay all underwriting discounts and selling commissions, if any. The Selling Shareholders will be indemnified by the Company and the Trust, jointly and severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company and the Trust will be indemnified by the Selling Shareholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the validity of the CRESTS will be passed upon for the Trust by Cadwalader, Wickersham & Taft, counsel to the Company and the Trust. The validity of the Convertible Debentures, the Guarantee and the Common Stock issuable upon conversion of the Debentures will be passed upon for the Company and the Trust by Cadwalader, Wickersham & Taft.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    The consolidated financial statements of Impac Hotel Group, LLC as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this memorandum, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                         LODGIAN, INC. AND SUBSIDIARIES

Report of Independent Auditors.......................................................        F-2

Consolidated Balance Sheets as of March 31, 1999 (Unaudited) and December 31, 1998
  and 1997...........................................................................        F-3

Consolidated Statements of Operations for the Three Months Ended March 31, 1999 and
  1998 (Unaudited) and the Years Ended December 31, 1998, 1997 and 1996..............        F-4

Consolidated Statements of Stockholders' Equity for the Three Months Ended March 31,
  1999 (Unaudited) and the Years Ended December 31, 1998, 1997 and 1996..............        F-5

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1999 and
  1998 (Unaudited) and the Years Ended December 31, 1998, 1997 and 1996..............        F-6

Notes to Consolidated Financial Statements...........................................        F-7

                       IMPAC HOTEL GROUP, LLC AND SUBSIDIARIES

Report of Independent Accountants....................................................       F-35

Consolidated and Combined Balance Sheets as of June 30, 1998 (Unaudited) and December
  31, 1997 and 1996..................................................................       F-36

Consolidated and Combined Statements of Operations for the Six Months Ended June 30,
  1998 and 1997 (Unaudited) and the Years Ended December 31, 1997, 1996 and 1995.....       F-37

Consolidated and Combined Statements of Equity for the Six Months Ended June 30, 1998
  (Unaudited) and the Years Ended December 31, 1997, 1996 and 1995...................       F-38

Consolidated and Combined Statements of Cash Flows for the Six Months Ended June 30,
  1998 and 1997 (Unaudited) and the Years Ended December 31, 1997, 1996 and 1995.....       F-39

Notes to Financial Statements........................................................       F-40

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders and Board of Directors
Lodgian, Inc.

    We have audited the accompanying consolidated balance sheets of Lodgian, Inc. (formerly known as Servico, Inc) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lodgian, Inc. (formerly known as Servico, Inc.) and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Atlanta, Georgia
March 31, 1999, except for Note 15,
as to which the date is June 24, 1999

                         LODGIAN, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                            AS OF DECEMBER 31,
                                                                         AS OF MARCH 31  ------------------------
                                                                              1999           1998         1997
                                                                         --------------  ------------  ----------
                                                                          (UNAUDITED)
                                Assets
Current assets:
  Cash and cash equivalents............................................   $     18,293   $     19,185  $   15,243
  Cash, restricted.....................................................          6,127          6,302          --
  Accounts receivable, net of allowances...............................         28,612         25,498      11,023
  Inventories..........................................................          9,072          9,263       4,485
  Prepaid expenses.....................................................         11,505          8,697       7,469
  Other current assets.................................................          6,101          9,996       3,684
                                                                         --------------  ------------  ----------
    Total current assets...............................................         79,710         78,941      41,904
Property and equipment, net............................................      1,329,968      1,317,470     534,080
Deposits for capital expenditures......................................         16,186         30,386      30,901
Other assets, net......................................................         68,816         71,124      20,766
                                                                         --------------  ------------  ----------
                                                                          $  1,494,680   $  1,497,921  $  627,651
                                                                         --------------  ------------  ----------
                                                                         --------------  ------------  ----------
                 Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable.....................................................   $     56,935   $     57,253  $    7,543
  Accrued liabilities..................................................         48,988         50,633      27,355
  Current portion of long-term obligations.............................         36,122         36,134       5,728
                                                                         --------------  ------------  ----------
    Total current liabilities..........................................        142,045        144,020      40,626
Long-term obligations, less current portion............................        818,627        816,644     323,320
Deferred income taxes..................................................         61,841         63,469      10,615
Commitments and contingencies..........................................             --             --          --
Minority interests:
  Preferred redeemable securities......................................        175,000        175,000          --
  Other................................................................         15,642         15,021      13,555
Stockholders' equity:
  Common stock, $.01 par value-shares authorized; 27,981,501,
    27,937,057 and 20,974,852 shares issued and outstanding at March
    31, 1999, December 31, 1998 and 1997, respectively.................            278            278         210
  Additional paid-in capital...........................................        262,176        261,976     211,577
  Retained earnings....................................................         20,664         23,106      28,327
  Accumulated other comprehensive loss.................................         (1,593)        (1,593)       (579)
                                                                         --------------  ------------  ----------
    Total stockholders' equity.........................................        281,525        283,767     239,535
                                                                         --------------  ------------  ----------
    Total liabilities and stockholders' equity.........................   $  1,494,680   $  1,497,921  $  627,651
                                                                         --------------  ------------  ----------
                                                                         --------------  ------------  ----------

SEE ACCOMPANYING NOTES.

                         LODGIAN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          THREE MONTHS ENDED
                                                              MARCH 31,             YEAR ENDED DECEMBER 31,
                                                         --------------------  ----------------------------------
                                                           1999       1998        1998        1997        1996
                                                         ---------  ---------  ----------  ----------  ----------

                                                             (UNAUDITED)
Revenues:
  Rooms................................................  $  96,784  $  55,833  $  267,862  $  179,956  $  156,564
  Food and beverage....................................     32,070     22,146     107,334      80,335      68,803
  Other................................................      6,950      4,902      20,018      16,366      14,159
                                                         ---------  ---------  ----------  ----------  ----------
                                                           135,804     82,881     395,214     276,657     239,526
Operating expenses:
  Direct:
    Rooms..............................................     26,264     15,509      75,316      49,608      43,667
    Food and beverage..................................     24,108     17,647      81,643      60,919      52,761
General and administrative.............................      5,229      2,387      10,080       8,973       9,297
Depreciation and amortization..........................     13,750      7,207      31,114      23,023      18,677
Other..................................................     47,840     27,650     129,950      88,036      77,183
                                                         ---------  ---------  ----------  ----------  ----------
Total operating expenses...............................    117,191     70,400     328,103     230,559     201,585
                                                         ---------  ---------  ----------  ----------  ----------
Income from operations.................................     18,613     12,481      67,111      46,098      37,941
Other income (expenses):
  Interest income and other............................        348        454       1,260       1,720       1,723
  Gain on litigation settlement........................         --         --          --          --       3,612
  Loss on asset disposition............................         --         --        (432)         --          --
  Interest expense.....................................    (19,128)    (7,846)    (30,378)    (25,909)    (29,443)
  Settlement on swap transactions......................         --         --     (31,492)         --          --
  Severance and other expenses.........................         --         --      (3,400)         --          --
Minority interests:
  Preferred redeemable securities......................     (3,159)        --      (6,475)         --          --
  Other................................................       (744)       (94)     (1,436)       (960)     (2,060)
                                                         ---------  ---------  ----------  ----------  ----------
(Loss) income before income taxes and extraordinary
  item.................................................     (4,070)     4,995      (5,242)     20,949      11,773
(Benefit) provision for income taxes...................     (1,628)     1,999      (2,097)      8,379       3,225
                                                         ---------  ---------  ----------  ----------  ----------
(Loss) income before extraordinary item................     (2,442)     2,996      (3,145)     12,570       8,548
Extraordinary item:
  Loss on extinguishment of indebtedness, net of income
    tax benefit of $1,384, $2,500 and $232 in 1998,
    1997 and 1996, respectively........................         --         --      (2,076)     (3,751)       (348)
                                                         ---------  ---------  ----------  ----------  ----------
Net (loss) income......................................  $  (2,442) $   2,996  $   (5,221) $    8,819  $    8,200
                                                         ---------  ---------  ----------  ----------  ----------
                                                         ---------  ---------  ----------  ----------  ----------
Earnings (loss) per common share:
  (Loss) income before extraordinary item..............  $   (0.09) $    0.14  $     (.16) $      .83  $      .92
  Extraordinary item...................................         --         --        (.10)       (.25)       (.04)
                                                         ---------  ---------  ----------  ----------  ----------
  Net (loss) income per common share...................  $   (0.09) $    0.14  $     (.26) $      .58  $      .88
                                                         ---------  ---------  ----------  ----------  ----------
                                                         ---------  ---------  ----------  ----------  ----------
Earnings (loss) per common share-assuming dilution:
  (Loss) income before extraordinary item..............  $   (0.09) $    0.14  $     (.16) $      .80  $      .88
  Extraordinary item...................................         --         --        (.10)       (.24)       (.04)
                                                         ---------  ---------  ----------  ----------  ----------
  Net (loss) income per common share-assuming
    dilution...........................................  $   (0.09) $    0.14  $     (.26) $      .56  $      .84
                                                         ---------  ---------  ----------  ----------  ----------
                                                         ---------  ---------  ----------  ----------  ----------

SEE ACCOMPANYING NOTES.

                         LODGIAN, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                  ACCUMULATED
                                                                          ADDITIONAL                 OTHER          TOTAL
                                                 COMMON         STOCK      PAID-IN    RETAINED   COMPREHENSIVE   STOCKHOLDERS
                                                 SHARES        AMOUNT      CAPITAL    EARNINGS        LOSS          EQUITY
                                              -------------  -----------  ----------  ---------  --------------  ------------
Balance at December 31, 1995................      8,846,269   $      88   $   51,424  $  11,308    $       --     $   62,820
  401(k) Plan contribution..................         25,536           1          465         --            --            466
  Exercise of stock options.................        497,800           5        2,008         --            --          2,013
  Tax benefit from exercise of stock
    options.................................             --          --        1,239         --            --          1,239
  Net income................................             --          --           --      8,200            --          8,200
                                              -------------       -----   ----------  ---------       -------    ------------
Balance at December 31, 1996................      9,369,605          94       55,136  $  19,508            --         74,738
  Issuance of common stock..................     11,500,000         115      156,085         --            --        156,200
  401(k) Plan contribution..................         49,847          --          282         --            --            282
  Exercise of stock options.................         86,600           1          437         --            --            438
  Tax benefit from exercise of stock
    options.................................             --          --          175         --            --            175
  Purchase of common stock..................        (31,200)         --         (538)        --            --           (538)
  Net income................................             --          --           --      8,819            --          8,819
  Currency translation adjustments..........             --          --           --         --          (579)          (579)
                                              -------------       -----   ----------  ---------       -------    ------------
  Comprehensive income......................             --          --           --         --            --          8,240
                                              -------------       -----   ----------  ---------       -------    ------------
Balance at December 31, 1997................     20,974,852         210      211,577     28,327          (579)       239,535
  Issuance of common stock in connection
    with purchase of Impac..................      9,400,000          94       82,626         --            --         82,720
  401(k) Plan contribution..................         88,205          --          430         --            --            430
  Exercise of stock options.................        134,900           1        1,143         --            --          1,144
  Tax benefit from exercise of stock
    options.................................             --          --          245         --            --            245
  Purchase of common stock..................     (2,660,900)        (27)     (34,045)        --            --        (34,072)
  Net loss..................................             --          --           --     (5,221)           --         (5,221)
  Currency translation adjustments..........             --          --           --         --        (1,014)        (1,014)
                                              -------------       -----   ----------  ---------       -------    ------------
  Comprehensive loss........................             --          --           --         --            --         (6,235)
                                              -------------       -----   ----------  ---------       -------    ------------
Balance at December 31, 1998................     27,937,057         278      261,976     23,106        (1,593)       283,767
  401(k) Plan contribution (unaudited)......         44,444          --          200         --            --            200
  Net loss (unaudited)......................             --          --           --     (2,442)           --         (2,442)
                                              -------------       -----   ----------  ---------       -------    ------------
Balance at March 31, 1999 (unaudited).......     27,981,501   $     278   $  262,176  $  20,664    $   (1,593)    $  281,525
                                              -------------       -----   ----------  ---------       -------    ------------
                                              -------------       -----   ----------  ---------       -------    ------------

SEE ACCOMPANYING NOTES.

                         LODGIAN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                       THREE MONTHS ENDED
                                                                           MARCH 31,            YEAR ENDED DECEMBER 31,
                                                                      --------------------  -------------------------------
                                                                        1999       1998       1998       1997       1996
                                                                      ---------  ---------  ---------  ---------  ---------

                                                                          (UNAUDITED)
Operating activities:
Net (loss) income...................................................  $  (2,442) $   2,996  $  (5,221) $   8,819  $   8,200
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
  Depreciation and amortization.....................................     13,750      7,207     31,114     23,023     18,677
  Loss on extinguishment of indebtedness............................         --         --      3,460      6,251        580
  Deferred income taxes.............................................     (1,828)       500       (726)     2,216      1,252
  Minority interests--other.........................................        821         94      1,430        960      2,060
  401(k) Plan contributions.........................................        200        138        430        282        548
  Provision for (recoveries of) losses on receivables...............         --        (39)        77        (69)        27
  Equity in (profit) loss of unconsolidated entities................         --        (20)      (782)      (107)        63
  Gain on litigation settlement.....................................         --         --         --         --     (3,868)
  Gain on recovery of investments...................................         --         --         --         --       (134)
Changes in operating assets and liabilities, net of effect of acquisitions:
    Accounts receivable.............................................     (3,114)    (4,449)    (6,563)    (2,017)      (824)
    Inventories.....................................................                  (427)    (1,883)    (1,458)      (761)
    Other assets....................................................      4,544     (5,315)   (18,412)       425      1,875
    Accounts payable................................................       (318)     3,097     14,913      1,174        200
    Accrued liabilities.............................................     (1,645)     5,786     11,464      2,522      3,075
                                                                      ---------  ---------  ---------  ---------  ---------
Net cash provided by operating activities...........................      9,968      9,568     29,301     42,021     30,970
Investing activities:
  Acquisitions of property and equipment............................         --    (35,411)   (67,717)  (143,406)   (70,312)
  Acquisition of Impac..............................................         --         --                    --         --
  Proceeds from sale of assets......................................      3,600         --         --         --         --
  Capital improvements, net.........................................    (29,848)   (14,258)  (118,667)   (48,252)   (26,323)
  Purchase of minority interests....................................         --         --         --    (11,748)        --
  Net deposits for capital expenditures.............................     14,200     (5,232)     3,860    (17,247)    (7,074)
  Deposit for asset purchase........................................         --     (8,558)        --         --         --
  Other.............................................................         --        692         --         --         --
  Purchase of marketable securities.................................         --         --         --       (500)        --
  Payments on notes receivable issued to related parties............         --         --         --        470      1,200
  Decrease in investment in unconsolidated entities.................         --         --         --         17      2,198
  Notes receivable issued to related parties........................         --         --         --         --     (1,670)
  Net proceeds from litigation settlement...........................         --         --         --         --      3,868
  Net proceeds from recovery of investments.........................         --         --         --         --        556
                                                                      ---------  ---------  ---------  ---------  ---------
  Net cash used in investing activities.............................    (12,048)   (62,767)  (182,524)  (220,666)   (97,557)
Financing activities:
  Proceeds from issuance of long-term obligations...................      6,273     54,788    600,284    191,560    166,317
  Proceeds from issuance of common stock............................         --        515      1,144    156,638      2,013
  Principal payments of long-term obligations.......................     (4,302)    (1,512)  (390,026)  (167,647)   (92,216)
  Payments of deferred loan costs...................................       (660)      (900)   (20,165)    (4,652)    (6,533)
  (Distributions to) contributions from minority interests..........       (123)       232         --       (946)     5,078
  Payments for repurchase of common stock...........................         --         --    (34,072)      (538)        --
                                                                      ---------  ---------  ---------  ---------  ---------
  Net cash provided by financing activities.........................      1,188     53,123    157,165    174,415     74,659
                                                                      ---------  ---------  ---------  ---------  ---------
Net (decrease) increase in cash and cash equivalents................       (892)       (76)     3,942     (4,230)     8,072
Cash and cash equivalents at beginning of period....................     19,185     15,243     15,243     19,473     11,401
                                                                      ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period..........................  $  18,293  $  15,167  $  19,185  $  15,243  $  19,473
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
Supplemental cash flow information
Cash paid during the year for:
  Interest, net of amount capitalized...............................  $  22,015  $   6,636  $  31,512  $  22,109  $  23,147
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
  Income taxes paid, net of refunds.................................  $      --  $     285  $   5,210  $   1,091  $   2,531
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
Supplemental disclosure of non cash investing and financing
  activities:
  Non cash acquisition and related financing of property and
    equipment.......................................................  $      --  $      --  $ 696,851  $      --  $      --
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
  Issuance of stock in connection with acquisition of Impac.........  $      --  $      --  $  82,700  $      --  $      --
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------

SEE ACCOMPANYING NOTES.

                         LODGIAN, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    On December 11, 1998 Servico, Inc. (Servico) merged with Impac Hotel Group, LLC (Impac), pursuant to which Servico and Impac formed a new company Lodgian, Inc. ("Lodgian" or the "Company"). This transaction has been accounted for under the purchase method of accounting, whereby Servico is considered the acquiring company. For further discussion of the merger see Note 2.

    As a result of the merger, Lodgian its wholly owned subsidiaries and consolidated partnerships (collectively, the "Company"), own or manage hotels in 35 states, Canada and Europe. At December 31, 1998 and 1997, the Company owned, either wholly or partially, or managed 144 and 71 hotels, respectively.

PRINCIPLES OF CONSOLIDATION

    The financial statements consolidate the accounts of Lodgian, its wholly owned subsidiaries and partnerships in which Lodgian exercises control over the partnerships' assets and operations. Lodgian believes it has control of partnerships when the Company manages and has control of the partnerships' assets and operations, has the ability and authority to enter into financing arrangements on behalf of the entity or to sell the assets of the entity within reasonable business guidelines.

    An unconsolidated entity (owning 1 hotel) and a joint venture which owns and operates six hotels in Belgium and the Netherlands, in which the Company exercises significant influence over operating and financial policies, are accounted for on the equity method. The Company's investments in unconsolidated entities was $10,091,000 December 31, 1998, and is included in other assets, net in the accompanying consolidated balance sheets. All significant intercompany accounts and transactions have been eliminated in consolidation.

QUARTERLY FINANCIAL STATEMENTS

    The unaudited quarterly consolidated financial statements for March 31, 1999 and 1998 do not include all disclosures provided in the annual consolidated financial statements. These quarterly statements should be read in conjunction with the accompanying annual audited consolidated financial statement and the footnotes thereto. Results for the quarterly period ended March 31, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999. However, the accompanying quarterly financial statements reflect all adjustments which are in the opinion of management, of a normal and recurring nature necessary for a fair presentation of the financial position and results of operations of the Company. Unless otherwise stated, all interim financial information is unaudited.

INVENTORIES

    Inventories consist primarily of food and beverage, linens, china, tableware and glassware and are valued at the lower of cost (computed on the first-in, first-out method) or market.

MINORITY INTERESTS--OTHER

    Minority interests represent the minority interests' proportionate share of equity or deficit of partnerships which are accounted for by the Company on a consolidated basis. The Company generally allocates to minority interests their share of any profits or losses in accordance with the provisions of the

                         LODGIAN, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) applicable agreements. However, if the loss applicable to a minority interest exceeds its total investment and advances, such excess is charged to the Company.

MINORITY INTERESTS--PREFERRED REDEEMABLE SECURITIES

    Minority interests-preferred redeemable securities, represents Convertible Redeemable Equity Structure Trust Securities ("CRESTS"). The CRESTS bear interest at 7% and are convertible into shares of the Company's common stock. For further discussion of the CRESTS, see Note 5.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Property under capital leases is amortized using the straight line method over the shorter of the estimated useful lives of the assets or the lease term.

    The Company capitalizes interest costs incurred during the renovation and construction of capital assets. During the years ended December 31, 1998, 1997 and 1996, the Company capitalized $3,499,000, $1,650,000 and $644,000 of interest, respectively.

    Management periodically evaluates the Company's property and equipment to determine if there has been any impairment in the carrying value of the assets in accordance with Financial Accounting SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of". SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

DEFERRED COSTS

    Deferred franchise, financing, and other deferred costs of $41,336,000 and $16,371,000 at December 31, 1998 and 1997, respectively, are included in other assets, net of accumulated amortization of $3,061,000 and $2,509,000 at December 31, 1998 and 1997, respectively, which is computed using the straight-line method, over the terms of the related franchise, loan or other agreements The straight-line method of amortizing deferred financing costs approximates the interest method.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Restricted cash, consists of amounts reserved for capital improvements, debt service, taxes and insurance.

FAIR VALUES OF FINANCIAL INSTRUMENTS

    The fair values of current assets and current liabilities are assumed to be equal to their reported carrying amounts. The fair values of the Company's long-term debt are estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. In the opinion of management, the carrying value of long-term debt approximates market value as of December 31, 1998 and 1997. The fair market value of the Company's CRESTS which is $78,750,000 at December 31, 1998, is based on quoted market prices. Management has estimated the fair

                         LODGIAN, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) value of the Company's interest rate protection agreements to be approximately $5,000,000 at December 31, 1998 based on dealer quotes.

CONCENTRATION OF CREDIT RISK

    Concentration of credit risk associated with cash and cash equivalents is considered low due to the credit quality of the issuers of the financial instruments held by the Company and due to their short duration to maturity. Accounts receivable are primarily from major credit card companies, airlines and other travel related companies. The Company performs ongoing evaluations of its significant customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts at a level which management believes is sufficient to cover potential credit losses. At December 31, 1998 and 1997, these allowances were $979,000 and $300,000, respectively.

EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

    The Company adopted SFAS 128 "Earnings Per Share" effective for the year ended December 31, 1998. Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the periods and include common stock contributed or to be contributed by the Company to its employees 401(k) Plan (the "401(k)"). Dilutive earnings per common share include the Company's outstanding stock options and shares convertible under the Company's CRESTS, if dilutive.

STOCK BASED COMPENSATION

    The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations. Under APB 25, because the exercise price of the Company's employee stock options is equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized. Under Financial SFAS 123, "Accounting for Stock-Based Compensation", net income and earnings per share are not materially different from amounts reported, therefore, no pro forma information has been presented.

    The Financial Accounting Standards Board is expected to issue an interpretation of APB 25 (the "Interpretation") in the third quarter of 1999. Two of the key areas affected by the proposal are the accounting for stock option repricings and options issued to non-employee directors. The interpretation would be applied prospectively to transactions that occur after December 15, 1998.

    The Interpretation will require that once an option granted to an employee is repriced, that option would be accounted for as if it were a variable plan, giving rise to compensation expense for subsequent changes in stock price, from the date the option is repriced to the date it is exercised. Under the proposal, no compensation expense would be recorded on the date of the repricing. However, compensation would be recorded quarterly through the date of exercise to the extent that the fair market value of the common stock is in excess of the exercise price of the options adjusted for the repricing. The interpretation requires, in measuring compensation expense, the use of the higher of the repriced exercise price of the options or the fair market value of the stock on the date the interpretation is effective.

                         LODGIAN, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Additionally, under the proposed Interpretation, options granted to non-employee directors subsequent to December 15, 1998, would no longer be accounted for under APB 25's intrinsic value method. Instead, such options would be accounted for under the fair value method.

    The Company repriced options totaling 1,408,400 on December 18, 1998 that will be subject to these requirements when the new Interpretation becomes effective.

ADVERTISING EXPENSE

    The cost of advertising is expensed as incurred. The Company incurred $2,162,000, $1,867,000 and $1,613,000 in advertising costs during 1998, 1997 and
1996, respectively.

FOREIGN CURRENCY TRANSLATION

    The financial statements of foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS 52, "Foreign Currency Translation." All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet dates. Income statement amounts have been translated using the average rate for the year. The gains and losses resulting from the changes in exchange rates from year to year have been reported in other comprehensive income. The effects on the statements of operations of transaction gains and losses is insignificant for all years presented.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    Effective January 1, 1998, the Company adopted the SFAS 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 superseded SFAS 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. It is the belief of management that the Company operates under one reporting segment-hotel ownership and management. Therefore, the adoption of SFAS 131 did not have a material impact on the Company's financial statement disclosures.

    As of January 1, 1998, the Company adopted SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's results of operations or shareholders' equity. SFAS 130 requires the Company's foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income.

                         LODGIAN, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

2. MERGER, ACQUISITIONS AND RELATED ITEMS

    On December 11, 1998, Servico merged with Impac in a transaction accounted for under the purchase method of accounting, pursuant to APB 16, "Business Combinations", whereby Servico is considered the acquiring company. The operations of Impac are included in the consolidated statement of operations from the date of acquisition. Under the terms of the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), Servico's existing shareholders received one share of Lodgian common stock for each of Servico stock held by them (approximately 18,440,000 million shares). The purchase price of Impac approximated $104,367,000, consisting of $15 million in cash, the issuance of 9.4 million shares of common stock of Lodgian at $8.80, of which 1.4 million shares are contingent upon the completion of construction of five hotels, and acquisition related costs of approximately $6,647,000. The purchase price has been allocated to the fair value of the net assets acquired as follows (in thousands):

Cash.............................................................................  $   7,027
Inventory........................................................................      2,685
Accounts receivable..............................................................     12,239
Property and equipment...........................................................    616,000
Goodwill and other assets........................................................     12,089
Accounts payable.................................................................    (58,432)
Long term obligations............................................................   (429,466)
Deferred income taxes............................................................    (47,900)
Accrued liabilities..............................................................     (9,875)
                                                                                   ---------
Total purchase price.............................................................  $ 104,367
                                                                                   ---------
                                                                                   ---------

    In connection with the purchase, of Impac, the Company recorded goodwill of approximately $11 million, included in other assets above, which is being amortized over 20 years.

    The allocation of the purchase price is tentative pending completion of valuations of the property and equipment acquired. The allocation may change upon the completion of these valuations.

    In connection with the merger with Impac, Servico incurred approximately $3,400,000 of expenses which consisted primarily of expenses associated with the closing and relocation of Servico's West Palm Beach, Florida corporate headquarters to the Company's headquarters in Atlanta, Georgia and termination and relocation of certain Servico employees. These costs have been expensed as incurred and are included in severance and other expenses in the 1998 consolidated statement of operations. Substantially all of these costs have been paid by December 31, 1998.

    On June 1, 1998, the Company acquired the issued and outstanding units of AMI Operating Partners, L.P. (AMI), in a transaction accounted for under the purchase method of accounting. The purchase price of AMI approximated $74 million which included cash of $16 million and the assumption of $58 million in debt. The operations of AMI are included in the consolidated statement of operations from the date of acquisition. The purchase price was principally allocated to the 15 hotel properties acquired.

                         LODGIAN, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

2. MERGER, ACQUISITIONS AND RELATED ITEMS (CONTINUED)
    The pro forma unaudited results of operations for the years ended December 31, 1998 and 1997, assuming the purchase of Impac had been consummated on January 1, 1997, follows:

                                                                                               1998        1997
                                                                                            ----------  ----------
                                                                                            (IN THOUSANDS, EXCEPT
                                                                                               PER SHARE DATA)
Revenues..................................................................................  $  545,794  $  396,516
Net (loss) income before extraordinary item...............................................     (19,070)      2,917
Net loss..................................................................................     (21,146)     (8,837)
Net loss per common share:
  Basic and diluted.......................................................................        (.75)       (.38)

    During November 1998, the President and Chief Executive Officer of Servico announced his resignation effective the date of the merger with Impac. In connection with his resignation, Mr. Buddemeyer was provided a severance package approximating $1.3 million. This amount was expensed during the fourth quarter of 1998 and is included in severance and other expenses in the 1998 consolidated statement of operations. Approximately $164,000 of this amount relates to compensation expense associated with the extension of the terms of his stock options, pursuant to APB 25.

                         LODGIAN, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

3. PROPERTY AND EQUIPMENT

    At December 31, 1998 and 1997, property and equipment consisted of the following:

                                                                            USEFUL LIVES
                                                                               (YEARS)         1998         1997
                                                                            -------------  ------------  ----------
                                                                                                (IN THOUSANDS)
Land......................................................................           --    $    168,303  $   48,798
Buildings and improvements................................................        10-40         976,608     430,363
Furnishings and equipment.................................................         3-10         187,055      99,487
                                                                                  -----    ------------  ----------
                                                                                              1,331,966     578,648
Less accumulated depreciation and amortization............................                     (104,528)    (75,976)
Construction in progress..................................................                       90,032      31,408
                                                                                           ------------  ----------
                                                                                           $  1,317,470  $  534,080
                                                                                           ------------  ----------
                                                                                           ------------  ----------

    During the year ended December 31, 1997, the Company purchased 12 hotels for an aggregate purchase price of $140,300,000 which were paid for by the delivery of mortgage notes totaling $72,655,000 and cash for the balance. The 12 hotels purchased, containing an aggregate of 3,002 guest rooms, are operated under license agreements with nationally recognized franchisors and are managed by the Company. In addition, Company increased its ownership interests in the partnerships, owning three hotels, from 51% to 100% for approximately $11,800,000.

4. ACCRUED LIABILITIES

    At December 31, 1998 and 1997, accrued liabilities consisted of the following:

                                                                                                1998       1997
                                                                                              ---------  ---------
                                                                                                 (IN THOUSANDS)
Salaries and related costs..................................................................  $  26,798  $  10,775
Real estate taxes...........................................................................      9,095      4,118
Interest....................................................................................      4,370      1,969
Advance deposits............................................................................      3,799      1,666
Sales taxes.................................................................................      5,412      2,523
Other.......................................................................................      1,159      6,304
                                                                                              ---------  ---------
                                                                                              $  50,633  $  27,355
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                         LODGIAN, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

5. LONG-TERM OBLIGATIONS AND PREFERRED REDEEMABLE SECURITIES

    Long-term obligations consisted of the following at December 31:

                                                                                               1998        1997
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
Mortgage notes payable with interest at a variable rate of LIBOR (5% at December 31, 1998
  plus 3.25%). The notes are payable through 2000.........................................  $  265,000  $       --
Credit facilities, of $396 million with interest LIBOR + 2.25% to 2.75% maturing through
  2001. At maturity, each loan converts to term loans amortizing over a 20 year period....     323,744          --
Mortgage notes with an interest rate of 9% payable through 2000...........................      72,000          --
Mortgage notes with fixed rates ranging from 8.6% to 10.7% payable through 2010...........     164,109     152,469
Mortgage notes with variable rates of interest............................................          --     166,817
Other.....................................................................................      27,925       9,762
                                                                                            ----------  ----------
                                                                                               852,778     329,048
Less current portion of long-term obligations.............................................     (36,134)     (5,728)
                                                                                            ----------  ----------
                                                                                            $  816,644  $  323,320
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    Substantially, all of the Company's property and equipment are pledged as collateral for long-term obligations of which approximately $403,249,000 has been guaranteed by Lodgian, Inc. Certain of the mortgage notes are subject to a prepayment penalty if repaid prior to their maturity.

    On December 11, 1998, the Company consummated financing agreements, which resulted in net proceeds of approximately $337 million. The net proceeds were primarily used to pay the costs of the merger with Impac, escrow funds for renovations on certain properties and to repay, prior to maturity, approximately $142,205,000 in debt secured by 27 of its hotels. As a result, the Company recorded an extraordinary loss on early extinguishment of debt of approximately $934,000 (net of income tax benefit of $622,000) relating to the write-off of unamortized deferred financing costs. Approximately $31.5 million of the $337 million relates to the settlement on two swap transactions entered into by the Company with its lender. For further discussion of swap transaction see Note 6.

    In June 1998, the Company issued $175 million of Convertible Redeemable Equity Structures Trust Securities ("CRESTS"). The CRESTS bear interest at 7% and are convertible into shares of the Company's common stock at an initial conversion price of $21.42 per share. The sale of the CRESTS generated $168.5 million in net proceeds, substantially, all of which were used to repay existing debt prior to maturity. As a result, the Company recorded an extraordinary loss on early extinguishment of debt of approximately $1,142,000 (net of income tax benefit of $761,000) relating to the write off of unamortized financing costs. The CRESTS are included in the accompany consolidated balance sheet as Minority Interests-Preferred Redeemable Securities. The interest expense incurred on the CRESTS have been included as "Minority Interests--Preferred Redeemable Securities" in the Consolidated Statement of Operations.

    During 1997 Lodgian completed a secondary offering of 11.5 million shares of common stock at $14.50 per share, which resulted in net proceeds to Lodgian of $156,000,000. The Company repaid, prior to maturity, approximately $128,000,000 in debt secured by 21 of its hotels and, as a result, recorded an extraordinary loss on early extinguishment of debt of approximately $3,800,000 (net of income tax benefit of $2,500,000) relating to the write-off of unamortized loan costs associated with the debt. Seventeen of

                         LODGIAN, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

5. LONG-TERM OBLIGATIONS AND PREFERRED REDEEMABLE SECURITIES (CONTINUED) these hotels have subsequently been used to secure approximately $81,200,000 in new variable rate mortgage notes which generated approximately $78,300,000 of net proceeds for use in the acquisition of new properties. The Company has also refinanced eight other properties generating approximately $3,100,000 in net proceeds.

    The Company has entered into an interest rate protection agreement on $54 million related to one of the above credit facilities. Pursuant to the terms of this agreement, when the loan matures in 2001 and converts to term loans, the interest rate will be based on a benchmark treasury rate of 7.235%. In the event the company determines that it is in its best interest to "break" that interest rate lock, it may be required to pay a significant fee to the lender.

    Maturities of long-term obligations for each of the five years after December 31, 1998 and thereafter, are as follows (in thousands):

1999..............................................................  $  36,134
2000..............................................................    325,049
2001..............................................................     16,597
2002..............................................................     13,243
2003..............................................................     47,542
Thereafter........................................................    414,213
                                                                    ---------
                                                                    $ 852,778
                                                                    ---------
                                                                    ---------

6. SETTLEMENT ON SWAP TRANSACTIONS

    During August 1998, the Company entered into treasury rate lock transactions with notional amounts of $175 million and $200 million (collectively, the "Swaps") with a lender for the purpose of hedging their interest rate exposure on two anticipated financing transactions. During September 1998, the Company determined that it was not probable that it would consummate the anticipated transactions and recognized a loss in the consolidated statement of operations of $31.5 million related to the settlement of the Swaps. The obligation related to the settlement of the Swaps was included in the $337 million financing transaction discussed in Note 5.

7. STOCKHOLDERS' EQUITY

    During 1998, in accordance with previously announced share buyback programs, the Company has repurchased in open market transactions and retired 2,660,900 shares of its common stock.

8. INCOME TAXES

    Provision for income taxes for the Company is as follows (in thousands):

                                                                         YEAR ENDED DECEMBER 31
                                     ----------------------------------------------------------------------------------------------
                                                  1998                               1997                            1996
                                     -------------------------------  -----------------------------------  ------------------------

                                      CURRENT   DEFERRED     TOTAL      CURRENT     DEFERRED      TOTAL      CURRENT     DEFERRED
                                     ---------  ---------  ---------  -----------  -----------  ---------  -----------  -----------
Federal............................  $  (1,140) $    (481) $  (1,621)  $   3,289    $   3,186   $   6,475   $   1,322    $   1,170
State and local....................       (423)       (53)      (476)      1,693          211       1,904         651           82
                                     ---------  ---------  ---------  -----------  -----------  ---------  -----------  -----------
                                     $  (1,563) $    (534) $  (2,097)  $   4,982    $   3,397   $   8,379   $   1,973    $   1,252
                                     ---------  ---------  ---------  -----------  -----------  ---------  -----------  -----------
                                     ---------  ---------  ---------  -----------  -----------  ---------  -----------  -----------



                                       TOTAL
                                     ---------
Federal............................  $   2,492
State and local....................        733
                                     ---------
                                     $   3,225
                                     ---------
                                     ---------

                         LODGIAN, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

8. INCOME TAXES (CONTINUED)
    The components of the cumulative effect of temporary differences in the deferred income tax liability and asset balances at December 31, 1998 and 1997, are as follows:

                                                                        1998                             1997
                                                           -------------------------------  -------------------------------
                                                                          NON-CURRENT                      NON-CURRENT
                                                            CURRENT   --------------------   CURRENT   --------------------
                                                             TOTAL      ASSET    LIABILITY    TOTAL      ASSET    LIABILITY
                                                           ---------  ---------  ---------  ---------  ---------  ---------

                                                                                    (IN THOUSANDS)
Property and equipment...................................  $  78,523  $      --  $  78,523  $  21,151  $      --  $  21,151
Net operating loss carryforward..........................    (16,015)      (605)   (15,410)    (7,905)      (605)    (7,300)
Alternative minimum tax credits..........................       (999)        --       (999)    (3,739)        --     (3,739)
Self-insurance reserve...................................     (1,360)    (1,360)        --       (878)      (878)        --
Vacation pay accrual.....................................       (745)      (745)        --       (681)      (681)        --
Other....................................................      1,239       (115)     1,354        413        (90)       503
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                           $  60,644  $  (2,825) $  63,469  $   8,361  $  (2,254) $  10,615
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------  ---------

    The difference between income taxes using the effective income tax rate and the federal income tax statutory rate of 34% is as follows:

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1998       1997       1996
                                                                                      ---------  ---------  ---------

                                                                                              (IN THOUSANDS)
Federal income tax at statutory federal rate........................................  $  (1,782) $   7,123  $   4,003
State income taxes, net.............................................................       (315)     1,256        483
Tax benefit with respect to legal settlement........................................         --         --     (1,261)
                                                                                      ---------  ---------  ---------
                                                                                      $  (2,097) $   8,379  $   3,225
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

    As of December 31, 1998, the Company had net operating loss carry forwards of approximately $45,300,000 for federal income tax purposes which expire in years 2005 through 2018. The full amount of the income tax benefit of this net operating loss carryforward has been reflected in the Consolidated Financial Statements of the Company in prior years.

9. RELATED PARTY TRANSACTIONS

    The Company's President was a shareholder of Impac Hotel Development ("IHD"), which provided acquisition and property development services to Impac for a development fee of four percent of the total project cost of each property acquired or developed. Impac agreed to terminate this agreement prior to the consummation of the Merger so that Impac and its subsidiaries will have no further obligations under the agreement after the Merger other than the payment of up to a four percent development fee (not to exceed $2.5 million in the aggregate) in the event Lodgian acquires or develops any of the hotels or properties identified in the Merger Agreement as Impac's acquisition pipeline.

                         LODGIAN, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

10. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,            YEAR ENDED DECEMBER 31,
                                                              --------------------  -------------------------------
                                                                1999       1998       1998       1997       1996
                                                              ---------  ---------  ---------  ---------  ---------
Numerator:
  (Loss) income before extraordinary item...................  $  (2,442) $   2,996  $  (3,145) $  12,570  $   8,548
  Extraordinary item........................................         --         --     (2,076)    (3,751)      (348)
                                                              ---------  ---------  ---------  ---------  ---------
  Net (loss) income.........................................  $  (2,442) $   2,996  $  (5,221) $   8,819  $   8,200
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Denominator:
  Denominator for basic earnings per share--
    weighted-average shares.................................     27,056     20,989     20,245     15,183      9,295
  Effect of dilutive securities:
  Employee stock options....................................         --        448         --        457        456
                                                              ---------  ---------  ---------  ---------  ---------
  Denominator for dilutive earnings per share-- adjusted
    weighted-average shares.................................     27,056     21,437     20,245     15,640      9,751
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Basic earnings per share:
  (Loss) income before extraordinary item...................  $   (0.09) $   (0.14) $    (.16) $     .83  $     .92
  Extraordinary item........................................         --         --       (.10)      (.25)      (.04)
                                                              ---------  ---------  ---------  ---------  ---------
  Net (loss) income.........................................  $   (0.09) $    0.14  $    (.26) $     .58  $     .88
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Diluted earnings per share:
  Income before extraordinary item..........................  $   (0.09) $   (0.14) $    (.16) $     .80  $     .88
  Extraordinary item........................................                             (.10)      (.24)      (.04)
                                                              ---------  ---------  ---------  ---------  ---------
  Net (loss) income.........................................  $   (0.09) $    0.14  $    (.26) $     .56  $     .84
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

    All prior-period earnings per share amounts have been restated to conform to the SFAS 128 "Earnings per share".

    The computation of diluted EPS did not include shares associated with the assumed conversion of the CRESTS or stock options totaling 8,169,935 because their inclusion would have been antidilutive.

11. COMMITMENTS AND CONTINGENCIES

    Six of the Company's hotels are subject to long-term ground leases expiring from 2014 through 2075 which provide for minimum payments as well as incentive rent payments and most of the Company's hotels have noncancellable operating leases, mainly for operating equipment. The land covered by one lease can be purchased by the Company for approximately $2,600,000. For the years ended December 31, 1998, 1997 and 1996, lease expense for the five noncancellable ground leases was approximately $2,400,000, $1,624,000 and $1,381,000, respectively.

                         LODGIAN, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    At December 31, 1998, the future minimum commitments for noncancellable ground leases are as follows (in thousands):

1999...............................................................  $   3,438
2000...............................................................      3,444
2001...............................................................      3,427
2002...............................................................      3,434
2003...............................................................      2,405
Thereafter.........................................................     73,429
                                                                     ---------
                                                                     $  89,577
                                                                     ---------
                                                                     ---------

    The Company has entered into license agreements with various hotel chains which require annual payments for license fees, reservation services and advertising fees. The license agreements generally have an original ten year term. The majority of the Company's license agreements have five to ten years remaining on the term. The licensors may require the Company to upgrade its facilities at any time to comply with the licensor's then current standards. Upon the expiration of the term of a license, the Company may apply for a license renewal. In connection with the renewal of a license, the licensor may require payment of a renewal fee, increased license, reservation and advertising fees, as well as substantial renovation of the facility. Payments made in connection with these agreements totaled approximately $19,268,000, $14,498,000 and $12,401,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

    The license agreements are subject to cancellation in the event of a default, including the failure to operate the hotel in accordance with the quality standards and specifications of the licensors. The Company believes that the loss of a license for any individual hotel would not have a material adverse effect on the Company's financial condition and results of operations. The Company believes it will be able to renew its current licenses or obtain replacements of a comparable quality.

    Twenty-five hotels which the Company owns are operated under license agreements that require the Company to make certain capital improvements in accordance with a specified time schedule. Further, in connection with the financing of the Company's hotels (see Note 4) and the acquisition of other hotels (see Note 2), the Company has agreed to make certain capital improvements and had approximately $30 million escrowed for such improvements which is included in other assets on the accompanying balance sheet. The Company estimates its remaining obligations for all the above commitments to be approximately $85 million of which approximately $50 million is expected to be spent in 1999 and the balance during 2000 and 2001.

    The Company has maintenance agreements, primarily on a one to three year basis, which resulted in expenses of approximately $3,557,000, $2,497,000 and $2,106,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

    A wholly-owned subsidiary of Lodgian, Inc. has provided a guarantee of the debt of a joint venture in which the Company accounts for under the equity method of accounting. As of December 31, 1998, the balance of this obligation approximated $80 million. Assets with a carrying value of approximately $100 million collateralize this obligation.

    The Company is a party to legal proceedings arising in the ordinary course of its business, the impact of which would not, either individually or in the aggregate, in management's opinion, based upon the facts

                         LODGIAN, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

11. COMMITMENTS AND CONTINGENCIES (CONTINUED) known by management and the advice of counsel, have a material adverse effect on the Company's financial condition or results of operations.

12. EMPLOYEE BENEFITS PLANS AND STOCK OPTION PLAN

    The Company makes contributions to several multi-employer pension plans for employees of various subsidiaries covered by collective bargaining agreements. These plans are not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts. Certain withdrawal penalties may exist, the amount of which are not determinable at this time. The cost of such contributions during the years ended December 31, 1998, 1997 and 1996, was approximately $500,000, $412,000 and $499,000, respectively.

    The Company adopted, the 401(k) for the benefit of its non-union employees under which participating employees may elect to contribute up to 10% of their compensation. The Company may match an employee's elective contributions to the 401(k), subject to certain conditions, with shares of the Company's common stock equal to up to 100% of the amount of such employee's elective contributions. These employer contributions vest at a rate of 20% per year beginning in the third year of employment. The cost of these contributions during the years ended December 31, 1998, 1997 and 1996, was $430,000, $282,000 and $548,000,
respectively. The 401(k) does not require a contribution by the Company.

    The Company has also adopted the Lodgian, Inc. Stock Option Plan, as amended, (the "Option Plan"). In accordance with the Option Plan, options to acquire up to 3,250,000 shares of common stock may be granted to employees, directors, independent contractors and agents as determined by a committee appointed by the Board of Directors. Options may be granted at an exercise price not less than fair market value on the date of grant. These options will generally vest over five years.

    In addition, in August 1997 each non-employee director was awarded an option to acquire 20,000 shares of common stock at an exercise price equal to the fair market price on date of grant. Such options became exercisable upon date of grant and were granted outside of the Lodgian Stock Option plan.

    On December 18, 1998, the Company re-priced its options. See discussion of impact of pending accounting pronouncement related to stock option repricings in
Note 1.

    The following table indicates all options granted and their status:

                                                                                         OPTION PRICE
                                                                             -------------------------------------
                                                                             NUMBER OF SHARES    RANGE PER SHARE
                                                                             -----------------  ------------------
Balance December 31, 1995..................................................       1,137,200       $ 4.00 -- $ 9.50
  Granted..................................................................         216,500        10.75 --  16.13
  Exercised................................................................        (497,800)        4.00 --   9.50
  Forfeited................................................................         (38,900)        8.63 --  10.75
                                                                             -----------------
Balance December 31, 1996..................................................         817,000         4.00 --  16.13
  Granted..................................................................         977,700        15.25 --  16.81
  Exercised................................................................         (86,600)        4.00 --  10.75
  Forfeited................................................................         (19,400)        8.63 --  10.75
                                                                             -----------------
Balance December 31, 1997..................................................       1,688,700         4.00 --  16.81
  Granted..................................................................         755,000                6.13 --
  Exercised................................................................        (134,900)        4.00 --  16.75
  Forfeited................................................................         (27,900)        8.63 --  16.75
                                                                             -----------------
Balance December 31, 1998..................................................       2,280,900         4.00 --   6.15
                                                                             -----------------
                                                                             -----------------

                         LODGIAN, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1998

12. EMPLOYEE BENEFITS PLANS AND STOCK OPTION PLAN (CONTINUED)
    At December 31, 1998, there were 911,280 options exercisable. The income tax benefit, if any, associated with the exercise of stock options is credited to additional paid-in capital.

13. CERTAIN OTHER EVENTS

    In January 1996, the Company entered into an agreement with its former Chief Executive Officer in connection with his resignation from the Company and its Board of Directors. This agreement provided for payments totaling approximately $830,000 over a twenty-four month period, the cost of which is included in other operating expenses for the year ended December 31, 1996.

    In March 1996, the Company received approximately $3,900,000 in connection with the settlement of a lawsuit brought on behalf of Servico, against a bank group and law firm, based on alleged breaches prior to 1990 of their duties to the Company. This amount, less approximately $300,000 of associated expenses, is included in other income for the year ended December 31, 1996.

14. SUBSEQUENT EVENTS

    In March 1999, a lender released $15 million of an original $23 million escrow initiated at the time their $265 million loan was closed. This holdback related to future capital improvements. Simultaneously, the lender issued the Company a commitment for $15 million to replenish this escrow at a future date subject to the same terms and conditions as the original loan.

    On March 30, 1999, the board of directors adopted a Shareholder Rights Plan and declared one Right on each outstanding share of the Company's common stock. The dividend will be paid on April 19, 1999 to stockholders of record on April 14, 1999. Initially the Rights will trade with the common stock of the Company and will not be exercisable. The Right will separate from the common stock and become exercisable upon the occurrence of events typical of shareholder rights plans. In general, such separation will occur when any person or group of affiliated persons acquires or makes an offer to acquire 15% or more of the Company's common stock. Thereafter, separate Right Certificates will be distributed and each Right will entitle its holder to purchase one-hundredth of a share of the Company's Participating Preferred Stock for an exercise price of $25. Each one-hundredth of a share of Preferred Stock has economic and voting terms equivalent to those of one share of the Company's common stock.

15. OTHER SUBSEQUENT EVENTS

    On June 1, 1999, a contractor hired by Servico to perform work on six properties in New York, Illinois and Texas filed a summons with notice against us in the Supreme Court of the State of New York, claiming breach of contract and quantum meruit, among other things. The contractor is seeking damages in the aggregate amount of $45 million. The contractor is required to file a formal complaint.

    We have filed an appearance to the summons and will vigorously defend our position. We believe we have valid defenses and counterclaims and that any possible outcome will not have a material adverse effect on our financial position or results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of
Impac Hotel Group, L.L.C.

    We have audited the accompanying consolidated and combined balance sheets of Impac Hotel Group, L.L.C. and its Predecessors and Impac Hotel Development, Inc., as defined in Note 1, as of December 31, 1997 and 1996, and the related consolidated and combined statements of operations, equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated and combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated and combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the consolidated and combined financial position of Impac Hotel Group L.L.C. and its Predecessors and Impac Hotel Development, Inc. as of December 31, 1997 and 1996 and the consolidated and combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          PRICEWATERHOUSECOOPERS LLP

Atlanta, Georgia
April 10, 1998, except
for Note 9 as to which
the date is December 11, 1998

                   IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS

                       AND IMPAC HOTEL DEVELOPMENT, INC.

                    CONSOLIDATED AND COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                                DECEMBER 31,
                                                                               JUNE 30,    ----------------------
                                                                                 1998         1997        1996
                                                                              -----------  ----------  ----------
                                                                              (UNAUDITED)
                                   ASSETS
Current assets:
  Cash and cash equivalents.................................................   $     864   $   10,877  $    5,199
  Cash, restricted..........................................................       4,687        5,271          --
  Accounts receivable, net..................................................       8,078        5,886       2,583
  Inventories...............................................................         607          585         335
  Other current assets......................................................       4,094        2,807         310
                                                                              -----------  ----------  ----------
    Total current assets....................................................      18,330       25,426       8,427
Property and equipment, net.................................................     426,637      378,204     175,910
Other assets, net...........................................................      18,152       14,150       7,329
                                                                              -----------  ----------  ----------
                                                                               $ 463,119   $  417,780  $  191,666
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------
                           LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable..........................................................   $  23,548   $   15,156  $    8,463
  Accrued liabilities.......................................................       9,003        9,031       6,429
  Accrued merger related costs..............................................       2,900        1,200          --
  Current portion of long-term obligations..................................          --           --       1,163
                                                                              -----------  ----------  ----------
    Total current liabilities...............................................      35,451       25,387      16,055
Long-term obligations, less current portion.................................     400,071      355,236     155,851
Commitments and contingencies...............................................          --           --          --
Minority interests..........................................................         248          187          --
Equity:
  Impac Hotel Group, L.L.C. and predecessors:
    Partners' and stockholders' equity......................................          --           --      18,798
    Members' equity.........................................................      33,613       41,559          --
  Impac Hotel Development, Inc.:
    Stockholders' equity (deficit)..........................................      (6,264)      (4,589)        962
                                                                              -----------  ----------  ----------
      Total equity..........................................................      27,349       36,970      19,760
                                                                              -----------  ----------  ----------
                                                                               $ 463,119   $  417,780  $  191,666
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS.

                   IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                             SIX MONTHS ENDED
                                                                 JUNE 30,             YEAR ENDED DECEMBER 31,
                                                           ---------------------  --------------------------------
                                                             1998        1997        1997       1996       1995
                                                           ---------  ----------  ----------  ---------  ---------

                                                                (UNAUDITED)
Revenue:
  Rooms..................................................  $  57,608  $   39,873  $   90,139  $  52,043  $  42,442
  Food and beverage......................................     14,072      10,498      23,429     11,813      9,800
  Other..................................................      4,204       2,459       6,291      3,957      3,334
                                                           ---------  ----------  ----------  ---------  ---------
    Total revenue........................................     75,884      52,830     119,859     67,813     55,576
                                                           ---------  ----------  ----------  ---------  ---------
Operating expenses:
  Direct:
    Rooms................................................     14,054      10,419      28,303     16,840     12,965
    Food and beverage....................................     11,403       8,455      19,322      9,734      7,365
  Other:
    Administrative and general...........................      5,756       3,451      10,212      4,306      2,439
    Property management..................................      7,550       5,655      13,273      7,642      5,517
    Advertising and promotion............................      7,351       4,004       9,064      3,415      2,880
    Utilities............................................      4,007       3,172       7,143      4,140      3,286
    Repairs and maintenance..............................      3,981       3,023       6,573      3,455      3,289
    Depreciation and amortization........................      7,367       4,894      11,136      5,814      3,978
    Property taxes and insurance.........................      3,407       2,431       4,779      2,957      2,214
    Other................................................      2,591       3,061       4,114      3,338      3,836
                                                           ---------  ----------  ----------  ---------  ---------
      Total operating expenses...........................     67,467      48,565     113,919     61,641     47,769
                                                           ---------  ----------  ----------  ---------  ---------
Income from operations...................................      8,417       4,265       5,940      6,172      7,807
Other income (expenses):
  Other income, primarily gain on sale of hotels.........        184          22         271     19,701      5,049
  Minority interests.....................................        (61)         (6)        220         --         --
  Interest expense.......................................    (14,170)     (8,870)    (21,265)   (11,809)    (7,237)
  Merger related costs...................................     (3,084)         --      (1,255)        --         --
                                                           ---------  ----------  ----------  ---------  ---------
      Total other income (expenses)......................    (17,131)     (8,854)    (22,029)     7,892     (2,188)
                                                           ---------  ----------  ----------  ---------  ---------
Income (loss) before extraordinary item..................     (8,714)     (4,589)    (16,089)    14,064      5,619
Extraordinary item--
  Loss on extinguishment of indebtedness.................         --     (13,332)    (13,332)        --         --
                                                           ---------  ----------  ----------  ---------  ---------
Net income (loss)........................................  $  (8,714) $  (17,921) $  (29,421) $  14,064  $   5,619
                                                           ---------  ----------  ----------  ---------  ---------
                                                           ---------  ----------  ----------  ---------  ---------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS.

                   IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

                 CONSOLIDATED AND COMBINED STATEMENTS OF EQUITY

                                 (IN THOUSANDS)

                                                              IMPAC HOTEL GROUP,
                                                                    L.L.C.             IMPAC HOTEL
                                                               AND PREDECESSORS        DEVELOPMENT,
                                                           ------------------------        INC.
                                                            PARTNERS'                ----------------
                                                               AND                    STOCKHOLDERS'
                                                           STOCKHOLDERS'  MEMBERS'        EQUITY
                                                              EQUITY       EQUITY       (DEFICIT)        TOTAL
                                                           ------------  ----------  ----------------  ----------
Balance at December 31, 1994.............................   $    5,282           --     $       95     $    5,377
  Net income (loss)......................................        6,088           --           (469)         5,619
  Contributions, net.....................................       12,724           --            300         13,024
  Distributions..........................................      (10,385)          --             --        (10,385)
  Loans to partners......................................           --           --           (227)          (227)
                                                           ------------  ----------       --------     ----------
Balance at December 31, 1995.............................       13,709           --           (301)        13,408
  Net income (loss)......................................       15,055           --           (991)        14,064
  Contributions, net.....................................       19,464           --          2,561         22,025
  Distributions..........................................      (29,430)          --            666        (28,764)
  Loans to partners......................................           --           --           (973)          (973)
                                                           ------------  ----------       --------     ----------
Balance at December 31, 1996.............................       18,798           --            962         19,760
  Transfer of equity into Impac Hotel Group, L.L.C.......      (18,798)  $   18,798             --             --
  Purchase of limited partners' interest.................           --       22,700             --         22,700
  Net loss...............................................           --      (26,410)        (3,011)       (29,421)
  Issuance of membership units, net......................           --       37,810             --         37,810
  Distributions to members...............................           --       (6,039)        (1,580)        (7,619)
  Membership units retired...............................           --       (5,300)            --         (5,300)
  Loans to members.......................................           --           --           (960)          (960)
                                                           ------------  ----------       --------     ----------
Balance at December 31, 1997.............................           --       41,559         (4,589)        36,970
  Net loss (unaudited)...................................           --       (8,039)          (675)        (8,714)
  Issuance of membership units, net (unaudited)..........           --           93             --             93
  Distributions to members (unaudited)...................           --           --         (1,000)        (1,000)
                                                           ------------  ----------       --------     ----------
Balance at June 30, 1998 (unaudited).....................   $       --   $   33,613     $   (6,264)    $   27,349
                                                           ------------  ----------       --------     ----------
                                                           ------------  ----------       --------     ----------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS.

                   IMPAC HOTEL GROUP, L.L.C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,                YEAR ENDED DECEMBER 31,
                                                             ------------------------  -----------------------------------
                                                                1998         1997         1997         1996        1995
                                                             -----------  -----------  -----------  ----------  ----------
                                                             (UNAUDITED)
Operating activities:
  Net income (loss)........................................   $  (8,714)  $   (17,921) $   (29,421) $   14,064  $    5,619
  Adjustments to reconcile net income (loss) to net cash
    from operating activities:
    Depreciation and amortization..........................       7,367         4,894       11,136       5,814       3,978
    Minority interest......................................          61             6         (220)         --          --
    Gain on sales of hotel properties......................          --            --           --     (19,369)     (5,354)
    Loss on extinguishment of indebtedness.................          --        13,332       13,332          --          --
    Changes in operating assets and liabilities, net of
      effect of acquisitions:
      Accounts receivable..................................      (2,192)       (6,120)      (3,303)       (109)        713
      Inventories..........................................         (22)         (250)        (250)        (66)        (45)
      Other assets.........................................      (1,287)         (642)      (1,853)       (441)     (2,543)
      Accounts payable and accrued expenses................      10,064         6,302       11,255       4,151       5,280
                                                             -----------  -----------  -----------  ----------  ----------
        Net cash provided by (used in) operating
          activities.......................................       5,277          (399)         676       4,044       7,648
                                                             -----------  -----------  -----------  ----------  ----------
Investing activities:
  Acquisition and development of hotel properties..........     (16,692)      (84,675)    (148,094)    (60,860)    (29,708)
  Capital improvements.....................................     (38,734)      (32,760)     (41,949)    (50,463)    (27,610)
  Deposit on Hotel purchase................................      (4,165)           --           --          --          --
  Proceeds from sales of hotel properties..................                                             55,494      18,972
  Cash, restricted.........................................         584        (4,535)      (5,271)         --          --
  Loans to members.........................................          --          (585)        (960)         --          --
  Loans to partners........................................          --            --           --        (973)       (227)
                                                             -----------  -----------  -----------  ----------  ----------
        Net cash used in investing activities..............     (59,007)     (122,555)    (196,274)    (56,802)    (38,573)
                                                             -----------  -----------  -----------  ----------  ----------
Financing activities:
  Proceeds from issuance of long-term obligations..........      44,835       294,970      354,957      83,151      45,084
  Payments of deferred loan costs..........................          --        (8,624)     (12,391)     (2,366)     (1,451)
  Payments of franchise fees and other deferred costs......        (211)         (307)        (453)       (688)       (197)
  Capital contributions, net...............................          93        11,752       37,810      22,025      13,024
  Equity distributions.....................................      (1,000)       (3,368)      (7,619)    (28,764)    (10,385)
  Repayment of long-term obligations.......................          --      (156,214)    (156,695)    (19,815)    (13,245)
  Retirement of membership units...........................          --        (5,300)      (5,300)         --          --
  Prepayment penalties.....................................          --        (8,640)      (8,640)         --          --
  Contribution by joint venture partner....................          --           407          407          --          --
  Loan from members........................................          --            --           --          --          --
  Repayment of related party loans.........................          --          (800)        (800)         --          --
  Proceeds from issuance of related party notes............          --            --           --         400         400
                                                             -----------  -----------  -----------  ----------  ----------
        Net cash provided by financing activities..........      43,717       123,876      201,276      53,943      33,230
                                                             -----------  -----------  -----------  ----------  ----------
Net change in cash and cash equivalents....................     (10,013)          922        5,678       1,185       2,305
Cash and cash equivalents at beginning of period...........      10,877         5,199        5,199       4,014       1,709
                                                             -----------  -----------  -----------  ----------  ----------
Cash and cash equivalents at end of period.................   $     864   $     6,121  $    10,877  $    5,199  $    4,014
                                                             -----------  -----------  -----------  ----------  ----------
                                                             -----------  -----------  -----------  ----------  ----------
Supplemental disclosures of cash flow information--
  Cash payments for interest...............................   $  15,708   $     9,447  $    21,370  $   12,633  $    6,938
                                                             -----------  -----------  -----------  ----------  ----------
                                                             -----------  -----------  -----------  ----------  ----------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS.

                  IMPAC HOTEL GROUP, L. L. C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION

    The principal activity of Impac Hotel Group, L.L.C. ("Impac") is to either acquire and renovate or develop, and operate hotels. The predecessors of Impac, prior to the formation of Impac Hotel Group, L.L.C., consisted of 22 limited partnerships and four corporations which each owned between one and six hotels, ("Initial Hotels") and two operating corporations, Impac Hotel Management, Inc. ("Impac, Inc.") and Impac Development and Construction, Inc. ("IDC") (collectively, the "Predecessors"). Impac and IDC are engaged in the hotel management business and the hotel design and construction business, respectively. Impac Inc., which managed all of the Initial Hotels, was owned by Charles Cole, 25%; Robert Cole, 32.5%; Nancy Wolff (a member of the immediate Cole family), 10%; and an employee, 32.5%. IDC, a construction company, was also controlled by the Cole Family by virtue of its ownership of 50.4% of IDC's outstanding stock. The four hotel companies were controlled by the Cole Family by virtue of its ownership of between 52% and 65% of each hotel corporation's outstanding stock. The Cole Family also controlled each of the 22 corporate general partners of each of the 22 limited partnerships through the ownership of in excess of 66% of the outstanding stock of each general partner. Under the terms of each limited partnership agreement, the general partner of each partnership had control over the decisions of the limited partnerships including the operation, sale or financing of the partnerships' assets, and the general partner could not be replaced by the limited partners. By virtue of such ownership and management of the hotels, the Cole family controlled each of the Predecessors. On February 26, 1997 Impac Hotel Group, L.L.C. was formed by the Cole Family, with Robert Cole as manager, as a limited liability company under the laws of the state of Georgia. As Manager, Mr. Cole had and continues to have authority over Impac's business and affairs. All of the Initial Hotels were acquired by Impac through the issuance of membership units in Impac in exchange for either all of the interests in limited partnerships or all of the assets of the corporations. In addition, Impac acquired, in exchange for membership interests, all of the assets of Impac, Inc. and IDC. This reorganization, which was accounted for as a reorganization of entities under common control, was completed on March 12, 1997. The acquisition of the 22 Partnerships was recorded as a purchase by the Cole Family of the minority interests in the Predecessor entities. The acquisition of the assets (subject to all of the liabilities) of the four corporations which owned Initial Hotels, Impac, Inc. and IDC has been recorded as a reorganization at historical cost.

    In accordance with Impac's Operating Agreement, profits and losses, as defined, are allocated among the members in proportion to their ownership interests.

    Impac and its predecessors owned 45, 26 and 19 hotels as of December 31, 1997, 1996 and 1995, respectively. During the years ended December 31, 1996 and 1995 the Predecessors of Impac sold seven and three hotels, respectively.

    The principal activity of Impac Hotel Development, Inc. ("IHD") is to analyze prospective hotel acquisitions for Impac Hotel Group, L.L.C. and Predecessors. The principals of Impac, Inc. own a majority of the outstanding stock of IHD. IHD was not acquired by Impac in the reorganization previously described.

BASIS OF PRESENTATION

    The accompanying consolidated and combined financial statements of Impac and its subsidiaries and IHD ("Companies") are prepared on the basis of generally accepted accounting principles. The accounts and activities of Impac and IHD are presented on a combined basis due to their common control and

                  IMPAC HOTEL GROUP, L. L. C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) because the entities are subject to a merger as described in Note 9. All material intercompany balances are eliminated in the consolidation and combination.

    The accompanying combined financial statements of the Predecessors and IHD are presented on a combined basis due to the common control that existed during those periods. The combined financial statements include the partnerships and corporations that were acquired by Impac as well as the financial position and results of operations of Hotel properties that were sold prior to the reorganization but were under the common control of Impac, Inc. during the periods presented. All material intercompany balances are eliminated in the combination.

CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Companies consider highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

CASH, RESTRICTED

    Cash, restricted consists of amounts reserved for capital improvements, debt service, taxes, and insurance.

INVENTORIES

    Inventories consist primarily of food and beverage, linens, china, tableware, and glassware and are stated at the lower of cost (computed on the first-in, first-out basis) or market.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Impac capitalizes interest costs incurred during the construction of property and during major renovations upon the acquisition of hotels. During the years ended December 31, 1997, 1996 and 1995, Impac capitalized interest of approximately $1,100,000, $1,200,000 and $300,000, respectively.

    Management monitors the operating results of Impac's property and equipment and periodically reviews the carrying value of each property to determine if circumstances exist indicating an impairment other than temporary in the carrying value of the assets or that depreciation periods should be modified. If facts or circumstances indicate a potential impairment exists, Impac compares projected cash flows (undiscounted, without interest charges) of the specific hotel property to its carrying amount. Should a shortfall result, Impac would adjust the carrying amount of the property to the present value of such projected cash flows with a corresponding charge to earnings. Impac does not believe there are any factors or circumstances indicating impairment of any of its investments in property and equipment.

    Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition of property and equipment, the asset and related depreciation are removed from the accounts and the gain or loss is included in operations.

                  IMPAC HOTEL GROUP, L. L. C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
DEFERRED COSTS

    Deferred costs of $13.5 million and $6.4 million at December 31, 1997 and 1996, which are included in other assets, primarily consist of deferred loan costs, franchise fees and other deferred costs, net of accumulated amortization of approximately $660,000 and $290,000 at December 31, 1997 and 1996, respectively. Amortization of deferred costs is computed using the straight-line method over the terms of the related loan, franchise, or other agreement. The straight line method of amortizing deferred financing costs approximates the effective interest method. Impac wrote off approximately $4.7 million of deferred loan costs in connection with the refinancing of its long-term obligations, which is included in loss on extinguishment of indebtedness.

INCOME TAXES

    Impac Hotel Group, L.L.C. is a limited liability company and is not subject to income taxes. The Predecessors were each either general or limited partnerships or S corporations and IHD is an S corporation and similarly not subject to income taxes. The results of these entities operations are included in the tax returns of the members, partners or S corporation shareholders.

CONCENTRATION OF CREDIT RISK

    Concentration of credit risk associated with cash and cash equivalents is considered low due to the credit quality of the issuers of the financial instruments held by Impac and due to their short duration to maturity. Accounts receivable are primarily from major credit card companies, airlines and other travel related companies. Impac performs ongoing evaluations of its significant customers and generally does not require collateral. Impac maintains an allowance for doubtful accounts at a level which management believes is sufficient to cover potential credit losses. At December 31, 1997 and 1996, these allowances were $548,000 and $405,000, respectively.

ADVERTISING EXPENSE

    The cost of advertising is expensed as incurred.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Certain amounts from prior years have been reclassified to conform with the June 30, 1998 presentation.

                  IMPAC HOTEL GROUP, L. L. C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. PROPERTY AND EQUIPMENT:

    Property and equipment consisted of the following (in thousands):

                                                            JUNE 30,         DECEMBER 31,
                                            USEFUL LIVES   -----------  ----------------------
                                               (YEARS)        1998         1997        1996
                                            -------------  -----------  ----------  ----------
                                                           (UNAUDITED)
Land......................................                  $  60,606   $   60,012  $   30,981
Buildings and improvements................      35-39         265,436      231,710     112,079
Furnishings and equipment.................      5-15           58,753       55,709      28,490
                                                -----      -----------  ----------  ----------
                                                              384,795      347,431     171,550
Less accumulated depreciation.............                    (28,853)     (21,860)    (11,410)
                                                           -----------  ----------  ----------
                                                              355,942      325,571     160,140
Construction in progress..................                     70,695       52,633      15,770
                                                           -----------  ----------  ----------
                                                            $ 426,637   $  378,204  $  175,910
                                                           -----------  ----------  ----------
                                                           -----------  ----------  ----------

    At December 31, 1997, Impac had 6 hotels under development and 18 hotels which had been recently acquired and were under renovation. Construction in progress consists of amounts expended to develop and renovate these hotels. Impac developed and opened or began development on a total of 9 hotels during 1997 for an approximate cost of approximately $50 million.

    During the year ended December 31, 1997, Impac acquired and opened 18 hotels in various transactions and acquired one additional hotel through a joint venture in which Impac acquired a 60% interest. The activities of the joint venture were consolidated with Impac for the period commencing on the date the joint venture interests were acquired through December 31, 1997. Such acquisitions were each made for cash using newly contributed equity and debt. The aggregate purchase price for these hotels and the partnership interest was approximately $107 million.

    In connection with the reorganization on March 12, 1997, Impac recorded a step-up of land and building, reflecting an increase in their basis of approximately $4.8 million and $17.9 million, respectively.

    During the year ended December 31, 1996, the Predecessors acquired or developed and opened 14 hotels in various transactions. Each of the acquisitions were made for cash using newly contributed equity and debt. The aggregate purchase price for these hotels was approximately $64 million.

    Unaudited pro forma results of operations assuming the 1997 and 1996 acquisitions were completed on January 1, 1996 are as follows (in thousands):

                                                                       YEAR ENDED DECEMBER
                                                                               31,
                                                                      ----------------------
                                                                         1997        1996
                                                                      ----------  ----------
Revenues............................................................  $  139,630  $  114,096
Income (loss) before extraordinary item.............................     (14,432)     12,088
Net income (loss)...................................................     (27,764)     12,088

                  IMPAC HOTEL GROUP, L. L. C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. ACCRUED LIABILITIES:

    Accrued liabilities consisted of the following (in thousands):

                                                                                DECEMBER 31,
                                                                JUNE 30,    --------------------
                                                                  1998        1997       1996
                                                               -----------  ---------  ---------
                                                               (UNAUDITED)
Salaries and related costs...................................       2,150   $   2,750  $   1,960
Real estate taxes............................................       1,832       1,486        468
Interest.....................................................       2,021       2,042      1,090
Advanced deposits............................................         444         263        246
Sales taxes..................................................       1,454       1,813      1,751
Other........................................................       1,102         677        914
                                                               -----------  ---------  ---------
                                                                $   9,003   $   9,031  $   6,429
                                                               -----------  ---------  ---------
                                                               -----------  ---------  ---------

4. LONG-TERM OBLIGATIONS:

    Long-term obligations consisted of the following (in thousands):

                                                                            DECEMBER 31,
                                                           JUNE 30,    ----------------------
                                                             1998         1997        1996
                                                          -----------  ----------  ----------
                                                          (UNAUDITED)
Credit facility with a financial institution............   $ 298,075   $  265,262  $       --
Subordinated promissory note payable to a bank..........      78,500       71,018          --
Other mortgages and notes...............................      23,496       18,956     156,214
Loans to a related party................................          --           --         800
                                                          -----------  ----------  ----------
                                                             400,071      355,236     157,014
Less: current portion of long-term obligations..........          --           --       1,163
                                                          -----------  ----------  ----------
                                                           $ 400,071   $  355,236  $  155,851
                                                          -----------  ----------  ----------
                                                          -----------  ----------  ----------

                  IMPAC HOTEL GROUP, L. L. C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. LONG-TERM OBLIGATIONS: (CONTINUED)
CREDIT FACILITY

    At June 30, 1998 and December 31, 1997, Impac had a credit facility ("Facility") with a financial institution that consisted of the following loans which are collateralized by substantially all of the Company's hotel properties (in thousands):

                                                                     JUNE 30,    DECEMBER 31,
                                                                       1998          1997
                                                                    -----------  ------------
                                                                    (UNAUDITED)
Loan, totaling $132.5 million, with interest at LIBOR
  (6.00% at December 31, 1997) plus 2.25%, maturing in
  1999, and requiring interest only payments to maturity..........   $ 132,459    $  132,459
Loan, totaling $163.5 million, with interest at LIBOR
  plus 2.75%, maturing in 2000, and requiring interest
  only payments to maturity.......................................     137,245       107,727
Loan, totaling $100 million, with interest at LIBOR
  plus 2.75%, maturing in 2001 and requiring interest
  only payments to maturity.......................................      28,371        25,076
                                                                    -----------  ------------
                                                                     $ 298,075    $  265,262
                                                                    -----------  ------------
                                                                    -----------  ------------

    Loan advances, not to exceed the maximum loan amounts, are to be made to Impac for approved construction projects and acquisitions. Impac is required to pay a fee equal to 1% of funds advanced at the time of advance. Each of the loans, upon maturity, converts to a term loan that requires payments of interest and principal sufficient to amortize the loan over a 20 year period. These loans will bear interest at a predetermined fixed rate and will be collateralized by the hotel properties securing the respective loans. Upon conversion of the loans to term loans, Impac is required to pay a securitization fee of 1% of the balance of the loans. Impac is required to fund 2% of its gross revenues in restricted cash balances to be used for capital improvements.

    The Facility contains certain covenants, including maintenance of certain financial ratios, certain reporting requirements and other customary restrictions, the violation of which could cause the amounts of outstanding principal, interest and fees to be immediately due and payable. In addition, the Facility does not allow distributions to be made to the unitholders until after the payment of debt service payments and the funding of certain reserve accounts including tax, insurance and capital reserves. On December 31, 1997, management believes that Impac was in compliance with all debt covenants.

    The loans require payment of penalties and yield maintenance amounts when certain payments of principal are made prior to specified dates.

SUBORDINATED PROMISSORY NOTE

    Impac has a subordinated promissory note ("Note") with a bank totaling $78.5 million which is subordinated to the Facility agreement. Advances on the Note, totaling $78.5 and $71 million at June 30, 1998 and December 31, 1997, respectively, are used for the acquisition and development of hotel properties. The Note is unsecured, matures in March 2000, and bears interest at a fixed interest rate of 10%. Interest only payments are required to maturity. In addition, variable interest payments are required

                  IMPAC HOTEL GROUP, L. L. C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. LONG-TERM OBLIGATIONS: (CONTINUED)
to be made upon the achievement of certain performance measures related to the cash flow of substantially all of Impac's hotel properties, and upon the occurrence of certain events (defined as "Participation Events" in the Note agreement, including the sale or refinancing of properties, an equity offering by Impac or the merger or reorganization of Impac).

    Fixed and variable interest on the Note included in interest expense is $4.3 million for the year ended December 31, 1997. Impac prepaid approximately $660,000 in participation interest which is included in other current assets.

    Upon the occurrence of a Participation Event, if the fixed interest and the variable interest are not sufficient to provide the holder of the Note with a cumulative internal rate of return with respect to their investment in the Note equal to 15% per annum, then additional payment of interest shall be paid with respect to the Note in an amount sufficient to provide the holder with a cumulative internal rate of return equal to 15%, provided that such additional payment of interest shall not exceed 100% of net cash flow from the operations of the Hotel properties, plus 100% of net proceeds from Participation Events. The members are not required to make contributions in order for the holder to obtain a 15% internal rate of return.

    The Note contains certain covenants, including maintenance of certain financial ratios, certain reporting requirements and other customary restrictions. In addition, the Note does not allow distributions to unitholders at any time that there is an event of default, as defined in the Note Agreement, or if Impac fails to maintain a debt service coverage ratio of at least 1.20. Any event of default under the terms of the Facility constitute an event of default under the Note. On December 31, 1997, management believes that Impac was in compliance with all debt covenants.

OTHER DEBT

    Impac and Predecessors had mortgage loans totaling $19.1 million (unaudited), $14.6 million and $156.2 million at June 30, 1998 and December 31, 1997 and 1996, respectively. The mortgage loans outstanding at December 31, 1997 require interest only payments and are due during 1998 and 1999. The mortgage loans will convert to amortizing term loans which mature in 2020 through 2024. All mortgage loans outstanding at December 31, 1996 were paid out with proceeds from the Facility and the Note. Interest rates on Impac's mortgage loans vary and are either fixed or variable. At December 31, 1997, mortgage loan interest rates ranged from 2% to 8.5%.

    Impac also has two promissory notes totaling $4.4 million at June 30, 1998 (unaudited) and December 31, 1997 that bear interest at 14%. These notes require interest only payments and mature in 2001.

    Impac refinanced its long-term obligations in March, 1997. Prior to the refinancing with the Facility and the Note, the Predecessors generally financed each hotel with separate mortgage debt. Such debt was collateralized by a single hotel without recourse to other entities or the property owners. Interest rates on mortgage notes varied by lender and were either fixed or variable. In connection with the previously described refinancing, all separate mortgage debt was satisfied. Prepayment penalties paid upon the retirement of the mortgages and the write-off of remaining deferred loan costs associated with the satisfied mortgage notes of approximately $13.3 million are included as an extraordinary item in the accompanying statement of operations for the year ended December 31, 1997.

                  IMPAC HOTEL GROUP, L. L. C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. EQUITY:

    Equity consisted of the following (in thousands except share amounts):

                                                                              DECEMBER 31,
                                                              JUNE 30,    --------------------
                                                                1998        1997       1996
                                                             -----------  ---------  ---------
                                                             (UNAUDITED)
Impac Hotel Group, L.L.C. and Predecessors:
  Member units, 11,559,527 issued and outstanding..........   $  33,613   $  41,559  $      --
  Partners' and Stockholders' equity.......................          --          --     18,798
                                                             -----------  ---------  ---------
                                                                 33,613      41,559     18,798
                                                             -----------  ---------  ---------
Impac Hotel Development, Inc.:
  Common stock, no par value; 2,000 shares authorized,
    issued and outstanding.................................         299         299        299
  Additional paid-in capital...............................         153       1,153      3,323
  Retained deficit.........................................      (5,146)     (4,471)    (1,460)
  Loans to members.........................................      (1,570)     (1,570)        --
  Loans to partners........................................          --          --     (1,200)
                                                             -----------  ---------  ---------
                                                                 (6,264)     (4,589)       962
                                                             -----------  ---------  ---------
  Total....................................................   $  27,349   $  36,970  $  19,760
                                                             -----------  ---------  ---------
                                                             -----------  ---------  ---------

6. COMMITMENTS AND CONTINGENCIES:

    Impac has franchise and license agreements with various hotel chains which require monthly payments for license fees, reservation services and advertising fees. Such agreements are generally for periods from 10 to 20 years. A licensor may require Impac to upgrade its facilities at any time to comply with the licensor's then current standards. Upon the expiration of the term of a license, Impac may apply for a license renewal. In connection with a renewal of a license, a licensor may require payment of a renewal fee, increased license, reservation and advertising fees, as well as substantial renovation of the hotel. Impac is required under its franchise agreements to remit varying percentages of gross room revenue generally ranging from 6% to 7.5% to the various franchisors for franchising, royalties, reservations, sales and advertising services. Additional sales and advertising costs are incurred at the local property level.

    The license agreements are subject to cancellation in the event of a default, including the failure to operate the hotel in accordance with the quality standards and specifications of the licensor. Impac believes that the loss of a license for any individual hotel would not have a material adverse effect on the Impac's financial condition and results of operations. Impac believes it will be able to renew its current licenses or obtain replacements of a comparable quality.

    Impac's hotels have noncancelable operating leases, mainly for operating equipment, and Impac leases certain office space. Lease expense for the years ended December 31, 1997, 1996 and 1995 was approximately $625,000, $350,000 and $600,000.

    The Companies are a party to legal proceedings, including employment related claims, arising in the ordinary course of its business, the impact of which would not, either individually or in the aggregate, in management's opinion, based upon the facts known by management and the advice of counsel, have a

                  IMPAC HOTEL GROUP, L. L. C. AND PREDECESSORS
                       AND IMPAC HOTEL DEVELOPMENT, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES: (CONTINUED) material adverse effect on the Company's financial condition or results of operations. The Companies, prior to December 10, 1997, did not have insurance coverage, except for directors and officers' insurance, in connection with the employment related claims.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The fair value of accounts receivable and payable and accrued expenses are assumed to be equal to their reported carrying amounts due to their short maturity. The carrying amount of long-term obligations approximates their fair value based on the rate of interest charged and Impac's incremental borrowing rate.

8. RELATED PARTY TRANSACTIONS:

    IHD loaned certain employees funds to purchase units in Impac. Such loans are included as a component of stockholder's equity in the consolidated and combined financial statements. Certain of these loans to members of approximately $590,000 were satisfied through a charge to administrative and general expenses during 1997.

    IHD incurred fees of approximately $100,000, $580,000, $160,000 and $575,000 during six months ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995 to a related party for interior design consulting services and for equity placement fees in connection with the acquisition of hotels. All fees are recorded as operating expenses in the statement of operations.

9. SUBSEQUENT EVENT:

    On December 11, 1998, Servico merged with Impac and IHD in a transaction accounted for under the purchase method of accounting, pursuant to APB 16, "Business Combinations" whereby Servico is considered the acquiring company. Under the terms of the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), Servico's existing shareholders received one share of Lodgian common stock for each of Servico stock held by them (approximately 18,440,000 million shares). The purchase price of Impac and IHD approximated $104,367,000, consisting of $15 million in cash, the issuance of 9.4 million shares of common stock of Lodgian at $8.80, of which 1.4 million shares are contingent upon the completion of construction of five hotels, and acquisition related costs of approximately $6,647,000.

    The Company has incurred legal, accounting, consulting and investment bankers fees relating to the proposed merger totaling $3,084,000 (unaudited) during the six months ended June 30, 1998 and $1,255,000 during the year ended December 31, 1997. Approximately $2,900,000 (unaudited) and $1,200,000 of these expenses are unpaid and included in accrued merger costs on the accompanying balance sheet as of June 30, 1998 and December 31, 1997, respectively. In addition, the Company, upon the event of a successful merger, will owe investment bankers an additional amount totaling $2,100,000. This amount has not been accrued in the accompanying financial statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE ISSUER OR ANY OF THEIR AGENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE ISSUER SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Summary..........................................           1
Risk Factors.....................................          14
Use of Proceeds..................................          25
Market for Registrant's Common Equity and Related
  Stockholder Matters............................          25
Ratio of Earnings to Fixed Charges...............          25
Accounting Treatment.............................          25
Capitalization...................................          26
Unaudited Pro Forma Consolidated Financial
  Information....................................          27
Selected Historical Financial Information of
  Lodgian........................................          30
Selected Historical Financial Information of
  Impac..........................................          33
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          34
Business.........................................          48
Management.......................................          61
Security Ownership of Certain Beneficial Owners
  and Management.................................          67
Certain Relationships and Related Transactions...          69
Description of Certain Indebtedness..............          70
Description of Capital Stock.....................          79
Lodgian Capital Trust I..........................          80
Description of the Crests........................          82
Description of the Convertible Debentures........          97
Description of the Guarantee.....................         108
Relationship Among the Crests, the Convertible
  Debentures and the Guarantee...................         111
Certain U.S. Federal Income Tax Considerations...         113
Book-Entry Issuance..............................         114
ERISA Considerations.............................         117
Selling Shareholders.............................         118
Plan of Distribution.............................         119
Legal Matters....................................         120
Experts..........................................         120

                                3,500,000 SHARES
                            LODGIAN CAPITAL TRUST I
                           7% CONVERTIBLE REDEEMABLE
                            EQUITY STRUCTURED TRUST
                         SECURITIES(SM) ("CRESTS(SM)")
                          (LIQUIDATION AMOUNT $50 PER
                                    CRESTS)
                       GUARANTEED TO THE EXTENT SET FORTH
                       HEREIN BY AND CONVERTIBLE INTO THE
                                COMMON STOCK OF
                                 LODGIAN, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses in connection with the offering are as follows:

SEC Registration Fee..............................................  $  26,636
Legal Fees and Expenses*..........................................  $  75,000
Accounting Fees and Expenses*.....................................  $  25,000
Printing Expenses*................................................  $  70,000
Blue Sky Qualification Fees and Expenses..........................  $       0
Transfer Agent, Registrar and Trustee Fees and Expenses...........  $  10,000
Miscellaneous Expenses............................................  $   3,364
                                                                    ---------
    Total*........................................................  $ 210,000
                                                                    ---------
                                                                    ---------

------------------------

*   Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), the Company's Restated Certificate of Incorporation and Restated Bylaws provide for the indemnification of, and advancement of expenses to, the directors, officers, employees, and agents of the Company to the fullest extent permitted by Delaware law from time to time and the Bylaws provide for various procedures relating thereto. Under Delaware law, directors, officers, employees and agents of the Company may be indemnified against amounts paid in judgments, settlements, penalties, fines and expenses actually and reasonably incurred with respect to proceedings (other than an action by or in the right of the Corporation, such as a "derivative action") if they acted good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applied in the case of a derivative action, except that indemnification only extends to expenses (including attorney's fees) incurred in connection with the defense or settlement of such an action. However, court approval is required before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

    Under Delaware law, expenses incurred by an officer or director in defending a civil or criminal proceeding shall be paid by the Company upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be determined that the officer or director is not entitled to indemnification.

    Indemnification and advancement of expenses continues as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    The Company may purchase and maintain an insurance policy insuring its directors, officers, employees and agents against any liability for certain acts and omissions while acting in their official capacity.

    Pursuant to the Delaware Business Trust Act, a Delaware business trust has the power to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in the governing instrument of the business trust. Under the Declaration, the Company agreed to indemnify each of the Regular Trustees of the Trust, their affiliates, any of their respective officers, directors, shareholders, members, partners, employees, representatives or agents and any officer, employee or agent of the Trust or its affiliates (each an "Indemnified Person") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Trust) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Trust, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, the Company shall indemnify, to the full extent permitted by law, any Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Trust to procure a judgment in its favor against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Trust and except that no such indemnification shall be made in respect of any claim issue or matter as to which such person shall have been adjudged to be liable to the Trust unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

    Additionally, the Declaration provides that no Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Trust or any officer, director, shareholder, partner, member, representative, employee or agent of the Trust or the Trust's affiliates or other holder of any CRESTS or common securities of the Trust (each a "Covered Person") for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by the Declaration or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's negligence or willful misconduct with respect to such acts or omissions.

    Pursuant to the Declaration, the Company agreed to indemnify the (i) Property Trustee, (ii) the Delaware Trustee, (iii) any affiliate of the Property Trustee and the Delaware Trustee, and (iv) any officers, directors, shareholders, members, partners, employees, representatives, custodians, nominees or agents of the Property Trustee and the Delaware Trustee (each of the Persons in (i) through (iv) being referred to as a "Fiduciary Indemnified Person") for, and to hold each Fiduciary Indemnified Person harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust thereunder, including the cost and expenses (including reasonable legal fees and expenses) of defending itself against or investigating any claim or liability in connection with the exercise or performance of any of its powers or duties thereunder.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following exhibits are either filed herewith or incorporated by reference to documents previously filed as indicated below:

 EXHIBITS                                                  DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.1   Purchase Agreement, dated June 9, 1998, by Lodgian Capital I and NationsBanc Montgomery Securities LLC

 EXHIBITS                                                  DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       3.1   Restated Certificate of Incorporation of Lodgian, Inc. (incorporated by reference to Appendix 6 to the
             Company's Registration Statement on Form S-4, as amended, filed on July 17, 1998 (SEC File No.
             333-59315))

       3.2   Restated Bylaws of Lodgian, Inc. (incorporated by reference to Appendix H to the Company's Registration
             Statement on Form S-4, as amended, filed on July 17, 1998 (SEC File No. 333-59315))

       4.1   Certificate of Trust of Lodgian Capital Trust I (to be filed by amendment)

       4.2   Indenture, dated as of June 17, 1998, among Servico, Inc., Lodgian, Inc. and Wilmington Trust Company,
             as Trustee (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form
             S-4, as amended, filed on July 17, 1998 (Registration Number 333-59315))

       4.3   First Supplemental Indenture, dated as of June 17, 1998, among Servico, Inc., Lodgian, Inc. and
             Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 10.2 to the Company's
             Registration Statement on Form S-4, as amended, filed on July 17, 1998 (Registration Number 333-59315))

       4.4   Guarantee Agreement, dated as of June 17, 1998, among Servico, Inc., Lodgian, Inc. and Wilmington Trust
             Company, as Guarantee Trustee (incorporated by reference to Exhibit 10.3 to the Company's Registration
             Statement on Form S-4, as amended, filed on July 17, 1998 (Registration Number 333-59315))

       4.5   Amended and Restated Declaration of Trust of Lodgian Capital Trust I, dated as of June 17, 1998, among
             Servico, Inc., as Sponsor, David A. Buddemeyer, Charles M. Diaz and Phillip R. Hale, as Regular
             Trustees, and Wilmington Trust Company, as Delaware Trust and Property Trustee (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-4, as amended, filed on July
             17, 1998 (Registration Number 333-59315))

       4.6   Specimen CRESTS (included as an exhibit to Exhibit 4.5)

       4.7   Specimen Convertible Debenture (included as an exhibit to Exhibit 4.3)

       5.1   Opinion of          regarding the validity of the issuance of the CRESTS by Lodgian Capital Trust I being registered hereby (to be filed by amendment)

       5.2   Opinion of Cadwalader, Wickersham & Taft regarding the validity of the issuance of the Convertible
             Debentures, the Guarantee and the Common Stock of Lodgian, Inc. being registered hereby (to be filed by amendment)

      12.1   Statement Regarding Computation of Earnings to Fixed Charges

      21.1   Subsidiaries of Lodgian, Inc.

      23.1   Consent of Cadwalader, Wickersham & Taft (included in Exhibit 5.1)

      23.2   Consent of Ernst & Young L.L.P.

      23.3   Consent of PricewaterhouseCoopers L.L.P.

      24.1   Power of Attorney (included with signature pages to this Registration Statement)

      25.1   Form T-1: Statement of Eligibility of Wilmington Trust Company to act as trustee under the Guarantee

      25.2   Form T-1: Statement of Eligibility of Wilmington Trust Company to act as trustee under the Indenture

      25.3   Form T-1: Statement of Eligibility of Wilmington Trust Company to act as trustee under the Amended and
             Restated Declaration of Trust

(b) Financial Statement Schedules.

    All schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Lodgian, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 14th day of July, 1999.

                                LODGIAN, INC.

                                By:  /s/ ROBERT S. COLE
                                     -----------------------------------------
                                     Robert S. Cole
                                     Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, Lodgian Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 14th day of July, 1999.

                                LODGIAN CAPITAL TRUST I

                                By:  /s/ KENNETH R. POSNER
                                     -----------------------------------------
                                     Regular Trustee

                                By:  /s/ MARK K. RAFUSE
                                     -----------------------------------------
                                     Regular Trustee

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert S. Cole and Kenneth R. Posner, and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                  TITLE                    DATE
------------------------------  ---------------------------  -------------------

PRINCIPAL EXECUTIVE OFFICER:

/s/ ROBERT S. COLE              Director and Chief
------------------------------    Executive Officer             July 14, 1999
Robert S. Cole

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ KENNETH R. POSNER           Executive Vice President
------------------------------    and Chief Financial           July 14, 1999
Kenneth R. Posner                 Officer

/s/ JOSEPH C. CALABRO           Director
------------------------------                                  July 14, 1999
Joseph C. Calabro

/s/ JOHN LANG                   Director
------------------------------                                  July 14, 1999
John Lang

/s/ MICHAEL A. LEVEN            Director
------------------------------                                  July 14, 1999
Michael A. Leven

/s/ PETER R. TYSON              Director
------------------------------                                  July 14, 1999
Peter R. Tyson

/s/ RICHARD H. WEINER           Director
------------------------------                                  July 14, 1999
Richard H. Weiner